Exhibit T3E.1

NOTICE OF MEETING OF

Lenders under the Senior Unsecured Credit Facilities due 2013

AND OF HOLDERS OF

5.71% Unsecured Medium Term Notes, Series 2, due 2014
5.85% Unsecured Medium Term Notes, Series 3, due 2019
5.25% Unsecured Medium Term Notes, Series 4, due 2016
6.25% Unsecured Medium Term Notes, Series 5, due 2036
7.30% Unsecured Medium Term Notes, Series 7, due 2015
6.85% Unsecured Medium Term Notes, Series 8, due 2013
6.50% Unsecured Medium Term Notes, Series 9, due 2013
7.75% Unsecured Medium Term Notes, Series 10, due 2020
6.25% Convertible Unsecured Subordinated Debentures due 2017

AND

NOTICE OF SPECIAL MEETING OF HOLDERS OF

Common Shares
4.25% Cumulative Redeemable First Preferred Shares, Series 1
5.00% Cumulative Redeemable First Preferred Shares, Series 2
Cumulative Rate Reset First Preferred Shares, Series 3
Cumulative Rate Reset First Preferred Shares, Series 5
Cumulative Exchangeable First Preferred Shares, Series 7
6.25% Convertible Unsecured Subordinated Debentures due 2017

OF

YELLOW MEDIA INC.

AND

MANAGEMENT PROXY CIRCULAR

With Respect to a Proposed

PLAN OF ARRANGEMENT AND RECAPITALIZATION

JULY 30, 2012

If you have any questions or require more information with regard to voting your securities or require assistance in completing your form of proxy or voting instruction form please contact Kingsdale Shareholder Services Inc. by telephone at 1-800-749-9197 toll free in North America or at 416-867-2272 outside of North America (collect calls accepted) or by email at contactus@kingsdaleshareholder.com.

July 30, 2012

To:	Lenders under the Senior Unsecured Credit Facilities due 2013

And to holders of:	5.71% Unsecured Medium Term Notes, Series 2, due 2014
5.85% Unsecured Medium Term Notes, Series 3, due 2019
5.25% Unsecured Medium Term Notes, Series 4, due 2016
6.25% Unsecured Medium Term Notes, Series 5, due 2036
7.30% Unsecured Medium Term Notes, Series 7, due 2015
6.85% Unsecured Medium Term Notes, Series 8, due 2013
6.50% Unsecured Medium Term Notes, Series 9, due 2013
7.75% Unsecured Medium Term Notes, Series 10, due 2020
6.25% Convertible Unsecured Subordinated Debentures due 2017
4.25% Cumulative Redeemable First Preferred Shares, Series 1
5.00% Cumulative Redeemable First Preferred Shares, Series 2
Cumulative Rate Reset First Preferred Shares, Series 3
Cumulative Rate Reset First Preferred Shares, Series 5
Cumulative Exchangeable First Preferred Shares, Series 7
Common Shares

of Yellow Media Inc. (the “Corporation” or “Yellow Media”)

Ladies and Gentlemen:

As announced in February 2012, Yellow Media has been evaluating alternatives to refinance its debt maturities in 2012 and beyond. In connection with this review, the Board of Directors of Yellow Media established a committee of independent directors (the “Financing Committee”) to oversee such process with the objective of completing a transaction during 2012. Management and the Financing Committee, together with the Board of Directors, have considered a broad range of alternatives and various transactions to improve the Corporation’s financial position and capital structure. We are satisfied that concerted efforts on the part of the Corporation and its Financing Committee over the course of 2012 have resulted in the proposed recapitalization transactions (the “Recapitalization”) described in the accompanying management proxy circular (the “Circular”).

If implemented, the Recapitalization would substantially improve the capital structure and financial position of the Corporation by reducing the Corporation’s debt by approximately $1,527 million (including series 1 preferred shares, series 2 preferred shares, and convertible unsecured subordinated debentures), allowing the Corporation to operate without debt maturities until 2018 and reducing its annual interest expense by approximately $45 million.

The Recapitalization is proposed to be implemented by way of a plan of arrangement under section 192 of the Canada Business Corporations Act and notably contemplates the following key elements:

•
Yellow Media’s existing debt under its senior unsecured credit facilities and unsecured medium term notes will be exchanged for, and holders of Yellow Media’s convertible unsecured subordinated debentures, existing preferred shares and existing common shares will receive, as applicable, restructured debt and equity of Yellow Media and of a new corporate entity that will become the parent (“New Yellow Media”);

•
lenders under Yellow Media’s senior unsecured credit facilities and holders of Yellow Media’s unsecured medium term notes (together, the “Affected Unsecured Debt”) will receive, in the aggregate, $750 million principal amount of 6-year senior secured notes, $100 million principal amount of 10-year senior subordinated exchangeable debentures, common shares of New Yellow Media representing approximately 82.5% of New Yellow Media’s equity immediately after the Recapitalization and $250 million in cash;

(i)

•
Yellow Media’s convertible unsecured subordinated debentures will be exchanged for common shares of Yellow Media on the basis of 12.5 existing common shares per $100 principal amount for purposes of the Recapitalization;

•
holders of Yellow Media’s convertible unsecured subordinated debentures, existing preferred shares and existing common shares, will receive, in the aggregate, common shares of New Yellow Media representing approximately 17.5% of New Yellow Media’s equity immediately after the Recapitalization and 10-year warrants to acquire additional common shares of New Yellow Media representing approximately 10% of New Yellow Media’s equity immediately after the Recapitalization; and

•
Yellow Media has received, pursuant to a support agreement, firm undertakings to support the Recapitalization from holders of unsecured medium term notes, representing approximately 26.6% of the aggregate principal amount of the Affected Unsecured Debt as of the date hereof.

The Financing Committee, with the assistance of financial and legal advisors, carefully monitored the negotiation and structuring of the Recapitalization, and has considered opinions of BMO Capital Markets and Canaccord Genuity as to the fairness, from a financial point of view, of the Recapitalization to holders of Affected Unsecured Debt, convertible unsecured subordinated debentures, existing preferred shares and existing common shares of Yellow Media. The Board of Directors has unanimously determined, following the unanimous favourable recommendation of the Financing Committee, that the Recapitalization is in the best interests of the Corporation, taking into account the interests of stakeholders.

Yellow Media believes that, in view of the challenges and risks resulting from the Corporation’s existing capital structure, the Recapitalization is the best alternative available to the Corporation’s stakeholders at this time, and that it is extremely important that the Recapitalization be approved and implemented.

We urge you to give serious attention to the Recapitalization and we recommend that you vote in favour of the Recapitalization in person or by proxy at the appropriate meeting on September 6, 2012. The current proposal is integral to our objective of aligning the capital structure of the Corporation with its operating strategy and is intended to provide the Corporation with the necessary financial flexibility to pursue the Corporation’s ongoing business transformation and enhance long-term value for stakeholders. If the Recapitalization is not approved and implemented, the Corporation reserves the right to seek to implement the Recapitalization in substance by alternative means. However, there can be no assurance that the Recapitalization can be implemented in whole or in part by such alternative means nor that the Corporation’s stakeholders would receive the same consideration as may be available pursuant to the Recapitalization. We hope that we will receive your support.

Yours very truly,

(signed) Marc L. Reisch
Marc L. Reisch
Chairman of the Board
Yellow Media Inc.

(ii)

YELLOW MEDIA INC.

NOTICE OF MEETING OF DEBTHOLDERS

To:	Lenders under the following credit facilities and holders of the following securities of Yellow Media Inc.:
Senior Unsecured Credit Facilities due 2013
5.71% Unsecured Medium Term Notes, Series 2, due 2014
5.85% Unsecured Medium Term Notes, Series 3, due 2019
5.25% Unsecured Medium Term Notes, Series 4, due 2016
6.25% Unsecured Medium Term Notes, Series 5, due 2036
7.30% Unsecured Medium Term Notes, Series 7, due 2015
6.85% Unsecured Medium Term Notes, Series 8, due 2013
6.50% Unsecured Medium Term Notes, Series 9, due 2013
7.75% Unsecured Medium Term Notes, Series 10, due 2020

(collectively, the “Affected Unsecured Debt”)

And to:
Holders (the “Debentureholders”) of 6.25% Convertible Unsecured Subordinated Debentures due 2017 of Yellow Media Inc. (the “Existing Debentures”) that have exercised their Opt-Out Election (as defined below)

Notice is hereby given that, pursuant to an order (the “Interim Order”) of the Québec Superior Court (the “Court”) dated July 23, 2012, a meeting (the “Debtholders’ Meeting”) of the holders of Affected Unsecured Debt (the “Debtholders”) of Yellow Media Inc. (the “Corporation”) will be held at the Palais des congrès, 1001 Place Jean-Paul-Riopelle, Room 510, Montreal, Québec, H2Z 1H5, on September 6, 2012, at 11:00 a.m. (Montreal time) for the following purposes:

(a)
to consider, and if deemed advisable, to pass, with or without variation, a resolution (the “Debtholders’ Arrangement Resolution”), the full text of which is set forth in Appendix “A” to the accompanying management proxy circular (the “Circular”), authorizing, approving and agreeing to an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act, which Arrangement is more particularly described in the accompanying Circular; and

(b)	to transact such other business as may properly come before the Debtholders’ Meeting or any postponement or adjournment thereof.

Pursuant to the Interim Order, you are entitled to receive notice of and vote at the Debtholders’ Meeting, or any postponement or adjournment thereof, if you were a Debtholder at the close of business on July 24, 2012 (the “Record Date”). Debtholders as at the Record Date will be entitled to one vote per $1 principal amount of Affected Unsecured Debt as at the Record Date in respect of the vote on the Debtholders’ Arrangement Resolution and any other matters properly brought before the Debtholders’ Meeting.

Pursuant to the Arrangement, each $100 principal amount of Existing Debentures will be exchanged for 12.5 common shares of the Corporation (the “Existing Common Shares”), and Debentureholders will be treated as holders of Existing Common Shares for purposes of the Arrangement. Accordingly, Debentureholders as at the Record Date will be entitled to vote at the separate meeting of the Corporation’s shareholders held in connection with the Arrangement (the “Shareholders’ Meeting”) and not at the Debtholders’ Meeting, except that Debentureholders may elect to vote at the Debtholders’ Meeting instead of at the Shareholders’ Meeting (the “Opt-Out Election”).

(iii)

Debentureholders that have exercised the Opt-Out Election (the “Opt-Out Debentureholders”) will be entitled to one vote per $1 principal amount of Existing Debentures as at the Record Date in respect of the vote on the Debtholders’ Arrangement Resolution and any other matters properly brought before the Debtholders’ Meeting.

Exercise of the Opt-Out Election in respect of Existing Debentures will not affect the treatment of such Existing Debentures under the Arrangement and, for greater certainty, will not make such Existing Debentures part of the Affected Unsecured Debt. Debentureholders that wish to exercise the Opt-Out Election should carefully follow the procedures set forth on their form of proxy or voting instruction form and in the Circular.

The quorum for the Debtholders’ Meeting is the presence, in person or by proxy, of two or more Debtholders or Opt-Out Debentureholders entitled to vote at the Debtholders’ Meeting.

A Debtholder or Opt-Out Debentureholder may attend the Debtholders’ Meeting in person or may appoint another person (who need not be a Debtholder or Debentureholder) as proxyholder. The form of proxy accompanying the Circular nominates Marc P. Tellier (President and Chief Executive Officer of the Corporation) and Marc L. Reisch (Chairman of the Board of Directors of the Corporation) and either one of them with full power of substitution, as proxyholders. A Debtholder or Opt-Out Debentureholder may appoint another person as its proxyholder by inserting the name of such person in the space provided in the form of proxy, or by completing another valid form of proxy and, in either case, by returning the completed form of proxy in the manner set forth thereon to Canadian Stock Transfer Company Inc. as administrative agent for CIBC Mellon Trust Company, no later than 4:00 p.m. (Montreal time) on September 5, 2012, or if the meeting is adjourned, by no later than 48 hours prior to the time of such adjourned meeting (excluding Saturdays, Sundays and holidays). Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Debtholders’ Arrangement Resolution. If a Debtholder or Opt-Out Debentureholder does not hold its securities in its name, such Debtholder or Opt-Out Debentureholder should contact its broker or other intermediary through which such securities are held to obtain a voting instruction form or a valid proxy.

The implementation of the Arrangement will also be submitted to the approval of the shareholders at the Shareholders’ Meeting and is subject to the approval of the Court. The hearing in respect of the final order is scheduled to be heard in Room 16.12 of the Montreal Courthouse, located at 1 Notre-Dame East, in Montreal (Québec), on September 10, 2012, at 9:00 a.m. or as soon thereafter as counsel may be heard, as more particularly described in the notice of presentation of the final order attached as Appendix “H” to the Circular.

If you have any questions or require additional information relating to the Debtholders’ Meeting, please contact Kingsdale Shareholder Services Inc. by telephone at 1-800-749-9197 toll free in North America or at 416-867-2272 outside of North America (collect calls accepted) or by email at contactus@kingsdaleshareholder.com.

BY ORDER OF THE BOARD OF DIRECTORS OF YELLOW MEDIA INC.

(signed) François D. Ramsay
François D. Ramsay
Senior Vice President, General Counsel and Secretary

Montreal, Québec
July 30, 2012

(iv)

YELLOW MEDIA INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To:	Holders of the following securities of Yellow Media Inc.:
Common Shares
4.25% Cumulative Redeemable First Preferred Shares, Series 1
5.00% Cumulative Redeemable First Preferred Shares, Series 2
Cumulative Rate Reset First Preferred Shares, Series 3
Cumulative Rate Reset First Preferred Shares, Series 5
Cumulative Exchangeable First Preferred Shares, Series 7
6.25% Convertible Unsecured Subordinated Debentures due 2017 (that have not exercised the Opt-Out Election (as defined below))

Notice is hereby given that pursuant to an order (the “Interim Order”) of the Québec Superior Court dated July 23, 2012, a special meeting (the “Shareholders’ Meeting”) of the holders (the “Shareholders”) of preferred shares (the “Existing Preferred Shares”) and common shares (the “Existing Common Shares”) of Yellow Media Inc. (the “Corporation”), and of the holders (the “Debentureholders”) of convertible unsecured subordinated debentures due 2017 of the Corporation (the “Existing Debentures”), will be held at the Palais des congrès, 1001 Place Jean-Paul-Riopelle, Room 510, Montreal, Québec, H2Z 1H5, on September 6, 2012, at 11:30 a.m. (Montreal time) for the following purposes:

(a)
to consider, and if deemed advisable, to pass, with or without variation, a resolution (the “Shareholders’ Arrangement Resolution”), the full text of which is set forth in Appendix “B” to the accompanying management proxy circular (the “Circular”), authorizing, approving and agreeing to an arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act, which Arrangement is more particularly described in the accompanying Circular; and

(b)	to transact such other business as may properly come before the Shareholders’ Meeting or any adjournment thereof.

Pursuant to the Interim Order, you are entitled to receive notice of and vote at the Shareholders’ Meeting, any postponement or adjournment thereof, if you were a Shareholder at the close of business on July 24, 2012, (the “Record Date”). Each Shareholder and Debentureholder (other than Opt-Out Debentureholders) as at the Record Date will have one vote per Existing Common Share, one vote per Existing Preferred Share and 12.5 votes per $100 principal amount of Existing Debentures, as applicable, in respect of the vote on the Shareholders’ Arrangement Resolution and any other matters properly brought before the Shareholders’ Meeting.

Pursuant to the Arrangement, each $100 principal amount of Existing Debentures will be exchanged for 12.5 Existing Common Shares and Debentureholders will be treated as holders of Existing Common Shares for purposes of the Arrangement. Accordingly, Debentureholders will be entitled to vote at the Shareholders’ Meeting and not at the separate meeting of the Corporation’s debtholders held in connection with the Arrangement (the “Debtholders’ Meeting”), except that Debentureholders may elect to vote at the Debtholders’ Meeting instead of at the Shareholders’ Meeting (the “Opt-Out Election”).

Debentureholders that have exercised the Opt-Out Election (the “Opt-Out Debentureholders”) will be entitled to one vote per $1 principal amount of Existing Debentures as at the Record Date in respect of the vote on the Debtholders’ resolution in connection with the Arrangement and any other matters properly brought before the Debtholders’ Meeting. Exercise of the Opt-Out Election in respect of Existing Debentures will not affect the treatment of such Existing Debentures under the Arrangement and, for greater certainty, will not make such Existing Debentures part of the Affected Unsecured Debt. Debentureholders that wish to exercise the Opt-Out Election should carefully follow the procedures set forth on their form of proxy or voting instruction form and in the Circular.

(v)

The quorum for the Shareholders’ Meeting is the presence, in person or by proxy, of two or more holders of Existing Preferred Shares, Existing Common Shares or Existing Debentures (other than Opt-Out Debentureholders) present and entitled to vote at the Shareholders’ Meeting.

A Shareholder or Debentureholder (other than an Opt-Out Debentureholder) may attend the Shareholders’ Meeting in person or may appoint another person (who need not be a Shareholder or Debentureholder) as proxyholder. The form of proxy accompanying the Circular nominates Marc P. Tellier (President and Chief Executive Officer of the Corporation) and Marc L. Reisch (Chairman of the Board of Directors of the Corporation) and either one of them with full power of substitution, as proxyholders. A Shareholder or Debentureholder (other than an Opt-Out Debentureholder) may appoint another person as its proxyholder by inserting the name of such person in the space provided in the form of proxy, or by completing another valid form of proxy and, in either case, by returning the completed form of proxy in the manner set forth thereon to Canadian Stock Transfer Company Inc. as administrative agent for CIBC Mellon Trust Company, no later than 4:00 p.m. (Montreal time) on September 5, 2012, or if the meeting is adjourned, by no later than 48 hours prior to the time of such adjourned meeting (excluding Saturdays, Sundays and holidays). Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Shareholders’ Arrangement Resolution. If a Shareholder or a Debentureholder does not hold its securities in its name, such Shareholder or Debentureholder should contact its broker or other intermediary through which such securities are held to obtain a voting instruction card or a valid proxy.

The implementation of the Arrangement will also be submitted to the approval of the holders of affected unsecured debt of the Corporation and Opt-Out Debentureholders at the Debtholders’ Meeting and is subject to the approval of the Court. The hearing in respect of the final order is scheduled to be heard in Room 16.12 of the Montreal Courthouse, located at 1 Notre-Dame East, in Montreal (Québec), on September 10, 2012, at 9:00 a.m. or as soon thereafter as counsel may be heard, as more particularly described in the notice of presentation of the final order attached as Appendix “H” to this Circular.

If you have any questions or require additional information relating to the Shareholders’ Meeting, please contact Kingsdale Shareholder Services Inc. by telephone at 1-800-749-9197 toll free in North America or at 416-867-2272 outside of North America (collect calls accepted) or by email at contactus@kingsdaleshareholder.com.

BY ORDER OF THE BOARD OF DIRECTORS OF YELLOW MEDIA INC.

(signed) François D. Ramsay
François D. Ramsay
Senior Vice President, General Counsel and Secretary

Montreal, Québec
July 30, 2012

(vi)

TABLE OF CONTENTS

IMPORTANT INFORMATION	1
NOTICE TO HOLDERS IN THE UNITED STATES	2
CURRENCY	2
FORWARD-LOOKING STATEMENTS	2
EBITDA	4
SUMMARY	5
GLOSSARY OF TERMS	24
INFORMATION CONCERNING THE MEETINGS	35
Overview	35
Solicitation of Proxies	35
Existing Debentures and Opt-Out Election	36
Entitlement to Vote and Attend	36
Revocation of Proxies	37
Voting of Proxies	38
Debtholders’ Meeting Quorum and Required Debtholder Approval	38
Shareholders’ Meeting Quorum and Required Shareholder Approval	38
Voting Securities and Principal Holders Thereof	39
THE RECAPITALIZATION	41
Background to the Recapitalization	41
BMO Fairness Opinion	42
Canaccord Genuity Fairness Opinion	45
Recommendation of the Financing Committee	49
Recommendation of the Board of Directors	50
Effect of the Recapitalization	50
Consolidated Actual and Pro Forma Capitalization	54
Description of Securities to be Issued Pursuant to the Plan of Arrangement	54
Arrangement Mechanics	54
Calculations	58
Fractional Interests	58
Procedures	58
Expenses of the Recapitalization	59
Interest of Management and Others	59
SELECTED FINANCIAL INFORMATION	60
Unaudited Pro Forma Condensed Consolidated Statement of Financial Position	61
Leverage Ratios	64
ARRANGEMENT AGREEMENT	65
SUPPORT AGREEMENT	66
Consenting Creditors’ Covenants and Consents	67
YMI Companies’ Covenants	69
Governance	69
Change in Nature of the Plan of Arrangement or Recapitalization	69
New Transactions	69
Conditions	70
Termination	72
DESCRIPTION OF THE SENIOR SECURED NOTES	134
DESCRIPTION OF THE SENIOR SUBORDINATED EXCHANGEABLE DEBENTURES	188
DESCRIPTION OF WARRANTS	199
CERTAIN LEGAL AND REGULATORY MATTERS	191
Conditions to the Recapitalization Becoming Effective	191
Court Approval and Completion of the Arrangement	191
Resale of Securities Received in the Recapitalization	192
Stock Exchange Listing	193
OTHER YMI COMPANIES PARTICIPATING IN THE ARRANGEMENT	195
YPG Corp.	195
YPG USA	195
YPG LLC	195
Canpages	195
Wall2Wall Media Inc.	195
Newco1	195
YELLOW MEDIA BEFORE THE RECAPITALIZATION	196
Business of the Corporation	196
Description of Share Capital	196
Description of Indebtedness	200
Executive Severance Policy	203
Securities Authorized For Issuance Under Equity Compensation Plan	204
YELLOW MEDIA AFTER THE RECAPITALIZATION	205
Share Capital	205
New Stock Option Plan	206
Description of Indebtedness	209
Unaffected Obligations	210
Earnings Coverage Ratio	210
New Board of Directors	210
Appointment of Auditor	211
DIVIDEND POLICY	212
TRADING PRICE AND VOLUME	213
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	216
Securityholders Residents of Canada	216
Securityholders Non-Residents of Canada	220
RISK FACTORS	224
Risks Relating to the Recapitalization	224
Risks Relating to the Non-Implementation of the Recapitalization	226
Risks Relating to the Senior Secured Notes and Senior Subordinated Exchangeable Debentures	227
Risks Relating to the New Common Shares and Warrants	233
Risks Relating to Yellow Media’s Business	234
AUDITOR, TRANSFER AGENT AND REGISTRAR	244
INTEREST OF EXPERTS	244
LEGAL MATTERS	244
DOCUMENTS INCORPORATED BY REFERENCE	244
ADDITIONAL INFORMATION	245
QUESTIONS AND FURTHER ASSISTANCE	245
APPROVAL OF CIRCULAR BY THE BOARD OF DIRECTORS	246
CONSENT OF STIKEMAN ELLIOTT LLP	247
CONSENT OF BMO NESBITT BURNS INC.	248
CONSENT OF CANACCORD GENUITY CORP.	249
INDEPENDENT AUDITOR’S CONSENT	250
APPENDIX “A” DEBTHOLDERS’ ARRANGEMENT RESOLUTION	A-1
APPENDIX “B” SHAREHOLDERS’ ARRANGEMENT RESOLUTION	B-1
APPENDIX “C” PLAN OF ARRANGEMENT	C-1
APPENDIX “D” ARRANGEMENT AGREEMENT	D-1
APPENDIX “E” INTERIM ORDER	E-1
APPENDIX “F” OPINION OF BMO CAPITAL MARKETS	F-1
APPENDIX “G” OPINION OF CANACCORD GENUITY	G-1
APPENDIX “H” NOTICE OF PRESENTATION	H-1

MANAGEMENT PROXY CIRCULAR

IMPORTANT INFORMATION

THIS CIRCULAR CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MATTERS REFERRED TO HEREIN.

THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE MANAGEMENT OF THE CORPORATION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CIRCULAR, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD BE CONSIDERED AS NOT HAVING BEEN AUTHORIZED AND SHOULD NOT BE RELIED UPON. THIS CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES DESCRIBED IN THIS CIRCULAR, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS CIRCULAR NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THE PLAN OF ARRANGEMENT REFERRED TO IN THIS CIRCULAR SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS CIRCULAR.

The issuance of the Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants pursuant to the Recapitalization will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants to be issued pursuant to the Plan of Arrangement. See “Certain Legal and Regulatory Matters — Resale of Securities Received in the Recapitalization — Canada”.

Lenders, Noteholders, Debentureholders and Shareholders should not construe the contents of this Circular as investment, legal or tax advice. Lenders, Noteholders, Debentureholders and Shareholders should consult their own counsel, accountants and other advisors as to legal, tax, business, financial and related aspects of the proposed Recapitalization. In making a decision regarding the Recapitalization, Lenders, Noteholders, Debentureholders and Shareholders must rely on their own examination of Yellow Media and the advice of their own advisors. Lenders, Noteholders, Debentureholders and Shareholders should carefully consider the income tax consequences of the proposed Plan of Arrangement described herein. See “Certain Canadian Federal Income Tax Considerations”.

All summaries of, and references to, the Arrangement and the Arrangement Agreement in this Circular are qualified in their entirety by the complete text of the Plan of Arrangement, a copy of which is attached at Appendix “C” to this Circular, and by the complete text of the Arrangement Agreement, a copy of which is attached at Appendix “D” to this Circular. You are urged to read carefully the full text of the Plan of Arrangement and the Arrangement Agreement.

All information in this Circular is given as of July 27, 2012, unless otherwise indicated. Any statement contained in this Circular, a document incorporated by reference or referred to in this Circular, or any amendment hereof or supplement hereto, is to be considered modified or replaced to the extent that a statement contained herein or in any amendment or supplement or any subsequently filed document modifies or replaces such statement. Any statement so modified or replaced is not to be considered, except as so modified or replaced, to be a part of this Circular.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

NOTICE TO HOLDERS IN THE UNITED STATES

NEITHER THE ARRANGEMENT NOR THE SECURITIES ISSUABLE IN CONNECTION WITH THE ARRANGEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants to be issued to Lenders, Noteholders, Debentureholders and Shareholders pursuant to the Plan of Arrangement have not been registered under the 1933 Act or the securities laws of any state of the United States and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) of the 1933 Act on the basis of the approval of the Court, which will consider, among other things, the fairness of the Arrangement to the persons affected. The New Common Shares to be issued upon exercise, conversion or exchange of the Warrants and Senior Subordinated Exchangeable Debentures are not eligible for the exemption from registration under Section 3(a)(10) of the 1933 Act and may not be issued in the absence of an effective registration statement, or another exemption under the 1933 Act. See “Certain Legal and Regulatory Matters — Resale of Securities Received in the Recapitalization — United States”.

Yellow Media is a corporation governed by the laws of Canada. The proxy solicitation rules under the United States Exchange Act of 1934 are not applicable to Yellow Media or this solicitation, and, accordingly, this solicitation is not being effected in accordance with such rules. Lenders, Noteholders, Debentureholders and Shareholders in the United States should be aware that disclosure requirements in proxy statements under Canadian securities laws are different from requirements under United States federal securities laws.

Financial statements incorporated by reference in this Circular have been prepared in accordance with IFRS, which differs from the United States generally accepted accounting principles in certain material respects, and thus the financial statements of the Corporation may not be comparable to financial statements of United States companies.

The enforcement by Lenders, Noteholders, Debentureholders and Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that certain of the YMI Companies are incorporated or organized outside the United States, that some or all of the officers and directors and the experts named herein are not residents of the United States, and that all or a substantial portion of the assets of the YMI Companies and said persons are located outside the United States. You may not be able to sue a corporation governed by the laws of Canada in a Canadian court for violations of the United States federal securities laws and it may be difficult to compel the foregoing persons to subject themselves to a judgment by a United States court. See “Risk Factors — Risks Relating to the Recapitalization”.

CURRENCY

All currency amounts referred to in this Circular, unless otherwise stated, are expressed in Canadian dollars, being the currency in which the Corporation reports its financial results.

FORWARD-LOOKING STATEMENTS

This Circular contains assertions about the objectives, strategies, financial condition, estimates and expectations with respect to the Recapitalization, results of operations and businesses of the Corporation. These statements are considered “forward-looking” because they are based on current expectations of our business, on the markets we operate in, and on various estimates and assumptions.

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When used in this Circular, such statements may be identified by such words as “aim”, “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “objective”, “may”, “plan”, “predict”, “seek”, “should”, “strive”, “target”, “will”, “would” and other similar terminology. These statements reflect current expectations regarding future events and operating performance and speak only as of the date of this Circular. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future results or performance, and will not necessarily be accurate indications of whether or not such results or performance will be achieved. A number of factors could cause actual results or performance to differ materially from the results or performance discussed in the forward-looking statements, including, but not limited to, the following factors discussed under “Risk Factors”: the highly competitive nature of the Corporation’s business; the anticipated rate of decline in print revenue; the Corporation’s ability to successfully enhance and expand its offering of internet and new media products; the Corporation’s ability to generate sufficient cash from its operations or refinancing transactions; the Corporation’s ability to service substantial indebtedness; the Corporation’s ability to maintain its credit ratings; the Corporation’s dividend policy; fluctuations of interest rates; contributions by the Corporation to its pension plans; the ability of the Telco Partners to fulfill their agreements with the Corporation; the Corporation’s ability to enforce the non-competition agreements with the Telco Partners; the Corporation’s ability to adequately protect and maintain its brands and trade-mark; consumer trust in the Corporation’s brands; the Corporation’s ability to maintain satisfactory labour relations; assessments by tax authorities of the Corporation’s position on certain income tax matters; the realization of certain business risks associated with the acquisition of new businesses; the Corporation’s ability to realize some of the existing benefits under its commercial arrangements; the Corporation’s ability to attract and retain key personnel; turnover among media consultants; economic conditions; the CMRs’ business with the Corporation; maintenance of key business relationships; interruptions or disruptions in the Corporation’s computers and communications systems; changes in regulations; new environmental laws; outcomes in lawsuits or investigations; and potential impairment charges.

There may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. The factors listed under “Risk Factors” are not intended to represent a complete list of the material risk factors that could affect the Corporation. Additional risks and uncertainties not currently known to management or that are currently deemed to be immaterial may also have a material adverse effect on the Corporation, its business, results from operations and financial condition. Although the forward-looking statements contained in this Circular are based upon what management of the Corporation believes are reasonable assumptions, the Corporation cannot assure investors that actual results will be consistent with these forward-looking statements and cautions readers not to place undue reliance on them. These forward-looking statements are made as of the date of this Circular, and the Corporation assumes no obligation to update or revise them to reflect new events or circumstances, except as may be required pursuant to applicable securities legislation.

Forward-looking information and statements are based on a number of assumptions which may prove to be incorrect. In making certain forward-looking statements, the Corporation has assumed that it will succeed in continuing to implement its business plan, that it will be able to attract and retain key personnel in key positions, that the directories, digital media and advertising industries into which it sells its products and services will demonstrate strong demand for the Corporation’s products and services, that the decline in print revenues will not accelerate beyond what is currently anticipated, that online growth will not be slower than what is currently anticipated and that general economic conditions will not deteriorate beyond currently anticipated levels. Forward-looking information and statements are also based upon the assumption that none of the identified risk factors that could cause actual results to differ materially from the anticipated or expected results described in the forward-looking information and statements will occur.

For more information on the risks, uncertainties and assumptions that could cause the Corporation’s actual results to differ from current expectations, please refer to the section entitled “Risk Factors” in this Circular and to the Corporation’s public filings available under the Corporation’s profile on SEDAR at www.sedar.com including, in particular, the “Risks and Uncertainties” section of the Corporation’s annual information form dated March 23, 2012, the Corporation’s Management’s Discussion & Analysis for the year ended December 31, 2011, and updated information found in the Corporation’s Management’s Discussion & Analysis for the three-month period ended March 31, 2012, incorporated herein by reference.

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EBITDA

The Corporation reports on its EBITDA (Income from operations before depreciation and amortization, impairment of goodwill and intangible assets, acquisition-related costs, and restructuring and special charges). EBITDA is not a performance measure defined under IFRS and is not considered an alternative to (loss) income from operations or net (loss) earnings in the context of measuring the Corporation’s performance. EBITDA does not have a standardized meaning and is therefore not likely to be comparable with similar measures used by other publicly traded companies. EBITDA should not be used as an exclusive measure of cash flow since it does not account for the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash.

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SUMMARY

This summary highlights selected information from this Circular. Lenders, Noteholders, Debentureholders and Shareholders should read this Circular carefully in its entirety to understand the terms of the Recapitalization as well as tax and other considerations that may be important to them in deciding whether to approve the Recapitalization. Lenders, Noteholders, Debentureholders and Shareholders should pay special attention to the “Risk Factors” section of this Circular. The following summary is qualified in its entirety by reference to the detailed information (including pro forma financial information) contained in this Circular. Capitalized terms used herein, and not otherwise defined, have the meanings ascribed to them in the Glossary.

YELLOW MEDIA

The Corporation is a leading digital company offering media and marketing solutions to small and medium enterprises across Canada. The Corporation is Canada’s largest telephone directories publisher and owns and operates some of Canada’s leading properties and publications including Yellow Pages™ directories. The Corporation is also a leader in national digital advertising through Mediative, a digital advertising and marketing solutions provider to national agencies and advertisers. W2W, a subsidiary of the Corporation, manages publications and services related to the real estate, employment and hospital newsprint and online verticals. Through its nation-wide sales force of approximately 1,200 employees, including sales support staff, the Corporation serves approximately 333,000 local businesses as at March 31, 2012.

The Corporation owns more than 250 trade-marks in connection with its Canadian directories business including Yellow Pages™, Pages Jaunes™, Walking Fingers & Design™, Canada411™, YellowPages.ca™, PagesJaunes.ca™ and Canpages™. The Corporation employs approximately 2,900 employees across Canada and in the United States.

The Corporation has implemented a business strategy with an intent to reacquire growth in revenue and improve operations. The Corporation continues to invest in order to transform from a print directory business to a digital media and marketing solutions company. The Corporation’s strategy is to (i) leverage its multiplatform media and marketing solutions, (ii) enhance services to its advertisers, (iii) build traffic to its network of properties, and (iv) improve user experience. The goal of the Corporation is to serve the advertising needs of small and medium enterprises across Canada, by providing the right services and tools to help manage and grow their business.

BACKGROUND TO THE RECAPITALIZATION

2011 was a difficult year for Yellow Media. Market conditions remained difficult as the directory industry was faced with global decline. The path to a successful transformation of directories companies from print to digital remained uncertain, as demonstrated by the restructuring of many of the Corporation’s peers in other parts of the world. Yellow Media continued to make progress on the execution of the strategy to transform itself into a leading digital media and marketing solutions company, including with the launch of its 360° Solution; however, total revenues in 2011 decreased by 5.2% compared to 2010 while EBITDA for the same period decreased by 10.2%. In addition, Yellow Media noted significant changes in revenue trends in the first quarter of 2012 indicating that online revenue growth would be slower than previously anticipated and print declines would be steeper based on a more rapid and enduring change than previously anticipated, with the result that online revenue growth was not expected to compensate for the declining revenue in the Corporation’s traditional print offering in the near future.

In that context, the Corporation has acknowledged the importance of aligning its capital structure with its operational strategy in order to provide the Corporation with the necessary financial flexibility to execute its business transformation.

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On July 28, 2011, Yellow Media sold Trader Corporation for $702 million, followed by the sale of LesPAC on November 14, 2011, for $71 million. Proceeds from these divestitures were used to reduce indebtedness and invest in Yellow Media’s continuing transformation. During 2011, Yellow Media reduced its total indebtedness by approximately $800 million.

As at December 31, 2011 and March 31, 2012, the Corporation had approximately $1.5 billion of net debt, or approximately $2.1 billion including Preferred Shares, Series 1, Preferred Shares, Series 2, and Existing Debentures.

On September 28, 2011, Yellow Media and its Lenders amended the terms of Yellow Media’s then $1 billion senior unsecured credit facility maturing on February 18, 2013. Yellow Media repaid a total amount of $500 million of its bank indebtedness and agreed to reduce the committed size of its revolving term loan from $750 million to $250 million and to make quarterly payments of $25 million on the non-revolving term loan commencing in January 2012. As part of the amendments, Yellow Media also agreed to suspend future dividends on Existing Common Shares. In addition, as part of such amendments, Yellow Media obtained a waiver of a distribution restriction contained in the Existing Credit Agreement that limits the aggregate amount of excess cash that can be paid as dividends and for the repurchase of securities during any trailing 12-month period. On July 3, 2012, Yellow Media made its third quarterly mandatory repayment of $25 million on its Non-Revolving Facility. As of July 13, 2012, $130 million was outstanding on the Non-Revolving Facility of the Existing Credit Agreement and $239 million was drawn on the Revolving Facility. The Corporation had approximately $310 million of cash as at March 31, 2012.

On October 25, 2011, the Board of Directors established the Financing Committee to provide advice and recommendations regarding the Corporation’s capital structure and assets. The mandate of the Financing Committee was amended on February 8, 2012 to provide for advice and recommendations with respect to financing, refinancing alternatives and liquidity requirements of the Corporation. The Financing Committee was given the responsibility to, among other things, provide the Board of Directors and management with assistance, advice and recommendations on matters relating to the Corporation’s capital structure, financing and refinancing alternatives and liquidity requirements as well as overseeing and implementing strategies and transactions to address such matters with the approval of the Board. The Financing Committee was originally comprised of directors Anthony G. Miller, Michael T. Boychuk and John R. Gaulding. Mr. Miller served as the Chair of the Financing Committee until the appointment of Bruce K. Robertson as Chair of the Financing Committee in February 2012.

On February 9, 2012, the Corporation announced that it had begun evaluating alternatives to refinance maturities in 2012 and beyond, with the objective of completing any transactions during the current fiscal year, and that the Board of Directors had decided to suspend the dividends on the outstanding series of preferred shares. Yellow Media also announced the appointment of David G. Leith, Bruce K. Robertson and Craig Forman to its Board of Directors. Messrs. Leith, Robertson and Forman added extensive knowledge and skills in corporate finance and in corporate development and strategy within the technology, media and communications industries.

From its formation, the Financing Committee worked on an ongoing basis with the Corporation and BMO Capital Markets and Canaccord Genuity to review and provide input on capital structure and a number of alternative transactions. The Financing Committee convened 19 formal meetings and members of the Financing Committee and other directors held numerous other informal discussions with the Corporation’s management and its financial advisors. The Financing Committee received regular reports from management and the advisors on various alternatives under consideration, including recapitalization scenarios. The Financing Committee and the Board of Directors also obtained regular updates from the Corporation on its business plan and prospects, its cash flow situation and overall financial condition. See “The Recapitalization — Background to the Recapitalization”.

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FAIRNESS OPINIONS

BMO Capital Markets and Canaccord Genuity were asked by the Corporation to each provide an opinion to the Board of Directors as to the fairness of the Recapitalization, from a financial point of view, to the holders of the Affected Unsecured Debt, the Existing Debentures, the Existing Preferred Shares and the Existing Common Shares. At the meetings of the Board of Directors and the Financing Committee held on July 22, 2012, BMO Capital Markets and Canaccord Genuity rendered their respective oral opinions, subsequently confirmed in writing, that as of such date, based upon and subject to the various considerations set forth in the BMO Fairness Opinion and the Canaccord Genuity Fairness Opinion, respectively, the Recapitalization was fair, from a financial point of view, to the holders of the Affected Unsecured Debt, the Existing Debentures, the Existing Preferred Shares and the Existing Common Shares. See “The Recapitalization — BMO Fairness Opinion” and “The Recapitalization — Canaccord Genuity Fairness Opinion”.

RECOMMENDATION OF THE FINANCING COMMITTEE

As a result of its detailed discussions and after careful consideration of relevant matters, the Financing Committee unanimously concluded that the Recapitalization was in the best interests of the Corporation, taking into account the interests of the Corporation’s stakeholders and recommended to the Board of Directors that the Board of Directors approve the Recapitalization. The Financing Committee has also unanimously recommended that Debtholders vote in favour of the Debtholders’ Arrangement Resolution and that the Shareholders and Debentureholders vote in favour of the Shareholders’ Arrangement Resolution. See “The Recapitalization — Recommendation of the Financing Committee”.

RECOMMENDATION OF THE BOARD OF DIRECTORS

As a result of its discussions and after careful consideration of, among other things, the unanimous recommendation of the Financing Committee and the Fairness Opinions, the Board of Directors has unanimously approved the Recapitalization, concluded that the Recapitalization is in the best interests of the Corporation, taking into account the interests of the Corporation’s stakeholders, and authorized its submission to the Debtholders, the Debentureholders, the Shareholders and the Court for their respective approvals. The Board of Directors unanimously recommends that the Debtholders vote in favour of the Debtholders’ Arrangement Resolution at the Debtholders’ Meeting and that the Shareholders and Debentureholders vote in favour of the Shareholders’ Arrangement Resolution at the Shareholders’ Meeting. See “The Recapitalization — Recommendation of the Board of Directors”.

EFFECT OF THE RECAPITALIZATION

The Recapitalization is intended to align the capital structure of the Corporation with its operating strategy. The Recapitalization will reduce the Corporation’s indebtedness and is intended to provide the Corporation with the necessary financial flexibility to pursue the ongoing business transformation and enhance long-term value for stakeholders. If implemented, the Recapitalization would improve the capital structure and financial position of the Corporation by reducing the Corporation’s debt by approximately $1,527 million (including Preferred Shares, Series 1, Preferred Shares, Series 2, and Existing Debentures), allowing the Corporation to operate without debt maturities until 2018 and reducing annual interest expense by approximately $45 million. See “The Recapitalization — Background to the Recapitalization”.

The following table shows the effect of the Recapitalization on the Corporation’s consolidated capital structure derived from selected financial information from the March 31, 2012 unaudited interim condensed consolidated financial statements of Yellow Media. See “The Recapitalization — Consolidated Actual and Pro Forma Capitalization”.

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($ in thousands)	Actual as at March 31, 2012	Pro Forma after Giving Effect to the Recapitalization
Existing Notes	1,404,094	—
Senior Secured Notes	—	750,000(1)
Existing Credit Facilities	419,000	—
Obligations under Finance Leases	3,591	3,591
Existing Debentures	184,758	—
Senior Subordinated Exchangeable Debentures	—	100,000
Existing Preferred Shares (Series 1 and Series 2)	399,335	—
Total Debt including Preferred Shares	2,410,778	853,591	(1)
Equity (deficiency) attributable to Shareholders	(785,301)	530,550
Non-Controlling Interests	789	789
Total Capitalization	1,626,266	1,384,930
________________
(1) Senior Secured Notes and Senior Subordinated Exchangeable Debentures are illustrated at face value for purposes of this table.

After giving effect to the Arrangement, the issued and outstanding share capital of New Yellow Media will consist only of 25,812,230 New Common Shares and 2,581,223 Warrants. See “Yellow Media after the Recapitalization”.

Effect of the Recapitalization on Debtholders

Pursuant to the Recapitalization, the following will occur:

(a)
the Existing Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the Existing Notes, the Existing Note Indenture and all Obligations and Entitlements related thereto, will be irrevocably and finally extinguished without the need for any further payment or otherwise; and

(b)	in exchange for all of their right, title and interest in and to their Affected Unsecured Debt, Lenders and Noteholders will, respectively, receive their Pro Rata Share of the following consideration:

(i)	$750 million of Senior Secured Notes;

(ii)	$100 million of Senior Subordinated Exchangeable Debentures;

(iii)	21,295,090 New Common Shares, representing approximately 82.5% of the issued and outstanding New Common Shares upon completion of the Recapitalization and on a non-diluted basis; and

(iv)	$250 million in cash.

See “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Debtholders”.

Effect of the Recapitalization on Shareholders and Debentureholders

Pursuant to the Recapitalization, the following will occur:

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(a)
each Debentureholder will irrevocably and finally exchange all of its right, title and interest in and to the Existing Debentures for Existing Common Shares on the basis of 12.5 Existing Common Shares for each $100 in principal amount of Existing Debentures, entitling the holder thereof to its Pro Rata Share of the Common Shareholder Consideration;

(b)
each holder of RSUs will surrender its RSUs in consideration for the payment in cash of the volume weighted average price of the underlying Existing Common Shares for the five trading days immediately preceding the day before the Effective Date, and Existing Common Shares held in trust in connection with the RSU Plan will be donated to Yellow Media for cancellation for no consideration;

(c)
immediately following the exchange of the Existing Debentures into Existing Common Shares, the Existing Debentures and the Existing Debenture Indenture, and all Obligations and Entitlements related to the Existing Debentures and the Existing Debenture Indenture, will be irrevocably and finally extinguished without the need for any further payment or otherwise;

(d)	each holder of Existing Preferred Shares will receive its Pro Rata Share of the following consideration:

(i)	approximately 1,828,989 New Common Shares representing approximately 7.1% of the New Common Shares issued and outstanding upon completion of the Recapitalization and on a non-diluted basis; and

(ii)
approximately 1,045,136 Warrants entitling them to acquire New Common Shares representing approximately 4% of the New Common Shares issued and outstanding upon completion of the Recapitalization and on a non-diluted basis;

each holder of Existing Common Shares (including Existing Common Shares issued upon exchange of the Existing Debentures pursuant to the Plan of Arrangement as described in paragraph (a) above, and deducting the Existing Common Shares held in trust in connection with the RSU Plan, that will be cancelled as described in paragraph (b) above) will receive its Pro Rata Share of the following consideration:

(iii)	approximately 2,688,152 New Common Shares representing approximately 10.4% of the New Common Shares issued and outstanding upon completion of the Recapitalization and on a non-diluted basis; and

(iv)
approximately 1,536,087 Warrants entitling them to acquire New Common Shares representing approximately 6% of the New Common Shares issued and outstanding upon completion of the Recapitalization and on a non-diluted basis; and

(e)
pursuant to the Arrangement, the Existing Preferred Shares and the Existing Common Shares and all Obligations and Entitlements related thereto will be irrevocably and finally extinguished without the need for any further payment or otherwise.

See “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Shareholders and Debentureholders”.

SUMMARY DESCRIPTION OF THE SENIOR SECURED NOTES

This summary describes the principal terms of the Senior Secured Notes. Certain of the terms and conditions described below are subject to important exceptions, limitations and qualifications. See “Description of the Senior Secured Notes” for a more detailed description of the terms and conditions of the Senior Secured Notes. See “Description of the Senior Secured Notes — Certain Definitions” for a list of defined terms used herein.

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Issuer	Yellow Media.

Notes Offered	9% Senior Secured Notes due November 30, 2018 (“Notes”).

Principal Amount	$750 million.

Maturity	November 30, 2018.

Interest
Interest on the Notes will accrue from and including the Issue Date at a rate of 9% per annum. Interest on the Notes will be payable in cash quarterly in arrears in equal installments on the last day of February, May, August and November of each year. The initial interest payment will be payable on November 30, 2012 and will represent interest accrued from and including the Issue Date.

Guarantees
The Notes will be unconditionally guaranteed, jointly and severally, on a senior secured basis by New Yellow Media and all of its Restricted Subsidiaries (other than any Subsidiary that constitutes a Receivables Entity) (such entities being, collectively, the “Guarantors”). See “Description of the Senior Secured Notes — Brief Description of the Senior Secured Notes and the Note Guarantees — Note Guarantees”.

Collateral
The Notes and each Note Guarantee will be secured by a first- priority Lien, subject to certain Permitted Liens, in the Collateral, which will consist of all of the Property of Yellow Media and the Guarantors, whether owned on the Issue Date or thereafter acquired, other than certain Excluded Property. See “Description of the Senior Secured Notes — Security”.

Ranking
The Notes will rank equally in right of payment with all Indebtedness of Yellow Media that is not expressly subordinated in right of payment to the Notes, and the Notes will rank senior in right of payment to all Subordinated Indebtedness. The Notes will be effectively subordinated to First Priority Lien Obligations secured by Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens, and the Notes will be structurally subordinated to all existing and future Indebtedness of any Unrestricted Subsidiaries. See “Description of the Senior Secured Notes — Brief Description of the Senior Secured Notes and the Note Guarantees — The Notes”.

Each Note Guarantee will be senior secured obligations of the Guarantor issuing such Note Guarantee. Each Note Guarantee will be secured by a first-priority Lien on the portion of the Collateral owned by the applicable Guarantor, subject to Permitted Liens. Each Note Guarantee will be structurally subordinated to all existing and future Indebtedness of any Unrestricted Subsidiaries. Each Note Guarantee will be effectively subordinated to First Priority Lien Obligations secured by Permitted Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens. Each Note Guarantee will be senior in right of payment to any future Subordinated Indebtedness of that Guarantor, if any. See “Description of the Senior Secured Notes — Brief Description of the Senior Secured Notes and the Note Guarantees — Note Guarantees”.

Restricted and Unrestricted Subsidiaries
As of the date of the Indenture, all of New Yellow Media’s Subsidiaries will be “Restricted Subsidiaries”, except for Mediative G.P. Inc. and Mediative Performance L.P. which will be treated as “Unrestricted Subsidiaries”. See “Description of the Senior Secured Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”.

Trustee	BNY Trust Company of Canada will be the Trustee under the Indenture.

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Collateral Agent
Pursuant to the Security Documents, BNY Trust Company of Canada will serve as the Collateral Agent (the “Collateral Agent”) for the benefit of the holders of Notes. The Collateral Agent will hold, and will be entitled to enforce, all Liens on the Collateral created by the Security Documents. See “Description of the Senior Secured Notes — Collateral Agent for the Notes”.

Additional Amounts
All payments by Yellow Media in respect of the Notes or any Guarantor under a Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future Taxes imposed or assessed by or on behalf of any taxing jurisdiction in which Yellow Media or any Guarantor is then incorporated or resident for tax purposes or any taxing jurisdiction from or through which any payment in respect of the Notes or under a Note Guarantee is made, unless such withholding or deduction is required by law. If any such withholding or deduction is required by law, Yellow Media or the relevant Guarantor will pay such Additional Amounts as will result in receipt by the holders of Notes of such amounts as would have been received by them had no such withholding or deduction been required.

Change of Control Offer
If a Change of Control occurs, Yellow Media will be required to offer each holder of Notes to repurchase all or any part of that holder’s Notes at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Senior Secured Notes — Repurchase of Notes — Change of Control” and “Description of the Senior Secured Notes — Certain Definitions” (for the definition of “Change of Control”).

Offer upon Incurrence of Subordinated Indebtedness
Upon the incurrence or issuance by New Yellow Media or any of its Restricted Subsidiaries of any (i) Subordinated Indebtedness or (ii) Disqualified Stock or preferred stock, in either case, providing for the payment of regularly scheduled dividends in cash that would be payable pursuant to the terms of such Disqualified Stock or preferred stock at any time while the Notes are outstanding, Yellow Media will make an offer to each holder of Notes to repurchase the maximum principal amount of Notes that may be repurchased with such net proceeds. The offer price will vary between 104.50% and 100.00% of the aggregate principal amount of the Notes, depending on the date of the offer, plus accrued and unpaid interest, if any, to the date of repurchase, and will be payable in cash. See “Description of the Senior Secured Notes — Repurchase of Notes — Incurrence of Subordinated Indebtedness”.

“Disqualified Stock” means any Capital Stock that, by its terms, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature.

Optional Redemption
Yellow Media may redeem all or part of the Notes at its option, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to:

•in the case of a redemption occurring prior to May 31, 2017, 105% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; or

•in the case of a redemption occurring after May 31, 2017, 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.
See “Description of the Senior Secured Notes — Redemption of Notes — Optional Redemption”.

Mandatory redemption
Subject to the maintenance by New Yellow Media of a Cash Balance (including any amounts available to be drawn under any Credit Facility secured by a Permitted Lien), of $75 million (and subject to any adjustment to be made to such minimum $75 million amount as described under “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption”), on the last day of May and November of each year, commencing on May 31, 2013, Yellow Media will deposit with the Trustee an amount equal to the sum of (i) 70% of New Yellow Media’s Excess Cash Flow for the immediately preceding six-month period ended March 31 or September 30, as applicable, plus (ii) any Designated Net Proceeds (as defined under “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”) (such sum referred to hereafter as a “Mandatory Redemption Payment”), to redeem the maximum principal amount of Notes that may be redeemed with the applicable Mandatory Redemption Payment. The redemption price will be equal to 100% of the aggregate principal amount of Notes, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption”.

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Certain Covenants
The Indenture governing the Notes will contain covenants that, among other things, will restrict New Yellow Media’s ability and the ability of its Restricted Subsidiaries to:

•pay dividends or other distributions, redeem Equity Interests, purchase or redeem any Subordinated Indebtedness which is not due or make any Restricted Investment (collectively, the “Restricted Payments”), subject to certain exceptions described under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments”, which include, among other things, the making of:

▪any Restricted Investment if such Restricted Investment, together with the aggregate amount of all other Restricted Investments made since the date of the Indenture, is less than the sum of, among other things, (a) the lesser of (i) $200 million; or (ii) the sum of (x) $25 million and (y) 30% of New Yellow Media’s accumulated Excess Cash Flow; plus, (b) any net cash proceeds from the issuance of Qualifying Equity Interests or Disqualified Stock;

▪any Restricted Payment out of the net proceeds of a substantially concurrent sale of Qualifying Equity Interests;

▪any Restricted Payment to New Yellow Media or any of its Restricted Subsidiaries; or

▪other Restricted Payments in an aggregate amount not to exceed $20 million since the date of the Indenture.

•incur Indebtedness or issue Disqualified Stock or preferred stock, subject to certain exceptions described under “Description of the Senior Secured Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, which include, among other things:

▪the incurrence of Subordinated Indebtedness or Acquired Debt or the issuance of Disqualified Stock or preferred stock if the Consolidated Total Debt to Consolidated EBITDA Ratio for New Yellow Media’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance would not have been greater than 2.0 to 1.0, on a pro forma basis, as if such incurrence or issuance had occurred at the beginning of such four-quarter period;

▪the incurrence of Indebtedness under Credit Facilities secured by a first-priority Lien on accounts receivable in an aggregate amount not to exceed $50 million (reduced by the principal amount of any Indebtedness incurred under Cash Management Obligations and Hedging Obligations);

▪letters of credit and bankers’ acceptance issued in the ordinary course of business in an aggregate amount not to exceed $25 million;

▪Cash Management Obligations and Hedging Obligations in the ordinary course of business in an aggregate principal amount not to exceed $25 million; or

▪any additional Indebtedness in an aggregate principal amount not to exceed $40 million.

•consummate an Asset Sale, unless (i) New Yellow Media (or its Restricted Subsidiary) receives consideration at least equal to the Fair Market Value of the assets, and (ii) at least 75% of the consideration received is in cash or Cash Equivalents, provided that any portion of the aggregate Net Proceeds from all Asset Sales since the Issue Date exceeding $35 million will be automatically designated as “Designated Net Proceeds” and applied to redeem Notes in accordance with the covenant described under “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption”.

•create Liens on the Collateral, other than certain Permitted Liens, including:

▪Liens on accounts receivable securing Indebtedness under Credit Facilities;

▪Liens on property (excluding cash collateral) securing CashManagement  Obligations  and  Hedging Obligations;

▪Liens on cash collateral (in an aggregate amount not to exceed $25 million) securing letters of credit and banker’s acceptances, Cash Management Obligations and Hedging Obligations or Indebtedness to credit card providers; or

▪Liens incurred in connection with the financing of an acquisitionand securing Acquired Debt and encumbering the assets of the Person being acquired, provided such Liens are not extended, and are non-recourse, to any other assets of New Yellow Media or any of its Restricted Subsidiaries;

•enter into sale and leaseback transactions;
•agree to dividend and payment restrictions affecting the Restricted Subsidiaries;

•merge, consolidate, amalgamate or sell all or substantially all of its assets, unless the Consolidated Total Debt to Consolidated EBITDA Ratio of New Yellow Media, Yellow Media or the Person formed by such transaction would not be greater than 2.0 to 1.0 after giving pro forma effect to such transaction;

•enter into transactions with Affiliates;
•change New Yellow Media’s and its Restricted Subsidiaries’ line of business;
•sell or dispose of Equity Interests in any Wholly-Owned Restricted Subsidiaries; and
•designate subsidiaries as Restricted Subsidiaries or Unrestricted Subsidiaries.
These covenants will be subject to a number of customary exceptions. See “Description of the Senior Secured Notes — Certain Covenants”.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

Events of Default	Each of the following will constitute an “Event of Default” under the Indenture: •default for 30 days in the payment when due of interest on the Notes;

•default in the payment when due of the principal of the Notes, provided however that in connection with a redemption of Notes described under “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption” and a dispute with respect to the determination of any amounts payable thereunder, an Event of Default will not be deemed to have occurred if New Yellow Media deposits with the Trustee an amount representing New Yellow Media’s good faith estimate of the applicable Mandatory Redemption Payment on or prior to the applicable Mandatory Redemption Payment Date, with any amount in excess of such good faith estimate determined in a final and non-appealable judgment to be deposited with the Trustee within 30 days of notice to Yellow Media of such judgment;

•failure to comply with the provisions described under “Description of the Senior Secured Notes — Repurchase of Notes — Change of Control” or “Description of the Senior SecuredNotes — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”;

•failure for 30 days after notice to Yellow Media by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under “Description of the Senior Secured Notes —Repurchase of Notes — Incurrence of Subordinated Indebtedness” or “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”;

•failure for 60 days after notice to Yellow Media by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any other covenants;

•default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

▪is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness at its Stated Maturity after the expiration of any applicable grace period (a “Payment Default”); or

▪results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

•failure to pay final and non-appealable judgments entered by a court of competent jurisdiction aggregating in excess of $50 million (net of any amounts covered by insurance or indemnification), which judgments are not paid, discharged or stayed for a period of 60 days;

•(a) any Security Document ceases to be in full force and effect for a period of 60 consecutive days after Yellow Media receives notice thereof or (b) any of the Security Documents ceases to give the holders a valid, perfected Lien (subject to any Permitted Liens) for a period of 60 consecutive days after Yellow Media receives notice thereof, in each case with respect to Collateral (excluding, for greater certainty, any Excluded Property) having a fair market value in excess of $50 million in the aggregate;

•any Guarantor denies or challenges the validity of its Note Guarantee or either New Yellow Media or any Guarantor denies or challenges the validity of any Security Documents; and

•certain events of bankruptcy or insolvency described in the Indenture with respect to New Yellow Media or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

Reporting
Yellow Media has agreed to provide all quarterly and annual consolidated financial statements of New Yellow Media and related management’s discussion and analysis of New Yellow Media, and any material change reports of New Yellow Media to the Trustee and to make them available to the holders of Notes through SEDAR or New Yellow Media’s website.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

SUMMARY DESCRIPTION OF THE SENIOR SUBORDINATED
EXCHANGEABLE DEBENTURES

This summary describes the principal terms of the Senior Subordinated Exchangeable Debentures. Certain of the terms and conditions described below are subject to important exceptions, limitations and qualifications. See “Description of the Senior Subordinated Exchangeable Debentures” for a more detailed description of the terms and conditions of the Senior Subordinated Exchangeable Debentures. See “Description of the Senior Subordinated Exchangeable Debentures — Certain Definitions” for a list of defined terms used herein.

Issuer	Yellow Media
Debentures Offers	Senior Subordinated Exchangeable Debentures due November 30, 2022 (“Debentures”).
Principal Amount	$100 million
Maturity	November 30, 2022.
Interest Payment Dates
Interest on the Debentures will accrue from and including the Issue Date at a rate of 8% per annum if it is paid in cash, or 12% per annum in the event that Yellow Media makes a PIK Election to pay any interest in Debentures. Interest on the Debentures will be payable semi-annually in arrears in equal installments on the last day of May and November of each year. The initial interest payment will be payable on November 30, 2012 and will represent interest accrued from and including the Issue Date.

Guarantees
The Debentures will be unconditionally guaranteed, jointly and severally, on a subordinated unsecured basis by New Yellow Media and all of its Restricted Subsidiaries (other than any Subsidiary that constitutes a Receivables Entity) (such entities being collectively, the “Guarantors”). See “Description of the Senior Subordinated Exchangeable  Debentures — Brief Description of the Senior Subordinated Exchangeable Debentures and the Debenture Guarantees — Debenture Guarantees”.

Ranking
The Debentures will be subordinated unsecured obligations of Yellow Media. The Debentures will be subordinated in right of payment to the prior payment in full of all the Senior Secured Notes. The Debentures will be effectively subordinated to all Indebtedness and other liabilities of Yellow Media secured by Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens, and the Debentures will be structurally subordinated to all existing and future Indebtedness of any Unrestricted Subsidiary. See “Description of the Senior  Subordinated  Exchangeable Debentures — Brief Description of the Senior Subordinated Exchangeable Debentures and the Debenture Guarantees — The Debentures”.

Each Debenture Guarantee will be subordinated unsecured obligations of the Guarantor issuing such Debenture Guarantee. Each Debenture Guarantee will be subordinated in right of payment to the prior payment in full of the Senior Secured Note Guarantee of a Guarantor. Each Debenture Guarantee will be structurally subordinated to all existing and future Indebtedness of any Unrestricted Subsidiaries. Each Debenture Guarantee will be effectively subordinated to any Indebtedness and other liabilities of a Guarantor secured by Permitted Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens. See “Description of the Senior Subordinated Exchangeable Debentures — Brief Description of the Senior Subordinated Exchangeable Debentures and the Debenture Guarantees —Debenture Guarantees”.

Restricted and Unrestricted Subsidiaries
As of the date of the Indenture, all of New Yellow Media’s Subsidiaries will be “Restricted Subsidiaries”, except for Mediative G.P. Inc. and Mediative Performance L.P. which will be treated as “Unrestricted Subsidiaries”. See “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”.

Trustee	BNY Trust Company of Canada will be the Trustee under the Indenture.
No Additional Amounts
All amounts paid or credited by Yellow Media or by any of the Guarantors under the Debentures or any Debenture Guarantees will be made net of any present or future Taxes imposed or levied by or on behalf of any jurisdiction in which Yellow Media or any Guarantor is organized, resident, or doing business for tax purposes or from or through which Yellow Media or any Guarantor makes any payment on the Debentures or any Debenture Guarantee. Yellow Media and the Guarantors are undertaking no obligation to and will not make any payments of any additional amounts to holders of Debentures in respect of any Taxes to the extent that such Taxes at any time become payable.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

PIK Election
Yellow Media may elect from time to time to satisfy its obligation to pay any interest (“PIK Election”) on any interest payment date by delivering additional Debentures. The Debentures that are subject to a PIK Election will bear interest at a rate of 12.0% per annum for the interest period in respect of which the PIK Election is made.

Exchange Privilege
The Debentures will be exchangeable at the holder’s option into common shares of New Yellow Media at any time prior to 4:00 p.m. on the earlier of November 30, 2022 and the Business Day immediately preceding a redemption date for Debentures, at an exchange price per common share equal to $21.95.

Change of Control Offer
If a Change of Control occurs, following the completion of any change of control offer for the Senior Secured Notes, Yellow Media will be required to offer each holder of Debentures to repurchase all or any part of that holder’s Debentures at a price in cash equal to 101% of the aggregate principal amount of the Debentures repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Senior Subordinated Exchangeable Debentures — Repurchase of Debentures —Change of Control” and “Description of the Senior Subordinated Exchangeable Debentures — Certain Definitions” (for the definition of “Change of Control”).

Optional Redemption
Yellow Media may redeem all or part of the Debentures at its option, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to:

•in the case of a redemption occurring prior to May 31, 2021, 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; or

•in the case of a redemption occurring on or after May 31, 2021, 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

See “Description of the Senior Subordinated Exchangeable Debentures — Redemption of Debentures — Optional Redemption”.
Other Acquisitions
Yellow Media may at any time after all of the Senior Secured Notes have been repaid in full, and from time to time thereafter, acquire Debentures by means other than a redemption, whether pursuant to an offer, open market purchase, or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Certain Covenants	The Indenture governing the Debentures will contain covenants that, among other things, will restrict New Yellow Media’s ability and the ability of its Restricted Subsidiaries to:

•pay dividends or other distributions, redeem Equity Interests,purchase  or  redeem  any  Subordinated Indebtedness which is not due or make any Restricted Investment (collectively, the “Restricted Payments”), subject to certain exceptions described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments”, which include, among other things, the making of:

▪any Restricted Investment if such Restricted Investment, together with the aggregate amount of all other Restricted Investments made since the date of the Indenture, is less than the sum of, among other things, (a) the lesser of (i) $200 million; or (ii) the sum of (x) $25 million and (y) 30% of New Yellow Media’s accumulated Excess Cash Flow; plus, (b) any net cash proceeds from the issuance of Qualifying Equity Interests or Disqualified Stock;

▪any Restricted Payment out of the net proceeds of a substantially concurrent sale of Qualifying Equity Interests;
▪any Restricted Payment to New Yellow Media or any of its Restricted Subsidiaries; or
▪other Restricted Payments in an aggregate amount not to exceed $20 million since the date of the Indenture.

•incur Indebtedness or issue Disqualified Stock or preferred stock, subject to certain exceptions described under “Description of the Senior Subordinated Exchangeable Debentures — Certain   Covenants — Incurrence   of Indebtedness and Issuance of Preferred Stock”, which include, among other things:

▪the incurrence of Subordinated Indebtedness or Acquired Debt or the issuance of Disqualified Stock or preferred stock if the Consolidated Total Debt to Consolidated EBITDA Ratio for New Yellow Media’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance would not have been greater than 2.0 to 1.0, on a pro forma basis, as if such incurrence or issuance had occurred at the beginning of such four-quarter period;

▪the incurrence of Indebtedness under Credit Facilities secured by a first-priority Lien on accounts receivable in an aggregate amount not to exceed $50 million (reduced by the principal amount of any Indebtedness incurred under Cash Management Obligations and Hedging Obligations);

▪letters of credit and bankers’ acceptance issued in the ordinary course of business in an aggregate amount not to exceed $25 million;
▪Cash Management Obligations and Hedging Obligations in the ordinary course of business in an aggregate principal amount not to exceed $25 million; or
▪any additional Indebtedness in an aggregate principal amount not to exceed $40 million.

•consummate an Asset Sale, unless (i) New Yellow Media (or its Restricted Subsidiary) receives consideration at least equal to the Fair Market Value of the assets, and (ii) at least 75% of the consideration received is in cash or Cash Equivalents, provided that:

▪within 365 days after the receipt of any Net Proceeds from an Asset Sale, New Yellow Media (or the applicable Restricted Subsidiary) may apply such Net Proceeds (excluding any Net Proceeds used to repay Senior Secured Notes) at its option, to repay or purchase Indebtedness secured by a Permitted Lien on such Asset, to redeem or acquire Debentures, to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, to make a capital expenditure with respect to a Permitted Business, to purchase assets that would constitute collateral securing the Senior Secured Notes, or that would be subject to other Permitted Liens, or to acquire other assets that are used or useful in a Permitted Business; and

▪any Net Proceeds that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds” and, once the aggregate amount of Excess Proceeds exceeds $35 million, Yellow Media will make an offer to all the holders of Debentures to repurchasethe maximum principal amount of Debentures that may be repurchased with such Excess Proceeds at an offer price equal to 100% of the aggregate principal amount of Debentures, plus accrued and unpaid interest, if any, to the date of repurchase.

•create Liens of any kind to secure Indebtedness on any asset, other than certain Permitted Liens, including:
▪Liens on accounts receivable securing Indebtedness under Credit Facilities;
▪Liens on property (excluding cash collateral) securing Cash Management Obligations and Hedging Obligations;

▪Liens on cash collateral (in an aggregate amount not to exceed $25 million) securing letters of credit and banker’s acceptances, Cash Management Obligations and Hedging Obligations or Indebtedness to credit card providers; or

▪Liens incurred in connection with the financing of an acquisitionand securing Acquired Debt and encumbering the assets of the Person being acquired, provided such Liens are not extended, and are non-recourse, to any other assets of New Yellow Media or any of its Restricted Subsidiaries;

•enter into sale and leaseback transactions;
•agree to dividend and payment restrictions affecting the Restricted Subsidiaries;

•merge, consolidate, amalgamate or sell all or substantially all of its assets, unless the Consolidated Total Debt to Consolidated EBITDA Ratio of New Yellow Media, Yellow Media or the Person formed by such transaction would not be greater than 2.0 to 1.0 after giving pro forma effect to such transaction;

•enter into transactions with Affiliates;
•change New Yellow Media’s and its Restricted Subsidiaries’ line of business;
•sell or dispose of Equity Interests in any Wholly-Owned Restricted Subsidiaries; and
•designate subsidiaries as Restricted Subsidiaries or Unrestricted Subsidiaries.
These covenants will be subject to a number of customary exceptions. For further details, see “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants”.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

Events of Default	Each of the following will constitute an “Event of Default” under the Indenture:
•default for 30 days in the payment when due of interest on the Debentures;
•default in the payment when due of the principal of the Debentures;

•failure to comply with the provisions described under “Description of the Senior Subordinated Exchangeable Debentures — Repurchase of Debentures — Change of Control” or “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”;

•failure for 30 days after notice to Yellow Media by the Trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding to comply with the provisions described under “Description of the Senior SubordinatedExchangeable  Debentures  —  Certain Covenants — Asset Sales”;

•failure for 60 days after notice to Yellow Media by the Trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding to comply with any other covenants;

•default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed, whether such Indebtedness now exists, or is created after the date of the Indenture, if (a) that default results in the acceleration of such Indebtedness prior to its Stated Maturity, and (b) the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $50 million or more;

•any Guarantor denies or challenges the validity of its Debenture Guarantee; and

•certain events of bankruptcy or insolvency described in the Indenture with respect to New Yellow Media or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

Reporting
Yellow Media has agreed to provide all quarterly and annual consolidated financial statements of New Yellow Media and related management’s discussion and analysis of New Yellow Media, and any material change reports of New Yellow Media to the Trustee and to make them available to the holders of Debentures through SEDAR or New Yellow Media’s website.

Listing
New Yellow Media will use commercially reasonable efforts to ensure that New Yellow Media’s common shares and the Debentures are listed and posted for trading on the TSX or failing that, the TSX-V, to maintain such listing and posting for trading of the common shares and the Debentures on the TSX or TSX-V, as the case may be, and to maintain New Yellow Media’s status as a “reporting issuer” not in default under applicable Canadian provincial securities laws.

SUMMARY DESCRIPTION OF THE WARRANTS

This summary describes the principal terms of the Warrants. Certain of the terms and conditions described below are subject to important exceptions, limitations and qualifications. See “Description of Warrants” for a more detailed description of the terms and conditions of the Warrants.

Issuer	New Yellow Media.
Warrants to be Issued
2,581,223 Warrants to be issued under a Warrant Indenture of which 1,045,136 will be issued to holders of Existing Preferred Shares and 1,536,087 will be issued to holders of Existing Common Shares (including Existing Common Shares issued upon exchange of Existing Debentures pursuant to the Plan of Arrangement). See “The Recapitalization — Effect of the Recapitalization — Effect  of  the  Recapitalization  on Shareholders and Debentureholders”.

Time of Expiry	10 years from the Effective Date.
Exercise Rights
Each Warrant will be transferable and will entitle the holder thereof to purchase one New Common Share (subject to anti- dilution provisions) at an exercise price of $31.67 per Warrant payable in cash at any time up to the Time of Expiry. See “Description of Warrants — General”.

Voting Rights	With respect to any Warrants held, Warrantholders will not have any voting rights or any other rights which a holder of New Common Shares would have. See “Description of Warrants — General”.
Change of Control Offer
In the event of a “change of control” (as such term is defined in the Warrant Indenture), New Yellow Media may elect, in its sole discretion, to acquire and cancel all of the outstanding Warrants for a redemption price based on the remaining term of the Warrant and the total value of the consideration offered or payable per New Common Share in the transaction constituting the change of control. See “Description of Warrants — Change of Control”.

Amendments
The Warrant Indenture will provide that, from time to time, New Yellow Media and the Warrant Agent, without the consent of the Warrantholders, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making changes that do not prejudice the interests of the Warrantholders as a group. Other amendments or supplements may only be made by way of “extraordinary resolution”, which will be defined in the Warrant Indenture as a resolution either (i) passed at a meeting of Warrantholders at which there are Warrantholders present in person or represented by proxy representing at least 20% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of Warrantholders representing not less than 66 2⁄3% of the aggregate number of Warrants then outstanding represented at the meeting, or (ii) adopted by an instrument in writing signed by the Warrantholders who hold in the aggregate not less than 66 2⁄3% of the aggregate number of Warrants then outstanding.  See “Description of Warrants — Amendments”.

Optional Purchases
Under the Warrant Indenture, New Yellow Media may from time to time, subject to applicable law, purchase, by invitation for tender, in the open market, by private contract on any stock exchange or otherwise, any of the Warrants then outstanding, and any Warrant so purchased will be cancelled. See “Description of Warrants — General”.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

SUPPORT AGREEMENT

The Corporation has received, under the Support Agreement, firm undertakings to support the Recapitalization from Consenting Creditors representing approximately 33.5% of the Noteholder Debt, and approximately 26.6% of the Affected Unsecured Debt. See “Support Agreement”.

CONDITIONS TO THE RECAPITALIZATION BECOMING EFFECTIVE

The following are certain of the conditions precedent to the implementation of the Recapitalization which must be fulfilled, satisfied or waived, if applicable, by Yellow Media and New Yellow Media:

(a)	the Arrangement Agreement shall have been entered into and become effective;

(b)	the Support Agreement shall not have been terminated by the Initial Consenting Creditors pursuant to, and in accordance with, Section 10(a) of the Support Agreement;

(c)	no applicable law shall have been passed and become effective, which makes the consummation of the Plan of Arrangement illegal or otherwise prohibited;

(d)
the Final Order shall have been obtained, and the implementation of the Final Order or compliance therewith by any of the YMI Companies shall not have been stayed or enjoined as a result of an appeal or otherwise;

(e)
the Senior Secured Note Indenture, the Senior Security Agreements, the Senior Subordinated Exchangeable Debenture Indenture, the Subordinated Guarantee Agreements and the Warrant Indenture shall have been entered into;

(f)
all required governmental, regulatory and judicial consents, and any other required third party consents, shall have been obtained, except for such third party consents which if not obtained would not individually or in the aggregate have a material adverse effect on the YMI Companies;

(g)
the New Common Shares, the Senior Subordinated Exchangeable Debentures, the Warrants and the New Common Shares to be issued upon exercise, conversion or exchange of the Warrants and the Senior Subordinated Exchangeable Debentures shall have been approved for listing on the TSX or on the TSXV, subject to customary conditions;

(h)	the YMI Companies shall have taken all necessary corporate actions and proceedings in connection with the Recapitalization and the Plan of Arrangement; and

(i)	the Director shall have issued the Certificate.

Yellow Media and New Yellow Media (and such other relevant parties to the documents and transactions referred to above) are entitled to waive, in whole or in part, any of the conditions set forth above, except for those set forth in (b), (c), (d), (e) and (i), without any notice to the Debtholders, Debentureholders and Shareholders.

See “Certain Legal and Regulatory Matters — Conditions to the Recapitalization Becoming Effective”.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

COURT APPROVAL AND COMPLETION OF THE ARRANGEMENT

The Arrangement requires Court approval. Prior to the mailing of this Circular, Yellow Media and certain affiliates obtained the Interim Order providing for the calling and holding of the Meetings. A copy of the Interim Order is attached as Appendix “E” to this Circular.

It is expected that an application will be made to the Court for the hearing on the Final Order shortly after the Meetings. At the hearing on the Final Order, the Court will determine whether to approve the Arrangement in accordance with the legal requirements and the evidence before the Court. Participation at the hearing on the Final Order, including who may participate and present evidence or argument and the procedure for doing so is subject to the terms of the Interim Order and any subsequent direction of the Court. The hearing in respect of the final order is scheduled to be heard in Room 16.12 of the Montreal Courthouse, located at 1 Notre-Dame East, in Montreal (Québec), on September 10, 2012, at 9:00 a.m. or as soon thereafter as counsel may be heard, as more particularly described in the notice of presentation of the Final Order attached as Appendix “H” to this Circular.

At the hearing for the issuance of the Final Order, the Court will consider, among other things, whether the Arrangement is fair and reasonable. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

See “Certain Legal and Regulatory Matters –– Court Approval and Completion of the Arrangement”.

NEW BOARD OF DIRECTORS

A search committee of up to five members has been established to select the Board of Directors of New Yellow Media. The search committee consists of two directors of Yellow Media, one of whom is Marc P. Tellier, and two members designated by the Initial Consenting Creditors.

The Board of Directors of New Yellow Media will consist of nine directors, one of whom shall be Marc P. Tellier and two of whom shall be directors of the existing Board of Directors of the Corporation (other than Marc P. Tellier). The eight other directors of the Board of Directors of New Yellow Media (other than Marc P. Tellier) shall be selected on a consensual basis by the search committee. In the event of disagreement within the search committee with respect to the selection of such eight other directors of the Board of Directors, the members of the search committee designated by the Initial Consenting Creditors will select six of the eight directors and the two directors of Yellow Media who are members of the search committee will select two of the eight directors. If the search committee does not have an approved list of nine directors by the date that is one week before the date of the Meetings, direction of the Court may be sought as to how to resolve the identity of the directors who have not been approved by the search committee. The composition of the Board of Directors of New Yellow Media will be announced via press release prior to the Debtholders’ Meeting and the Shareholders’ Meeting. The press release will be incorporated by reference in this Circular. If the composition of the Board of Directors of New Yellow Media is not announced by press release prior to the Meetings, the directors of New Yellow Media shall be appointed by the Final Order or another order of the Court. See “Yellow Media after the Recapitalization — New Board of Directors” and “The Recapitalization — Arrangement Mechanics”.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

INFORMATION CONCERNING THE MEETINGS

Pursuant to the Interim Order, the Corporation has called the Debtholders’ Meeting and the Shareholders’ Meeting to consider and, if deemed advisable, to pass the Arrangement Resolutions approving various aspects of the Recapitalization. The meetings will be held at the following place, dates and times:

Meeting	Time and Date	Place
Debtholders’ Meeting	September 6, 2012, at 11:00 a.m.	Palais des congrès 1001 Place Jean-Paul-Riopelle Room 510 Montreal, Québec H2Z 1H5
Shareholders’	September 6, 2012, at 11:30 a.m.	Palais des congrès 1001 Place Jean-Paul-Riopelle Room 510 Montreal, Québec H2Z 1H5

The Court has determined that the Lenders, Noteholders and Opt-Out Debentureholders shall be entitled to vote as one class for the purposes of voting on the Debtholders’ Arrangement Resolution and that the Shareholders and Debentureholders (other than Opt-Out Debentureholders) shall be entitled to vote as one class for the purposes of voting on the Shareholders’ Arrangement Resolution. Debentureholders as at the Record Date will be entitled to vote at the Shareholders’ Meeting and not at the Debtholders’ Meeting, except that Debentureholders may, no later than 4:00 p.m. (Montreal time) on September 5, 2012, exercise their Opt-Out Election. Opt-Out Debentureholders will be entitled to one vote per $1 principal amount of Existing Debentures as at the Record Date in respect of the vote on the Debtholders’ Arrangement Resolution and any other matters properly brought before the Debtholders’ Meeting. Exercise of the Opt-Out Election in respect of Existing Debentures will not affect the treatment of such Existing Debentures under the Arrangement and, for greater certainty, will not make such Existing Debentures part of the Affected Unsecured Debt. A Debentureholder that wishes to exercise the Opt-Out Election must properly complete the relevant section of its form of proxy and return its form of proxy in accordance with the procedures set forth under “Information Concerning the Meetings — Solicitation of Proxies”.

Pursuant to the Interim Order, the quorum for the Debtholders’ Meeting is the presence, in person or by proxy, of two or more Debtholders or Opt-Out Debentureholders entitled to vote at the Debtholders’ Meeting. Lenders and Noteholders will be entitled to one vote per $1 principal amount of Affected Unsecured Debt held as at the Record Date, and Opt-Out Debentureholders will be entitled to one vote per $1 of Debentureholder Debt held as at the Record Date. The vote required to pass the Debtholders’ Arrangement Resolution (the full text of which is set forth in Appendix “A” to this Circular) is the affirmative vote of not less than 66 2⁄3% of the votes cast in respect of the Debtholders’ Arrangement Resolution by the Lenders, Noteholders and Opt-Out Debentureholders present in person or by proxy and entitled to vote at the Debtholders’ Meeting, voting together as a single class.

Pursuant to the Interim Order, the quorum for the Shareholders’ Meeting is the presence, in person or by proxy, of two or more Shareholders or Debentureholders (other than Opt-Out Debentureholders) entitled to vote at the Shareholders’ Meeting. Shareholders and Debentureholders will be entitled to one vote per Existing Common Share, one vote per Existing Preferred Share and 12.5 votes per $100 of Debentureholder Debt, as applicable, held as at the Record Date. The vote required to pass the Shareholders’ Arrangement Resolution (the full text of which is set forth in Appendix “B” to this Circular) is the affirmative vote of not less than 66 2⁄3% of the votes cast in respect of the Shareholders’ Arrangement Resolution by the Shareholders and Debentureholders, present in person or by proxy and entitled to vote at the Shareholders’ Meeting, voting together as a single class.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

Only Lenders, Noteholders, Debentureholders and Shareholders, or the persons they appoint as their proxies, are entitled to attend and vote at the Debtholders’ Meeting or the Shareholders’ Meeting, as applicable. If you are not a Registered Noteholder, Registered Debentureholder or Registered Shareholder (meaning that your Existing Notes, Existing Debentures or Existing Shares are held on your behalf, or for your account, by a broker, investment dealer, bank, trust company or other Intermediary), please carefully follow the instructions provided by such Intermediary in order to vote.

The Shareholders’ Meeting will be deemed to satisfy the requirements under sections 133(1) and 155(1) of the CBCA in connection with the holding of Yellow Media’s annual meeting of shareholders and the placing of Yellow Media’s annual financial statements before its shareholders in respect of the financial year ended December 31, 2011, which are incorporated by reference in this Circular and available on SEDAR at www.sedar.com.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a detailed description of the Canadian federal income tax considerations resulting from the Recapitalization, please refer to “Certain Canadian Federal Income Tax Considerations”.

RISK FACTORS

Lenders, Noteholders, Debentureholders and Shareholders should carefully consider the risk factors concerning implementation and non-implementation, respectively, of the Recapitalization and risk factors concerning the Senior Secured Notes, the Senior Subordinated Exchangeable Debentures, the New Common Shares, the Warrants and Yellow Media’s Business. See “Risk Factors”.

SELECTED FINANCIAL INFORMATION

This unaudited pro forma condensed consolidated statement of financial position of New Yellow Media is derived from Yellow Media’s unaudited interim condensed consolidated statement of financial position as at March 31, 2012 after giving effect to certain events and transactions, as further described in the Plan of Arrangement, a copy of which is attached as Appendix “C” to this Circular, as if such events and transactions had occurred as at March 31, 2012, prepared in accordance with IFRS.

The unaudited pro forma adjustments reflected herein are preliminary and based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated statement of financial position is presented for illustrative purposes only and does not purport to indicate the financial condition of future periods or the financial condition that actually would have been realized had the events and transactions described in the accompanying Circular been consummated on the date presented. Actual adjustments may differ significantly from the pro forma adjustments.

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Yellow Media Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Financial Position
As at March 31, 2012

($ in thousands)	Yellow Media (Unaudited)	Pro Forma Adjustments	Reference	New Yellow Media (Pro Forma)
Assets	($)	($)		($)
Current assets
Cash	310,148	(271,275)	(1)(4)	38,873
Trade receivables	171,975	—		171,975
Prepaid expenses	4,729	—		4,729
Deferred publication costs and other assets	92,831	—		92,831
Total current assets	579,683	(271,275)		308,408
Deferred publication costs	7,956	—		7,956
Financial and other assets	19,128	(4,141)	(3)	14,987
Investments in associates	1,801	—		1,801
Property, plant and equipment	41,760	—		41,760
Intangible assets	1,641,099	—		1,641,099
Total non-current assets	1,711,744	(4,141)		1,707,603
Total assets	2,291,427	(275,416)		2,016,011
Liabilities and equity (deficiency)
Current liabilities
Trade and other payables	129,781	11,183	(1)(2)(8)	140,964
Current income tax liabilities	19,200	1,679	(9)	20,879
Provisions	42,400	—		42,400
Deferred revenues	50,466	—		50,466
Current portion of long-term debt	421,034	(419,000)	(3)	2,034
Preferred Shares, Series 1	250,069	(250,069)	(6)	—
	912,950	(656,207)		256,743
Deferred credits	16,020	—		16,020
Deferred income taxes	83,902	(23,042)	(9)	60,860
Income tax liabilities	35,496	—		35,496
Post-employment benefits	286,923	—		286,923
Deferred consideration	973	—		973
Long-term debt	1,405,651	(654,094)	(3)(4)	751,557
Convertible instruments	184,758	(108,658)	(3)(4)	76,100
Preferred Shares, Series 2	149,266	(149,266)	(6)	—
Total non-current liabilities	2,162,989	(935,060)		1,227,929
Total liabilities	3,075,939	(1,591,267)		1,484,672
Capital and reserves	6,397,845	210,446	(3)(4)(5)(6)(7)	6,608,291
Deficit	(7,183,146)	1,105,405		(6,077,741)
Equity (deficiency) attributable to shareholders	(785,301)	1,315,851		530,550
Non-controlling interests	789	—		789
Total equity (deficiency)	(784,512)	1,315,851		531,339
Total liabilities and equity (deficiency)	2,291,427	(275,416)		2,016,011

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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Yellow Media Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

The notes accompanying the Unaudited Pro Forma Condensed Consolidated Statement of Financial Position and set forth in their entirety under “Selected Financial Information — Unaudited Pro Forma Condensed Consolidated Statement of Financial Position” are an integral part of, and should be read together with, this unaudited pro forma condensed consolidated statement of financial position.

Plan of Arrangement Pro Forma Adjustments

In conjunction with the implementation of the Plan of Arrangement, adjustments to the unaudited pro forma condensed consolidated statement of financial position are as follows:

Payment of interest to the Lenders and Noteholders

(1)	As a result of the required payment of any accrued and unpaid interest to the Lenders and Noteholders, an estimated amount of $21.3 million of accrued interest as at March 31, 2012 shall be paid.

Interest on Existing Debentures and Preferred Shares Series 1 and 2

(2)
An amount of $6.3 million and $4.7 million of accrued interest and undeclared dividends on the Existing Debentures and Preferred Shares Series 1 and 2, respectively, as at March 31, 2012 shall not be paid and therefore shall be reversed into net earnings (loss).

Treatment of Existing Credit Facilities and Existing Notes

(3)
As of the Effective Date, the existing Long-Term Debt and Convertible Instruments carried on the statement of financial position as at March 31, 2012 in the amount of $1,823.1 million (excluding obligations under finance leases) and $184.8 million (before consideration for $50 million of repayments on the Existing Credit Facilities balances made subsequent to March 31, 2012), respectively, will be extinguished and derecognized. As a result, the difference between the derecognized debt and the recognition of the new instruments issued pursuant to the Plan of Arrangement shall be recorded in net earnings (loss) as part of the gain on settlement of debt.

The equity component of the Existing Debentures in the amount of $7.4 million net of income taxes of $2.7 million will expire unexercised and will be reclassified to deficit, and the accumulated cash flow hedge reserve as at March 31, 2012 of $0.9 million relating to the extinguished debt shall be reversed into net earnings (loss) as part of the gain on settlement of debt.

Deferred financing costs in the amount of $4.1 million recorded in “Financial and other assets” on the statement of financial position will be reversed to net earnings (loss) as part of the gain on settlement of debt.

(4)
Based on the Plan of Arrangement, cash will be paid out in the amount of $250 million to Lenders and Noteholders. In addition, New Yellow Media will issue Senior Secured Notes and Senior Subordinated Exchangeable Debentures with a principal amount of $750 million and $100 million respectively, to the Lenders and Noteholders.

The Senior Secured Notes and Senior Subordinated Exchangeable Debentures shall be accounted for at their fair values at initial recognition in New Yellow Media’s published consolidated financial statements for the period in which the Plan of Arrangement will take effect. For purposes of this unaudited pro forma condensed consolidated statement of financial position, the fair value of the Senior Secured Notes is estimated to be approximately equal to its face value of $750 million and the fair value of the Senior Subordinated Exchangeable Debentures is estimated to be approximately $80.6 million. The Senior Subordinated Exchangeable Debentures’ fair value shall be bifurcated into its liability and equity components at initial recognition and for purposes of this pro forma are estimated to be approximately $76.1 million and $3.3 million net of income taxes of $1.2 million, respectively.

The embedded derivatives attached to the Senior Secured Notes and Senior Subordinated Exchangeable Debentures are estimated to be insignificant at initial recognition.

The 21,295,090 New Common Shares to be issued to the Lenders and Noteholders under the Plan of Arrangement will be recorded in Capital and Reserves at fair value estimated to be $149.1 million.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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Treatment of Existing Debentures and Existing Shares

(5)
New Yellow Media shall issue to holders of the Existing Debentures and Existing Shares 4,517,140 New Common Shares for which the Pro Rata Share issued to holders of Existing Preferred Shares Series 1 and 2 and Existing Debentures will be recorded in Capital and Reserves at a fair value estimated to be approximately $7.9 million. New Yellow Media shall also issue 2,581,223 Warrants which shall be accounted for at their fair value at initial recognition in New Yellow Media’s published consolidated financial statements for the period in which the Plan of Arrangement will take effect. For purposes of this unaudited pro forma condensed consolidated statement of financial position, the fair value of the Warrants is estimated to be nominal. The Pro Rata Share of the New Common Shares issued to holders of Preferred Shares Series 3, 5, 7, and Existing Common Shares will continue to be carried at book value of the Existing Common Shares and Existing Preferred Shares Series 3, 5 and 7.

(6)
The Existing Preferred Shares Series 1, 2, 3, 5, 7, and Existing Common Shares as of the Effective Date will be cancelled. As a result of the extinguishment of the Existing Preferred Shares Series 1 and 2 classified as liabilities, New Yellow Media will reverse their aggregate carrying values, net of deferred financing costs, in the amount of $399.3 million into the gain on settlement of debt. The Existing Preferred Shares Series 3, 5 and 7 classified as equity in the amount of $320.7 million (net of deferred financing costs and income taxes) as at March 31, 2012 shall be reclassified into Capital and Reserves. The carrying value of the Existing Common Shares classified in Capital and Reserves shall not be reclassified.

(7)
The stock options and RSUs outstanding as of the Effective Date of the Plan of Arrangement will be cancelled for a nominal cash consideration. As a result, the unrecognized stock-based compensation expense for the stock options and RSUs in the amount of $5.1 million as at March 31, 2012 will be charged to net earnings (loss). The RSUs balance and stock-based compensation reserves classified in equity in the amount of $55 million and $3.5 million as at March 31, 2012 after effect of recognizing the unrecognized stock-based compensation will be reversed into deficit.

Other adjustments

(8)
All transaction costs relating to the above implementation of the Plan of Arrangement in the estimated amount of $45 million will be expensed as incurred ($43.4 million remains to be incurred as at March 31, 2012).

Tax adjustments

(9)
Represents the estimated tax impact of the various adjustments described in (1) through (8). Current income tax liabilities are estimated to increase by $1.7 million and Deferred income tax liabilities are estimated to decrease by $23 million. The effective tax rate used to effect the various adjustments ranges from 25.8% to 26.9%. The decrease to the deferred income tax liabilities would be lower by approximately $10 million should Yellow Media and New Yellow Media opt to implement the Alternative Steps. See “The Recapitalization — Arrangement Mechanics — Alternative Steps”.

As a result of the above adjustments, New Yellow Media will record an estimated gain on settlement of debt in the amount of $1,128.9 million before related income taxes.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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GLOSSARY OF TERMS

Unless the context otherwise requires, when used in this Circular the following terms shall have the meanings set forth below. Words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders.

“1933 Act” means the United States Securities Act of 1933, as amended;

“2010 Options” means the outstanding options issued under the 2010 Stock Option Plan;

“2010 Stock Option Plan” means the stock option plan of the Corporation adopted by the Board of Directors on November 11, 2010 and approved by the holders of Existing Common Shares on May 5, 2011;

“Affected Unsecured Debt” means, as at the relevant time, collectively, (i) the Credit Facility Debt and (ii) the Existing Notes;

“Agent/Trustees Fees and Expenses” has the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Fees and Expenses of Credit Facility Agent, Note Trustee and Debenture Trustee”;

“Alternative Award” has the meaning ascribed thereto under “Yellow Media after the Recapitalization — New Stock Option Plan”;

“Alternative Recapitalization” has the meaning ascribed thereto under “Support Agreement — Change in Nature of the Plan of Arrangement or Recapitalization”;

“Alternative Steps” has the meaning ascribed thereto under “The Recapitalization — Arrangement Mechanics — Overview”;

“Arrangement” means the arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set forth in the Plan of Arrangement subject to any amendments or variations made thereto in accordance with the Plan of Arrangement or made at the direction of the Court;

“Arrangement Agreement” means the Arrangement Agreement dated July 23, 2012, among Yellow Media, New Yellow Media and YPG Corp., as may be amended, restated, varied, modified or supplemented from time to time;

“Arrangement Resolutions” means, collectively, the Debtholders’ Arrangement Resolution and the Shareholders’ Arrangement Resolution;

“Arrangement Transactions” has the meaning ascribed thereto under “The Recapitalization — Arrangement Mechanics — Overview”;

“BIA” means the Bankruptcy and Insolvency Act, as now in effect and as it may be amended from time to time prior to the Effective Date;

“Blackout Period” has the meaning ascribed thereto under “Yellow Media after the Recapitalization — New Stock Option Plan”;

“BMO Capital Markets” means BMO Nesbitt Burns Inc.;

“BMO Engagement Letter” has the meaning ascribed thereto under “The Recapitalization — BMO Fairness Opinion — Independence of BMO Capital Markets”;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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“BMO Fairness Opinion” has the meaning ascribed thereto under “The Recapitalization — BMO Fairness Opinion”;

“Board of Directors” means the Board of Directors of the Corporation;

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Montreal, Québec and Toronto, Ontario;

“Canaccord Genuity” means Canaccord Genuity Corp.;

“Canaccord Genuity Engagement Letter” has the meaning ascribed thereto under “The Recapitalization — Canaccord Genuity Fairness Opinion — Independence of Canaccord Genuity”;

“Canaccord Genuity Fairness Opinion” has the meaning ascribed thereto under “The Recapitalization — Canaccord Genuity Fairness Opinion”;

“Canadian Debtholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Debtholders — Exchange of Existing Notes for cash, Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Shares”;

“Canadian Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada”;

“Canadian Shareholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Shareholders of the Corporation and of New Yellow Media — Exchange of Existing Shares for, or Distribution by the winding-up of the Corporation of, New Common Shares, as the case may be”;

“Canpages” means Canpages Inc., a CBCA corporation;

“CBCA” means the Canada Business Corporations Act, as now in effect and as it may be amended from time to time prior to the Effective Date;

“CCAA” means the Companies Creditors’ Arrangement Act, as now in effect and as it may be amended from time to time prior to the Effective Date;

“CDS” means CDS Clearing and Depository Services Inc. or any successor thereof;

“Certificate of Arrangement” or “Certificate” means the certificate giving effect to the Arrangement which shall be issued by the Director pursuant to section 192(7) of the CBCA upon receipt of the articles of arrangement in accordance with section 262 of the CBCA;

“Change of Control Price” has the meaning ascribed thereto in “Description of Warrants — Change of Control”;

“Circular” means the respective notices of Meetings and this management proxy circular together with all appendices thereto;

“CMRs” has the meaning ascribed thereto under “Risk Factors — Risks Relating to Yellow Media’s Business — The inability or unwillingness of Certified Market Representatives to carry on business with the Corporation could have a material adverse effect on the Corporation, its business, results from operations and financial condition”;

“Common Shareholder Consideration” has the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Shareholders and Debentureholders”;

“Consenting Creditors” means the Noteholders who executed and who are parties to the Support Agreement;

“Court” means the Superior Court of Québec, Commercial Division;

“CRA” means the Canada Revenue Agency;

“Credit Facility Agent” means the Bank of Nova Scotia, as administrative agent, pursuant to the Existing Credit Agreement, or any successor thereof;

“Credit Facility Debt” means all amounts owing to the Lenders on account of principal pursuant to and under the Existing Credit Agreement as at the relevant time;

“DBRS” means Dominion Bond Rating Service Limited;

“Debentureholder Debt” means the principal amount of the Existing Debentures as at the relevant time;

“Debentureholders” means the holders of the Existing Debentures;

“Debenture Trustee” means BNY Trust Company of Canada, or any successor thereof;

“Debtholders” means, collectively, the Lenders and the Noteholders;

“Debtholders’ Arrangement Resolution” means the resolution approving the Arrangement, the full text of which is set forth in Appendix “A” to this Circular, to be voted upon by the Debtholders and Opt-Out Debentureholders at the Debtholders’ Meeting;

“Debtholder Consideration” has the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Debtholders”;

“Debtholders’ Meeting” means the meeting of Debtholders and Opt-Out Debentureholders to be held pursuant to the Interim Order to consider the matters set out in the notice of the Debtholders’ Meeting, including the Debtholders’ Arrangement Resolution;

“Director” means the Director appointed under Section 260 of the CBCA;

“Distribution Record Date” means the close of business on the day that is three Business Days before the Effective Date;

“Effective Date” means the date shown on the Certificate of Arrangement, such date to be the date the Plan of Arrangement is implemented;

“Entitlements” means all legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person (i) with respect to or arising out of, or in connection with, the Existing Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the Existing Notes, the Existing Note Indenture, the Existing Debentures, the Existing Debenture Indenture, the Existing Preferred Shares and the Existing Common Shares, as applicable (including any guarantees granted in respect of, or pursuant to, the foregoing) and (ii) to acquire or receive any of the foregoing;

“Estimated Trading Value” means, as of the date of the BMO Fairness Opinion or of the Canaccord Genuity Fairness Opinion, as applicable, the potential estimated value of a security or a debt instrument, assuming a liquid, mature market for such security or instrument, based on current securities market, economic, financial and general business conditions for the Corporation and its securities determined with reference to, among other things, comparable companies and their securities;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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“Existing Common Shares” means the common shares in the capital of Yellow Media, including, for greater certainty, any common shares in the capital of Yellow Media issued upon exchange or conversion of Existing Debentures pursuant to the Plan of Arrangement or otherwise;

“Existing Credit Agreement” means the second amended and restated credit agreement dated September 28, 2011, among, inter alia, Yellow Media, as borrower, the Credit Facility Agent and the Lenders thereunder;

“Existing Credit Facilities” means, collectively, the Revolving Facility and the Non-Revolving Facility, as provided for in the Existing Credit Agreement;

“Existing Debenture Indenture” means the trust indenture dated July 8, 2010 in respect of the Existing Debentures, as supplemented by the first supplemental trust indenture dated November 1, 2010, between Yellow Media and the Debenture Trustee;

“Existing Debentures” means the 6.25% convertible unsecured subordinated debentures of Yellow Media due October 1, 2017 issued pursuant to the Existing Debenture Indenture;

“Existing Note Indenture” means the trust indenture dated April 21, 2004 in respect of the Existing Notes, as supplemented by the first supplemental trust indenture dated November 1, 2010, among Yellow Media, YPG Corp. and the Note Trustee;

“Existing Notes” means, collectively, the Series 2 Notes, the Series 3 Notes, the Series 4 Notes, the Series 5 Notes, the Series 7 Notes, the Series 8 Notes, the Series 9 Notes and the Series 10 Notes;

“Existing Preferred Shares” means, collectively, the Preferred Shares, Series 1, the Preferred Shares, Series 2, the Preferred Shares, Series 3, the Preferred Shares, Series 4, the Preferred Shares, Series 5, the Preferred Shares, Series 6, and the Preferred Shares, Series 7;

“Existing Shares” means, collectively, the Existing Preferred Shares and the Existing Common Shares;

“Fairness Opinions” means, collectively, the BMO Fairness Opinion and the Canaccord Genuity Fairness Opinion;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended, by the Court, at any time prior to the Effective Date;

“Financing Committee” means the Financing Committee of the Board of Directors;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any stock exchange (including TSX), automated quotation system, self- regulatory authority or securities regulatory authority;

“IFRS” means International Financial Reporting Standards;

“Information” has the meaning ascribed thereto under “The Recapitalization — BMO Fairness Opinion — Assumptions”;

“Initial Consenting Creditors” means the Noteholders who executed and became parties to the Support Agreement on July 23, 2012;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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“Interest Payments” has the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Accrued Interest on Affected Unsecured Debt and Existing Debentures”;

“Interested Parties” has the meaning ascribed thereto under “The Recapitalization — BMO Fairness Opinion — Independence of BMO Capital Markets”;

“Interim Order” means the interim order of the Court dated July 23, 2012, pursuant to section 192 of the CBCA as the same may be amended from time to time by the Court;

“Intermediary” has the meaning ascribed thereto under “Information Concerning the Meetings — Entitlement to Vote and Attend”;

“laws” means (i) all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, directions, sanctions and awards of any Governmental Entity, and (iii) all policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law or which establish the interpretative position of the law by such Governmental Entity, in each case binding on or affecting the Person referred to in the context in which such word is used;

“Lender Consideration” means the Lenders’ aggregate Pro Rata Share of the Debtholder Consideration;

“Lenders” means the lenders, as defined under the Existing Credit Agreement, as at the relevant time;

“Management Stock Option Plan” means the management stock option plan implemented by a predecessor of the Corporation, as amended;

“Management Stock Options” means the outstanding options issued under the Management Stock Option Plan;

“Material Adverse Change” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to the business, properties, assets (tangible or intangible), liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of the YMI Companies, taken as a whole, other than a change, effect, event, occurrence or state of facts resulting from: (i) any change in generally accepted accounting principles for publicly-accountable enterprises as set out in the Canadian Institute of Chartered Accountants Handbook-Accounting; (ii) any change in applicable laws; (iii) any change in exchange rates or change relating to general political, economic or financial conditions in Canada or the United States; (iv) any change in the industries in which the YMI Companies operate; (v) any natural disaster; (vi) the announcement, potential performance or pendency, as applicable, of the Support Agreement, the Recapitalization or any other related agreement contemplated thereby; (vii) any change in the market price or trading volume of any securities of Yellow Media (provided that the underlying cause or causes of such change may be taken into account in determining whether a Material Adverse Change has occurred) or any suspension of trading in securities generally on any securities exchange on which any securities of Yellow Media trade; (viii) the failure of the YMI Companies in and of themselves to meet any internal or public projections, forecasts or estimates of revenues or earnings (provided that the underlying cause or causes of such failure may be taken into account in determining whether a Material Adverse Change has occurred); and (ix) any action or omission of the YMI Companies taken upon the written request or with the express written consent of the Initial Consenting Creditors; provided, however, that such change, effect, event, occurrence or state of facts referred to in (i), (ii), (iii) and (v) above does not primarily relate to (or have the effect of primarily relating to) the YMI Companies or disproportionately adversely affect the YMI Companies, taken as a whole, compared to other companies operating in the industry in which the YMI Companies operate;

“Meeting Materials” has the meaning ascribed thereto under “Information Concerning the Meetings — Entitlement to Vote and Attend”;

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“Meetings” means, collectively, the Debtholders’ Meeting and the Shareholders’ Meeting;

“Newco1” means 8254338 Canada Inc., a CBCA corporation;

“New Common Shares” means the common shares in the capital of New Yellow Media;

“New Option” has the meaning ascribed thereto under “Yellow Media after the Recapitalization — New Stock Option Plan”;

“New Option Period” has the meaning ascribed thereto under “Yellow Media after the Recapitalization — New Stock Option Plan”;

“New Stock Option Plan” has the meaning ascribed thereto under “Yellow Media after the Recapitalization — New Stock Option Plan”;

“New Transaction” has the meaning ascribed thereto under “Support Agreement — New Transactions”;

“New Yellow Media” means 8254320 Canada Inc., to be named “Yellow Media Ltd.” upon filing of articles of arrangement, a CBCA corporation;

“Non-Registered Holder” has the meaning ascribed thereto under “Information Concerning the Meetings — Entitlement to Vote and Attend”;

“Non-Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Non-Residents of Canada”;

“Non-Revolving Facility” has the meaning ascribed thereto under “Yellow Media before the Recapitalization — Description of Indebtedness — Credit Facilities”;

“Noteholder Advisors” means Bennett Jones LLP, in its capacity as legal advisor to the Initial Consenting Creditors, and Moelis & Company, in its capacity as financial advisor to the Initial Consenting Creditors;

“Noteholder Consideration” means the Noteholders’ aggregate Pro Rata Share of the Debtholder Consideration;

“Noteholder Debt” means the principal amount of the Existing Notes;

“Noteholders” means the holders of the Existing Notes, as at the relevant time;

“Note Trustee” means CIBC Mellon Trust Company, or any successor thereof;

“Obligations” means all obligations, liabilities and indebtedness of the YMI Companies under the Existing Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the Existing Notes, the Note Indenture, the Existing Debentures, the Existing Debenture Indenture, the Existing Preferred Shares and the Existing Common Shares as at the Effective Date, including the obligations, liabilities and indebtedness of the YMI Companies as guarantors under the Existing Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the Existing Notes and the Existing Note Indenture;

“Opt-Out Debentureholders” has the meaning ascribed thereto under “Information Concerning the Meetings — Existing Debentures and Opt-Out Election”;

“Opt-Out Election” has the meaning ascribed thereto under “Information Concerning the Meetings — Existing Debentures and Opt-Out Election”;

“Order” means any order of the Court relating to the Recapitalization including, without limitation, the Interim Order and the Final Order;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

“Outside Date” means October 31, 2012;

“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement pursuant to section 192 of the CBCA, as amended, restated, varied, modified or supplemented, (including by the Step Confirmation Notice, if any) from time to time, in accordance with the terms therein, substantially in the form and content set forth in Appendix “C” to this Circular;

“Plans” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Eligibility for Investment”;

“Preferred Shareholder Consideration” has the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Shareholders and Debentureholders”;

“Preferred Shares, Series 1” means the 4.25% Cumulative Redeemable First Preferred Shares, Series 1 in the capital of the Corporation;

“Preferred Shares, Series 2” means the 5.00% Cumulative Redeemable First Preferred Shares, Series 2 in the capital of the Corporation;

“Preferred Shares, Series 3” means the Cumulative Rate Reset First Preferred Shares, Series 3 in the capital of the Corporation;

“Preferred Shares, Series 4” means the Cumulative Floating Rate First Preferred Shares, Series 4 in the capital of the Corporation;

“Preferred Shares, Series 5” means the Cumulative Rate Reset First Preferred Shares, Series 5 in the capital of the Corporation;

“Preferred Shares, Series 6” means the Cumulative Floating Rate First Preferred Shares, Series 6 in the capital of the Corporation;

“Preferred Shares, Series 7” means the Cumulative Exchangeable First Preferred Shares, Series 7 in the capital of the Corporation;

“Pro Rata Share” has (i) with respect to the Debtholder Consideration, the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Debtholders”, and (ii) with respect to the Shareholder Consideration, the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Shareholders and Debentureholders”;

“Recapitalization” means the recapitalization of the YMI Companies as set forth in the Plan of Arrangement, and the transactions contemplated therein;

“Record Date” means July 24, 2012;

“Registered Debentureholders” means the Debentureholders as shown in the registers maintained by or on behalf of the Corporation;

“Registered Noteholders” means the Noteholders as shown in the registers maintained by or on behalf of the Corporation;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

“Registered Shareholders” means the holders of Existing Preferred Shares and/or Existing Common Shares as shown in the registers maintained by or on behalf of the Corporation;

“Regulations” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”;

“Remaining Term” has the meaning ascribed thereto under “Description of Warrants — Change of Control”;

“Required Noteholder Approval” means the prior approval of Initial Consenting Creditors representing at least a majority of the aggregate of the Existing Notes held by all Initial Consenting Creditors at the time of the approval;

“RESP” means Registered Education Savings Plan, as defined in the Tax Act;

“Revolving Facility” has the meaning ascribed thereto under “Yellow Media before the Recapitalization — Description of Indebtedness — Credit Facilities”;

“RRIF” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Eligibility for Investment”;

“RRSP” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Eligibility for Investment”;

“RSUs” means the outstanding restricted share units issued under the RSU Plan;

“RSU Plan” means the restricted share unit plan established by a predecessor of the Corporation on August 30, 2004 and restated effective as of November 1, 2010;

“Securityholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”;

“Senior Secured Note Indenture” means the indenture in respect of the Senior Secured Notes among, inter alia, Yellow Media (or if the Alternative Steps are implemented, New Yellow Media) and the Senior Secured Note Trustee, to be dated as of the Effective Date;

“Senior Secured Notes” has the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Debtholders”;

“Senior Secured Note Trustee” means BNY Trust Company of Canada, or any successor thereof;

“Senior Security Agreements” means all guarantees and security agreements contemplated under the Senior Secured Note Indenture;

“Senior Subordinated Exchangeable Debenture Indenture” means the indenture, in respect of the Senior Subordinated Exchangeable Debentures among, inter alia, Yellow Media (or if the Alternative Steps are implemented, New Yellow Media) and the Senior Subordinated Exchangeable Debenture Trustee, to be dated as of the Effective Date;

“Senior Subordinated Exchangeable Debentures” has the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Debtholders”;

“Senior Subordinated Exchangeable Debenture Trustee” means BNY Trust Company of Canada, or any successor thereof;

“Series 2 Notes” means the Corporation’s 5.71% Unsecured Medium Term Notes, Series 2, due April 21, 2014;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

“Series 3 Annual Fixed Dividend Rate” has the meaning ascribed thereto under “Yellow Media before the Recapitalization — Description of Share Capital — Preferred Shares — Preferred Shares, Series 3”;

“Series 3 Initial Fixed Rate Period” has the meaning ascribed thereto under “Yellow Media before the Recapitalization — Description of Share Capital — Preferred Shares — Preferred Shares, Series 3”;

“Series 3 Notes” means the Corporation’s 5.85% Unsecured Medium Term Notes, Series 3, due November 18, 2019;

“Series 3 Subsequent Fixed Rate Period” has the meaning ascribed thereto under “Yellow Media before the Recapitalization — Description of Share Capital — Preferred Shares — Preferred Shares, Series 3”;

“Series 4 Notes” means the Corporation’s 5.25% Unsecured Medium Term Notes, Series 4, due February 15, 2016;

“Series 5 Annual Fixed Dividend Rate” has the meaning ascribed thereto under “Yellow Media before the Recapitalization — Description of Share Capital — Preferred Shares — Preferred Shares, Series 5”;

“Series 5 Initial Fixed Rate Period” has the meaning ascribed thereto under “Yellow Media before the Recapitalization — Description of Share Capital — Preferred Shares — Preferred Shares, Series 5”;

“Series 5 Notes” means the Corporation’s 6.25% Unsecured Medium Term Notes, Series 5, due February 15, 2036;

“Series 5 Subsequent Fixed Rate Period” has the meaning ascribed thereto under “Yellow Media before the Recapitalization — Description of Share Capital — Preferred Shares — Preferred Shares, Series 5”;

“Series 7 Notes” means the Corporation’s 7.30% Unsecured Medium Term Notes, Series 7, due February 2, 2015;

“Series 8 Notes” means the Corporation’s 6.85% Unsecured Medium Term Notes, Series 8, due December 3, 2013;

“Series 9 Notes” means the Corporation’s 6.50% Unsecured Medium Term Notes, Series 9, due July 10, 2013;

“Series 10 Notes” means the Corporation’s 7.75% Unsecured Medium Term Notes, Series 10, due March 2, 2020;

“Shareholder Consideration” means, collectively, the Preferred Shareholder Consideration and the Common Shareholder Consideration;

“Shareholders” means, collectively, the holders of Existing Preferred Shares and the holders of Existing Common Shares;

“Shareholders’ Arrangement Resolution” means the resolution approving the Arrangement, the full text of which is set forth in Appendix “B” to this Circular, to be voted upon by the Shareholders and Debentureholders (other than Opt-Out Debentureholders) at the Shareholders’ Meeting;

“Shareholders’ Meeting” means the meeting of Shareholders and Debentureholders (other than Opt-Out Debentureholders) to be held to consider the matters set out in the notice of the Shareholders’ Meeting, including the Shareholders’ Arrangement Resolution;

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.;

“Step Confirmation Notice” means the notice, if any, provided by Yellow Media prior to the date of the hearing for the Final Order, such notice to contain a statement specifying that the Alternative Transactions are to be implemented;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

“Subordinated Guarantee Agreements” means all guarantees agreements contemplated under the Senior Subordinated Exchangeable Debenture Indenture;

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus and Registration Exemptions;

“Support Agreement” has the meaning ascribed thereto under “Support Agreement”;

“taxable capital gain” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Taxation of Capital Gains and Capital Losses”;

“Tax Act” means the Income Tax Act (Canada), as it may be amended or re-enacted from time to time;

“Tax Proposals” means all proposed amendments to the Tax Act publicly released by the Minister of Finance (Canada);

“Tax Shield” has the meaning ascribed thereto under “Risk Factors — Risks Relating to the Recapitalization — The Recapitalization may reduce certain tax attributes of the Corporation”;

“Telco Partners” has the meaning ascribed thereto under “Risk Factors — Risks Relating to Yellow Media’s Business — Failure by either the Corporation or the Telco Partners to fulfill the obligations set forth in the agreements between the Corporation and the Telco Partners could result in a material adverse effect on the Corporation, its business, results from operations and financial condition”;

“TFSA” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Eligibility for Investment”;

“Third Party Transaction Proposal” has the meaning ascribed thereto under “Support Agreement — Consenting Creditors’ Covenants and Consents”;

“Time of Expiry” has the meaning ascribed thereto under “Description of Warrants — General”;

“Transfer Agent” means Canadian Stock Transfer Company Inc., as administrative agent for CIBC Mellon Trust Company;

“TSX” means the Toronto Stock Exchange; “TSXV” means the TSX Venture Exchange;

“Warrant Agent” has the meaning ascribed thereto in “Description of Warrants — General”;

“Warrant Exercise Price” has the meaning ascribed thereto in “Description of Warrants — General”;

“Warrantholder” has the meaning ascribed thereto in “Description of Warrants — General”;

“Warrant Indenture” has the meaning ascribed thereto in “Description of Warrants — General”;

“Warrant Redemption Price” has the meaning ascribed thereto in “Description of Warrants — Change of Control”;

“Warrants” has the meaning ascribed thereto under “The Recapitalization — Effect of the Recapitalization — Effect of the Recapitalization on Shareholders and Debentureholders”;

“W2W” means Wall2Wall Media Inc., a CBCA corporation;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

“Yellow Media” or the “Corporation” means Yellow Media Inc., a CBCA corporation;

“YMI Companies” means Yellow Media, New Yellow Media and their respective Subsidiaries;

“YMI First Ranking Preferred Shares” means the new voting preferred shares in the capital of Yellow Media to be created by amendment to the articles of Yellow Media and entitling their holders to one vote per preferred share and a first-ranking liquidation preference for an amount per share equal to the consideration received by Yellow Media for such share at the time of its issuance;

“YMI Securities” means the Credit Facility Debt, the Existing Notes, the Existing Debentures, the Existing Preferred Shares and the Existing Common Shares;

“YPG Corp.” means Yellow Pages Group Corp., a CBCA corporation;

“YPG Corp. Notes” means, at any relevant time, all outstanding interest bearing promissory notes issued by YPG Corp. in favour of Yellow Media;

“YPG LLC” means Yellow Pages Group, LLC, a Delaware company; and

“YPG USA” means YPG (USA) Holdings, Inc., a Delaware company.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

INFORMATION CONCERNING THE MEETINGS

Overview

Pursuant to the Interim Order, the Corporation has called the Debtholders’ Meeting and the Shareholders’ Meeting to consider and, if deemed advisable, to pass the Arrangement Resolutions approving various aspects of the Recapitalization. The Debtholders’ Meeting will be held at the Palais des congrès, 1001 Place Jean-Paul- Riopelle, Room 510, Montreal, Québec, H2Z 1H5, at 11:00 a.m. (Montreal time) on September 6, 2012, as set forth in the Notice of Meeting of Debtholders. The Shareholders’ Meeting will be held at the Palais des congrès, 1001 Place Jean-Paul-Riopelle, Room 510, Montreal, Québec, H2Z 1H5, at 11:30 a.m. (Montreal time) on September 6, 2012, as set forth in the Notice of Meeting of Shareholders.

The Court has determined that the Lenders, Noteholders and Opt-Out Debentureholders shall be entitled to vote as one class for the purposes of voting on the Debtholders’ Arrangement Resolution and that the Shareholders and Debentureholders (other than Opt-Out Debentureholders) shall be entitled to vote as one class for the purposes of voting on the Shareholders’ Arrangement Resolution.

The Shareholders’ Meeting will be deemed to satisfy the requirements under sections 133(1) and 155(1) of the CBCA in connection with the holding of Yellow Media’s annual meeting of shareholders and the placing of Yellow Media’s annual financial statements before its shareholders in respect of the financial year ended December 31, 2011, which are incorporated by reference in this Circular and available on SEDAR at www.sedar.com.

Solicitation of Proxies

The management of the Corporation is soliciting proxies for use at the Meetings and has designated the persons named on the enclosed forms of proxy as persons whom Lenders, Noteholders, Debentureholders or Shareholders may appoint as their proxyholders. The persons named in the enclosed form of proxy are Marc P. Tellier, President and Chief Executive Officer of the Corporation and Marc L. Reisch, Chairman of the Board of Directors. A Lender, Noteholder, Debentureholder or Shareholder has the right to appoint as his or her proxy a person, other than those whose names are printed on the accompanying form of proxy, who need not be a Lender, Noteholder, Debentureholder or Shareholder. A Lender, Noteholder, Debentureholder or Shareholder who wishes to appoint some other person to represent it at the applicable Meeting that such Lender, Noteholder, Debentureholder or Shareholder is entitled to attend may do so either by inserting such other person’s name in the blank space provided in the form of proxy and signing the form of proxy or by completing and signing another proper form of proxy. Where the Lender, Noteholder, Debentureholder or Shareholder is a corporation, the form of proxy must be executed by a duly authorized officer or representative of the corporation, and such person may be required to provide the instrument so empowering such person, or such other documentation in support, as shall be acceptable to the Chairman of the Debtholders’ Meeting or of the Shareholders’ Meeting, as applicable.

It is expected that the solicitation will be made primarily by mail but proxies may also be solicited by telephone, over the Internet, in writing or in person, by directors, officers, regular employees or agents of the Corporation and its Subsidiaries, who will be specifically remunerated therefor. The Corporation has retained Kingsdale Shareholder Services Inc. as its proxy solicitation agent to provide, without limitation the following services in connection with the Meetings: review and analysis of the Circular, liaison with proxy advisory firms, development and implementation of solicitation of proxies, including contacting Lenders, Noteholders, Debentureholders and Shareholders by telephone. The cost of these services is up to approximately $105,000 (plus reimbursement of disbursements). All costs of the solicitation will be borne by the Corporation. The Corporation may also reimburse brokers and other persons holding Credit Facility Debt, Noteholder Debt, Debentureholder Debt or Existing Shares in their name or in the name of nominees for their costs incurred in sending proxy materials to their principals in order to obtain their proxies and voting instructions. Such costs are expected to be nominal.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

In order to be effective, proxies of Debtholders and Opt-Out Debentureholders must be returned in the pre-addressed return envelope provided for that purpose, to Canadian Stock Transfer Company Inc. as administrative agent for CIBC Mellon Trust Company, no later than 4:00 p.m. (Montreal time) on September 5, 2012, or if the Debtholders’ Meeting is adjourned, by no later than 48 hours prior to the time of such adjourned meeting (excluding Saturdays, Sundays and holidays).

In order to be effective, proxies of Shareholders and Debentureholders (other than Opt-Out Debentureholders) must be returned in the pre-addressed return envelope provided for that purpose, to Canadian Stock Transfer Company Inc. as administrative agent for CIBC Mellon Trust Company, no later than 4:00 p.m. (Montreal time) on September 5, 2012, or if the Shareholders’ Meeting is adjourned, by no later than 48 hours prior to the time of such adjourned meeting (excluding Saturdays, Sundays and holidays).

Existing Debentures and Opt-Out Election

Pursuant to the Arrangement, each $100 principal amount of Existing Debentures will be exchanged for 12.5 Existing Common Shares and Debentureholders will be treated as holders of Existing Common Shares for the purposes of the Arrangement. Accordingly, Debentureholders as at the Record Date will be entitled to vote at the Shareholders’ Meeting and not at the Debtholders’ Meeting, except that Debentureholders may, no later than 4:00 p.m. (Montreal time) on September 5, 2012, elect to vote at the Debtholders’ Meeting instead of at the Shareholders’ Meeting (the “Opt-Out Election”).

Debentureholders that have exercised the Opt-Out Election (the “Opt-Out Debentureholders”) will be entitled to one vote per $1 principal amount of Existing Debentures as at the Record Date in respect of the vote on the Debtholders’ Arrangement Resolution and any other matters properly brought before the Debtholders’ Meeting. Exercise of the Opt-Out Election in respect of Existing Debentures will not affect the treatment of such Existing Debentures under the Arrangement and, for greater certainty, will not make such Existing Debentures part of the Affected Unsecured Debt. A Debentureholder that wishes to exercise the Opt-Out Election must properly complete the relevant section of its form of proxy and return its form of proxy in accordance with the procedures set forth under “Information Concerning the Meetings — Solicitation of Proxies”.

Entitlement to Vote and Attend

Only Lenders, Noteholders, Debentureholders and Shareholders or the persons they appoint as their proxies, are entitled to attend and vote at the Debtholders’ Meeting and Shareholders’ Meeting, as applicable. Existing Notes, Existing Debentures and Existing Shares beneficially owned by a person (a “Non-Registered Holder”) are registered in the name of an intermediary (an “Intermediary”) such as securities dealers or brokers, banks, trust companies, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans that the Non-Registered Holder deals with in respect of the Existing Shares, Existing Notes or Existing Debentures. Other persons are also entitled to attend the Meetings as provided for in the Interim Order.

In accordance with Canadian securities law, the Corporation has distributed copies of the respective notices of Meetings, this Circular and the respective forms of proxy (collectively, the “Meeting Materials”) to the Intermediaries for onward distribution to Non-Registered Holders. Intermediaries are required to forward the Meeting Materials to Non-Registered Holders, unless a Non-Registered Holder has waived the right to receive them, and often uses a service company for this purpose.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

Typically, Non-Registered Holders will either be provided with a computerized form (often called a voting instruction form) which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (and, in the case of Debentureholders, may constitute instructions in respect of the Opt-Out Election) which the Intermediary must follow. If the Non-Registered Holder does not wish to attend and vote at the Debtholders’ Meeting or Shareholders’ Meeting, as applicable, in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. If a Non-Registered Holder wishes to attend and vote at the Debtholders’ Meeting or Shareholders’ Meeting, as applicable, in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided for purposes of attending and voting at the Debtholders’ Meeting or Shareholders’ Meeting, as applicable, in person and a form of proxy, giving the right to attend and vote, will be forwarded to the Non-Registered Holder.

Less commonly, Non-Registered Holders will be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of securities beneficially owned by the Non-Registered Holder but which is otherwise not completed. If the Non-Registered Holder does not wish to attend and vote at the Debtholders’ Meeting or Shareholders’ Meeting, as applicable, in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Transfer Agent in accordance with the directions on the proxy. If a Non-Registered Holder wishes to attend and vote at the Debtholders’ Meeting or Shareholders’ Meeting, as applicable, in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

In either case, the purpose of these procedures is to permit Non-Registered Holders to direct the voting of the securities which they beneficially own. In all cases, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when, where and by what means the voting instruction form or form of proxy must be delivered.

Revocation of Proxies

A Lender, Noteholder, Debentureholder or Shareholder who has given a proxy may revoke it, as to any motion on which a vote has not already been cast pursuant to the authority conferred by it, by an instrument in writing executed by such Lender, Noteholder, Debentureholder or Shareholder or by an attorney authorized in writing or, if the Lender, Noteholder, Debentureholder or Shareholder is a corporation, by an officer or attorney thereof duly authorized.

The revocation of a Lender, Noteholder, Debentureholder or Shareholder proxy, in order to be acted upon, must be deposited with the Corporation at its registered office at any time up to and including the last Business Day preceding the day of the applicable Meeting, or any adjournment thereof at which the proxy is to be used, or with Marc L. Reisch, acting as Chairman of the Meeting, before the start of the applicable Meeting, or any adjournment thereof, or in any other manner permitted by law. The registered office of the Corporation is located at 16 Place du Commerce, Nuns’ Island, Verdun, Québec, Canada, H3E 2A5.

Voting of Proxies

On any matter, the individuals named as proxyholders in the enclosed forms of proxy will vote the Affected Unsecured Debt or Existing Shares, as applicable, represented by a proxy in accordance with the instructions of the Lender, Noteholder, Debentureholder or Shareholder, as applicable, that appointed them. If there are no instructions or the instructions are not certain on any poll, the individuals named as proxyholders will vote the Affected Unsecured Debt or Existing Shares, as applicable, in favour of the Debtholders’ Arrangement Resolution or the Shareholders’ Arrangement Resolution. The enclosed forms of proxy, when properly completed and signed, confer discretionary authority on the appointed individuals to vote as they see fit on any amendment or variation to any of the matters identified in the Notices of Meeting and on any other matter that may properly be brought before the applicable Meeting. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations, or other matters.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

Debtholders’ Meeting Quorum and Required Debtholder Approval

Pursuant to the Interim Order, the quorum for the Debtholders’ Meeting is the presence, in person or by proxy, of two or more Debtholders or Opt-Out Debentureholders entitled to vote at the Debtholders’ Meeting. Only Lenders, Noteholders and Opt-Out Debentureholders, or the persons they appoint as their proxies, are entitled to attend and vote at the Debtholders’ Meeting. If you are not a Registered Noteholder or Registered Debentureholder (meaning that your Existing Notes or Existing Debentures are held on your behalf, or for your account, by a broker, investment dealer, bank, trust company or other Intermediary), please carefully follow the instructions provided by such Intermediary in order to vote. Other persons are also entitled to attend the Debtholders’ Meeting as provided for in the Interim Order.

Pursuant to the Interim Order, Lenders and Noteholders will be entitled to one vote per $1 principal amount of Affected Unsecured Debt held as at the Record Date, and Opt-Out Debentureholders will be entitled to one vote per $1 of Debentureholder Debt held as at the Record Date.

The respective principal amounts of Credit Facility Debt and Noteholder Debt held as at the Record Date, and the corresponding voting entitlements at the Debtholders’ Meeting (assuming no Debentureholder exercises the Opt-Out Election), are presented in the following table.

	Principal Amount	Number of Votes
Affected Unsecured Debt	($)	(#	)	(%)
Credit Facility Debt	369,000,000	369,000,000		20.79
Noteholder	1,405,504,650	1,405,504,650		79.21
Total	1,774,504,650	1,774,504,650		100.00

Pursuant to the Interim Order, the vote required to pass the Debtholders’ Arrangement Resolution (the full text of which is set forth in Appendix “A” to this Circular) is the affirmative vote of not less than 66 2⁄3% of the votes cast in respect of the Debtholders’ Arrangement Resolution by the Lenders, Noteholders and Opt-Out Debentureholders present in person or by proxy and entitled to vote at the Debtholders’ Meeting, voting together as a single class.

The Corporation has received, under the Support Agreement, firm undertakings to support the Recapitalization from Consenting Creditors representing approximately 33.5% of the Noteholder Debt, and approximately 26.6% of the Affected Unsecured Debt. See “Support Agreement”.

Shareholders’ Meeting Quorum and Required Shareholder Approval

Pursuant to the Corporation’s by-laws, the quorum for a meeting of Shareholders is the presence, in person or by proxy, of holders of 25% of the Existing Shares having voting rights at such meeting, provided that a quorum shall not be less than two persons. However, pursuant to the Interim Order, the quorum for the Shareholders’ Meeting is the presence, in person or by proxy, of two or more Shareholders or Debentureholders (other than Opt-Out Debentureholders) entitled to vote at the Shareholders’ Meeting. Only Shareholders and Debentureholders or the persons they appoint as their proxies, are entitled to attend and vote at the Shareholders’ Meeting. If you are not a Registered Shareholder or a Registered Debentureholder (meaning that your Existing Shares or Existing Debentures are, as applicable, held on your behalf, or for your account, by a broker, investment dealer, bank, trust company or other Intermediary), please carefully follow the instructions provided by such Intermediary in order to vote. Other persons are also entitled to attend the Shareholders’ Meeting as provided for in the Interim Order.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

Pursuant to the Interim Order, Shareholders and Debentureholders will be entitled to one vote per Existing Common Share, one vote per Existing Preferred Share and 12.5 votes per $100 of Debentureholder Debt, as applicable, held as at the Record Date.

The number of Existing Shares outstanding and the principal amount of the Debentureholder Debt as at the Record Date, and the corresponding voting entitlements at the Shareholders’ Meeting (assuming no Debentureholder exercises the Opt-Out Election), are presented in the following table.

	Number Outstanding	Number of Votes
Existing Shares or Debentureholder Debt	or Principal Amount	(#	)	(%)
Common Shares	520,402,094	520,402,094		90.52
Preferred Shares, Series 1	10,045,872	10,045,872		1.75
Preferred Shares, Series 2	6,062,128	6,062,128		1.05
Preferred Shares, Series 3	8,120,900	8,120,900		1.41
Preferred Shares, Series 4	—	—		—
Preferred Shares, Series 5	4,919,920	4,919,920		0.86
Preferred Shares, Series 6	—	—		—
Preferred Shares, Series 7	383,333	383,333		0.07
Debentureholder Debt	$200,000,000	25,000,000		4.35
Total	—	574,934,247		100.00

Pursuant to the Interim Order, the vote required to pass the Shareholders’ Arrangement Resolution (the full text of which is set forth in Appendix “B” to this Circular) is the affirmative vote of not less than 66 2⁄3% of the votes cast in respect of the Shareholders’ Arrangement Resolution by the Shareholders and Debentureholders, present in person or by proxy and entitled to vote at the Shareholders’ Meeting, voting together as a single class.

Voting Securities and Principal Holders Thereof

As at the Record Date, the Corporation had outstanding 10,045,872 Preferred Shares, Series 1, 6,062,128 Preferred Shares, Series 2, 8,120,900 Preferred Shares, Series 3, 4,919,920 Preferred Shares, Series 5, 383,333 Preferred Shares, Series 7, and 520,402,094 Existing Common Shares. No Preferred Shares, Series 4 or Preferred Shares, Series 6 were outstanding as at the Record Date.

The holders of Existing Common Shares are entitled to one vote per Existing Common Share at all meetings of Shareholders of the Corporation, other than meetings at which only the holders of another class or series of Existing Shares are entitled to vote separately as a class or series.

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The holders of Existing Preferred Shares are not entitled (except as otherwise provided by law or in certain extraordinary circumstances) to receive notice of, attend, or vote at, any meeting of Shareholders. As set forth under “Information Concerning the Meetings — Shareholders’ Meeting Quorum and Required Shareholder Approval”, the holders of Existing Preferred Shares will be entitled to vote at the Shareholders’ Meeting.

To the knowledge of the directors and executive officers of the Corporation, no Person (i) beneficially owns, directly or indirectly, or exercises control or direction over, securities carrying 10% or more of the voting rights attached to any class of voting securities of the Corporation, or (ii) holds, together with any affiliated entity thereof, Affected Unsecured Debt and/or Existing Debentures representing 33 2⁄3% or more of the combined aggregate principal amount of the Affected Unsecured Debt and Existing Debentures.

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THE RECAPITALIZATION

Background to the Recapitalization

2011 was a difficult year for Yellow Media. Market conditions remained difficult as the directory industry was faced with global decline. The path to a successful transformation of directories companies from print to digital remained uncertain, as demonstrated by the restructuring of many of the Corporation’s peers in other parts of the world. Yellow Media continued to make progress on the execution of the strategy to transform itself into a leading digital media and marketing solutions company, including with the launch of its 360° Solution; however, total revenues in 2011 decreased by 5.2% compared to 2010 while EBITDA for the same period decreased by 10.2%. In addition, Yellow Media noted significant changes in revenue trends in the first quarter of 2012 indicating that online revenue growth would be slower than previously anticipated and print declines would be steeper based on a more rapid and enduring change than previously anticipated, with the result that online revenue growth was not expected to compensate for the declining revenue in the Corporation’s traditional print offering in the near future.

In that context, the Corporation has acknowledged the importance of aligning its capital structure with its operational strategy in order to provide the Corporation with the necessary financial flexibility to execute its business transformation.

On July 28, 2011, Yellow Media sold Trader Corporation for $702 million, followed by the sale of LesPAC on November 14, 2011, for $71 million. Proceeds from these divestitures were used to reduce indebtedness and invest in Yellow Media’s continuing transformation. During 2011, Yellow Media reduced its total indebtedness by approximately $800 million.

As at December 31, 2011 and March 31, 2012, the Corporation had approximately $1.5 billion of net debt, or approximately $2.1 billion including Preferred Shares, Series 1, Preferred Shares, Series 2, and Existing Debentures.

On September 28, 2011, Yellow Media and its Lenders amended the terms of Yellow Media’s then $1 billion senior unsecured credit facility maturing on February 18, 2013. Yellow Media repaid a total amount of $500 million of its bank indebtedness and agreed to reduce the committed size of its revolving term loan from $750 million to $250 million and to make quarterly payments of $25 million on the non-revolving term loan commencing in January 2012. As part of the amendments, Yellow Media also agreed to suspend future dividends on Existing Common Shares. In addition, as part of such amendments, Yellow Media obtained a waiver of a distribution restriction contained in the Existing Credit Agreement that limits the aggregate amount of excess cash that can be paid as dividends and for the repurchase of securities during any trailing 12-month period. On July 3, 2012, Yellow Media made its third quarterly mandatory repayment of $25 million on its Non-Revolving Facility. As of July 13, 2012, $130 million was outstanding on the Non-Revolving Facility of the Existing Credit Agreement and $239 million was drawn on the Revolving Facility. The Corporation had approximately $310 million of cash as at March 31, 2012.

On October 25, 2011, the Board of Directors established a committee of independent directors (the “Financing Committee”) to provide advice and recommendations regarding the Corporation’s capital structure and assets. The mandate of the Financing Committee was amended on February 8, 2012 to provide for advice and recommendations with respect to financing, refinancing alternatives and liquidity requirements of the capital structure, financing and refinancing alternatives and liquidity requirements as well as overseeing and implementing strategies and transactions to address such matters with the approval of the Board. The Financing Committee was originally comprised of directors Anthony G. Miller, Michael T. Boychuk and John R. Gaulding. Mr. Miller served as the Chair of the Financing Committee until the appointment of Bruce K. Robertson as Chair of the Financing Committee in February 2012.

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On February 9, 2012, the Corporation announced that it had begun evaluating alternatives to refinance maturities in 2012 and beyond, with the objective of completing any transactions during the current fiscal year, and that the Board of Directors had decided to suspend the dividends on the outstanding series of preferred shares. Yellow Media also announced the appointment of David G. Leith, Bruce K. Robertson and Craig Forman to its Board of Directors. Messrs. Leith, Robertson and Forman added extensive knowledge and skills in corporate finance and in corporate development and strategy within the technology, media and communications industries.

From its formation, the Financing Committee worked on an ongoing basis with the Corporation and BMO Capital Markets and Canaccord Genuity to review and provide input on capital structure and a number of alternative transactions. The Financing Committee convened 19 formal meetings and members of the Financing Committee and other directors held numerous other informal discussions with the Corporation’s management and its financial advisors. The Financing Committee received regular reports from management and the advisors on various alternatives under consideration, including recapitalization scenarios. The Financing Committee and the Board of Directors also obtained regular updates from the Corporation on its business plan and prospects, its cash flow situation and overall financial condition. See “The Recapitalization — Recommendation of the Financing Committee”.

The Recapitalization is intended to align the capital structure of the Corporation with its operating strategy. The Recapitalization will reduce the Corporation’s indebtedness and is intended to provide the Corporation with the necessary financial flexibility to pursue the ongoing business transformation and enhance long-term value for stakeholders. If implemented, the Recapitalization would improve the capital structure and financial position of the Corporation by reducing the Corporation’s debt by approximately $1,527 million (including Preferred Shares, Series 1, Preferred Shares, Series 2, and Existing Debentures), allowing the Corporation to operate without debt maturities until 2018 and reducing annual interest expense by approximately $45 million. See “The Recapitalization — Recommendation of the Financing Committee”.

BMO Fairness Opinion

BMO Capital Markets was asked by the Corporation to provide an opinion (the “BMO Fairness Opinion”) to the Board of Directors as to the fairness of the Recapitalization, from a financial point of view, to the holders of the Affected Unsecured Debt, the Existing Debentures, the Existing Preferred Shares and the Existing Common Shares. At the meetings of the Board of Directors and the Financing Committee held on July 22, 2012, BMO Capital Markets rendered its oral opinion, subsequently confirmed in writing, that as of such date, based upon and subject to the various considerations set forth in the BMO Fairness Opinion, the Recapitalization was fair, from a financial point of view, to the holders of the Affected Unsecured Debt, the Existing Debentures, the Existing Preferred Shares and the Existing Common Shares.

The full text of the BMO Fairness Opinion is attached as Appendix “F” to this Circular and Debtholders, Debentureholders and Shareholders are encouraged to read the BMO Fairness Opinion carefully and in its entirety. The BMO Fairness Opinion describes the scope of the review undertaken by BMO Capital Markets, the assumptions made by BMO Capital Markets, the limitations on the use of the BMO Fairness Opinion, and the basis of BMO Capital Markets fairness analysis for the purposes of the BMO Fairness Opinion, among other matters. The summary of the BMO Fairness Opinion set forth in this Circular is qualified in its entirety by reference to the full text of the BMO Fairness Opinion. BMO Capital Markets has provided its written consent to the inclusion of the BMO Fairness Opinion in this Circular. The BMO Fairness Opinion states that it may not be used, or relied upon, by any person other than the Board of Directors without the express written consent of BMO Capital Markets.

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Assumptions

The BMO Fairness Opinion provides various assumptions, including:

•
BMO Capital Markets relied upon, and assumed the completeness, accuracy and fair presentation of, all financial and other information, data, advice, opinions, representations and other material (financial or otherwise) obtained by it from public sources or provided by the Corporation or otherwise obtained by it in connection with its engagement (the “Information”). In addition, senior officers of the Corporation provided to BMO Capital Markets, and BMO Capital Markets relied upon in providing the BMO Fairness Opinion, a certificate regarding factual matters pertaining to the Corporation that was within their knowledge.

•
The BMO Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the BMO Fairness Opinion and the condition and prospects, financial and otherwise, of the Corporation as they were reflected in the Information and as they were represented to BMO Capital Markets in discussions with management of the Corporation and its representatives. In its analyses and in preparing the BMO Fairness Opinion, BMO Capital Markets made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond its control or that of any party involved in the Recapitalization.

Limitations

The BMO Fairness Opinion is subject to various limitations, including:

•
BMO Capital Markets disclaims any undertaking and has no obligation to advise any person of any change in any fact or matter affecting the BMO Fairness Opinion which may come or be brought to its attention after the date of the BMO Fairness Opinion. Without limiting the foregoing, if BMO Capital Markets learns that any of the information it relied upon in preparing the BMO Fairness Opinion was inaccurate, incomplete or misleading in any material respect, BMO Capital Markets has the right to change or withdraw the BMO Fairness Opinion.

•
BMO Capital Markets based the BMO Fairness Opinion upon a variety of factors. Accordingly, BMO Capital Markets believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by BMO Capital Markets, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying the BMO Fairness Opinion.

•
BMO Capital Markets was not engaged to provide and has not provided: (i) a formal valuation or appraisal of the securities or assets of the Corporation or of any of its affiliates (nor was it provided with any such valuation); (ii) an opinion concerning the future trading price of any of the securities of the Corporation, or of the securities of its affiliates following the completion of the Recapitalization; (iii) an opinion as to the fairness of the process underlying the Recapitalization; (iv) a recommendation to any Lender or Noteholder as to whether or not its Affected Unsecured Debt should be held of sold, or to use the voting rights provided in respect of the Recapitalization to vote for or against the Recapitalization; or (v) a recommendation to any Debentureholder or Shareholder as to whether or not the Existing Debentures or Existing Shares should be held or sold, or to use the voting rights provided in respect of the Recapitalization to vote for or against the Recapitalization; and the BMO Fairness Opinion should not be construed as such. BMO Capital Markets was not engaged to review any legal, tax or regulatory aspects of the Recapitalization and the BMO Fairness Opinion does not address any such matters. BMO Capital Markets relied upon, without independent verification, the assessment by the Corporation and its legal and tax advisors with respect to such matters.

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Approach to Fairness

For the purpose of the BMO Fairness Opinion, BMO Capital Markets considered that the Recapitalization would be fair, from a financial point of view, to:

•
Debtholders if the value of the consideration (in the case of non-cash consideration, the Estimated Trading Value of such non-cash consideration) to be distributed to the Debtholders in the Recapitalization exceeds the estimated current market value of the securities held by the Debtholders; and

•
Debentureholders and Shareholders if (i) the estimated trading value of the consideration (in the case of non-cash consideration, the Estimated Trading Value of such non-cash consideration) to be issued in the Recapitalization to the Debtholders is less than the outstanding principal amount of Affected Unsecured Debt, and (ii) the allocation among the Debentureholders and Shareholders of the consideration to be distributed to the Debentureholders and Shareholders in the Recapitalization is reasonable given the nature and terms of the securities held by the Debentureholders and Shareholders.

In addition, BMO Capital Markets considered the following matters:

•	the estimated current market value of the Affected Unsecured Debt is significantly lower than the aggregate principal amount of such Affected Unsecured Debt of approximately $1.8 billion;

•
the estimated current market value of the Affected Unsecured Debt would be expected to reflect a number of factors, including the Corporation’s current highly levered capital structure and substantial debt maturities in the coming years;

•	the Recapitalization would substantially reduce the Corporation’s leverage in its capital structure and result in the next debt maturity being in 2018;

•	the Estimated Trading Value of the instruments to be received by the Debtholders in the Recapitalization would be expected to reflect the improved capital structure of the Corporation;

•
under the Recapitalization, the Debtholders would receive all of the cash and debt consideration, and 82.5% of the New Common Shares (before giving effect to the Warrants to be issued to the Debentureholders and Shareholders);

•	the Existing Debentures are contractually subordinated to the Affected Unsecured Debt pursuant to the Existing Credit Agreement and the Existing Note Indenture;

•	the Existing Debentures are convertible into Existing Common Shares at the option of the holder;

•
the Recapitalization contemplates that holders of Existing Debentures would exchange their Existing Debentures for Existing Common Shares at the exchange ratio specified in the Existing Debenture Indenture; and

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•
the allocation of the consideration issued to holders of Existing Preferred Shares and Existing Common Shares (including the Existing Common Shares for which the Existing Debentures would have been exchanged) in the Recapitalization appears reasonable based on a number of methodologies, considering, with input from counsel, precedent CBCA recapitalization transactions that included preferred and common shares, and the terms of the securities held by the Debentureholders and the Shareholders.

Independence of BMO Capital Markets

BMO Capital Markets has acted as advisor to the Board of Directors in connection with the Recapitalization. Under the terms of its engagement letter dated November 10, 2011 (the “BMO Engagement Letter”), BMO Capital Markets is paid a monthly work fee and may be paid additional monthly work fees, a fee upon rendering the BMO Fairness Opinion and fees that are contingent upon the consummation of certain transactions, including the Recapitalization. In addition, BMO Capital Markets is to be reimbursed for reasonable out-of-pocket expenses and the Corporation has agreed to indemnify BMO Capital Markets and certain persons against certain liabilities in connection with the engagement of BMO Capital Markets, including certain liabilities under applicable securities laws. The fees payable to BMO Capital Markets that are contingent on the consummation of certain transactions, including the Recapitalization, are not material to BMO Capital Markets.

Neither BMO Capital Markets, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Corporation or any of its associates or affiliates (collectively, the “Interested Parties”). BMO Capital Markets has not been paid any fees to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than: (i) acting as financial advisor to the Corporation and the Board of Directors pursuant to the BMO Engagement Letter; and (ii) an affiliate of BMO Capital Markets acting as a lender under the Existing Credit Facility. There are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to future business dealings. BMO Capital Markets may, in the future, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

BMO Capital Markets and certain of its affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which BMO Capital Markets or such affiliates received or may receive compensation. As investment dealers, BMO Capital Markets and certain of its affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to one or more of the Interested Parties or the Recapitalization.

The form and content of the BMO Fairness Opinion has been approved by professionals of BMO Capital Markets experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion and capital markets matters.

Canaccord Genuity Fairness Opinion

Canaccord Genuity was engaged by the Corporation to provide an opinion (the “Canaccord Genuity Fairness Opinion”) to the Board of Directors as to the fairness of the Recapitalization, from a financial point of view, to the holders of the Affected Unsecured Debt, the Existing Debentures, the Existing Preferred Shares and the Existing Common Shares. At the meetings of the Board of Directors and the Financing Committee held on July 22, 2012, Canaccord Genuity rendered its oral opinion, subsequently confirmed in writing, that as of such date, based upon and subject to the various assumptions and considerations set forth in the Canaccord Genuity Fairness Opinion, the Recapitalization was fair, from a financial point of view, to the holders of the Affected Unsecured Debt, the Existing Debentures, the Existing Preferred Shares and the Existing Common Shares.

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The full text of the Canaccord Genuity Fairness Opinion is attached as Appendix “G” to this Circular and Debtholders, Debentureholders and Shareholders are encouraged to read the Canaccord Genuity Fairness Opinion carefully and in its entirety. The Canaccord Genuity Fairness Opinion describes the scope of the review undertaken by Canaccord Genuity, the assumptions made by Canaccord Genuity, the limitations on the use of the Canaccord Genuity Fairness Opinion, and the basis of Canaccord Genuity fairness analysis for the purposes of the Canaccord Genuity Fairness Opinion, among other matters. The summary of the Canaccord Genuity Fairness Opinion set forth in this Circular is qualified in its entirety by reference to the full text of the Canaccord Genuity Fairness Opinion. Canaccord Genuity has provided its written consent to the inclusion of the Canaccord Genuity Fairness Opinion in this Circular. The Canaccord Genuity Fairness Opinion states that it may not be used, or relied upon, by any person other than the Board of Directors without the express written consent of Canaccord Genuity.

Assumptions

The Canaccord Genuity Fairness Opinion provides various assumptions, including:

•
Canaccord Genuity relied upon, and assumed the completeness, accuracy and fair presentation of, all the Information. In addition, senior officers of the Corporation provided to Canaccord Genuity, and Canaccord Genuity relied upon in providing the Canaccord Genuity Fairness Opinion, a certificate regarding factual matters pertaining to the Corporation that was within their knowledge.

•
The Canaccord Genuity Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the Canaccord Genuity Fairness Opinion and the condition and prospects, financial and otherwise, of the Corporation as they were reflected in the Information and as they were represented to Canaccord Genuity in discussions with management of the Corporation and its representatives. In its analyses and in preparing the Canaccord Genuity Fairness Opinion, Canaccord Genuity made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond its control or that of any party involved in the Recapitalization.

Limitations

The Canaccord Genuity Fairness Opinion is subject to various limitations, including:

•
Canaccord Genuity disclaims any undertaking and has no obligation to advise any person of any change in any fact or matter affecting the Canaccord Genuity Fairness Opinion which may come or be brought to its attention after the date of the Canaccord Genuity Fairness Opinion. Without limiting the foregoing, if Canaccord Genuity learns that any of the information it relied upon in preparing the Canaccord Genuity Fairness Opinion was inaccurate, incomplete or misleading in any material respect, Canaccord Genuity has the right to change or withdraw the Canaccord Genuity Fairness Opinion.

•
Canaccord Genuity based the Canaccord Genuity Fairness Opinion upon a variety of factors.  Accordingly, Canaccord Genuity believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Canaccord Genuity, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying the Canaccord Genuity Fairness Opinion.

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•
Canaccord Genuity was not engaged to provide and has not provided: (i) a formal valuation or appraisal of the securities or assets of the Corporation or of any of its affiliates (nor was it provided with any such valuation); (ii) an opinion concerning the future trading price of any of the securities of the Corporation, or of the securities of its affiliates following the completion of the Recapitalization; (iii) an opinion as to the fairness of the process underlying the Recapitalization; (iv) a recommendation to any Lender or Noteholder as to whether or not its Affected Unsecured Debt should be held or sold, or to use the voting rights provided in respect of the Recapitalization to vote for or against the Recapitalization; or (v) a recommendation to any Debentureholder or Shareholder as to whether or not the Existing Debentures or Existing Shares should be held or sold, or to use the voting rights provided in respect of the Recapitalization to vote for or against the Recapitalization; and the Canaccord Genuity Fairness Opinion should not be construed as such. Canaccord Genuity was not engaged to review any legal, tax or regulatory aspects of the Recapitalization and the Canaccord Genuity Fairness Opinion does not address any such matters. Canaccord Genuity relied upon, without independent verification, the assessment by the Corporation and its legal and tax advisors with respect to such matters.

Approach to Fairness

For the purpose of the Canaccord Genuity Fairness Opinion, Canaccord Genuity considered that the Recapitalization would be fair, from a financial point of view, to:

•
Debtholders if the value of the consideration (in the case of non-cash consideration, the Estimated Trading Value of such non-cash consideration) to be distributed to the Debtholders in the Recapitalization exceeds the estimated current market value of the securities held by the Debtholders; and

•
Debentureholders and Shareholders if (i) the estimated trading value of the consideration (in the case of non-cash consideration, the Estimated Trading Value of such non-cash consideration) to be issued in the Recapitalization to the Debtholders is less than the outstanding principal amount of Affected Unsecured Debt, and (ii) the allocation among the Debentureholders and Shareholders of the consideration to be distributed to the Debentureholders and Shareholders in the Recapitalization is reasonable given the nature and terms of the securities held by the Debentureholders and Shareholders.

In addition, Canaccord Genuity considered the following matters:

•	the estimated current market value of the Affected Unsecured Debt is significantly lower than the aggregate principal amount of such Affected Unsecured Debt of approximately $1.8 billion;

•
the estimated current market value of the Affected Unsecured Debt would be expected to reflect a number of factors, including the Corporation’s current highly levered capital structure and substantial debt maturities in the coming years;

•	the Recapitalization would substantially reduce the Corporation’s leverage in its capital structure and result in the next debt maturity being in 2018;

•	the Estimated Trading Value of the instruments to be received by the Debtholders in the Recapitalization would be expected to reflect the improved capital structure of the Corporation;

•
under the Recapitalization, the Debtholders would receive all of the cash and debt consideration, and 82.5% of the New Common Shares (before giving effect to the Warrants to be issued to the Debentureholders and Shareholders);

•	the Existing Debentures are contractually subordinated to the Affected Unsecured Debt pursuant to the Existing Credit Agreement and the Existing Note Indenture;

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•	the Existing Debentures are convertible into Existing Common Shares at the option of the holder;

•
the Recapitalization contemplates that holders of Existing Debentures would exchange their Existing Debentures for Existing Common Shares at the exchange ratio specified in the Existing Debenture Indenture; and

•
the allocation of the consideration issued to holders of Existing Preferred Shares and Existing Common Shares (including the Existing Common Shares for which the Existing Debentures would have been exchanged) in the Recapitalization appears reasonable based on a number of methodologies, considering, with input from counsel, precedent CBCA recapitalization transactions that included preferred and common shares, and the terms of the securities held by the Debentureholders and the Shareholders.

Independence of Canaccord Genuity

Canaccord Genuity has acted as advisor to the Board of Directors in connection with the Recapitalization. Under the terms of its engagement letter dated November 10, 2011 (the “Canaccord Genuity Engagement Letter”), Canaccord Genuity is paid a monthly work fee and may be paid additional monthly work fees, a fee upon rendering the Canaccord Genuity Fairness Opinion and fees that are contingent upon the consummation of certain transactions, including the Recapitalization. In addition, Canaccord Genuity is to be reimbursed for reasonable out-of-pocket expenses and the Corporation has agreed to indemnify Canaccord Genuity and certain persons against certain liabilities in connection with the engagement of Canaccord Genuity, including certain liabilities under applicable securities laws. The fees payable to Canaccord Genuity that are contingent on the consummation of certain transactions, including the Recapitalization, are not material to Canaccord Genuity.

Neither Canaccord Genuity nor any of its affiliates is an insider, associate, or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Interested Parties and is not an advisor to any person or Corporation other than to the Corporation with respect to the Recapitalization. Canaccord Genuity and its affiliates have in the past provided investment banking services to the Corporation for which Canaccord Genuity and its affiliates have received compensation. Other than pursuant to the Canaccord Genuity Engagement Letter, Canaccord Genuity has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years. Canaccord Genuity has not entered into any other agreements or arrangements with the Interested Parties with respect to any future dealings. In addition, Canaccord Genuity and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have long or short positions in the securities of the Corporation, or any of their respective associates, affiliates or subsidiaries and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it receives or may receive commission or other compensation. As an investment dealer, Canaccord Genuity and its affiliates conduct research on securities and may, in the ordinary course of their business, provide research reports and investment advice to their clients on investment matters, including with respect to the Corporation and the Recapitalization. In addition, Canaccord Genuity and its affiliates may, in the ordinary course of their business, provide investment banking and other financial services to the Corporation, or any of their respective associates, affiliates or subsidiaries.

The form and content of the Canaccord Genuity Fairness Opinion has been approved by a committee of its principals, each of whom is experienced in merger, acquisition, divestiture, restructuring and fairness opinion matters.

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Recommendation of the Financing Committee

The Financing Committee was formed on October 25, 2011, by the Board of Directors. The Financing Committee is comprised of the following directors: Michael T. Boychuk, John R. Gaulding, Anthony G. Miller and Bruce K. Robertson. In February 2012, Mr. Robertson succeeded Mr. Miller as Chair of the Financing Committee. The Financing Committee was formed initially in October 2012 to provide advice and recommendations regarding the Corporation’s capital structure and assets and, from February 2012, following an amendment to its mandate, to provide advice and recommendations with respect to financing, refinancing alternatives and liquidity requirements of the Corporation. From its creation, the Financing Committee worked on an ongoing basis with the Corporation, BMO Capital Markets and Canaccord Genuity to review and make recommendations to the Board of Directors. See “The Recapitalization — Background to the Recapitalization”.

Since its formation, the Financing Committee convened 19 formal meetings and members of the Financing Committee and other directors held numerous other informal discussions with the Corporation’s management and its financial advisors, in connection with the review process of the Corporation. BMO Capital Markets and Canaccord Genuity assisted the Financing Committee in connection with the potential alternatives available to the Corporation to improve its capital structure and review refinancing alternatives of the Corporation. BMO Capital Markets and Canaccord Genuity and management provided regular updates to the Financing Committee on the status of the process and the terms of any inquiries received from third parties. The Financing Committee, together with the Corporation’s legal and financial advisors, reviewed and considered various alternatives in the months that followed, including recapitalization scenarios.

The Financing Committee met on several occasions to consider the terms of the proposed Recapitalization. It received advice from the Corporation’s financial advisors, BMO Capital Markets and Canaccord Genuity. The Financing Committee reviewed the terms of the Recapitalization with management of the Corporation and considered the views of management, BMO Capital Markets and Canaccord Genuity as to the anticipated financial condition of the Corporation both with and without giving effect to the proposed Recapitalization. The Financing Committee reviewed the appropriateness of the terms of the Recapitalization, together with the Support Agreement.

The following is a summary of the factors, among others, which the Financing Committee reviewed and considered in relation to the Recapitalization:

•
the review process conducted by the Corporation focused on improving the Corporation’s capital structure and on reviewing the refinancing alternatives of the Corporation, including the evaluation, assessment and negotiation of recapitalization proposals;

•	the financial advice presented by BMO Capital Markets and Canaccord Genuity in respect of the Recapitalization and proposals received from third parties;

•	the review of a number of potential refinancing alternatives;

•
the challenges faced by the Corporation to refinance existing unsecured indebtedness as well as the current state of the Corporation’s business and the credit and capital markets, and the unsustainability of the current capital structure in the context of the Corporation’s business condition and stage of business transformation;

•
the strategic significance and benefits of the Recapitalization including reducing the Corporation’s net debt, allowing the Corporation to operate without debt maturities until 2018 and reducing annual interest expenses;

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•
the impact on the Corporation and its stakeholders of possible refinancing alternative transactions to the Recapitalization, including the issuance of new debt or equity, and the risks associated with such alternatives, including the timing and uncertainties of successfully completing such alternatives;

•	the Fairness Opinions provided to the Financing Committee and the Board of Directors;

•	the required approvals of the Recapitalization by Lenders, Noteholders, Debentureholders, Shareholders, the Court and regulatory authorities;

•
the fact that the Existing Debentures are subordinate in right of payment to the Affected Unsecured Debt and that, as a result, exchanging the Existing Debentures for Existing Common Shares as part of the Recapitalization at a ratio consistent with the conversion price of the Existing Debentures allows Debentureholders to participate in the Recapitalization as equity holders instead of receiving no consideration;

•	the terms of the Recapitalization; and

•
the fact that the Corporation has received, under the Support Agreement, firm undertakings to support the Recapitalization from Consenting Creditors representing approximately 33.5% of the Noteholder Debt, and approximately 26.6% of the Affected Unsecured Debt.

The foregoing discussion of the information and factors considered by the Financing Committee is not intended to be exhaustive, but includes certain of the material factors considered by the Financing Committee. In view of the variety of factors considered in connection with its evaluation of the Recapitalization, the Financing Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. In addition, individual members of the Financing Committee may have given differing weights to different factors.

As a result of its detailed discussions and after careful consideration of relevant matters, the Financing Committee unanimously concluded that the Recapitalization was in the best interests of the Corporation, taking into account the interests of the Corporation’s stakeholders and recommended to the Board of Directors that the Board of Directors approve the Recapitalization. The Financing Committee has also unanimously recommended that Debtholders vote in favour of the Debtholders’ Arrangement Resolution and that the Shareholders and Debentureholders vote in favour of the Shareholders’ Arrangement Resolution.

Recommendation of the Board of Directors

As a result of its discussions and after careful consideration of, among other things, the unanimous recommendation of the Financing Committee and the Fairness Opinions, the Board of Directors has unanimously approved the Recapitalization, concluded that the Recapitalization is in the best interests of the Corporation, taking into account the interests of the Corporation’s stakeholders, and authorized its submission to the Debtholders, the Debentureholders, the Shareholders and the Court for their respective approvals. The Board of Directors unanimously recommends that the Debtholders vote in favour of the Debtholders’ Arrangement Resolution at the Debtholders’ Meeting and that the Shareholders and Debentureholders vote in favour of the Shareholders’ Arrangement Resolution at the Shareholders’ Meeting.

Effect of the Recapitalization

Overview

On the Effective Date, in accordance with the steps and sequence set forth in the Plan of Arrangement, Lenders, Noteholders, Debentureholders and Shareholders will receive their Pro Rata Share of Senior Secured Notes, Senior Subordinated Exchangeable Debentures, cash, New Common Shares and Warrants, as the case may be.

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The principal amount of Senior Secured Notes and Senior Subordinated Exchangeable Debentures, the amount of cash and the number of New Common Shares and Warrants to be allocated and issued to the Lenders, Noteholders, Debentureholders and Shareholders pursuant to the Plan of Arrangement are presented in the following table.

	Senior Secured Notes ($)	Senior Subordinated Exchangeable Debentures ($)	Cash Payment ($)	New Common Shares (#)	Warrants (#)
Lenders	155,959,017	20,794,536	51,986,339	4,428,215	—
Noteholders	594,040,983	79,205,464	198,013,661	16,866,875	—
Debentureholders	—	—	—	125,000	71,429
Shareholders	—	—	—	4,392,140	2,509,794
Total	750,000,000	100,000,000	250,000,000	25,812,230	2,581,223

Effect of the Recapitalization on Debtholders

Pursuant to the Recapitalization:

(a)
the Existing Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the Existing Notes, the Existing Note Indenture (except solely, in the case of the Existing Credit Agreement and the Existing Note Indenture, to the extent necessary to effect distributions to the Lenders or Noteholders, respectively, in accordance with the delivery and allocations procedures set forth in the Plan of Arrangement) and all Obligations and Entitlements related thereto, will be irrevocably and finally settled, terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need for any further payment or otherwise; and

(b)
in exchange for all of their right, title and interest in and to their Affected Unsecured Debt, Lenders and Noteholders will, respectively, receive their Pro Rata Share of the following consideration (the “Debtholder Consideration”):

(i)	$750 million of 9% senior secured notes due November 30, 2018, issued by Yellow Media (or if the Alternative Steps are implemented, by New Yellow Media) (the “Senior Secured Notes”);

(ii)	$100 million of senior subordinated exchangeable debentures due November 30, 2022, issued by Yellow Media, with interest payable in cash at 8% or, at the election of Yellow Media, in additional debentures at 12%, (or if the Alternative Steps are implemented, $100 million of senior subordinated convertible debentures due November 30, 2022, issued by New Yellow Media, with interest payable in cash at 8% or, at the election of New Yellow Media, in additional debentures at 12%) (the “Senior Subordinated Exchangeable Debentures”);

(iii)	21,295,090 New Common Shares representing approximately 82.5% of the issued and outstanding New Common Shares upon completion of the Recapitalization and on a non-diluted basis; and

(iv)	$250 million in cash.

provided that, for purposes of establishing the “Pro Rata Share” of the Debtholder Consideration of each Debtholder, the aggregate principal amount of Credit Facility Debt and Existing Notes held by such Debtholder as of the Effective Date will be divided by the principal amount of Affected Unsecured Debt.

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Effect of the Recapitalization on Shareholders and Debentureholders

Pursuant to the Recapitalization:

(a)
each Debentureholder will irrevocably and finally exchange all of its right, title and interest in and to the Existing Debentures for Existing Common Shares on the basis of 12.5 Existing Common Shares for each $100 in principal amount of Existing Debentures, entitling the holder thereof to its Pro Rata Share of the Common Shareholder Consideration;

(b)
each holder of RSUs will surrender its RSUs in consideration for the payment in cash of the volume weighted average price of the underlying Existing Common Shares for the five trading days immediately preceding the day before the Effective Date, and Existing Common Shares held in trust in connection with the RSU Plan will be donated to Yellow Media for cancellation for no consideration;

(c)
immediately following the exchange of the Existing Debentures into Existing Common Shares, the Existing Debentures and the Existing Debenture Indenture (except solely, in the case of the Existing Debenture Indenture, to the extent necessary to effect distributions in accordance with the delivery and allocation procedures set forth in the Plan of Arrangement), and all Obligations and Entitlements related to the Existing Debentures and the Existing Debenture Indenture, will be irrevocably and finally settled, terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need for any further payment or otherwise;

(d)	each holder of Existing Preferred Shares will receive its Pro Rata Share of the following consideration (the “Preferred Shareholder Consideration”):

(i)	approximately 1,828,989 New Common Shares representing approximately 7.1% of the New Common Shares issued and outstanding upon completion of the Recapitalization and on a non-diluted basis; and

(ii)	approximately 1,045,136 10-year warrants to purchase one New Common Share per warrant at an exercise price equal to $31.67 (the “Warrants”) entitling them to acquire New Common Shares representing approximately 4% of the New Common Shares issued and outstanding upon completion of the Recapitalization and on a non-diluted basis;

each holder of Existing Common Shares (including Existing Common Shares issued upon exchange of the Existing Debentures pursuant to the Plan of Arrangement as described in paragraph (a) above, and deducting the Existing Common Shares held in trust in connection with the RSU Plan, that will be cancelled as described in paragraph (b) above) will receive its Pro Rata Share of the following consideration (the “Common Shareholder Consideration”):

(iii)	approximately 2,688,152 New Common Shares representing approximately 10.4% of the New Common Shares issued and outstanding upon completion of the Recapitalization and on a non-diluted basis; and

(iv)	approximately 1,536,087 Warrants entitling them to acquire New Common Shares representing approximately 6% of the New Common Shares issued and outstanding upon completion of the Recapitalization and on a non-diluted basis; and

provided that, for purposes of establishing the “Pro Rata Share” of the Shareholder Consideration of each Shareholder:

(v)	each Existing Common Share will be considered to be the equivalent of one Existing Common Share, and, accordingly, holders thereof will receive, for each 200 Existing Common Shares, one New Common Share and 0.5714 Warrant; and

(vi)	the Existing Preferred Shares will be treated as if they had been converted into Existing Common Shares on the following basis (any resulting fractional share being disregarded):

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(A)
each Existing Preferred Share other than Preferred Shares, Series 7, will be considered to be the equivalent of 12.5 Existing Common Shares, and, accordingly, holders thereof will receive, for each 16 Existing Preferred Shares other than Preferred Shares, Series 7, one New Common Share and 0.5714 Warrant; and

(B)
each Preferred Share, Series 7, will be considered to be the equivalent of 3.75 Existing Common Shares, and accordingly, holders thereof will receive, for each 53.33 Preferred Shares, Series 7, one New Common Share and 0.5714 Warrant; and

(e)
pursuant to the Arrangement, the Existing Preferred Shares and the Existing Common Shares and all Obligations and Entitlements related thereto will be irrevocably and finally extinguished, cancelled and eliminated, as applicable, the whole without the need for any further payment or otherwise.

Accrued Interest on Affected Unsecured Debt and Existing Debentures

On the Effective Date, the Corporation will pay, in cash, the following (the “Interest Payments”):

(a)	in respect of the Existing Credit Agreement, any accrued and unpaid interest as at (but not including) the Effective Date under the Existing Credit Agreement to the Lenders; and

(b)
in respect of the Existing Notes and the Existing Note Indenture, any accrued and unpaid interest as at (but not including) the Effective Date under the Existing Notes and the Existing Note Indenture to the Noteholders (based on the interest payment provided for each series of Existing Notes to the holders of such series).

The Debentureholders will not be entitled to payments for accrued and unpaid interest in respect of the Existing Debentures. Any claim in respect of accrued and unpaid interest on Existing Debentures converted or exchanged into Existing Common Shares in accordance with the terms of the Existing Debenture Indenture, the Plan of Arrangement or otherwise shall be irrevocably and finally extinguished without the need for any further payment or otherwise.

Fees and Expenses of Credit Facility Agent, Note Trustee and Debenture Trustee

On the Effective Date, the Corporation will pay, in cash, the reasonable fees and expenses, as incurred as at (but not including) the Effective Date, of the Credit Facility Agent (in its capacity as administrative agent under the Existing Credit Agreement), the Note Trustee (in its capacity as trustee under the Existing Note Indenture) and the Debenture Trustee (in its capacity as trustee under the Existing Debenture Indenture), the whole as consented by the YMI Companies, acting reasonably (collectively, the “Agent/Trustees Fees and Expenses”).

2010 Options, Management Stock Options and RSUs

Pursuant to the Plan of Arrangement, all 2010 Options and Management Stock Options issued and outstanding on the Effective Date will be cancelled for no consideration, and the 2010 Stock Option Plan, the RSU Plan and the Management Stock Option Plan and the deferred share unit plan of the Corporation (under which no units are issued and outstanding) will be terminated. RSUs will be surrendered by the holders thereof in consideration for the payment in cash of the volume weighted average price of the underlying Existing Common Shares for the five trading days immediately preceding the day before the Effective Date. In addition, all Existing Common Shares held in trust in connection with the RSU Plan will be donated to Yellow Media for cancellation for no consideration. See “The Recapitalization — Arrangement Mechanics — Arrangement Transactions Occurring on the Effective Date”.

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Consolidated Actual and Pro Forma Capitalization

The following table shows the effect of the Recapitalization on the Corporation’s consolidated capital structure derived from selected financial information from the March 31, 2012 unaudited interim condensed consolidated financial statements of Yellow Media.

($ in thousands)	Actual as at March 31, 2012	Pro Forma after Giving Effect to the Recapitalization
Notes	1,404,094	—
Senior Secured Notes	—	750,000	(1)
Credit Facilities	419,000	—
Obligations under Finance Leases	3,591	3,591
Existing Debentures	184,758	—
Senior Subordinated Exchangeable Debentures	—	100,000	(1)
Existing Preferred Shares (Series 1 and Series 2)	399,335	—
Total Debt including Preferred Shares	2,410,778	853,591	(1)
Equity (deficiency) attributable to Shareholders	(785,301)	530,550
Non-Controlling Interests	789	789
Total Capitalization	1,626,266	1,384,930

(1)   Senior Secured Notes and Senior Subordinated Exchangeable Debentures are illustrated at face value for purposes of this table.

After giving effect to the Arrangement, the issued and outstanding share capital of New Yellow Media will consist only of 25,812,230 New Common Shares and 2,581,223 Warrants.

Description of Securities to be Issued Pursuant to the Plan of Arrangement

For a complete description of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures, see “Description of the Senior Secured Notes” and “Description of the Senior Subordinated Exchangeable Debentures”. For a complete description of the Warrants, see “Description of Warrants”. For a complete description of the New Common Shares, see “Yellow Media after the Recapitalization — Share Capital — New Common Shares”.

Arrangement Mechanics

Overview

The following summarizes the steps or transactions (collectively, the “Arrangement Transactions”) which will occur under the Plan of Arrangement if all conditions to the implementation of the Arrangement have been fulfilled, satisfied or waived. The following is only a summary and is qualified in its entirety by the Plan of Arrangement, attached as Appendix “C” to this Circular.

The Plan of Arrangement describes the Arrangement Transactions that the YMI Companies intend to implement. The Plan of Arrangement also describes an alternative series of Arrangement Transactions that the YMI Companies may implement (the “Alternative Steps”). If Yellow Media and New Yellow Media determine that the Alternative Steps are to be implemented, they will provide notice to the Noteholder Advisors and file the Step Confirmation Notice on SEDAR at www.sedar.com prior to the date of the hearing for the Final Order.

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The YMI Companies may amend, modify, supplement or restate the steps and transactions to be implemented at any time prior to or at the date of the Meetings, subject to obtaining the Required Noteholder Approval. In accordance with the Interim Order and the Plan of Arrangement, any amendment, modification, supplement or restatement made after the Meetings and in respect of the Arrangement Transactions will also require approval of the Court.

The Plan of Arrangement specifies the proposed sequence for each Arrangement Transaction and the steps outlined in the Plan of Arrangement are intended to occur in a sequential order.

The articles of arrangement of Yellow Media and New Yellow Media will be filed by Yellow Media and New Yellow Media pursuant to section 192(6) of the CBCA to implement the Plan of Arrangement.

Arrangement Transactions Occurring prior to the Effective Date

Pursuant to the Plan of Arrangement, and unless Yellow Media and New Yellow Media determine that the Alternative Steps are to be implemented, the following Arrangement Transactions will occur prior to the Effective Date as condition precedent to the implementation of the Plan of Arrangement:

(a)
Yellow Media transfers to Newco1 the YPG Corp. Notes (with the exception of certain selected YPG Corp. Notes, as determined by Yellow Media) in consideration for 100 common shares in the capital of Newco1;

(b)	Yellow Media transfers all of the shares it holds in the capital of Newco1 to YPG Corp. in consideration for one common share in the capital of YPG Corp.;

(c)	the stated capital of the common shares of Newco1 is reduced to $1 without any payment; and

(d)	Newco1 is liquidated into YPG Corp. and shall be dissolved as soon as practicable thereafter by the filing of articles of dissolution.

Arrangement Transactions Occurring on the Effective Date

Pursuant to the Plan of Arrangement, and unless Yellow Media and New Yellow Media determine that the Alternative Steps are to be implemented, the following Arrangement Transactions will occur on the Effective Date, in the following order and sequence:

(a)	the articles of Yellow Media are amended to (i) create the YMI First Ranking Preferred Shares and (ii) to amend the name of Yellow Media to “YPG Financing Inc.”;

(b)	the articles of New Yellow Media are amended (i) to fix the minimum number of directors to three and (ii) to amend the name of New Yellow Media to “Yellow Media Ltd.”;

(c)
the holders of RSUs surrender their RSUs in consideration for the payment in cash of the volume weighted average price of the underlying Existing Common Shares for the five trading days immediately preceding the day before the Effective Date. YPG Corp., as administrator of the RSU Plan, instructs the trustee to donate the Existing Common Shares it holds in connection with the RSU Plan to Yellow Media for cancellation for no consideration. The 2010 Options and the Management Stock Options are cancelled for no consideration;

(d)
the Management Stock Option Plan, the 2010 Stock Option Plan, the RSU Plan and the deferred share unit plan of the Corporation (under which no units are issued and outstanding) and all rights under such plans are terminated, extinguished and cancelled;

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(e)
the Existing Debentures of each Debentureholder are exchanged for Existing Common Shares on the basis of 12.5 Existing Common Shares for each $100 of principal amount of Existing Debentures exchanged and the Existing Debentures and the Existing Debenture Indenture, including the covenants thereof (except, solely in the case of the Existing Debenture Indenture, to the extent necessary to effect distributions in accordance with the delivery and allocations procedures set forth in the Plan of Arrangement) and all Obligations and Entitlements related to the Existing Debentures and Existing Debenture Indenture, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need for any further payment or otherwise;

(f)	Yellow Media pays the Interest Payments to the Lenders and the Noteholders and the Agent/Trustees Fees and Expenses;

(g)
the Credit Facility Debt and the Existing Notes are exchanged by Yellow Media in consideration for the Pro Rata Share of the Debtholder Consideration, it being understood that (i) the Senior Secured Notes are issued by Yellow Media, (ii) the Senior Subordinated Exchangeable Debentures consist of senior subordinated exchangeable debentures issued by Yellow Media, and (iii) the New Common Shares are issued by New Yellow Media for the benefit and on behalf of Yellow Media;

(h)
in consideration for 21,295,090 New Common Shares issued and delivered to the Debtholders by New Yellow Media for the benefit and on behalf of Yellow Media, Yellow Media issues 1,000 YMI First Ranking Preferred Shares to New Yellow Media and a demand promissory note with an aggregate fair market value equal to such New Common Shares issued to the Debtholders;

(i)
the Existing Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the Existing Notes and the Existing Note Indenture, including the covenants thereof (except solely, in the case of the Existing Credit Agreement and the Existing Note Indenture, to the extent necessary to effect distributions to the Lenders or the Noteholders, respectively, in accordance with the delivery and allocations procedures set forth in the Plan of Arrangement), and all Obligations and Entitlements related thereto, are irrevocably and finally terminated, extinguished, cancelled and eliminated the whole without the need for any further payment or otherwise;

(j)
the Existing Preferred Shares are exchanged and cancelled by Yellow Media for the Pro Rata Share of the Preferred Shareholder Consideration and the Existing Common Shares (including, for greater certainty, Existing Common Shares issued upon exchange of the Existing Debentures pursuant to the Plan of Arrangement) are exchanged and cancelled by Yellow Media for the Pro Rata Share of the Common Shareholder Consideration, and the Existing Preferred Shares and the Existing Common Shares, and all Obligations and Entitlements related thereto, if any, are irrevocably and finally extinguished, cancelled and eliminated;

(k)
in consideration for 4,517,140 New Common Shares and 2,581,223 Warrants issued and delivered to the Shareholders by New Yellow Media for the benefit and on behalf of Yellow Media, Yellow Media has an obligation payable to New Yellow Media in an amount equal to the aggregate of the fair market value of such New Common Shares and Warrants issued to the Shareholders;

(l)
the sole director of New Yellow Media is replaced by the individuals to be named in a plan supplement to be posted on the Corporation’s website at www.ypg.com and announced by way of press release concurrently with such posting on or prior to the date of the Meetings, failing which the directors shall be appointed by the Final Order or another order of the Court; and

(m)	the New Stock Option Plan is adopted.

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Alternative Steps

Pursuant to the Plan of Arrangement, if, prior to the date of the hearing for the Final Order, Yellow Media and New Yellow Media determine that the Alternative Steps are to be implemented, they will provide notice to the Noteholder Advisors to that effect and file the Step Confirmation Notice on SEDAR. If implemented, the following Alternative Steps will occur on the Effective Date, in the following order and sequence:

(a)	the articles of Yellow Media are amended to amend the name of Yellow Media to “YPG Financing Inc.”;

(b)	the articles of New Yellow Media are amended to (i) fix the minimum number of directors to three and (ii) to amend the name of New Yellow Media to “Yellow Media Ltd.”;

(c)
YPG Corp., YPG USA, YPG LLC and W2W agree to provide the guarantees (and security, as applicable) under the Senior Security Agreements and the Subordinated Guarantee Agreements in consideration for the extinguishment and cancellation of the Obligations of the applicable YMI Companies, as guarantors;

(d)
Yellow Media transfers all of its assets (other than the amount of cash necessary to make the cash payments contemplated under steps (e), (h), and (i) below) to New Yellow Media in consideration for the issuance by New Yellow Media of the Senior Secured Notes, the Senior Subordinated Exchangeable Debentures, 25,812,230 New Common Shares and 2,581,223 Warrants to Yellow Media and the assumption by New Yellow Media of all of Yellow Media’s liabilities other than in connection with the Existing Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the Existing Notes, the Existing Note Indenture, the Existing Debentures, the Existing Debenture Indenture, the Existing Preferred Shares, the Existing Common Shares, the Interest Payments, the Agent/Trustees Fees and Expenses, the Management Stock Option Plan, the 2010 Stock Option Plan, the RSU Plan and the deferred share unit plan of the Corporation;

(e)
the holders of RSUs surrender their RSUs in consideration for the payment in cash of the volume weighted average price of the underlying Existing Common Shares for the five trading days immediately preceding the day before the Effective Date. YPG Corp., as administrator of the RSU Plan, instructs the trustee to donate the Existing Common Shares it holds in connection with the RSU Plan to Yellow Media for cancellation for no consideration, and the 2010 Options and the Management Stock Options are cancelled for no consideration;

(f)
the Management Stock Option Plan, the 2010 Stock Option Plan, the RSU Plan and the deferred share unit plan of the Corporation (under which no units are issued and outstanding) and all rights under such plans are terminated, extinguished and cancelled;

(g)	the Existing Debentures of each Debentureholder are exchanged for Existing Common Shares on the basis of 12.5 Existing Common Shares for each $100 of principal amount of Existing Debentures exchanged and the Existing Debentures and the Existing Debenture Indenture, including the covenants thereof (except, solely in the case of the Existing Debenture Indenture, to the extent necessary to effect distributions in accordance with the delivery and allocations procedures set forth in the Plan of Arrangement) and all Obligations and Entitlements related to the Existing Debentures and Existing Debenture Indenture, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need for any further payment or otherwise;

(h)	Yellow Media pays the Interest Payments to the Lenders and the Noteholders and the Agent/Trustees Fees and Expenses;

(i)	the Credit Facility Debt and the Existing Notes are exchanged by Yellow Media in consideration for the Pro Rata Share of the Debtholder Consideration;

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(j)
the Existing Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the Existing Notes and the Existing Note Indenture, including the covenants thereof (except solely, in the case of the Existing Credit Agreement and the Existing Note Indenture, to the extent necessary to effect distributions to the Lenders or the Noteholders, respectively, in accordance with the delivery and allocations procedures set forth in the Plan of Arrangement), and all Obligations and Entitlements related thereto, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need for any further payment or otherwise;

(k)	Yellow Media (i) is liquidated and wound-up, (ii) distributes 4,517,140 New Common Shares and 2,581,223 Warrants to the Shareholders, and (iii) will be dissolved as soon as practicable following completion of the Arrangement by the filing of articles of dissolution;

(l)	the Existing Preferred Shares and the Existing Common Shares, and all Entitlements related thereto, are irrevocably and finally extinguished, cancelled and eliminated;

(m)
the sole director of New Yellow Media is replaced by the individuals to be named in a plan supplement to be posted on the Corporation’s website at www.ypg.com and announced by way of press release concurrently with such posting on or prior to the date of the Meetings, failing which the directors shall be appointed by the Final Order or another order of the Court; and

(n)	the New Stock Option Plan is adopted.

Calculations

All amounts of consideration to be received under the Plan of Arrangement will be calculated to the nearest cent ($0.01). All calculations and determinations made by Yellow Media or New Yellow Media for the purposes of the Recapitalization, including, without limitation, the allocation of the Debtholder Consideration and the Shareholder Consideration, will be conclusive, final and binding upon the Lenders, the Credit Facility Agent, the Noteholders, the Note Trustee, the Debentureholders, the Debenture Trustee, the Shareholders and the YMI Companies.

Fractional Interests

No fractional New Common Shares or fractional Warrants will be issued, or otherwise allocated under the Plan of Arrangement. Any legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to fractional New Common Shares or Warrants pursuant to the Plan of Arrangement will be rounded down to the nearest whole New Common Share or Warrant.

The Senior Secured Notes and the Senior Subordinated Exchangeable Debentures will be issued in book-entry- only form, without coupons, in minimum denominations of $1 and any integral multiple of $1 in excess thereof.

Procedures

The delivery of the certificates representing the Senior Secured Notes, the Senior Subordinated Exchangeable Debentures, the New Common Shares and the Warrants, as applicable, to which the Lenders (except as described below), Noteholders, Debentureholders and Shareholders as at the Distribution Record Date are entitled under the Plan of Arrangement shall be made to CDS for the benefit of such Persons who are the beneficial holders, by no later than the Business Day following the Effective Date.

Lenders

The delivery of interests in the Lender Consideration to the Lenders will be made (i) to the Credit Facility Agent in accordance with the Existing Credit Agreement or (ii) through the facilities of CDS.

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Noteholders, Debentureholders and Shareholders

CDS, as sole Registered Noteholder and sole Registered Shareholder (including, for greater certainty, in respect of the Existing Common Shares issued upon exchange or conversion of the Existing Debentures pursuant to the Plan of Arrangement or otherwise, but other than in respect of Preferred Shares, Series 7) will, on behalf of the Noteholders and Shareholders other than the holders of Preferred Shares, Series 7 surrender to the Corporation for cancellation certificates representing the Existing Notes, the Existing Preferred Shares and the Existing Common Shares. Holders of Preferred Shares, Series 7 will surrender to the Corporation for cancellation certificates representing the Preferred Shares, Series 7. Delivery of the Interest Payments and the interests in the Noteholder Consideration, Preferred Shareholder Consideration and Common Shareholder Consideration, as applicable, will be made through the facilities of CDS to CDS participants who, in turn, will deliver the Interest Payments and the interests in the Noteholder Consideration, Preferred Shareholder Consideration and Common Shareholder Consideration to the beneficial holders entitled thereto as at the Distribution Record Date, pursuant to standing instructions and customary practices.

Expenses of the Recapitalization

The estimated fees, costs and expenses payable by Yellow Media in connection with the completion of the Recapitalization including, without limitation, underwriting fees, financial advisory fees, filing fees, legal and accounting fees and printing and mailing costs are anticipated to be approximately $45 million.

Interest of Management and Others

Except as otherwise described in this Circular, management is unaware of any material interest of any director or officer of the Corporation, any associate or affiliate of any such individual, or of the Corporation in any transaction since the beginning of the last completed financial year of the Corporation or in any proposed transaction or in connection with the Recapitalization that has materially affected or will materially affect the Corporation or any of its affiliates.

Except as otherwise described in this Circular, there are no agreements or arrangements between the Corporation and any director, officer or employee of the Corporation and its Subsidiaries in respect of the Recapitalization.

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SELECTED FINANCIAL INFORMATION

The following selected financial information has been derived from and should be read in conjunction with the historical financial statements of the Corporation and the Corporation’s management’s discussion and analysis of financial position and results of operations incorporated by reference in this Circular. See “Documents Incorporated by Reference”.

Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

This unaudited pro forma condensed consolidated statement of financial position of New Yellow Media is derived from Yellow Media’s unaudited interim condensed consolidated statement of financial position as at March 31, 2012 after giving effect to certain events and transactions, as further described in the Plan of Arrangement, a copy of which is attached as Appendix “C” to this Circular, as if such events and transactions had occurred as at March 31, 2012, prepared in accordance with IFRS.

The unaudited pro forma adjustments reflected herein are preliminary and based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated statement of financial position is presented for illustrative purposes only and does not purport to indicate the financial condition of future periods or the financial condition that actually would have been realized had the events and transactions described in the accompanying Circular been consummated on the date presented. Actual adjustments may differ significantly from the pro forma adjustments.

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Yellow Media Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Financial Position
As at March 31, 2012

($ in thousands)	Yellow Media (Unaudited)	Pro Forma Adjustments	Reference		New Yellow Media (Pro Forma)
Assets	($)	($)			($)
Current assets
Cash	310,148	(271,275)	(1	)(4)	38,873
Trade receivables	171,975	—			171,975
Prepaid expenses	4,729	—			4,729
Deferred publication costs and other assets	92,831	—			92,831
Total current assets	579,683	(271,275)			308,408
Deferred publication costs	7,956	—			7,956
Financial and other assets	19,128	(4,141)	(3)		14,987
Investments in associates	1,801	—			1,801
Property, plant and equipment	41,760	—			41,760
Intangible assets	1,641,099	—			1,641,099
Total non-current assets	1,711,744	(4,141)			1,707,603
Total assets	2,291,427	(275,416)			2,016,011
Liabilities and equity (deficiency)
Current liabilities
Trade and other payables	129,781	11,183	(1	)(2)(8)	140,964
Current income tax liabilities	19,200	1,679	(9)		20,879
Provisions	42,400	—			42,400
Deferred revenues	50,466	—			50,466
Current portion of long-term debt	421,034	(419,000)	(3)		2,034
Preferred Shares, Series 1	250,069	(250,069)	(6)		—
	912,950	(656,207)			256,743
Deferred credits	16,020	—			16,020
Deferred income taxes	83,902	(23,042)	(9)		60,860
Income tax liabilities	35,496	—			35,496
Post-employment benefits	286,923	—			286,923
Deferred consideration	973	—			973
Long-term debt	1,405,651	(654,094)	(3	)(4)	751,557
Convertible instruments	184,758	(108,658)	(3	)(4)	76,100
Preferred Shares, Series 2	149,266	(149,266)	(6)		—
Total non-current liabilities	2,162,989	(935,060)			1,227,929
Total liabilities	3,075,939	(1,591,267)			1,484,672
Capital and reserves	6,397,845	210,446	(3	)(4)(5)(6)(7)	6,608,291
Deficit	(7,183,146)	1,105,405			(6,077,741)
Equity (deficiency) attributable to shareholders	(785,301)	1,315,851			530,550
Non-controlling interests	789	—			789
Total equity (deficiency)	(784,512)	1,315,851			531,339
Total liabilities and equity (deficiency)	2,291,427	(275,416)			2,016,011

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of financial position.

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Yellow Media Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

Pro Forma Statement of Financial Position

This unaudited pro forma condensed consolidated statement of financial position of New Yellow Media, includes pro forma adjustments illustrating the impact the specific terms contemplated in the Plan of Arrangement will have on New Yellow Media’s financial position. These adjustments are for illustrative purposes only, have not been audited, should not be considered comprehensive and may differ significantly from the actual adjustments that may result from the approved Plan of Arrangement in the future. This unaudited pro forma condensed consolidated statement of financial position should be read in conjunction with Yellow Media’s audited 2011 consolidated financial statements, accompanying notes, and related management discussion and analysis and Yellow Media’s unaudited interim condensed consolidated financial statements as at and for the three-month period ended March 31, 2012, accompanying notes, and related management discussion and analysis. The Corporation’s financial statements on a future recapitalization date may differ significantly from Yellow Media’s unaudited interim condensed consolidated financial statements of March 31, 2012.

The following are the events and transactions reflected in this unaudited pro forma condensed consolidated statement of financial position:

(a)	the implementation of the Plan of Arrangement including the Recapitalization of the YMI Companies under the Plan of Arrangement; and

(b)	the securities distributed under the Plan of Arrangement;

as discussed below under “Plan of Arrangement”.

Other than those transactions described above, the unaudited pro forma condensed consolidated statement of financial position as at March 31, 2012 does not give effect to transactions occurring after March 31, 2012.

New Yellow Media is a corporation formed solely for the purpose of affecting the Plan of Arrangement. New Yellow Media will not carry on any business prior to the Effective Date, other than in connection with the Plan of Arrangement. As part of the Plan of Arrangement, New Yellow Media will issue New Common Shares.

The Plan of Arrangement is subject to possible amendments and approval. If the Plan of Arrangement is approved and all the various conditions required to implement the other agreements are met, the events and transactions will be accounted for on the basis of events and circumstances at the Effective Date of the Plan of Arrangement.

In conjunction with the filing of the Plan of Arrangement, certain liabilities and equity classified as “Long-Term Debt”, “Convertible Instruments”, “Preferred Shares” and “Capital and Reserves” on the statement of financial position are subject to recapitalization. Liabilities subject to recapitalization recorded as at March 31, 2012 amount to $2.4 billion.

Plan of Arrangement

Under the Plan of Arrangement, the Recapitalization provides for the following:

(a)	The payment in cash of any accrued and unpaid interest to the Lenders and Noteholders up to but not including the Effective Date of the Plan of Arrangement.

(b)	As part of the Plan of Arrangement, the Lenders and Noteholders will receive their Pro Rata Share of the following consideration:

a.       $750 million of Senior Secured Notes;

b.       $100 million of Senior Subordinated Exchangeable Debentures;

c.       21,295,090 New Common Shares; and

d.       $250 million in cash.

As a result, the Lenders and Noteholders shall irrevocably and finally exchange all of their rights, title and interest in and to the Revolving Facility, Non-Revolving Facility, Existing Notes, and all related agreements which shall be irrevocably and finally settled, terminated, extinguished and cancelled.

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(c)
New Yellow Media shall issue to the holders of the Existing Debentures, Existing Preferred Shares (Series 1, 2, 3, 5 and 7) and Existing Common Shares, their Pro Rata Share of 4,517,140 New Common Shares and 2,581,223 Warrants.

Plan of Arrangement Pro forma Adjustments

In conjunction with the implementation of the Plan of Arrangement, adjustments to the unaudited pro forma condensed consolidated statement of financial position are as follows:

Payment of interest to the Lenders and Noteholders

(1)	As a result of the required payment of any accrued and unpaid interest to the Lenders and Noteholders, an estimated amount of $21.3 million of accrued interest as at March 31, 2012 shall be paid.

Interest on Existing Debentures and Preferred Shares Series 1 and 2

(2)
 An amount of $6.3 million and $4.7 million of accrued interest and undeclared dividends on the Existing Debentures and Preferred Shares Series 1 and 2, respectively, as at March 31, 2012 shall not be paid and therefore shall be reversed into net earnings (loss).

Treatment of Existing Credit Facilities and Existing Notes

(3)
As of the Effective Date, the existing Long-Term Debt and Convertible Instruments carried on the statement of financial position as at March 31, 2012 in the amount of $1,823.1 million (excluding obligations under finance leases) and $184.8 million (before consideration for $50 million of repayments on the Existing Credit Facilities balances made subsequent to March 31, 2012), respectively, will be extinguished and derecognized. As a result, the difference between the derecognized debt and the recognition of the new instruments issued pursuant to the Plan of Arrangement shall be recorded in net earnings (loss) as part of the gain on settlement of debt.

The equity component of the Existing Debentures in the amount of $7.4 million net of income taxes of $2.7 million will expire unexercised and will be reclassified to deficit, and the accumulated cash flow hedge reserve as at March 31, 2012 of $0.9 million relating to the extinguished debt shall be reversed into net earnings (loss) as part of the gain on settlement of debt.

Deferred financing costs in the amount of $4.1 million recorded in “Financial and other assets” on the statement of financial position will be reversed to net earnings (loss) as part of the gain on settlement of debt.

(4)
Based on the Plan of Arrangement, cash will be paid out in the amount of $250 million to Lenders and Noteholders. In addition, New Yellow Media will issue Senior Secured Notes and Senior Subordinated Exchangeable Debentures with a principal amount of $750 million and $100 million respectively, to the Lenders and Noteholders.

The Senior Secured Notes and Senior Subordinated Exchangeable Debentures shall be accounted for at their fair values at initial recognition in New Yellow Media’s published consolidated financial statements for the period in which the Plan of Arrangement will take effect. For purposes of this unaudited pro forma condensed consolidated statement of financial position, the fair value of the Senior Secured Notes is estimated to be approximately equal to its face value of $750 million and the fair value of the Senior Subordinated Exchangeable Debentures is estimated to be approximately $80.6 million. The Senior Subordinated Exchangeable Debentures’ fair value shall be bifurcated into its liability and equity components at initial recognition and for purposes of this pro forma are estimated to be approximately $76.1 million and $3.3 million net of income taxes of $1.2 million, respectively.

The embedded derivatives attached to the Senior Secured Notes and Senior Subordinated Exchangeable Debentures are estimated to be insignificant at initial recognition.

The 21,295,090 New Common Shares to be issued to the Lenders and Noteholders under the Plan of Arrangement will be recorded in Capital and Reserves at fair value estimated to be $149.1 million.

Treatment of Existing Debentures and Existing Shares

(5)
New Yellow Media shall issue to holders of the Existing Debentures and Existing Shares 4,517,140 New Common Shares for which the Pro Rata Share issued to holders of Existing Preferred Shares Series 1 and 2 and Existing Debentures will be recorded in Capital and Reserves at a fair value estimated to be approximately $7.9 million. New Yellow Media shall also issue 2,581,223 Warrants which shall be accounted for at their fair value at initial recognition in New Yellow Media’s published consolidated financial statements for the period in which the Plan of Arrangement will take effect. For purposes of this unaudited pro forma condensed consolidated statement of financial position, the fair value of the Warrants is estimated to be nominal. The Pro Rata Share of the New Common Shares issued to holders of Preferred Shares Series 3, 5, 7, and Existing Common Shares will continue to be carried at book value of the Existing Common Shares and Existing Preferred Shares Series 3, 5 and 7.

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(6)
The Existing Preferred Shares Series 1, 2, 3, 5, 7, and Existing Common Shares as of the Effective Date will be cancelled. As a result of the extinguishment of the Existing Preferred Shares Series 1 and 2 classified as liabilities, New Yellow Media will reverse their aggregate carrying values, net of deferred financing costs, in the amount of $399.3 million into the gain on settlement of debt. The Existing Preferred Shares Series 3, 5 and 7 classified as equity in the amount of $320.7 million (net of deferred financing costs and income taxes) as at March 31, 2012 shall be reclassified into Capital and Reserves. The carrying value of the Existing Common Shares classified in Capital and Reserves shall not be reclassified.

(7)
The stock options and RSUs outstanding as of the Effective Date of the Plan of Arrangement will be cancelled for a nominal cash consideration. As a result, the unrecognized stock-based compensation expense for the stock options and RSUs in the amount of $5.1 million as at March 31, 2012 will be charged to net earnings (loss). The RSUs balance and stock-based compensation reserves classified in equity in the amount of $55 million and $3.5 million as at March 31, 2012 after effect of recognizing the unrecognized stock-based compensation will be reversed into deficit.

Other adjustments

(8)
All transaction costs relating to the above implementation of the Plan of Arrangement in the estimated amount of $45 million will be expensed as incurred ($43.4 million remains to be incurred as at March 31, 2012).

Tax adjustments

(9)
Represents the estimated tax impact of the various adjustments described in (1) through (8). Current income tax liabilities are estimated to increase by $1.7 million and Deferred income tax liabilities are estimated to decrease by $23 million. The effective tax rate used to effect the various adjustments ranges from 25.8% to 26.9%. The decrease to the deferred income tax liabilities would be lower by approximately $10 million should Yellow Media and New Yellow Media opt to implement the Alternative Steps. See “The Recapitalization—Arrangement Mechanics—Alternative Steps”.

As a result of the above adjustments, New Yellow Media will record an estimated gain on settlement of debt in the amount of $1,128.9 million before related income taxes.

Leverage Ratios

The following table presents the Corporation’s total debt to EBITDA ratio and the Corporation’s net debt to EBITDA ratio derived from the historical consolidated financial statements of the Corporation incorporated by reference in this Circular.

	12-month period ended March 31, 2012
	Actual		Pro Forma(1)
Total debt(2)/EBITDA(3)	3.2	x	1.4	x
Net debt(2)/EBITDA(3)	2.7	x	1.3	x

(1) Calculated using face value of Senior Secured Notes and Senior Subordinated Exchangeable Debentures.
(2) Excluding Preferred Shares, Series 1 and Preferred Shares, Series 2.
(3) EDITDA for the 12-month period ended March 31, 2012 excludes the contribution of LesPAC.

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ARRANGEMENT AGREEMENT

The Arrangement Agreement, a copy of which is attached as Appendix “D” to this Circular, entered into among the Corporation, New Yellow Media and YPG Corp. contains certain mutual covenants in respect of the Plan of Arrangement, such as making application to the Court to effect the Arrangement, and conditions precedent to its completion.

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SUPPORT AGREEMENT

On July 23, 2012, the YMI Companies and the Initial Consenting Creditors entered into a support agreement in connection with the Recapitalization (the “Support Agreement”). As at the date hereof, approximately 33.5% of the Noteholder Debt, and approximately 26.6% of the Affected Unsecured Debt, have agreed, subject to certain conditions, to vote in favour of and support the Recapitalization.

The Support Agreement can be found on SEDAR at www.sedar.com. The following is only a summary of the Support Agreement and is qualified in its entirety by reference to the full text of the Support Agreement.

Consenting Creditors’ Covenants and Consents

Pursuant to the Support Agreement, each Consenting Creditor consents and agrees to the terms and conditions of, and the transactions contemplated by, the Support Agreement and the Recapitalization, and furthermore agrees that, inter alia:

(a)
each Consenting Creditor will not, directly or indirectly, (i) sell, lend, gift, assign, pledge, encumber, hypothecate (other than security or encumbrances applying to its investments generally which do not adversely affect in any manner the ability of the Consenting Creditor to perform its obligations under the Support Agreement), or otherwise transfer, any of its Existing Notes, except as provided for in the Support Agreement, or (ii) deposit any of its Existing Notes into a voting trust, or grant any proxies or powers of attorney or attorney in fact, or enter into a voting agreement, understanding or arrangement, with respect to the voting of its Existing Notes if such trust, grant, agreement, understanding or arrangement would restrict in any manner the ability of the Consenting Creditor to comply with its obligations under the Support Agreement;

(b)	each Consenting Creditor agrees that it will not, and will not authorize, knowingly permit or instruct its advisors, directly or indirectly, to:

(i)
make, initiate, solicit, knowingly encourage, knowingly facilitate or seek, directly or indirectly, any inquiries relating to or the making, submission or implementation of any proposal or offer made by any Person with respect to the acquisition, refinancing, recapitalization and/or restructuring of the YMI Companies, other than the Recapitalization or any Alternative Recapitalization (a “Third Party Transaction Proposal”);

(ii)	participate or engage in any negotiations concerning, or provide any information or data to, or have any material discussions with, any Person relating to a Third Party Transaction Proposal;

(iii)
otherwise knowingly cooperate, assist or participate in, or knowingly facilitate or encourage, any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any Third Party Transaction Proposal; or

(iv)	enter into a contract with any Person relating to a Third Party Transaction Proposal or knowingly breach any information firewall as described in the Support Agreement.

(c)	each Consenting Creditor agrees that it will:

(i)
vote all of its Existing Notes in all votes and in each vote: (A) in favour of the approval, consent, ratification and adoption of the Recapitalization; and (B) against any Third Party Transaction Proposal;

(ii)	support the approval of the Plan of Arrangement as promptly as practicable by the Court;

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(iii)
not, directly or indirectly, support or object to any action or do anything that is intended or would reasonably be expected to impede, interfere with, frustrate, hinder, defeat, delay, postpone or discourage the consummation of the Recapitalization;

(iv)
consent to any reasonable requests by the YMI Companies for a forbearance until the termination of the Support Agreement of any event of default under the Existing Note Indenture, the Existing Credit Agreement or the Existing Debenture Indenture that may occur prior to the termination of the Support Agreement as a result of the Plan of Arrangement or the compliance by the YMI Companies with their obligations under the Support Agreement; provided, however, that such consent will be deemed to be immediately withdrawn if any holder of any YMI Securities seeks to enforce its rights under the documents governing such YMI Securities; and

(v)	execute any and all documents and perform any and all commercially reasonable acts required by the Support Agreement to satisfy all of its obligations under the Support Agreement.

(d)
if, after the date of the Support Agreement, a Consenting Creditor acquires beneficial ownership of, or investment and voting discretion with respect to Existing Notes, the Consenting Creditor will automatically be bound by the Support Agreement in respect of such additional Existing Notes; and

(e)
each Consenting Creditor will not, and agrees not to, directly or indirectly, commence or participate in any claim, derivative or otherwise, against the YMI Companies and their respective affiliates or any of their respective directors or officers relating to the negotiation, execution and delivery of the Support Agreement or the consummation of the Recapitalization.

The Consenting Creditors’ covenants with respect to their Existing Notes are also applicable to the Credit Facility Debt to the extent such Consenting Creditors are Lenders and to Existing Debentures and Existing Shares to the extent such Consenting Creditors are the beneficial owner of, or have the investment and voting discretion over, such Existing Debentures and Existing Shares.

YMI Companies’ Covenants

Pursuant to the Support Agreement, the YMI Companies consent and agree to the terms and conditions of, and the transactions contemplated by, the Support Agreement and the Recapitalization, and furthermore agree that, inter alia:

(a)	the YMI Companies will operate their respective businesses in the ordinary course of business;

(b)
the YMI Companies will pursue the completion of the Recapitalization as soon as practicable and in good faith by way of the Plan of Arrangement and will use commercially reasonable efforts to achieve the following timeline:

(i)	conduct the vote seeking approval by the requisite majorities at the Meetings by no later than September 7, 2012;

(ii)	approval of the Final Order by the Court by no later than September 14, 2012; and

(iii)	implementation of the Plan of Arrangement by no later than September 30, 2012.

(c)
the YMI Companies will (i) pursue, support and use commercially reasonable efforts to complete the Recapitalization as soon as practicable and in good faith, (ii) do all things that are reasonably necessary and appropriate in furtherance of, and to consummate and make effective the Recapitalization, (iii) make all such filings and seek all such consents, approvals, permits and authorizations with any Governmental Entity or third parties whose consent is required in connection with the Recapitalization and use commercially reasonable efforts to obtain any and all required regulatory and/or third party approvals for or in connection with the Recapitalization, and (iv) not take any action, directly or indirectly, that is materially inconsistent with, or is intended or is reasonably likely to impede, interfere with, frustrate, hinder, defeat, delay, postpone or discourage the consummation of the Recapitalization;

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(d)	the YMI Companies will not amend or modify any terms or conditions of any YMI Securities;

(e)
subject to certain exceptions, each of the YMI Companies will not amalgamate, merge or consolidate with, or sell all or substantially all of its assets to, one or more other Persons, or change the nature of its business or its corporate or capital structure;

(f)
the YMI Companies will keep the Noteholder Advisors reasonably informed regarding any material discussion with any Person (other than the legal and financial advisors to the YMI Companies) with respect to the Recapitalization and any Alternative Recapitalization;

(g)
subject to certain exceptions, each of the YMI Companies will not (i) amend or propose to amend its certificate of incorporation, articles, by-laws or other constating documents, (ii) prepay, redeem prior to maturity, defease, repurchase or make other prepayments in respect of any indebtedness owing to holders of YMI Securities, (iii) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money (except for indebtedness that is incurred in the ordinary course), (iv) create, incur or assume any lien, charge, mortgage, hypothec or security interest of any kind whatsoever in favour of any holder of the YMI Securities on, over or against any of its material assets or property (except for any lien, charge, mortgage, hypothec or security interest that is incurred in the ordinary course), (v) issue, grant or sell or agree to issue, grant or sell any securities of any of the YMI Companies, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of the YMI Companies other than any issuance or sale or agreement to issue pursuant to the existing terms of any such outstanding securities, (vi) pledge or otherwise encumber any securities of any of the YMI Companies except in the ordinary course, or (vii) enter into any new secured or unsecured lending or credit facilities of any kind, or increase the amount of Credit Facility Debt under the Existing Credit Agreement or give additional security in respect of any Credit Facility Debt;

(h)
each of the YMI Companies will not, outside of the ordinary course of business consistent with past practice, sell, transfer, lease, license or otherwise dispose of all or any material part of its property, assets or undertaking having a value of more than $3 million at any one time or in any series of transactions during the term of the Support Agreement;

(i)
none of the YMI Companies will alter their compensation, benefits or severance arrangements as regards existing directors or senior officers prior to the date of termination of the Support Agreement other than (i) as required by the terms of incentive plans or employments contracts as of July 23, 2012, (ii) as required by Law, or (iii) pursuant to arrangements providing for additional payments of no more than $1 million, in the aggregate;

(j)	Yellow Media will not declare, make or pay any dividend or other distribution to or with respect to the Existing Preferred Shares or the Existing Common Shares prior to the Effective Date;

(k)
the YMI Companies will use commercially reasonable efforts to obtain credit ratings in respect of the Senior Secured Notes and the Senior Subordinated Exchangeable Debentures from DBRS, S&P or any other nationally recognized credit rating agency;

(l)
Yellow Media will use its commercially reasonable efforts to obtain TSX listing, subject to customary conditions, for the New Common Shares, the Warrants, the Senior Subordinated Exchangeable Debentures and the New Common Shares to be issued upon exercise, conversion or exchange of the Warrants and the Senior Subordinated Exchangeable Debentures, failing which Yellow Media will use its commercially reasonable efforts to obtain TSXV listing for all of the foregoing; and

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(m)
except as otherwise agreed to by the YMI Companies and the Initial Consenting Creditors, the YMI Companies agree that the Recapitalization and any Alternative Recapitalization will not have the effect of providing any or all of the Lenders with consideration or value (whether financial or otherwise) greater than the consideration or value (whether financial or otherwise) to be received by the Noteholders pursuant to the Recapitalization or any such Alternative Recapitalization.

Governance

Under the Support Agreement, the YMI Companies and the Initial Consenting Creditors agreed to the process for determining the composition of the Board of Directors of New Yellow Media. For a description of such process, see “Yellow Media after the Recapitalization — New Board of Directors”.

Change in Nature of the Plan of Arrangement or Recapitalization

The Support Agreement provides that the YMI Companies are entitled to implement the Recapitalization under such other legislation as the YMI Companies may deem appropriate to achieve the desired result (an “Alternative Recapitalization”). In such event, the Consenting Creditors will support and vote in favour of the Alternative Recapitalization in the same manner and to the same extent as the Recapitalization, subject to certain conditions, and the Alternative Recapitalization will be subject to the conditions of the Recapitalization set forth in the Support Agreement.

New Transactions

The Support Agreement provides that the YMI Companies shall not (i) solicit, initiate, knowingly facilitate or encourage any inquiries or proposals regarding any transaction that is a Third Party Transaction Proposal or is otherwise an alternative to the Recapitalization (a “New Transaction”); (ii) engage or participate in any discussions or negotiations with any Person (other than the Consenting Creditors and the Noteholder Advisors) regarding any New Transaction; (iii) accept, approve, endorse or recommend or propose publicly to accept, approve, endorse or recommend any New Transaction; (iv) withdraw the Board of Directors’ recommendation of the Support Agreement or the Recapitalization or change, modify or qualify such recommendation in any manner adverse to the Consenting Creditors; or (v) enter into, or publicly propose to enter into, any agreement in respect of any New Transaction; provided, however, that the YMI Companies may determine to enter into an agreement with respect to a New Transaction or withdraw, modify or qualify the Board of Directors’ approval or recommendation of the Support Agreement and the Recapitalization if, among other things: (i) such New Transaction is based on a written proposal received from an arm’s length third party after July 23, 2012 that none of the YMI Companies has solicited, initiated, knowingly facilitated or knowingly encouraged; and (ii) the Board of Directors has determined, after receiving advice from its financial advisors and outside legal counsel, that the failure to accept such New Transaction would be a breach of its fiduciary duties.

Conditions

The Support Agreement provides that the Recapitalization and the obligations of the Consenting Creditors under the Support Agreement shall be subject to, among others, the following conditions (each of which may be waived by obtaining the Required Noteholder Approval and each of which (i) does not specifically give the Consenting Creditors the right to terminate the Support Agreement and (ii) if not complied with and such non-compliance does not materially adversely affect the absolute or relative (in relation to other holders of the YMI Securities) value of the Debtholder Consideration or would reasonably be expected to result in a Material Adverse Change, does not entitle the Consenting Creditors to raise such non-compliance as a basis for not complying with their obligations under the Support Agreement):

(a)	the Interim Order and following the Meetings, the Final Order shall have been obtained;

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(b)
there shall not be any amendment, modification, supplement or restatement of the Plan of Arrangement, the principal terms of the Senior Secured Note Indenture attached to the Support Agreement, the principal terms of the Senior Subordinated Exchangeable Debenture Indenture attached to the Support Agreement and the Warrant Indenture, except for any such amendment, modification, supplement or restatement having obtained the Required Noteholder Approval;

(c)
(i) the process for determining the composition of the new Board of Directors of New Yellow Media shall be proceeding in accordance with the process set forth in the Support Agreement (see “Support Agreement — Governance”), and (ii) the composition of the new Board of Directors of New Yellow Media shall have been announced by Yellow Media prior to the Meetings;

(d)
the New Common Shares, the Warrants, the Senior Subordinated Exchangeable Debentures and the New Common Shares to be issued upon exercise, conversion or exchange of the Warrants and the Senior Subordinated Exchangeable Debentures shall have been approved for listing by the TSX or the TSXV, subject to customary conditions;

(e)	there shall have not occurred a Material Adverse Change; and

(f)
there shall not be in effect any ruling by any Governmental Entity or court of competent jurisdiction, enjoining the consummation of a material portion of the Support Agreement or the Plan of Arrangement.

Termination

The Support Agreement may be terminated by Initial Consenting Creditors (representing at least a majority of the aggregate of the Existing Notes held by all Initial Consenting Creditors at the time the determination is made) by providing written notice to the YMI Companies, upon the occurrence of, among others, the following events:

(a)
failure by any of the YMI Companies to comply with, or default by any of the YMI Companies in the performance or observance of, any term, covenant or agreement set forth in the Support Agreement if such failure or default would reasonably be expected to materially adversely affect the absolute or relative (in relation to other holders of the YMI Securities) value of the Debtholder Consideration or would reasonably be excepted to result in a Material Adverse Change and, which, if capable of being cured, is not cured within ten Business Days after the receipt of written notice of such failure or default;

(b)
if any representation or warranty of any of the YMI Companies set forth in the Support Agreement proves untrue in any respect as of the date when made or as of the Effective Date (except for representations and warranties addressing matters as of a particular date, in which case if such representation and warranty proves untrue in any respect as of such date) and the failure of such representation or warranty to be so true, would reasonably be expected to materially adversely affect the absolute or relative (in relation to other holders of the YMI Securities) value of the Debtholder Consideration or would reasonably be expected to result in a Material Adverse Change;

(c)	the issuance by any Governmental Entity or court of competent jurisdiction, of any ruling enjoining the consummation of a material portion of the Support Agreement or the Plan of Arrangement;

(d)
the Plan of Arrangement, the principal terms of the Senior Secured Note Indenture attached to the Support Agreement, the principal terms of the Senior Subordinated Exchangeable Debenture Indenture attached to the Support Agreement or the Warrant Indenture is amended, modified, supplemented or restated, except for any amendment, modification, supplement or restatement having obtained the Required Noteholder Approval;

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(e)
if any of the YMI Companies makes any payment or gives any consideration to any holder of a YMI Security in its capacity as a holder of such YMI Securities, other than payment or consideration made (i) in the ordinary course of business, (ii) pursuant to the terms of the documents governing the YMI Securities as of July 23, 2012, or (iii) in connection with the implementation of the Plan of Arrangement and as contemplated in the Support Agreement; and

(f)	if the Effective Date has not occurred on or before the Outside Date.

The Support Agreement may be terminated by the YMI Companies by providing written notice to the Consenting Creditors upon the occurrence of the following events:

(a)	the issuance by any Governmental Entity or court of competent jurisdiction, of any ruling enjoining the consummation of a material portion of the Support Agreement or the Plan of Arrangement;

(b)	the YMI Companies determine to enter into a definitive agreement with respect to, or approve or recommend a New Transaction; and

(c)	if the Effective Date has not occurred on or before the Outside Date.

The Support Agreement may be terminated by the YMI Companies as to a breaching Consenting Creditor upon the occurrence of the following events (and such breaching Consenting Creditor will thereupon no longer be a Consenting Creditor):

(a)
failure by the breaching Consenting Creditor to comply in all material respects with, or default by the breaching Consenting Creditor in the performance or observance of, any material term, condition, covenant or agreement set forth in the Support Agreement which is not cured within ten Business Days after the receipt of written notice of such failure or default; or

(b)
if any representation, warranty or other statement of the breaching Consenting Creditor made or deemed to be made in the Support Agreement proves untrue in any material respect as of the date when made.

The Support Agreement will terminate automatically without any further required action or notice on the Effective Date (immediately following the effective time of the Plan of Arrangement).

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DESCRIPTION OF THE SENIOR SECURED NOTES

In this description, the term “Issuer” refers to Yellow Media Inc. and not to any of its Subsidiaries and the term “Corporation” refers to Yellow Media Ltd., a newly-incorporated corporation (incorporated under the Canada Business Corporations Act) that will become the parent of the Issuer on the Issue Date, and not to any of its Subsidiaries. In this description, except where otherwise indicated, all references to “dollars” and “$” are to the lawful currency of Canada.

The Issuer will issue the 9% senior secured notes due November 30, 2018 (the “Notes”) under an indenture dated as of the Issue Date (the “Indenture”) among itself, the Guarantors identified herein, and BNY Trust Company of Canada, as trustee (the “Trustee”).

Copies of the Indenture and the Security Documents may be obtained from the Issuer upon request, when available. The following description is a summary of the material terms and provisions of the Notes, the Indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Security Documents because they, and not this description, define your rights as holders of Notes. Certain defined terms used in this description but not defined below under “Description of the Senior Secured Notes — Certain Definitions” have the meanings assigned to them in the Indenture and the Security Documents.

Upon the terms and subject to the conditions set forth in the Offering Documents, the Issuer will issue Notes in an aggregate principal amount of $750 million. The Notes will be secured equally and rateably by the Liens on the Collateral described below under “Description of the Senior Secured Notes — Security”.

The Notes will be represented by a Global Certificate that will be registered in the name of the CDS Nominee and deposited with CDS as a book-entry-only security. Purchasers of Notes will not be entitled to any registration rights. Under the CDS book-entry-only system, the CDS Nominee will be treated as the owner of the Notes for all purposes, except as required by law. The word “Notes”, unless the context requires otherwise, refers to the Notes represented by the Global Certificate and also refers to book-entry-only interests in the Notes. See “Book- Entry-Only System”.

The following summary of the material terms and provisions of the Notes, the Indenture and the Security Documents does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the provisions of the Notes, the Indenture and the Security Documents.

Brief Description of the Senior Secured Notes and the Note Guarantees

The Notes

The Notes will:

•	be senior secured obligations of the Issuer;

•	mature on November 30, 2018;

•	be issued in Canadian dollars, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof;

•
rank equally in right of payment with all Indebtedness (which excludes, for greater certainty, accrued expenses and trade payables) of the Issuer that is not expressly subordinated in right of payment to the Notes, and the Notes will rank senior in right of payment to all Subordinated Indebtedness;

•	be secured by a first-priority lien on the Collateral, as such term is defined below under “Description of the Senior Secured Notes — Security”, subject to Permitted Liens;

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•	be effectively subordinated to First Priority Lien Obligations secured by Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens;

•	be structurally subordinated to all existing and future Indebtedness of any Unrestricted Subsidiaries; and

•
be unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantors, as such term is defined below under “Description of the Senior Secured Notes — Brief Description of the Senior Secured Notes and the Note Guarantees — Note Guarantees”.

Interest on the Notes will:

•	accrue at a rate of 9% per annum;

•
accrue from and including the Issue Date or, if interest has already been paid, from and including the most recent date on which interest has been paid, to but excluding the applicable interest payment date;

•
be payable in cash quarterly in arrears in equal installments on the last day of February, May, August and November of each year (or, if such day is not a Business Day, on the next Business Day), commencing on November 30, 2012;

•	be payable to the holders of record as of February 15, May 15, August 15 or November 15 immediately preceding the related interest payment date; and

•
be calculated, in the case of the first interest period following the Issue Date or any other interest period that is shorter than a full quarter interest period due to redemption or repurchase, on the basis of a 360-day year comprised of 12 30-day months. For the purpose of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year and divided by 360.

Note Guarantees

The Notes will be guaranteed by the Corporation and all of its Restricted Subsidiaries (other than any Subsidiary that constitutes a Receivables Entity) (such entities being, collectively, the “Guarantors”).

The Guarantors will irrevocably and unconditionally guarantee on a senior secured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, or interest on the Notes, expenses, indemnification or otherwise (the “Note Guarantees” and all such obligations guaranteed by the Guarantors being referred to herein as the “Guaranteed Obligations”). The Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees. The Note Guarantees will be solidary (joint and several) obligations of the Guarantors.

Each Note Guarantee will be limited, after giving effect to all other contingent and fixed obligations of such Guarantor (including, without limitation, any guarantees under any First Priority Lien Obligations or any refinancing or replacement thereof permitted under the Indenture), to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Note Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

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Each Note Guarantee will be a continuing Note Guarantee and, subject to the next succeeding paragraphs, will:

•	be senior secured obligations of the Guarantor issuing such Note Guarantee;

•	be secured by a first-priority Lien on the portion of the Collateral owned by the applicable Guarantor, subject to Permitted Liens;

•	be structurally subordinated to all existing and future Indebtedness of any Unrestricted Subsidiaries;

•	be effectively subordinated to First Priority Lien Obligations secured by Permitted Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens;

•	be senior in right of payment to any future Subordinated Indebtedness of that Guarantor, if any;

•	remain in full force and effect until payment in full of all the Guaranteed Obligations;

•	be binding upon the Guarantors and their successors; and

•	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

As of the date of the Indenture, Mediative G.P. Inc. and Mediative Performance L.P. will not guarantee the Notes. In addition, any future Subsidiaries of the Corporation that are not Wholly-Owned Subsidiaries will not guarantee the Notes, unless such Subsidiaries are designated by the Corporation as “Restricted Subsidiaries” in accordance with the covenant described below under “Description of the Senior Secured Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or any Guarantor.

As of the date of the Indenture, all of the Corporation’s Wholly-Owned Subsidiaries will be “Restricted Subsidiaries”. Any future Wholly-Owned Subsidiary of the Corporation will become a “Restricted Subsidiary” as at such time that it becomes a Wholly-Owned Subsidiary of the Corporation. In addition, under the circumstances described below under “Description of the Senior Secured Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, the Corporation will be permitted to designate any Subsidiary that is not a Wholly-Owned Subsidiary as a “Restricted Subsidiary”.

Mediative G.P. Inc. and Mediative Performance L.P. will be treated as “Unrestricted Subsidiaries” from and after the date of the Indenture. In the event Mediative G.P. Inc. and Mediative Performance L.P. become Wholly- Owned Subsidiaries of the Corporation, Mediative G.P. Inc. and Mediative Performance L.P. will, at such time, become Restricted Subsidiaries. Under the circumstances described below under “Description of the Senior Secured Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, the Corporation will be permitted to designate any Restricted Subsidiary that is not a Wholly-Owned Subsidiary as an “Unrestricted Subsidiary”.

The effect of designating a Subsidiary as an Unrestricted Subsidiary will be that:

(1)	an Unrestricted Subsidiary will not be subject to any of the restrictive covenants in the Indenture;

(2)
a Restricted Subsidiary that is subsequently designated as an Unrestricted Subsidiary will be released from its Note Guarantee and the Security Documents and any of its properties that constitutes Collateral will be released from the respective Liens; and

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(3)
the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Corporation and its Restricted Subsidiaries for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

A Guarantor will be released from its obligations under its Note Guarantee upon the occurrence of any of the following:

(1)
subject to compliance with the covenant described below under “Description of the Senior Secured Notes — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”, in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, amalgamation, arrangement, consolidation, liquidation or otherwise, or a sale or other disposition of the Capital Stock of such Guarantor such that it ceases to be a Subsidiary of the Corporation or a Restricted Subsidiary;

(2)	if such Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, upon effectiveness of such designation;

(3)	upon payment in full in cash of the principal of, and interest and premium, if any, on, the Notes; or

(4)	upon the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, provided that neither the Issuer nor any of its Affiliates may act as paying agent or registrar.

Collateral Agent for the Notes

Pursuant to the Security Documents, BNY Trust Company of Canada will serve as the Collateral Agent (the “Collateral Agent”) for the benefit of the holders of Notes. The Collateral Agent will hold (directly or through co-agents or sub-agents), and will be entitled to enforce, all Liens on the Collateral created by the Security Documents. The Collateral Agent may resign at any time by giving not less than 30 days’ notice of resignation to the Trustee and the Issuer. The Collateral Agent may be removed at any time, with or without cause, by an Act of Required Holders. Neither the Issuer nor any of its Affiliates may act as Collateral Agent.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Additional Amounts

All payments by the Issuer in respect of the Notes or any Guarantor under a Note Guarantee, as the case may be, will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, levies, fees, withholdings or other governmental charge of whatever nature, including penalties, interest and other liabilities related thereto, imposed, levied, collected, withheld or assessed by or on behalf of any taxing jurisdiction in which the Issuer or any Guarantor (including any successor) is then incorporated or resident for tax purposes, any taxing jurisdiction from or through which any payment in respect of the Notes or under a Note Guarantee is made or any political subdivision thereof or therein (hereafter “Taxes”), unless such withholding or deduction is required by law. If any such withholding or deduction is required by law, the Issuer or the relevant Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of Notes of such amounts as would have been received by them had no such withholding or deduction (including any deduction or withholding in respect of payments of Additional Amounts) been required, except that no Additional Amounts will be payable with respect to a payment made to a holder of Notes for or in respect of:

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(1)	Taxes imposed as a result of any of the following circumstances:

(a)
the existence of any present or former connection between such holder or beneficial owner of Notes and the jurisdiction imposing such tax (including without limitation, by virtue of the holder or beneficial owner carrying on a business or having a place of business in such jurisdiction), other than merely holding or ownership of, or receiving payments under such Note or Note Guarantee or exercising or enforcing any rights thereunder; or

(b)	the holder or beneficial owner of a Note not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with the Issuer or a relevant Guarantor at the relevant time;

(2)	any estate, inheritance, gift, sales, transfer, personal property or similar tax;

(3)
any Taxes, deduction or withholding imposed by reason of the failure of the holder or beneficial owner of a Note to comply with reasonable certification, information or other reporting requirements after receiving a written advance request from the Issuer or a relevant Guarantor to so comply, if such compliance is required or imposed by a statute, treaty or regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from or reduction in all or part of such Taxes, deduction or withholding, in each case except where such holder or beneficial owner is not legally able to so comply; or

(4)
any Taxes, to the extent the holder or beneficial owner of the Note would receive a credit therefor against Taxes imposed by the taxing jurisdiction in which such holder or beneficial owner is then incorporated or is resident for tax purposes.

The Issuer or relevant Guarantor will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or relevant Guarantor will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from the relevant taxing authority. The Issuer will furnish to the holders of Notes, within 45 days after the date the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

In addition, the Issuer and the Guarantors will indemnify and hold harmless each holder and, upon written request of any holder (subject to the exclusions set forth in clauses (1) through (3) of the first paragraph of this section and provided that reasonable supporting documentation is provided, reimburse such holder for the amount of (i) any such Taxes levied or imposed as a result of payments made under or with respect to the Notes (including payments under this clause (i)), and (ii) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if Taxes on such reimbursement had not been levied or imposed. Any payment pursuant to this paragraph will be an Additional Amount.

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At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or relevant Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or relevant Guarantor will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the paying agent to pay such Additional Amounts to the holders on the payment date. Whenever in the Indenture or this information circular there is mentioned, in any context, the payment of amounts based upon the principal of, premium, if any, interest or any other amount payable under or with respect to any Note or Note Guarantee, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

In addition, the Issuer or relevant Guarantor will pay any stamp, issue, registration, excise, property, documentary, value added or other similar taxes and other duties (including interest and penalties) (“Other Taxes”) with respect to (i) enforcement of or payments in respect of a Note Guarantee, (ii) the creation, issue, offering, delivery, registration, execution or enforcement of the Notes or any payment made thereunder, or (iii) any documentation with respect thereto, and the Issuer and each Guarantor will in each case indemnify the holders for any Other Taxes paid by such holders.

The foregoing obligations shall survive any termination or satisfaction and discharge of the Notes.

Security

The obligations of the Issuer and the Guarantors with respect to the Notes and the Note Guarantees, respectively, will be secured by a first-priority Lien, subject to Permitted Liens, in the Collateral pursuant to the Security Documents. The Collateral will consist of all of the Property of the Issuer and the Guarantors, whether owned on the Issue Date or thereafter acquired, other than Excluded Property.

All of the holders of Notes will share in the benefit of their respective security interests based upon the respective amounts of the Obligations outstanding thereunder.

The Liens securing the Notes will secure the payment and performance when due of all Obligations of the Issuer and any Guarantor under the Indenture and the Notes as provided in the Security Documents. The Collateral Agent will determine the circumstances and manner in which the Collateral will be released or disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Security Documents and whether to foreclose on the Collateral following a Default or Event of Default.

Intercreditor Agreement

On or prior to the incurrence of any Indebtedness pursuant to clauses (1) or (3) of the definition of Permitted Debt that is secured by a Permitted Lien on the Collateral, the Trustee, the Collateral Agent, the Issuer and the Guarantors will negotiate in good faith and enter into an intercreditor agreement (the “Intercreditor Agreement”) with the holder of such Indebtedness. The Intercreditor Agreement will provide for, among other things, the duties of the Collateral Agent, the manner in which, and the secured creditors from whom, the Collateral Agent will take instructions, the relative rights and priorities of the secured creditors, the manner in which any proceeds of realization of Collateral are to be applied and certain other customary intercreditor matters relating thereto. The Intercreditor Agreement will also provide for various advance notice requirements and other procedural provisions typical for agreements of this type.

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Enforcement of Liens

If the Collateral Agent at any time receives written notice that any event has occurred that constitutes an Event of Default under the Indenture entitling the Collateral Agent to foreclose upon, collect or otherwise enforce its Liens under the Security Documents, it will promptly deliver written notice thereof to the Trustee. Thereafter, the Collateral Agent may await direction by an Act of Required Holders and will act, or decline to act, as directed by an Act of Required Holders, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Holders. Unless it has been directed to the contrary by an Act of Required Holders, the Collateral Agent in any event may (but is not obligated to) take or refrain from taking such action with respect to any default under any Note Document as it may deem advisable and in the best interest of the holders of Notes, subject in all cases to the terms of any Intercreditor Agreement.

Release of Liens on Collateral

In addition to (and subject to) the terms of any Intercreditor Agreement, the Security Documents and the Indenture will provide that the Liens on the Collateral will be released:

(1)
in part, with respect to any Guarantor, upon the release of its Note Guarantee in accordance with the terms of the Indenture (including by virtue of a Restricted Subsidiary being designated as an Unrestricted Subsidiary);

(2)	in whole, upon payment in full and discharge of all outstanding Obligations under the Notes that are then outstanding and due and payable at the time all of the Notes are paid in full and discharged;

(3)
as to any Collateral that is sold, transferred or otherwise disposed of by the Issuer or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Corporation or a Restricted Subsidiary in a transaction or other circumstance that does not violate the “Asset Sales” provisions of the Indenture and does not violate any of the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of, provided that the Collateral Agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under “Description of the Senior Secured Notes — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”;

(4)
as to a release of less than all or substantially all of the Collateral (including by way of any amendment to, or waiver of, the provisions of the Indenture or any Security Document), if consent to the release of all Liens on such Collateral has been given by an Act of Required Holders;

(5)
as to a release of all or substantially all of the Collateral (including by way of any amendment to, or waiver of, the provisions of the Indenture or any Security Document), if consent to the release of all Liens on such Collateral has been given by a direction in writing delivered to the Collateral Agent by or with a resolution by, or the written consent of, the holders of Notes representing at least 66 2⁄3% in aggregate principal amount of the then outstanding Notes; and

(6)
as to any Collateral that is sold, transferred or otherwise disposed of pursuant to the exercise of any rights or remedies by the Collateral Agent with respect to any Collateral securing the Notes or the Note Guarantees or the commencement or prosecution of enforcement by the holders of First Priority Lien Obligations of any of the rights or remedies under any security document securing First Priority Lien Obligations or applicable law, including, without limitation, the exercise of any rights of set-off or recoupment.

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The Security Documents provide that the Liens securing Obligations under the Notes extend to the proceeds of any sale of Collateral.

Release of Liens in Respect of Notes

The Indenture and the Security Documents provide that the Liens upon the Collateral will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the right of the holders of the Notes and such Obligations to the benefits and proceeds of the Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the Indenture as set forth under “Description of the Senior Secured Notes — Satisfaction and Discharge”;

(2)
upon payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are then outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged;

(3)
in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described below under “Description of the Senior Secured Notes — Amendment, Supplement and Waiver”; or

(4)	by the Collateral Agent in connection with any enforcement of the Liens.

Order of Application

The Security Documents and the Indenture provide that if any Collateral is sold or otherwise realized upon by the Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Agent in the Security Documents, the proceeds received by the Collateral Agent from such foreclosure, collection or other enforcement will be distributed by the Collateral Agent in the following order of application:

(1)
FIRST, to the payment of all amounts payable under the Security Documents on account of the Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Agent or any co-trustee or agent of the Collateral Agent in connection with any Security Document, including amounts reasonably necessary to provide for the expenses of the Collateral Agent in maintaining and disposing of the Collateral;

(2)	SECOND, to the repayment of Applicable Indebtedness, secured by a Permitted Lien on the Collateral sold or realized upon;

(3)
THIRD, to the respective holders of the Notes, equally and rateably, for application to the payment of all outstanding Notes up to the amount sufficient to pay in full in cash all outstanding Notes (including, to the extent legally permitted, all accrued and unpaid interest thereon, if any); and

(4)
FOURTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Issuer or the applicable Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

The provisions set forth above under this caption “Description of the Senior Secured Notes — Security — Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Notes, the Trustee and the Collateral Agent as holder of Liens on the Collateral.

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Amendment of Security Documents

Subject to the provisions described in “Description of the Senior Secured Notes — Security — Release of Liens in Respect of Notes”, no amendment or supplement to the provisions of any Security Document will be effective without the approval of the Issuer and the Collateral Agent acting as directed by an Act of Required Holders, except that:

(1)	any amendment or supplement that has the effect solely of:

(a)	adding or maintaining Collateral, or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Agent therein;

(b)
curing any ambiguity, omission, mistake, defect or inconsistency, or to maintain the validity of the Security Documents as a result of any change in any applicable legislation, rules or regulations, provided that such amendment or supplement does not materially adversely affect the rights under the Security Documents of any holder of Notes;

(c)
providing for the assumption of any Guarantor’s obligations under the Note Documents in the case of a merger, consolidation, amalgamation or sale of all or substantially all of the assets of such Guarantor to the extent permitted by the terms of the Indenture and the other Note Documents, as applicable; or

(d)
making any change that would provide any additional rights or benefits to the holders of Notes, the Collateral Agent or the Trustee or that does not adversely affect the rights under the Indenture or any other Note Document of any holder of Notes, the Collateral Agent or the Trustee, will, in each case, become effective when executed and delivered by the Issuer or any other Guarantor party thereto, and the Collateral Agent;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Notes:

(a)	to vote its outstanding Notes as to any matter described as subject to an Act of Required Holders (or amends the provisions of this clause (2) or the definition of “Act of Required Holders”),

(b)
to share in the order of application described above under “Description of the Senior Secured Notes — Security — Order of Application” in the proceeds of enforcement of or realization on any Collateral; or

(c)
to require that Liens securing Notes be released only as set forth in the provisions described above under “Description of the Senior Secured Notes — Security — Release of Liens on Collateral” and “Description of the Senior Secured Notes — Security — Release of Liens in Respect of Notes”;

will become effective without a direction in writing delivered to the Collateral Agent by or with a resolution by, or the written consent of, the holders of Notes representing at least 66 2⁄3% in aggregate principal amount of the then outstanding Notes; and

(3)
no amendment or supplement that imposes any obligation upon the Collateral Agent or the Trustee or adversely affects the rights of the Collateral Agent or the Trustee, respectively, in its individual capacity as such will become effective without the consent of the Issuer and the Collateral Agent or the Trustee, respectively.

Any amendment or supplement to the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Note Document referenced above under “Description of the Senior Secured Notes — Security — Release of Liens on Collateral”. Any amendment or supplement that results in the Collateral Agent’s Liens upon the Collateral no longer securing the Notes and the other Obligations under the Indenture may only be effected in accordance with the provisions described above under “Description of the Senior Secured Notes — Security — Release of Liens in Respect of Notes”.

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The Security Documents and the first two paragraphs of this section will not prohibit or otherwise restrict the Corporation or any of its Restricted Subsidiaries from making any amendments to the terms of the Intercompany Indebtedness outstanding from time to time without the approval or consent of the Collateral Agent or the holders of Notes.

Voting

In connection with any matter under the Indenture or Security Documents requiring a vote of holders of the Notes, the holders of Notes will cast their votes in accordance with the Note Documents and any Notes held by the Corporation or any Affiliate of the Corporation will be excluded from any vote to be cast. The amount of Notes to be voted will equal the aggregate principal amount of Indebtedness represented by such Notes.

Maintenance of the Collateral

The Indenture and the Security Documents provide that the Issuer will, and will cause each Guarantor to, maintain the Collateral that is necessary for the proper conduct of their business in good repair, working order and condition, subject to wear and tear occurring in the ordinary course of business. The Issuer and the Guarantors will also be required to keep their insurable Property adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.

Perfection and Non-Perfection of Security in Collateral

On the Issue Date, the Issuer and the Guarantors will be required to perfect the security interests in the Collateral in all such jurisdictions in which the Issuer or the Guarantors have material assets or have a principal place of business.

Security interests in personal property constituting Collateral will be perfected by the filing of financing statements under personal property security legislation applicable to such personal property. Liens on Collateral constituting immoveable or real property will be taken by way of a fixed charge in the owned immoveable or real property of the Issuer and the Guarantors only.

To the extent that the Liens in favour of the Collateral Agent in any Collateral are not perfected, the Collateral Agent’s rights may only be equal to the rights of the general unsecured creditors of the Issuer and the Guarantors in the event of a bankruptcy or insolvency. Outside of bankruptcy or insolvency, Liens of certain Lien holders, such as holders of certain statutory or possessory Liens, judgment creditors, or any creditors who obtain a perfected Lien in any items of Collateral in which the Collateral Agent’s Liens are unperfected or in which such unperfected Liens or the perfected Liens under applicable law have priority over the Collateral Agent’s Lien, may take priority over the Collateral Agent’s interest in the Collateral. Accordingly, there can be no assurance that the Property in which the Collateral Agent’s Liens are unperfected will be available to satisfy the obligations under the Notes.

Further Assurances

The Indenture and the Security Documents provide that the Issuer and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Notes Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any properties or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Note Documents.

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If the Issuer or a Guarantor acquires Property (other than Excluded Property) after the Issue Date that is not automatically subject to a perfected security interest or Lien under the Security Documents, or if a Subsidiary becomes a Guarantor, then the Issuer or the Guarantor will provide security interests in and Liens on such Property (or, in the case of a new Guarantor, on all of its Property constituting Collateral) in favour of the Collateral Agent acting on behalf of the Trustee and the holders of the Notes. Upon the reasonable request of the Collateral Agent or the Trustee at any time and from time to time, the Issuer and each of the Guarantors will promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as will be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Indenture and the Security Documents for the benefit of the holders of Notes.

Sufficiency of the Collateral

The Fair Market Value of the Collateral is subject to fluctuations based on factors that include, among others, the demand for the Collateral, general market and economic conditions, the condition of the properties and assets of the Issuer and the Guarantors, alternative uses of such properties and assets as well as other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual Fair Market Value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time (or at all) or in an orderly manner. In addition, in the event of a bankruptcy or other insolvency, the ability of the Collateral Agent to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Canadian Bankruptcy and Insolvency Limitations

In addition to the limitations described elsewhere herein, the rights of the Collateral Agent to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency, and other restructuring legislation in the event the benefit of such legislation is sought with respect to the Issuer or any Guarantor. For example, both the Bankruptcy and Insolvency Act (Canada) (the “BIA”) and the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) contain provisions enabling an insolvent Person to obtain a stay of proceedings against its creditors and others to prepare and file a proposal or plan of arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors affected thereby. Such a restructuring proposal, if accepted by the requisite majorities of each affected class of creditors and if approved by the relevant court, would be binding on creditors within any such class who may not otherwise be willing to accept it. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument.

The powers of the court under the BIA and the CCAA have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, the Issuer cannot predict whether payments under the Notes would be made following commencement of or during such proceeding, whether or when the Trustee or the Collateral Agent could exercise their rights under the Indenture and the applicable Security Documents, respectively, or whether and to what extent holders of the Notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the Collateral Agent.

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Impairment of Security Interest

Neither the Issuer nor any of the Guarantors will take or omit to take any action which would materially adversely affect or impair materially the Liens in favor of the Collateral Agent and the holders of the Notes with respect to the Collateral. Neither the Issuer nor any of the Guarantors will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Security Documents. The Issuer shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as reasonably necessary, or as the Trustee or Collateral Agent shall reasonably request, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

Repurchase of Notes

Change of Control

If a Change of Control occurs, the Issuer will be required to offer each holder of Notes to repurchase all or any part (in minimum denominations of the lesser of a holder’s entire position and $1,000 and any integral multiple of $1.00 in excess thereof) of that holder’s Notes on the terms set forth in the Indenture (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer a Change of Control payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase on the Notes repurchased, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send a notice to each holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent a cash amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes as directed by the Issuer in writing, and the Trustee will promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each Note will be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

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The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Notes to require that the Issuer repurchase or redeem Notes in the event of a takeover, recapitalization or similar transaction.

If 90% or more of the aggregate principal amount of the Notes outstanding on the date of the giving of notice of the Change of Control have been tendered to the Issuer pursuant to the Change of Control Offer, the Issuer will have the right to redeem all the remaining Notes at the same price as under the Change of Control Offer. Notice of such redemption must be given by the Issuer to the Trustee within 10 days following the expiry of the Change of Control Offer, and promptly thereafter, by the Trustee to the holders of the Notes not tendered pursuant to the Change of Control Offer.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer or other disposition of “all or substantially all” of the properties or assets of the Corporation and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, transfer or other disposition of less than all of the assets of the Corporation and its Subsidiaries, taken as a whole, to another Person or group of Persons acting jointly or in concert for purposes of such transaction may be uncertain.

Future agreements governing other Indebtedness of the Corporation and its Subsidiaries may also contain prohibitions of certain events, including events that would constitute a Change of Control and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control occurs at a time when the Issuer is prohibited from repurchasing Notes, the Issuer could seek the consent of its lenders or debtholders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from repurchasing Notes. In that case, the Issuer’s failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Corporation’s then existing financial resources.

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Incurrence of Subordinated Indebtedness

Upon the incurrence or issuance by the Corporation or any of its Restricted Subsidiaries of any (i) Subordinated Indebtedness or (ii) Disqualified Stock or preferred stock, in either case, providing for the payment of regularly scheduled dividends in cash that would be payable pursuant to the terms of such Disqualified Stock or preferred stock at any time while the Notes are outstanding (an “Incurrence of Subordinated Indebtedness Event”), the Issuer will, within 30 days after the receipt of any Subordinated Indebtedness Net Proceeds (as defined below) from such incurrence or issuance, make an offer (an “Incurrence of Subordinated Indebtedness Offer”) to each holder of Notes to repurchase, without premium or penalty, the maximum principal amount of Notes that may be repurchased with such Subordinated Indebtedness Net Proceeds. The offer price for any Incurrence of Subordinated Indebtedness Offer will be equal to the applicable redemption price among the redemption prices set forth in the table below (expressed as percentages of the aggregate principal amount of Notes), plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) and will be payable in cash (the “Incurrence of Subordinated Indebtedness Offer Payment”).

Year	Redemption Price
2012	104.50%
2013	104.50%
2014	104.50%
2015	103.50%
2016	102.50%
2017 (prior to May 31, 2017)	102.50%
From and after May 31, 2017	100.00%

The Issuer will send a notice to each holder of Notes with a copy to the Trustee describing the Incurrence of Subordinated Indebtedness Offer and offering to repurchase Notes on a given date specified in the notice (the “Incurrence of Subordinated Indebtedness Offer Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice.

In the event that any Subordinated Indebtedness Net Proceeds remain after the completion of the Incurrence of Subordinated Indebtedness Offer, the Issuer or the applicable Restricted Subsidiary may use such remaining Subordinated Indebtedness Net Proceeds for any purpose not otherwise prohibited by the Indenture. In the event that the aggregate amount to be paid in respect of all the Notes or portion of Notes properly tendered pursuant to any Incurrence of Subordinated Indebtedness Offer exceeds the Subordinated Indebtedness Net Proceeds, selection of the Notes for repurchase will be made by the Trustee on a pro rata basis (or, in the case of Notes issued in global form as discussed under “Book-Entry-Only System”, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No Notes of a principal amount of $1.00 or less will be repurchased in part. Upon completion of an Incurrence of Subordinated Indebtedness Offer, the amount of Subordinated Indebtedness Net Proceeds will be reset at zero.

The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Incurrence of Subordinated Indebtedness Offer. To the extent that the provisions of any securities laws or regulations conflict with the Incurrence of Subordinated Indebtedness Offer provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Incurrence of Subordinated Indebtedness Offer provisions of the Indenture by virtue of such compliance.

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On the Incurrence of Subordinated Indebtedness Offer Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Incurrence of Subordinated Indebtedness Offer;

(2)	deposit with the paying agent an amount equal to the Incurrence of Subordinated Indebtedness Offer Payment in respect of all Notes or portions of Notes properly tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Incurrence of Subordinated Indebtedness Offer Payment for such Notes as directed by the Issuer in writing, and the Trustee will promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each Note will be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

The provisions described above that require the Issuer to make an Incurrence of Subordinated Indebtedness Offer will be applicable whether or not any other provisions of the Indenture are applicable.

For purposes of this section, “Subordinated Indebtedness Net Proceeds” shall mean the aggregate cash proceeds and Cash Equivalents received by the Corporation or any of its Wholly-Owned Restricted Subsidiaries in respect of any Incurrence of Subordinated Indebtedness Event, net of all reasonable and customary out-of-pocket expenses relating to such Incurrence of Subordinated Indebtedness Event, including, without limitation, legal, accounting and investment banking fees, and underwriting, sales and agency commissions and fees, taxes paid or reasonably estimated to be payable as a result of the Incurrence of Subordinated Indebtedness Event (or the distribution of such proceeds to a Wholly-Owned Restricted Subsidiary). To the extent that any Restricted Subsidiary that is not a Wholly-Owned Subsidiary receives proceeds in respect of an Incurrence of Subordinated Indebtedness Event, the Subordinated Indebtedness Net Proceeds of such Incurrence of Subordinated Indebtedness Event shall mean that portion of such proceeds actually distributed to the Corporation or any of its Wholly-Owned Restricted Subsidiaries and otherwise as set forth hereinabove.

Notwithstanding all of the above paragraphs in this section, an Incurrence of Subordinated Indebtedness Event shall be deemed not to include, and the provisions described above that require the Issuer to make an Incurrence of Subordinated Indebtedness Offer and an Incurrence of Subordinated Indebtedness Offer Payment shall not apply to, the incurrence or issuance by the Corporation or any of its Restricted Subsidiaries of any Acquired Debt or Permitted Debt and, for greater certainty, shall be deemed not to include and not to apply to the incurrence or issuance of any Disqualified Stock or preferred stock providing for the payment of dividends while the Notes are outstanding in a form other than cash.

If 90% or more of the aggregate principal amount of the Notes outstanding on the date of the giving of notice of an Incurrence of Subordinated Indebtedness Offer have been tendered to the Issuer pursuant to the Incurrence of Subordinated Indebtedness Offer, the Issuer will have the right to redeem all the remaining Notes at the same price as under the Incurrence of Subordinated Indebtedness Offer. Notice of such redemption must be given by the Issuer to the Trustee within 10 days following the expiry of the Incurrence of Subordinated Indebtedness Offer, and promptly thereafter, by the Trustee to the holders of the Notes not tendered pursuant to the Incurrence of Subordinated Indebtedness Offer.

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Future agreements governing other Indebtedness of the Corporation and its Subsidiaries may also contain prohibitions of certain events, including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes pursuant to an Incurrence of Subordinated Indebtedness Offer could cause a default under these other agreements due to the financial effect of such repurchases on the Issuer. In the event an Incurrence of Subordinated Indebtedness Offer occurs at a time when the Issuer is prohibited from repurchasing Notes, the Issuer could seek the consent of its lenders or debtholders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from repurchasing Notes. In that case, the Issuer’s failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Corporation’s then existing financial resources.

Redemption of Notes

Optional Redemption

Optional Redemption Prior to May 31, 2017

At any time and from time to time prior to May 31, 2017, the Issuer may redeem all or part of the Notes at its option, without premium or penalty upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 105% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption On or After May 31, 2017

At any time and from time to time on or after May 31, 2017, the Issuer may redeem all or part of the Notes at its option, without premium or penalty upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Mandatory Redemption

Subject to (i) the maintenance by the Corporation of a balance in cash and Cash Equivalents (the “Cash Balance”), including any amounts available to be drawn under any Credit Facility (excluding for greater certainty any letters of credit and banker’s acceptances) that is secured by a Permitted Lien pursuant to clause (2) of the definition of “Permitted Liens”, of $75 million (the “$75 Million Minimum Cash Balance”) as of a Mandatory Redemption Payment Date (as defined below), and (ii) any adjustments to be made to the $75 Million Minimum Cash Balance as described below, on the last day of May and November of each year (or if such day is not a Business Day, on the next Business Day) (each a “Mandatory Redemption Payment Date”), commencing on May 31, 2013, the Issuer will deposit with the Trustee an amount equal the sum of (i) 70% of the Corporation’s Excess Cash Flow for the immediately preceding six-month period ended March 31 or September 30, as applicable (each a “Mandatory Redemption Period”) plus (ii) any Designated Net Proceeds (as defined under “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”) (such sum referred to hereafter as a “Mandatory Redemption Payment”), to redeem, without premium or penalty, the maximum principal amount of Notes (plus accrued and unpaid interest, if any, on the Notes and the amount of all fees and expenses incurred in connection therewith) that may be redeemed with the applicable Mandatory Redemption Payment. The redemption price will be equal to 100% of the aggregate principal amount of Notes, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). The Notes to be redeemed with a Mandatory Redemption Payment in respect of any Mandatory Redemption Period will be deemed to have been redeemed and fully paid, satisfied and discharged on the date the Issuer has deposited with the Trustee the applicable Mandatory Redemption Payment.

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For greater certainty, if, at any time, a Mandatory Redemption Payment determined under this section would, if paid, result in the Cash Balance immediately after such payment to be less than the $75 Million Minimum Cash Balance, such Mandatory Redemption Payment shall be reduced to an amount that would result in the Cash Balance immediately after such payment to be equal to the $75 Million Minimum Cash Balance.

Notwithstanding the foregoing paragraphs, for purposes of the application of the $75 Million Minimum Cash Balance with respect to any Mandatory Redemption Payment Date, in the event that (i) the Mandatory Redemption Payment determined under this section for such Mandatory Redemption Payment Date would, if paid, result in the Cash Balance immediately after such payment to be less than the $75 Million Minimum Cash Balance and (ii) the Corporation or any of its Restricted Subsidiaries completed any acquisitions of assets or Capital Stock of another Person, made any Investments in any Unrestricted Subsidiaries, made any Restricted Payment pursuant to clauses (1) (to the extent such Restricted Payment is made in cash in exchange for Qualifying Equity Interests, but excluding any such Restricted Payment made to the Corporation or any of its Restricted Subsidiaries), (3) (to the extent such cash dividend is not paid to the Corporation or any of its Restricted Subsidiaries), (5), (8) or (13) of the second paragraph of the covenant described under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments” or made any Permitted Investments described in clauses (9) or (19) of the definition thereof, in each case payable in whole or in part in cash (collectively, “Designated Cash Payment Events”), at any time during the six-month period commencing on the day immediately following the preceding Mandatory Redemption Payment Date and ending on such Mandatory Redemption Payment Date (or, in the case of the first Mandatory Redemption Period, the eight-month period beginning on the first day of such Mandatory Redemption Period and ending May 31, 2013), the $75 Million Minimum Cash Balance shall be reduced by an amount equal to the portion of any cash payment made for such Designated Cash Payment Events which resulted in the Cash Balance as determined under this section to be less than the $75 Million Minimum Cash Balance as of such Mandatory Redemption Payment Date.

Selection

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional or a mandatory redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis (or, in the case of Notes issued in global form as discussed under “Book-Entry-Only System”, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No Notes of a principal amount of $1.00 or less will be redeemed in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Trustee funds in satisfaction of the applicable redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

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If any optional or mandatory redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Issuer.

Other Acquisitions of Notes

The Issuer may at any time, and from time to time, acquire Notes by means other than a redemption, whether pursuant to an offer, open market purchase, or otherwise, provided that, at the time of any such acquisition of Notes, the following conditions are satisfied:

(1)
the aggregate dollar amount of proceeds paid for all acquisitions of Notes made by the Issuer pursuant to this section during a specified Mandatory Redemption Period does not exceed the amount equal to the sum of (i) the Mandatory Redemption Payment in respect of the immediately preceding Mandatory Redemption Period (less the amount of the adjustment, if any, described in the last paragraph of the section “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption” in respect of the immediately preceding Mandatory Redemption Payment Date) divided by 0.70 and multiplied by 0.30, plus (ii) any Carry Forward Note Purchase Amount;

(2)
the Corporation maintains a Cash Balance equal to (or greater than) the $75 Million Minimum Cash Balance (or the reduced amount resulting from the adjustment, if any, to the $75 Million Minimum Cash Balance described in the last paragraph of the section “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption” in respect of the immediately preceding Mandatory Redemption Payment Date) immediately after making any payment for any acquisition of Notes pursuant to this section; and

(3)	any acquisition of Notes pursuant to this section does not otherwise violate the terms of the Indenture.

Any unused portion of the amount determined under clause (1) above (the “Carry Forward Note Purchase Amount”) will be carried forward and added to the amount available for the acquisition of Notes for any future Mandatory Redemption Period.

For greater certainty, the conditions contained this section shall in no way restrict or otherwise limit the Issuer’s ability to redeem or repurchase Notes as contemplated by the terms of the Indenture and described under “Description of the Senior Secured Notes — Repurchase of Notes”, “Description of the Senior Secured Notes — Redemption of Notes” or “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”.

Certain Covenants

Restricted Payments

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment described in clauses (1) to (3) of the definition of “Restricted Payment”. In addition, the Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Investment unless, at the time of and after giving effect to such Restricted Investment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Investment;

(2)
the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Investment is made would not have been greater than 2.0 to 1.0, determined on a pro forma basis, as if such Restricted Investment had been made at the beginning of such four-quarter period; and

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(3)
such Restricted Investment, together with the aggregate amount of all other Restricted Investments made by the Corporation and its Restricted Subsidiaries since the date of the Indenture (excluding any payments permitted by clauses (1) to (6), (8) and (9) of the next succeeding paragraph), is less than the sum of:

(a)
the lesser of: (i) $200 million; or (i) the sum of (x) $25 million and (y) 30% of the Corporation’s Excess Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Corporation’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment; plus

(b)
100% of the aggregate net cash proceeds received by the Corporation or the Issuer since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests or from the issue or sale of convertible or exchangeable Disqualified Stock of the Corporation or the Issuer or convertible or exchangeable debt securities of the Corporation or the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Corporation); plus

(c)
to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment; plus

(d)
to the extent that any Unrestricted Subsidiary designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the Fair Market Value of the Corporation’s Restricted Investment in such Restricted Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Restricted Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture.

The preceding provisions will not prohibit:

(1)
the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to the Corporation or the Issuer, provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (b) of the preceding paragraph;

(2)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer, the Corporation or any other Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(3)
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(4)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of any dividend or the consummation of any redemption by the Corporation or any of its Restricted Subsidiaries, provided that such dividend or redemption is paid in Qualifying Equity Interests;

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(5)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, with, any Equity Interests of the Corporation or any of its Restricted Subsidiaries held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Corporation or any of its Restricted Subsidiaries pursuant to any equity incentive or other plan, equity subscription agreement, stock option, restricted share, deferred share or other similar plan or agreement, shareholders’ agreement, employment agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5 million in any 12-month period, provided, further, that such amount in any 12-month period may be increased by an amount not to exceed:

(a)
the cash proceeds from the sale of Qualifying Equity Interests to any officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Corporation or any of its Subsidiaries that occurs after the date of the Indenture to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of the preceding paragraph or clause (1) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Corporation or its Restricted Subsidiaries after the date of the Indenture; and

(c)
in addition, cancellation of Indebtedness owing to the Issuer, the Corporation or any other Guarantor from any current or former officer, director, consultant or employee (or any permitted transferees thereof) of the Corporation or any of its Restricted Subsidiaries, in connection with a repurchase of Equity Interests of the Corporation or any of its Restricted Subsidiaries from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(6)
the repurchase of Equity Interests or other securities deemed to occur upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Corporation or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7)
payments of cash, dividends, distributions, advances or other Restricted Payments by the Corporation or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the conversion or exchange of Capital Stock of any such Person;

(8)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock or preferred stock of the Corporation or any of its Restricted Subsidiaries;

(9)	any Restricted Payment to the Corporation or any of its Restricted Subsidiaries;

(10)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under “Description of the Senior Secured Notes — Repurchase of Notes — Change of Control” (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Indebtedness of the Corporation or any of its Restricted Subsidiaries that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest), provided that, prior to such repayment or repurchase, the Issuer shall have made the Change of Control Offer with respect to the Notes as required by the Indenture, and the Issuer shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

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(11)
any payment to reimburse the Corporation or any of its Affiliates for actual out-of-pocket expenses (not including fees paid directly or indirectly to the Corporation or any of its Affiliates) for the provision of third party services to the Corporation and its Restricted Subsidiaries;

(12)
any payment resulting from the exercise of rights, or the performance of obligations, arising from any agreement entered into on or prior to the date of this Indenture in connection with the sale, disposition, purchase or acquisition of assets, including any indemnification, adjustment of purchase price, earn- out, put or call option or any similar rights and obligations; and

(13)
so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $20 million since the date of the Indenture, provided that the aggregate amount of Restricted Payments permitted to be made by the Corporation at any time pursuant to this clause (13) will be decreased by any amount paid by the Corporation or any of its Restricted Subsidiaries in any 12-month period (but not exceeding $5 million during any such 12-month period) pursuant to clause (5) of this paragraph.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Corporation whose resolution with respect thereto will be delivered to the Trustee.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (13) of the second paragraph above, or is entitled to be made pursuant to the first paragraph thereof, the Corporation will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Corporation will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock, provided, however, that the Corporation or any of its Restricted Subsidiaries may incur Subordinated Indebtedness or Acquired Debt or issue Disqualified Stock, and the Guarantors may incur Subordinated Indebtedness or Acquired Debt or issue preferred stock, if the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Subordinated Indebtedness or Acquired Debt is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would not have been greater than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Subordinated Indebtedness or Acquired Debt had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further, that, notwithstanding the covenant described under “Description of the Senior Secured Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, any Restricted Subsidiary that ceases to be a Wholly-Owned Subsidiary of the Corporation as a result of such Restricted Subsidiary issuing Capital Stock pursuant to the present covenant shall be deemed to remain a Restricted Subsidiary for all purposes under the Indenture.

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The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

(1)
the incurrence by the Corporation or any of its Restricted Subsidiaries and the guarantee thereof by any of the Guarantors of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) not to exceed, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), $50 million, provided that the aggregate principal amount of Indebtedness permitted to be incurred by the Corporation at any time pursuant to this clause (1) will be decreased by the principal amount of Indebtedness then incurred by the Corporation pursuant to clauses (3) and (10) (to the extent that any Indebtedness incurred pursuant to such clause (10) is secured by a Permitted Lien pursuant to clause (3) of the definition of “Permitted Liens”) of this paragraph;

(2)	the incurrence by the Corporation or any Restricted Subsidiary of the Existing Indebtedness (other than Indebtedness permitted under clauses (4), (6), (10), (16) and (17));

(3)
Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction, provided that, after giving effect to any such incurrence, the aggregate principal amount of Indebtedness at any one time outstanding under this clause (3) does not exceed, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), $50 million, provided further, that the aggregate principal amount of Indebtedness permitted to be incurred by any Receivables Entity at any time pursuant to this clause (3) will be decreased by the principal amount of additional Indebtedness then incurred by the Corporation pursuant to clauses (1) and (10) (to the extent that any Indebtedness incurred pursuant to such clause (10) is secured by a Permitted Lien pursuant to clause (3) of the definition of “Permitted Liens”) of this paragraph;

(4)
letters of credit and banker’s acceptances issued in the ordinary course of business (and reimbursement obligations with respect thereto) in an aggregate principal amount (with letters of credit and banker’s acceptances being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) not to exceed, as of any date of incurrence of Indebtedness pursuant to this clause (4), when combined with any Existing Indebtedness that comprises of letters of credit and banker’s acceptances (with such letters of credit and banker’s acceptances being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) and all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), $25 million;

(5)
the incurrence by the Issuer, the Corporation and the other Guarantors of Indebtedness represented by the Notes, the related Note Guarantees, the Senior Subordinated Exchangeable Debentures and the related Senior Subordinated Exchangeable Debenture Guarantees;

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(6)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Attributable Debt in connection with a sale and leaseback transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property, plant or equipment used in the business of the Corporation or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed, as of any date of incurrence of Indebtedness pursuant to this clause (6), $15 million;

(7)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (5) and (7) of this paragraph;

(8)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries, provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation or any of its Restricted Subsidiaries and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Corporation or any of its Restricted Subsidiaries, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Corporation or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

(9)	the issuance by any of the Corporation’s Restricted Subsidiaries to the Corporation or to any of its Restricted Subsidiaries of shares of preferred stock, provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Corporation or any of its Restricted Subsidiaries and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Corporation or any of its Restricted Subsidiaries will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (9);

(10)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Cash Management Obligations and Hedging Obligations in the ordinary course of business in an aggregate principal amount not exceed $25 million at any one time outstanding;

(11)
the guarantee by the Issuer, the Corporation or any of the other Guarantors of Indebtedness of the Corporation or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant, provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the Guarantee must be subordinated to the same extent as the Indebtedness guaranteed;

(12)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(13)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

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(14)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Corporation or such Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition, sale or disposition of any business or assets, or Capital Stock of the Corporation or any of its Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(15)	the incurrence of contingent liabilities arising out of endorsements of cheques and other negotiable instruments for deposit or collection in the ordinary course of business;

(16)
the incurrence of Indebtedness, consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees and consultants (and their spouses and estates) of the Corporation or any of its Restricted Subsidiaries for the purpose of permitting such Persons to purchase or redeem Capital Stock of the Corporation or any of its Restricted Subsidiaries or in connection with the exercise by such Persons of stock options of the Corporation or any of its Restricted Subsidiaries and the funding of the exercise price of such stock options, in an aggregate principal amount not exceed $2 million at any one time outstanding;

(17)
Indebtedness of the Corporation or any of its Restricted Subsidiaries to credit card providers, processors or intermediaries in connection with credit card processing or financing services incurred in the ordinary course of business of the Corporation and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million;

(18)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness owed to one or more Persons in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business; and

(19)
the incurrence by the Corporation or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $40 million.

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms, provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Description of the Senior Secured Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Corporation will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock, in any manner that complies with this covenant.

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The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Total Debt of the Corporation as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Corporation or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Asset Sales

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale on or after the date of the Indenture unless:

(1)
the Corporation (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received in the Asset Sale by the Corporation (or its Restricted Subsidiary, as the case may be) is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a)
any liabilities, as shown on the Corporation’s most recent consolidated balance sheet, of the Corporation or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement and without recourse to the Corporation or any of its Restricted Subsidiaries;

(b)
any securities, Notes or other obligations received by the Corporation or any such Restricted Subsidiary from such transferee that are converted by the Corporation or such Restricted Subsidiary into cash or Cash Equivalents within 30 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c)
any Designated Non-Cash Consideration received by the Corporation or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $20 million, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received without giving effect to subsequent changes in value;

(d)	any assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

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(e)	any assets that are used or useful in a Permitted Business; and

(f)	cash held in escrow as security for any indemnification, settlement or adjustment of purchase price, earn-outs or similar obligations in connection with the Asset Sale.

As described above under “Description of the Senior Secured Notes — Security — Further Assurances”, any Net Proceeds received by the Corporation (or any of its Restricted Subsidiaries, as the case may be) from an Asset Sale, or Casualty or Condemnation Event directly attributable to any assets or properties of the Corporation or any of its Restricted Subsidiaries, other than Excluded Property, will automatically become Collateral securing the obligations of the Issuer and the Guarantors with respect to the Notes and the Notes Guarantees.

For purposes of the Indenture and this “Description of the Senior Secured Notes”, (i) the portion up to and not exceeding $35 million of the aggregate amount of Net Proceeds received by the Corporation (or any of its Restricted Subsidiaries, as the case may be) from Asset Sales or Casualty or Condemnation Events since the date of the Indenture will constitute “Available Proceeds”, and (ii) the portion exceeding $35 million of the aggregate amount of Net Proceeds received by the Corporation (or any of its Restricted Subsidiaries, as the case may be) from Asset Sales or Casualty or Condemnation Events since the date of the Indenture will constitute “Excess Proceeds”.

The Corporation (or any of its Restricted Subsidiaries, as the case may be) will be permitted to use or invest any Available Proceeds as it deems appropriate, in its sole discretion, provided that such use or investment is not otherwise prohibited by the terms and conditions of the Indenture.

Any Excess Proceeds will be automatically designated as “Designated Net Proceeds” and applied to redeem Notes as described above under “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption” on the first Mandatory Redemption Payment Date to occur immediately after the receipt of such Excess Proceeds. During the period commencing on the date that is 30 days after the receipt of any Excess Proceeds and ending on the first Mandatory Redemption Payment Date to occur immediately thereafter, the Corporation (or any of its Restricted Subsidiaries, as the case may be) will deposit any such Excess Proceeds in a segregated account or accounts (each, a “Excess Proceeds Account”) held by the Collateral Agent pursuant to arrangements reasonably satisfactory to the Collateral Agent, provided, however, that the Corporation (or any of its Restricted Subsidiaries, as the case may be), will not be required to cause any Excess Proceeds to be held in the Excess Proceeds Account except to the extent the aggregate amount of such Excess Proceeds that are not held in the Excess Proceeds Account would exceed $10 million.

Liens

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Limitation on Sale and Leaseback Transactions

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with respect to any fixed assets, provided, however, that this covenant will not apply to any sale and leaseback transaction if:

(1) (i) such Restricted Subsidiary created a Lien on such property or asset securing Attributable Debt pursuant to the “Description of the Senior Secured Notes — Certain Covenants — Liens” covenant transfer of assets and application of proceeds in such sale and leaseback transaction is permitted by and in compliance with the “Description of the Senior Secured Notes — Certain Covenants — Asset Sales” covenant above;

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(2)	the lease in such sale and leaseback transaction is for a period, including renewal rights, of eighteen months or less; or

(3)	such sale and leaseback transaction is entered into between the Corporation and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to the Corporation or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Corporation;

(2)	make loans or advances to the Corporation; or

(3)	sell, lease or transfer any of its properties or assets to the Corporation.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
instruments, indentures, agreements or other documents governing Existing Indebtedness, Credit Facilities or Receivables Facilities or other contractual encumbrances or restrictions, in each case, as in effect on the date of the Indenture or incurred after the date of the Indenture as permitted under the Indenture, and any amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings of those agreements, provided that the amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture or those contained in those agreements after the date of the Indenture as permitted under the Indenture;

(2)
the Indenture, the Notes, the Note Guarantees, the Senior Subordinated Exchangeable Debentures, the Senior Subordinated Exchangeable Debenture Guarantees and the Senior Subordinated Exchangeable Debenture Indenture;

(3)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)
(a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof, provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clauses (1), (2) or (3) of the preceding paragraph than on such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

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(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)
purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)
any restriction with respect to (a) a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary or (b) any asset of a Restricted Subsidiary pursuant to an agreement entered into for the sale or other disposition of such asset (including in connection with sale and leaseback transactions), in each case pending the closing of such sale or disposition;

(8)
Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

(9)	Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity;

(10)	provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to the Capital Stock of a Person other than on a pro rata basis;

(11)
provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Corporation, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed in leases, in agreements with customers and under other contracts entered into in the ordinary course of business;

(13)
restrictions in other Indebtedness incurred in compliance with the covenant described under “Description of the Senior Secured Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of the Corporation, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above;

(14)	encumbrances on property that exist at the time such property was acquired by the Corporation or any Restricted Subsidiary;

(15)
any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(16)
restrictions contained in agreements governing Permitted Liens of the Corporation or any of its Restricted Subsidiaries or in respect of licenses otherwise permitted to be incurred under this Indenture, in each case to the extent such restrictions only restrict the transfer of the property subject to such agreement or license.

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Merger, Consolidation or Sale of All or Substantially All Assets

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (1) merge, consolidate or amalgamate with or into another Person or (2) sell, assign, transfer or otherwise dispose of all or substantially all of the properties or assets of the Corporation and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) the Corporation or the Issuer is the surviving Person; or (b) the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof;

(2)
the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or the Person to which such sale, assignment, transfer or other disposition has been made assumes all the obligations of the Corporation or the Issuer, as the case may be, under the Notes, the Indenture and the Security Documents and pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Agent;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)
the Corporation, the Issuer or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer), or to which such sale, assignment, transfer, or other disposition has been made would have, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction, a Consolidated Total Debt to Consolidated EBITDA Ratio not greater than 2.0 to 1.0.

In addition, the Corporation will not, directly or indirectly, lease all or substantially all of the properties and assets of the Corporation and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to:

(1)
any merger, consolidation or amalgamation of the Corporation or the Issuer with an Affiliate for the purpose of (a) reorganizing the Corporation or the Issuer as a different type of entity, or (b) reincorporating or reorganizing the Corporation or the Issuer in another jurisdiction, in each case in a transaction that complies with clauses (1), (2), (3) and (4) of the prior paragraph; or

(2)
any merger, consolidation or amalgamation, or any sale, assignment, transfer or other disposition of assets between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries.

Transactions with Affiliates

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with a Person that is not an Affiliate of the Corporation; and

(2)	the Corporation delivers to the Trustee:

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(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, a resolution of the Board of Directors of the Corporation set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Corporation; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60 million, an opinion as to the fairness to the Corporation or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any consulting or employment agreement or arrangements, employee or director compensation, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Corporation or any of its Restricted Subsidiaries and payments, other benefits (including, bonuses, retirement, severances, health, stock option, restricted share, stock appreciation right, phantom right, profits interest, equity incentive and other benefit plans) and transactions pursuant thereto;

(2)	transactions between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of the Corporation solely because the Corporation owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)
payment of reasonable compensation or fees, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and indemnities provided to or on behalf of officers, directors, employees or consultants of the Corporation or any of its Restricted Subsidiaries;

(5)
any issuance of Qualifying Equity Interests or any Restricted Subsidiary to Affiliates of the Corporation, or any contribution of capital by Affiliates of the Corporation to the Corporation or any Restricted Subsidiary;

(6)	any transaction with an Affiliate where the consideration paid by the Corporation or any of its Restricted Subsidiaries is a Qualifying Equity Interest;

(7)
Permitted Investments, and Restricted Payments that are permitted under and made in compliance with the provisions of the Indenture described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments”;

(8)	any transaction effected as part of a Qualified Receivables Transaction;

(9)
loans or advances to officers, directors, employees or consultants of the Corporation or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $2 million in the aggregate at any one time outstanding;

(10)	any Joint Purchasing Agreement;

(11)
any merger, consolidation, amalgamation or other transaction with an Affiliate for the purpose of reincorporating or reorganizing the Corporation or a Restricted Subsidiary in another jurisdiction as permitted by the Indenture;

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(12)
purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with a Person that is not an Affiliate of the Corporation;

(13)
if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Corporation or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Corporation or such Restricted Subsidiary;

(14)	any capital contribution to any Affiliate otherwise permitted by the Indenture;

(15)
any payment to reimburse the Corporation or its Affiliates for actual out-of-pocket expenses (not including fees paid directly or indirectly to the Corporation or its Affiliates) for the provision of third party services to the Corporation and its Restricted Subsidiaries;

(16)
transactions with any joint venture engaged in a Permitted Business, provided that all the outstanding ownership interests of such joint venture are owned only by the Corporation, its Restricted Subsidiaries and Persons that are not Affiliates of the Corporation;

(17)
any Investment of the Corporation or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

(18)
transactions pursuant to agreements or arrangements in effect on the date of the Indenture or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the date of the Indenture or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not, in the good faith judgment of the Board of Directors of the Corporation, materially less favorable, to the holders of the Notes);

(19)
transactions between the Corporation or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors or officers is also a director or officer of the Corporation, provided that such director abstains from voting as a director of the Corporation on any such transaction involving such other Person;

(20)
repurchase of Notes or Senior Subordinated Exchangeable Debentures held by an Affiliate of the Corporation if repurchased on the same terms as offered to Persons that are not Affiliates of the Corporation; and

(21)
transactions entered into in good faith with any of the Corporation’s or a Restricted Subsidiary’s Affiliates which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies to the Corporation and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Board of Directors of the Corporation, and payments related thereto.

Business Activities

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Corporation and its Restricted Subsidiaries, taken as a whole.

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Additional Note Guarantees

Any Subsidiary that becomes a Restricted Subsidiary or that is designated as a Restricted Subsidiary after the date of the Indenture pursuant to the covenant described under “Description of the Senior Secured Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” will become a Guarantor of the Notes and execute a supplemental indenture and Security Documents, if applicable, effectuating such Guarantor’s Note Guarantee and deliver an opinion of counsel and an officers’ certificate as to the authorization, execution, delivery and enforceability of such supplemental indenture and Security Documents satisfactory to the Trustee (and, if applicable, the Collateral Agent) within 30 Business Days of the date on which it became a Restricted Subsidiary or on which it was designated as a Restricted Subsidiary, provided that any Wholly-Owned Subsidiary that constitutes a Receivables Entity or an Unrestricted Subsidiary need not become a Guarantor until such time as it ceases to be a Receivables Entity or an Unrestricted Subsidiary.

Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Restricted Subsidiaries

The Corporation will not, and will not permit any of its Restricted Subsidiaries to sell, transfer, or otherwise dispose of any Equity Interests in any Wholly-Owned Restricted Subsidiary of the Corporation to any Person (other than the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation), unless:

(1)	such sale, transfer, or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2)
the net proceeds from such sale, transfer, or other disposition are, to the extent required, applied in accordance with the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”.

In addition, the Corporation will not permit any of its Wholly-Owned Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation.

Designation of Restricted and Unrestricted Subsidiaries

All of the Corporation’s existing Wholly-Owned Subsidiaries will be “Restricted Subsidiaries” and any future Wholly-Owned Subsidiary of the Corporation will become a “Restricted Subsidiary” as at such time that it becomes a Wholly-Owned Subsidiary of the Corporation.

The Board of Directors of the Corporation will not be permitted to designate any existing or future Wholly- Owned Subsidiary of the Corporation as an “Unrestricted Subsidiary”. However, the Board of Directors of the Corporation will be permitted to (1) designate any Unrestricted Subsidiary or any Subsidiary that is not a Wholly-Owned Subsidiary as a “Restricted Subsidiary”, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary in an amount equal to the outstanding Indebtedness of such Unrestricted Subsidiary or Subsidiary that is not a Wholly-Owned Subsidiary, as applicable, and such designation will only be permitted if (a) such Indebtedness is permitted under the covenant described under “Description of the Senior Secured Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four- quarter reference period; and (b) no Default or Event of Default would be in existence following such designation, or (2) subject to the first paragraph of the covenant described under “Description of the Senior Secured Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, designate any Restricted Subsidiary that is not a Wholly-Owned Subsidiary as an “Unrestricted Subsidiary” if, as at the time of such designation, (a) such designation would not cause a Default, and (b) after giving pro forma effect to such designation, (i) the sum, without duplication, of the EBITDA of the Corporation’s Unrestricted Subsidiaries, would not be greater than 10% of the EBITDA of the Corporation and its Subsidiaries, on a consolidated basis, and (ii) the sum, without duplication, of the total assets of the Corporation’s Unrestricted Subsidiaries, would not be greater than 10% of the total assets of the Corporation and its Subsidiaries, on a consolidated basis, all as shown on the most recent internal income statement and balance sheet of the Corporation; provided, however, that upon such designation the aggregate Fair Market Value of all outstanding Investments owned by the Corporation and its Restricted Subsidiaries in such Restricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments” or under one or more clauses of the definition of “Permitted Investments”, as determined by the Corporation, and provided further that such designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary that is not a Wholly-Owned Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

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Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Corporation giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “Description of the Senior Secured Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, the Corporation will be in default of such covenant.

Provision of Financial Information

So long as any of the Notes are outstanding, the Issuer will provide to the Trustee, at any time prior to the date that is 15 days after the latest date on which such filings can be made pursuant to applicable Canadian securities laws and regulations, (i) all quarterly and annual consolidated financial statements of the Corporation and related management’s discussion and analysis of the Corporation, and (ii) any material change reports of the Corporation that, in each case, the Corporation is required to file (through the System for Electric Document Analysis and Retrieval (SEDAR)) pursuant to applicable Canadian securities laws and regulations with applicable Canadian securities commissions.

In the event that the Corporation is no longer subject to the reporting requirements under applicable Canadian securities laws and regulations and is therefore not required to file (through the System for Electric Document Analysis and Retrieval (SEDAR)) quarterly and annual consolidated financial statements with applicable Canadian securities commissions, the Issuer will continue to furnish to the Trustee all quarterly and annual consolidated financial statements of the Corporation in the same form and within the same time periods provided in the paragraph above as if the Corporation remained subject to the reporting requirements of applicable Canadian securities laws and regulations. However, in such case, the Issuer will not be required to furnish to the Trustee the management’s discussion and analysis and material change reports referred to in the paragraph above.

The Corporation and the Trustee will not be required to deliver or cause to be delivered to the holders of Notes any quarterly or annual consolidated financial statements, related management’s discussion and analysis or any other documents if such documents are available on or through the System for Electric Document Analysis and Retrieval (SEDAR) or the Corporation’s website.

The Indenture will provide that all calculations and determinations made under the Indenture will be determined on the basis of GAAP used in the preparation of the financial statements incorporated by reference and included in this information circular so as to exclude from any such calculations or determinations the effect of any change in accounting principles from those in effect on the Issue Date.

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Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)
default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, provided however that in connection with a redemption of Notes described under “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption” and a dispute with respect to the determination of any amounts payable thereunder, an Event of Default will not be deemed to have occurred under this clause (2) if (i) the Corporation deposits with the Trustee an amount representing the Corporation’s good faith estimate of the applicable Mandatory Redemption Payment (the “Deposit Amount”) on or prior to the applicable Mandatory Redemption Payment Date and (ii) any amount in excess of the Deposit Amount determined in a final and non-appealable judgment of a court of competent jurisdiction to be the amount of the Mandatory Redemption Payment for such applicable Mandatory Redemption Payment Date is deposited with the Trustee within 30 days of notice to the Issuer of such judgment;

(3)
failure by the Corporation or any of its Restricted Subsidiaries to comply with the provisions described under “Description of the Senior Secured Notes — Repurchase of Notes — Change of Control” or “Description of the Senior Secured Notes — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”;

(4)
failure by the Corporation or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under “Description of the Senior Secured Notes — Repurchase of Notes — Incurrence of Subordinated Indebtedness” or “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”;

(5)
failure by the Corporation or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants in the Note Documents or the Security Documents (other than those specified in clause (1), (2), (3) or (4) above);

(6)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Corporation or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness at its Stated Maturity after the expiration of any applicable grace period provided in the instrument governing such Indebtedness (a “Payment Default”) (and such Payment Default has not been remedied or waived); or

(b)
results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded or annulled), and, in each case, the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

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(7)
failure by the Corporation or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50 million (net of any amounts covered by insurance or pursuant to which the Corporation or any of its Restricted Subsidiaries are indemnified to the extent that the third party under such agreement acknowledges its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(8)
(a) any Security Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Security Documents or other than as a result of the action or inaction of the Collateral Agent or Trustee) for a period of 60 consecutive days after the Issuer receives notice thereof or (b) any of the Security Documents ceases to give the holders a valid, perfected Lien (subject to any Permitted Liens) (except as permitted by the terms of the Indenture or the Security Documents or other than as a result of the action or inaction of the Collateral Agent or Trustee) for a period of 60 consecutive days after the Issuer receives notice thereof, in each case with respect to Collateral (excluding, for greater certainty, any Excluded Property) having a fair market value in excess of $50 million in the aggregate at any time with respect to clauses (a) and (b) above;

(9)	any Guarantor denies or challenges the validity of its Note Guarantee or either the Corporation or any Guarantor denies or challenges the validity of any Security Documents; and

(10)
certain events of bankruptcy or insolvency described in the Indenture with respect to the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default referred to above in clause (10) of this section that arises from certain events of bankruptcy or insolvency described in the Indenture with respect to the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default, except in the case of a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on any Note, if it determines that withholding notice is in their interest.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

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(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest and premium, if any, on, the Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Securityholders

No director, officer, employee, incorporator or securityholder of the Corporation, the Issuer or any Guarantor, as such, will have any liability for any obligations of the Corporation, the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. The waiver may not be effective to waive liabilities under applicable securities laws and regulations.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, (i) the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Issuer and the holders of at least a majority in aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Corporation or any Affiliate of the Corporation but including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and (ii) any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Issuer and the holders of at least a majority in aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Corporation or any Affiliate of the Corporation but including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of the Issuer and of each holder of Notes affected (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment or supplement to, or waiver of any provision of, the Indenture, the Notes or the Note Guarantees will become effective (with respect to any Notes held by a non-consenting holder) in order to:

(1)	reduce the principal amount of the Notes;

(2)	change the fixed maturity of the Notes, or change the date on which the Notes may be subject to redemption or the redemption price;

(3)	reduce the rate of, or change the time for payment of, interest, including default interest, on the Notes;

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(4)
waive a Default or Event of Default in the payment of principal of, or interest and premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make the Notes payable in a currency other than that stated in the Notes;

(6)
make any change in the provisions of the Indenture relating to (i) waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest and premium, if any, on, the Notes or (ii) the institution of suits for the enforcement of payment with respect to any Notes;

(7)	waive a redemption payment with respect to the Notes;

(8)	release a Guarantor from its obligations under its Note Guarantee, other than in accordance with the terms of the Indenture;

(9)	release all or substantially all of the Note Guarantees, other than in accordance with the terms of the Indenture;

(10)	modify or change any provision of the Indenture affecting the ranking of the Notes or the Note Guarantees in a manner that materially adversely affects the rights of holders of the Notes; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding paragraphs, without the consent of any holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1)
to cure any ambiguity, omission, mistake, defect or inconsistency, or to maintain their validity as a result of any change in any applicable legislation, rules or regulations, provided that such amendment or supplement does not materially adversely affect the rights under the Indenture, the Notes or the Note Guarantees of any holder of Notes;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)
to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger, consolidation or amalgamation or sale of all or substantially all of the Issuer’s or a Guarantor’s assets, as applicable;

(4)	to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture;

(5)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(6)
to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees;

(7)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(8)
to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents;

(9)	to comply with the rules of any applicable securities depository;

(10)	to enter into additional or supplemental Security Documents; or

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(11)
to evidence or provide for the acceptance of the appointment of a successor trustee or collateral agent, provided that the successor trustee or collateral agent is otherwise qualified and eligible to act as such under the terms of the Indenture or Security Documents, as applicable.

Satisfaction and Discharge

The Indenture and the Notes will be discharged (and all Liens on the Collateral securing the Notes will be released) and the Indenture will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)
all the Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)
all the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, cash in Canadian dollars, non-callable Canadian government securities, or a combination of any of the foregoing, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, or interest and premium, if any, on, such outstanding Notes on the Stated Maturity thereof or the applicable redemption date;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)
the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at the Stated Maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Liens securing the Notes, as provided under “Description of the Senior Secured Notes — Security — Release of Liens in Respect of Notes”, upon a satisfaction and discharge in accordance with the provisions described above. Upon request, the Collateral Agent will acknowledge the release of such Liens upon presentation of an officers’ certificate and an opinion of counsel, as provided in the Indenture.

Concerning the Trustee

BNY Trust Company of Canada will be the Trustee under the Indenture.

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Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations will be read into the Indenture against the Trustee. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. No provision of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability, or expense.

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

Book-Entry-Only System

The Notes will be deposited with CDS, will be registered in the name of the CDS Nominee as a book-entry-only security (the “Security”), and will be identified by an International Securities Identification Number (ISIN). CDS acts as securities intermediary on behalf of its Participants (“Participants”) that use the services of CDS and act on their own behalf or on behalf of beneficial owners of securities (who are the clients or customers of the Participants). Interests in securities are represented through book-entry accounts (“Book Accounts”) established and maintained by CDS on its records for its Participants. The Notes will be represented by a Global Certificate that will be registered in the name of the CDS Nominee and deposited with CDS on the Issue Date. Thereafter, CDS will credit the Book Accounts of those Participants with interests in the Notes in accordance with instructions received from or on behalf of the Issuer or CDS evidencing that purchaser’s or Participant’s ownership of or interest in Notes. A purchaser of Notes will receive only a customer confirmation from the Participant from or through whom the Notes are purchased in accordance with the practices and procedures of that Participant. Any subsequent purchase or sale of Notes will have to be made through a Participant.

As the registered holder of the Security, the CDS Nominee will be considered to be the sole owner and holder of the Notes represented by the Global Certificate for all purposes under the Indenture and the Notes. Principal of, or interest and premium, if any, on, the Notes will be payable by the Issuer solely to the CDS Nominee. Neither the Issuer nor the Trustee will have any responsibility or liability for maintaining, supervising, or reviewing records of CDS or its Participants relating to payments made or to be made by CDS or by any of its Participants on account of beneficial ownership interest in the Notes. Participants must look solely to CDS, and Persons other than Participants having an interest in the Notes must look solely to Participants, for payments made by or on behalf of the Issuer to CDS in respect of the Notes.

The Trustee will maintain the Register recording the names and addresses of the holders of Notes and particulars of the Notes held by such holders. No certificates or other instruments evidencing ownership of Notes will be issued other than to the CDS Nominee unless:

(1)	the issuance of such certificates or instruments is required by applicable law;

(2)	the book-entry-only system is no longer available to the Issuer;

(3)	CDS advises the Trustee that it is no longer willing or able to discharge properly its responsibilities as depository with respect to the Notes, and the Issuer cannot locate a qualified successor;

(4)	CDS ceases to be a recognized clearing agency under applicable Canadian or provincial securities law or otherwise ceases to be eligible to be a depositary and a successor depositary is not appointed;

(5)	the Issuer, at its option, decides to no longer utilize the book-entry-only-system; or

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(6)
after the occurrence of an Event of Default, CDS advises the Trustee that it has received written notification from Participants, acting on behalf of beneficial owners representing in the aggregate more than 50% of the aggregate principal amount of outstanding Notes, that the continuance of the book- entry-only-system is no longer in the best interests of such beneficial owners.

In each of such event, owners of beneficial interests in the Notes will become entitled to receive Notes in definitive form, and certificates or other instruments evidencing the Notes will be issued in fully registered form in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

Governing Law

The Indenture, the Notes, any Note Guarantees and the Security Documents will be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

Additional Information

Anyone who receives this information circular may obtain a copy of the Indenture and the Security Documents without charge by writing to the Secretary of the Issuer at the following address: 16 Place du Commerce, Nun’s Island, Verdun, Québec, Canada, H3E 2A5.

Certain Definitions

Set forth below are certain defined terms used in the Indenture and this “Description of the Senior Secured Notes”. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person; and

(2)	Indebtedness incurred by the specified Person in connection with the financing of an acquisition and secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Holders” means, as to any matter at any time, a direction in writing delivered to the Collateral Agent by or with a resolution by, or the written consent of, the holders of Notes representing the Required Holders.

For purposes of this definition, (a) Notes registered in the name of, or beneficially owned by, the Corporation or any Affiliate of the Corporation shall be deemed not to be outstanding and (b) votes shall be determined in accordance with the Indenture and the Security Documents as described under “Description of the Senior Secured Notes — Security — Voting”.

“Adjusted Consolidated Cash Flow from Operations” means, with respect to any specified Person for any period:

(1)
the aggregate of the cash flow from operations of such Person and its Restricted Subsidiaries for such period on a consolidated or combined basis, determined in accordance with GAAP, excluding, however:

(a)
the cash flow from operations of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its articles, charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (“Dividend-Constrained Subsidiaries”); and

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(b)
that portion of the cash flow from operations from any Restricted Subsidiary that is not directly or indirectly 100% owned by such person that is attributable to another party’s minority ownership interest in such Restricted Subsidiary,

For greater certainty and subject to the foregoing, that portion of the cash flow from operations of any Person or Restricted Subsidiary that arises from Investments that are not Investments in Restricted Subsidiaries including Investments in Unrestricted Subsidiaries or Investments that are accounted for by the equity method or cost method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (whether or not such dividends or distributions are classified as cash flow from operations or otherwise for the purposes of preparing a statement of cash flows in accordance with GAAP);

(2)
minus, without duplication, on a consolidated basis and, with respect to Restricted Subsidiaries, only to the extent the amounts arise from Restricted Subsidiaries that are not Dividend-Constrained Subsidiaries in the current period:

(a)
the consolidated interest obligations (other than interest obligations relating to any Subordinated Indebtedness incurred after the date of the Indenture, excluding any Permitted Debt or Acquired Debt) of such Person and its Restricted Subsidiaries that were not paid in such period (irrespective of whether such amount was expensed or capitalized or treated otherwise for accounting purposes) and are payable in cash at a future date with respect to such period, including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, any Additional Amounts payable under “Description of the Senior Secured Notes — Additional Amounts” (which, for the purposes of this paragraph (a) shall be deemed to be “interest obligations”), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(b)
all federal, provincial, state, municipal and foreign income taxes and franchise or margin taxes of such Person and its Restricted Subsidiaries that were not paid in such period and are payable in cash within the 12-month period immediately following the current period based on a reasonable method of allocation;

(c)
50% of the estimated cash amount payable to employees during the 6-month period immediately following the current period with respect to long-term employee compensation plans including, without limitation, restricted stock unit plans, phantom stock plans, long term incentive plans and other similar multi-year compensation arrangements;

(d)	amounts paid to hedge future payments under stock compensation plans and awards;

(e)
the estimate of incremental pension contributions required to be made with respect to such period based on an actuarial valuation to be completed within the 6-month period immediately following the current period; and

(f)
at the option of the specified Person, any other reserve established during such period in accordance with GAAP for cash expenses payable within the 12-month period immediately following the current period by such Person and its Restricted Subsidiaries,

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provided that, where amounts determined in paragraphs (a) to (f) of this definition arise from Restricted Subsidiaries that are not Wholly-Owned Subsidiaries, then the amounts so determined with respect to such Restricted Subsidiaries shall be adjusted to reflect such Person’s aggregate direct and indirect interest in such Restricted Subsidiaries;

(3)	plus, without duplication, amounts of the nature described in paragraphs (2)(a) to (2)(f) of this definition relating to a period or periods prior to the current period that were:

(a)	paid in the current period;

(b)	deducted in the calculation of the amount determined in paragraph (1) of this definition; and

(c)	previously included in a calculation of Adjusted Consolidated Cash Flow From Operations pursuant to paragraphs (2)(a) to (2)(f) of this definition with respect to a prior period;

(4)
plus, without duplication, interest amounts paid in cash in the current period on any Subordinated Indebtedness incurred after the date of the Indenture (excluding any Permitted Debt or Acquired Debt).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly through one or more Persons, Controls, is Controlled by, or is under common Control with, such Person.

“Applicable Indebtedness” means:

(1)
in respect of any asset that is the subject of an Asset Sale at a time when such asset constitutes Collateral, Indebtedness of the Issuer or a Guarantor that, in each case, is secured at such time by a Permitted Lien on such Collateral that is prior to the Lien on such Collateral securing the Notes or the Note Guarantees related thereto pursuant to the Security Documents, including, with respect to assets constituting First Priority Lien Obligations; or

(2)
in respect of any other asset, any First Priority Lien Obligations, and in the case of an Asset Sale by a Subsidiary that is not a Guarantor or the Issuer, Indebtedness of such Subsidiary or any other Subsidiary that is not a Guarantor or the Issuer.

“Asset Sale” means:

(1)
the sale, lease, transfer or other disposition of any properties, assets or rights by the Corporation or any of its Restricted Subsidiaries, provided that the sale, transfer or other disposition of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries, taken as a whole, shall be governed by the provisions of the Indenture described above under “Description of the Senior Secured Notes — Repurchase of Notes — Change of Control” and/or the provisions described above under “Description of the Senior Secured Notes — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” and not by the provisions of the Asset Sale covenant; or

(2)
the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of the Issuer’s Restricted Subsidiaries (other than directors’ Qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Corporation or one of its Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value in any calendar year of less than $5 million;

(2)	a disposition of leasehold improvements or leased assets in connection with the termination of an operating lease;

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(3)	a sale or issuance of Equity Interests of any Restricted Subsidiary by the Corporation or any Restricted Subsidiary to the Corporation or to any of the Corporation’s Restricted Subsidiaries;

(4)	a sale, lease, transfer or other disposition of Excluded Property;

(5)
a sale, lease, transfer or other disposition of inventory, products, by-products, goods held for sale, services and accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of any assets, including intellectual property, that is no longer used or useful or no longer economically practical to maintain in the conduct of the business of the Corporation or its Restricted Subsidiaries);

(6)	a sale, lease, transfer or other disposition of assets between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(7)	a sale, lease, transfer or other disposition of assets by the Corporation or a Restricted Subsidiary in connection with a corporate reorganization that is carried out as a step transaction if:

(a)	the step transaction is completed within three Business Days;

(b)	at the completion of the step transaction, such assets are owned by the Corporation or a Restricted Subsidiary; and

(c)	the step transaction maintains the Lien securing the Notes or the Note Guarantees on such assets as if such assets had remained in the possession of the Corporation or the Restricted Subsidiary;

(8)
any exchange of assets (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business (or Equity Interests in a Person that will be a Restricted Subsidiary following such transaction) of comparable or greater market value or usefulness, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $25 million shall be evidenced by an Officer’s Certificate, and (b) $50 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Corporation;

(9)	any surrender or waiver of contracts rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(10)	foreclosure or any similar action with respect to any Property of the Corporation or any of its Restricted Subsidiaries;

(11)	the sale, transfer or other disposition of Collateral or other assets in connection with the realization on Permitted Liens;

(12)
any sale and leaseback transaction permitted under the covenant “Description of the Senior Secured Notes — Certain Covenants — Limitation on Sale and Leaseback Transactions” or any other similar financing transaction with respect to Property acquired by the Corporation or any Restricted Subsidiary after the Issue Date;

(13)	a sale, lease, transfer or other disposition of cash or Cash Equivalents;

(14)	a sale, lease, transfer or other disposition of assets relating to Hedging Obligations;

(15)	the licensing or sublicensing of intellectual property or other general intangibles on customary terms in the ordinary course of business;

(16)	outsourcing initiatives in the ordinary course of business;

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(17)	any lease entered into in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries;

(18)	sales, transfers or other dispositions of accounts receivable and related assets to a Receivables Entity in connection with a Qualified Receivables Transaction;

(19)	transactions permitted under “Description of the Senior Secured Notes — Certain Covenants-Merger, Consolidation or Sale of All or Substantially All Assets”;

(20)	a Restricted Payment that does not violate the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments” or a Permitted Investment;

(21)	the creation of a Lien to the extent that the granting of such Lien was not in violation of the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Liens”;

(22)
the sale, transfer, discounting or other disposition of accounts receivable and other payment obligations in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, and transfers of accounts receivable, other payment obligations and related assets in connection with credit insurance;

(23)
to the extent allowable under any successor provision, or any comparable provision of any applicable tax law, any exchange of like property for use in the business of the Corporation or any of its Restricted Subsidiaries; and

(24)
subject to compliance, if applicable, with the covenant described under “Description of the Senior Secured Notes — Certain Covenants — Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, any sale or other disposition of assets of any Restricted Subsidiary that is not a Wholly- Owned Subsidiary, but only if such Restricted Subsidiary is prevented by the terms of any agreement with its co-venturers from distributing the proceeds of such sale or other disposition to the Corporation or any of its Restricted Subsidiaries.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP, provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation”.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday or any other day on which the Trustee’s office in Montreal, Québec, is not generally open for business, or any other day on which Canadian chartered banks are closed in Montreal, Québec.

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“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars and Canadian dollars;

(2)
securities issued or directly and fully guaranteed or insured by the Canadian or United States government or any agency or instrumentality of the Canadian or United States government (provided that the full faith and credit of Canada or the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3)
time deposit accounts, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any bank referred to in Schedule I, Schedule II or Schedule III of the Bank Act (Canada) or rated at least A-1 or the equivalent thereof by S&P, at least P-1 or the equivalent thereof by Moody’s, or at least R-1 or the equivalent thereof by DBRS;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having one of the two highest ratings obtainable from Moody’s or S&P or, with respect to Canadian commercial paper, having one of the two highest ratings obtainable from DBRS, and, in each case, maturing within 12 months after the date of acquisition;

(6)
securities issued by any state of the United States of America, any province of Canada or any political subdivision or any public instrumentality of any such state or province maturing within 12 months from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either S&P or Moody’s;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	local currencies held by the Corporation or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

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“Cash Management Obligations” means, with respect to any Person, all obligations, whether absolute or contingent, of such Person in respect of overdrafts, returned items and other liabilities owed to any other Person that arises from treasury, depository, foreign exchange (including without limitation foreign currency Hedging Obligations) or cash management services, including without limitation in connection with any automated clearing house transfers of funds, wire transfer services, controlled disbursement accounts or similar transactions, and all obligations in connection with any credit cards or stored value cards.

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to properties or other assets.

“CDS” means CDS Clearing and Depository Services Inc.

“CDS Nominee” means the nominee of CDS in whose name Global Certificates are registered.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any Person or group or Persons acting jointly or in concert for purposes of such transaction;

(2)
the consummation of any transaction or series of transactions (including, without limitation, any merger, consolidation, arrangement or amalgamation), the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Corporation or the Issuer, measured by voting power rather than number of shares;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Corporation (other than a plan of liquidation of the Corporation that is a liquidation for tax purposes only); and

(4)
the consummation of any transaction, the result of which is that any Person or group of Persons acting jointly or in concert for the purposes of such transaction has elected to the Board of Directors of the Corporation such number of its or their nominees as shall constitute a majority of the directors comprising the Board of Directors of the Corporation.

For purposes of this definition, (i) no Change of Control pursuant to clause (1) above shall be deemed to have occurred solely as the result of a transfer of assets among the Corporation and its Restricted Subsidiaries, (ii) any direct or indirect holding company of the Corporation shall not itself be considered a “Person” or “group” for purposes of clauses (2) and (4) above, provided that no “Person” or “group” beneficially owns, directly or indirectly, more than 50% of the voting shares of such holding company, (iii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; and (iv) to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (1), (2), (3) or (4) above to become effective under applicable law and such approvals have not been received before such transactions or circumstances have occurred, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

“Collateral” means all Property of the Corporation and the Guarantors, whether owned on the Issue Date or thereafter acquired, other than Excluded Property.

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“Collateral Agent” means BNY Trust Company of Canada, in its capacity as Collateral Agent under the Security Documents and the Indenture, or a duly appointed successor.

“Consolidated EBITDA” means, for any period, Consolidated Net Income plus the sum, without duplication, of the amounts for such period of the following to the extent deducted in calculating Consolidated Net Income: (a) Consolidated Interest Expense, (b) any tax expense, current and deferred, included in Consolidated Net Income, (c) depreciation expense, (d) amortization expense (other than amortization of deferred publication costs), including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, including any impairment charges (f) non-cash financial charges, (g) losses on asset sales, (h) restructuring charges or provisions, (i) any expenses or charges incurred in connection with any issuance of debt or equity securities, (j) any fees and expenses related to any acquisition permitted under the Indenture, (k) the share of any losses from investments in associates, and (l) losses or fees payable on sales, transfers or other dispositions of assets permitted pursuant to the covenant “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”, less the sum, without duplication, of the amounts for such period of the following to the extent included in calculating Consolidated Net Income: (m) extraordinary gains and non-recurring gains, (n) non-cash gains, (o) gains on asset sales and (p) the share of any income from investments in associates, and plus the sum, without duplication, of any other items deducted, and less the sum, without duplication, of any other items added in order to determine income from operations before depreciation and amortization, impairment of goodwill and acquisition-related costs to the extent reflected on the consolidated income statement of the Corporation, all as determined on a consolidated basis for the Corporation and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, interest expense accrued or (without duplication) paid during such period in respect of cash interest payments (including that attributable to capital leases in accordance with GAAP but excluding that attributable to any Intercompany Indebtedness), net of interest income (in respect of cash interest receipts accrued during such period) of the Corporation and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Corporation and its Restricted Subsidiaries, including all commissions, bankers’ acceptance financing and net costs under financial hedge agreements (other than currency swap agreements, currency future or option contracts and other similar agreements, in each case to the extent not covering an interest rate component), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated profit (or loss) after taxation of the Corporation and its Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the sum, without duplication, of (a) all Indebtedness of the Corporation and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP and to the extent reflected as indebtedness on the consolidated balance sheet of the Corporation in accordance with GAAP, and (b) the aggregate amount of all outstanding Disqualified Stock of the Corporation and its Restricted Subsidiaries which shall be equal to their respective fixed repurchase or redemption prices in accordance with the terms of such Disqualified Stock (provided that any conditions precedent for such repurchase or redemption have all been satisfied), all calculated on a consolidated basis in accordance with GAAP, less (c) the net amount of all Hedging Obligations (determined on a marked-to-market basis as of the last day of the applicable four-quarter reference period).

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“Consolidated Total Debt to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date to (b) Consolidated EBITDA for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date.

In addition, for purposes of calculating the Consolidated Total Debt to Consolidated EBITDA Ratio:

(1)
acquisitions that have been made by the Corporation or any of its Restricted Subsidiaries, including through mergers, consolidations or amalgamations, or any Person or any of its Restricted Subsidiaries acquired by the Corporation or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Total Debt to Consolidated EBITDA Ratio is made (the “Calculation Date”), or that are to be made on the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)
the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)
the Indebtedness attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Indebtedness shall not be obligations of the Corporation or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Control”, “Controls” and “Controlled” and similar expressions mean a relationship between two Persons wherein one person (first person) is considered to control another person (second person) if:

(1)
the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person (other than securities held as collateral for a bona fide debt where the holder thereof is not entitled to exercise the voting rights attached thereto),

(2)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(3)	the second person is a limited partnership and the general partner of the limited partnership is the first person.

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of senior secured notes, including any related notes, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

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“DBRS” means DBRS Limited and its successors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means CDS Clearing and Depository Services Inc. or such other Person as is designated in writing by the Issuer and acceptable to the Trustee to act as depository.

“Designated Non-Cash Consideration” means any non-cash consideration received by the Corporation or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an officers’ certificate delivered to the Trustee, which officers’ certificate shall set forth the Fair Market Value of such Designated Non-Cash Consideration and the basis for determining such Fair Market Value.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Corporation or any of its Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Corporation or any of its Subsidiaries may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments”, provided, further, that if the Capital Stock is issued to any plan for the benefit of employees of the Corporation or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture shall be the maximum amount that the Corporation and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any specified Person for any period, Net Income plus the sum, without duplication, of the amounts for such period of the following to the extent deducted in calculating Net Income: (a) Interest Expense, (b) any tax expense, current and deferred, included in Net Income, (c) depreciation expense, (d) amortization expense (other than amortization of deferred publication costs), including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, including any impairment charges (f) non-cash financial charges, (g) losses on asset sales, (h) restructuring charges or provisions, (i) any expenses or charges incurred in connection with any issuance of debt or equity securities, (j) any fees and expenses related to any acquisition permitted under the Indenture, (k) the share of any losses from investments in associates, and (l) losses or fees payable on sales, transfers or other dispositions of assets permitted pursuant to the covenant “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”, less the sum, without duplication, of the amounts for such period of the following to the extent included in calculating Net Income: (m) extraordinary gains and non-recurring gains, (n) non-cash gains, (o) gains on asset sales and (p) the share of any income from investments in associates, and plus the sum, without duplication, of any other items deducted, and less the sum, without duplication, of any other items added in order to determine income from operations before depreciation and amortization, impairment of goodwill and acquisition-related costs to the extent reflected on the consolidated income statement of such specified Person, all as determined in accordance with GAAP.

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“equally and rateably” means, in reference to sharing of Liens or proceeds thereof as among holders of Notes, that such Liens or proceeds shall be allocated and distributed first to the Trustee for such outstanding Notes, for the account of the holders of Notes, rateably in proportion to the principal of, and amounts then due and payable (exclusive of expenses and similar payments) with respect to interest and premium, if any, on such outstanding Notes when the allocation or distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash Flow” means with respect to any Person for any period, Adjusted Consolidated Cash Flow from Operations, adjusted as follows, without duplication:

(1)
minus all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of property, plant and equipment (other than the acquisition of a business) and intangible assets determined in conformity with GAAP made or committed to be made during such period by such Person and its Restricted Subsidiaries;

(2)	minus payments of principal made or committed to be made by such Person and its Restricted Subsidiaries under Capital Lease Obligations for such period and any debt issuance costs paid in such period;

(3)	minus any payments made in the current period with respect to earn-out or similar arrangements existing as of the date of the Indenture;

(4)
minus any payments made in the current period with respect to a put right in favour of the co-owners of 411.ca, Mediative G.P. and Mediative L.P. or with respect to a call right in favour of the Corporation or any of its Affiliates in connection with Mediative G.P. and Mediative L.P., in all cases as contemplated in agreements existing as of the date of the Indenture; and

(5)
minus, to the extent not included in the foregoing, amounts accrued or paid in cash in such period with respect to share-based management compensation plans, provided that such amounts were not deducted in a calculation of Excess Cash Flow with respect to a prior period.

“Excluded Property” means Property of the Corporation and any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, to the extent that a grant of a security interest therein, or the assignment, conveyance or transfer thereof, would violate applicable law, require the leave, license, consent or approval of any Governmental Authority, constitute a breach of or default under, or result in the termination of or require the consent of the applicable counterparty or any other Person under, any contract, lease, license, indenture, instrument, agreement or other document evidencing or giving rise to, or governing or affecting, such Property, or result in the invalidation thereof or provide any party thereto with a right of termination, and any Property of the Corporation and any Restricted Subsidiary that is of a nature such that it is not possible or reasonably practicable to grant a security interest therein or perfecting a security interest thereon or such that the cost of granting a security interest therein is disproportionate to the added benefit.

“Existing Indebtedness” means all Indebtedness of the Corporation and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Corporation (unless otherwise provided in the Indenture).

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“First Priority Lien Obligations” means any Indebtedness that is secured by a Permitted Lien on any Collateral that is prior to the Lien on such Collateral securing the Notes or the Note Guarantees, either by operation of law or pursuant to any contract, lease, license, indenture, instrument, agreement or other document evidencing or giving rise to such priority, including (a) any Indebtedness incurred pursuant to clauses (1) and (3) of the definition of “Permitted Debt” and secured by a Permitted Lien pursuant to clause (2) of the definition of “Permitted Liens”, (b) any Indebtedness incurred pursuant to clauses (4) and (10) of the definition of “Permitted Debt” and secured by a Permitted Lien pursuant to clauses (3) and (4) of the definition of “Permitted Liens”, (c) any Indebtedness incurred pursuant to the first paragraph of the covenant “Description of the Senior Secured Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and secured by a Permitted Lien pursuant to clauses (6), (7) or (8) of the definition of “Permitted Liens” and (d) all other Obligations under the documents relating to Indebtedness described in clauses (a), (b) and (c) above.

“fiscal quarter” means, with respect to the Corporation and each of its Subsidiaries, (a) the first to third, inclusive, calendar months of such fiscal year, (b) the fourth to sixth, inclusive, calendar months of such fiscal year, (c) the seventh to nine, inclusive, calendar months of such fiscal year and (d) the tenth to twelfth, inclusive, calendar months of such fiscal year.

“GAAP” means the generally accepted accounting principles approved by the Canadian Institute of Chartered Accountants, or any successor institute, as in effect from time to time, in connection with the preparation of financial statements, including for greater certainty the International Financial Reporting Standards adopted by the International Standards Board from time to time as adopted in Canada.

“Global Certificate” means a certificate representing Notes issued on any date registered in the name of the CDS Nominee (or any replacement depository) for purposes of being held by such depository on behalf of beneficial owners of the Notes.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether federal, state, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means the Corporation and any of its Restricted Subsidiaries that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

in each case entered into for the purpose of managing risks in the ordinary course of business and not for speculative purposes.

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“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of the face amount of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)
representing the balance deferred and unpaid of the purchase price of any property or services due more than 12 months after such property is acquired or such services are completed but excluding in any event trade payables arising in the ordinary course of business and also excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by the Corporation or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing, provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indenture” means the indenture dated as of the Issue Date among the Issuer, the Guarantors and the Trustee.

“Intercompany Indebtedness” means all Indebtedness between the Corporation and any Restricted Subsidiary or between Restricted Subsidiaries.

“Interest Expense” means, with respect to any specified Person for any period, interest expense accrued or (without duplication) paid during such period in respect of cash interest payments (including that attributable to capital leases in accordance with GAAP but excluding that attributable to any intercompany Indebtedness), net of interest income (in respect of cash interest receipts accrued during such period) of such Person with respect to all outstanding Indebtedness of such Person, including all commissions, bankers’ acceptance financing and net costs under financial hedge agreements (other than currency swap agreements, currency future or option contracts and other similar agreements, in each case to the extent not covering an interest rate component), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated in accordance with GAAP.

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“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation or any of its Restricted Subsidiaries sells, transfers or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale, transfer or disposition, such Person is no longer a Restricted Subsidiary, the Corporation shall be deemed to have made an Investment on the date of any such sale, transfer or disposition equal to the Fair Market Value of the Corporation’s Investments in such Restricted Subsidiary that were not sold, transferred or disposed of in an amount determined as provided in the final paragraph of the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments”. The acquisition by the Corporation or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Corporation or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments”. Except as otherwise provided in the Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash of (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clause (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Joint Purchasing Agreements” means any agreement between or among the Corporation and/or its Restricted Subsidiaries, and/or any of their respective Subsidiaries, whereby the parties thereto agree to jointly purchase goods or services from third parties, provided that such agreements result in the Corporation or the applicable Restricted Subsidiary purchasing such goods or services on terms that are no worse than would have been obtained by the Corporation or applicable Restricted Subsidiary in the absence of such agreement.

“Lien” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s property whether now owned or hereafter acquired or capital lease obligation by such Person as lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt.

“Moody’s” means Moody’s Investors Service and its successors.

“Net Income” means, with respect to any specified Person for any period, the profit (or loss) after taxation of such Person during such period, determined in accordance with GAAP.

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“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Corporation or any of its Wholly-Owned Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration or other non-cash consideration received in any Asset Sale), net of all reasonable and customary out-of-pocket expenses relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, taxes paid or reasonably estimated to be payable as a result of the Asset Sale or Casualty or Condemnation Event (or the distribution of such proceeds to a Wholly-Owned Restricted Subsidiary), in each case, after taking into account, without duplication, of (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Corporation or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released). To the extent that any Restricted Subsidiary that is not a Wholly-Owned Subsidiary receives proceeds in respect of an Asset Sale or Casualty or Condemnation Event, the Net Proceeds of such Asset Sale or Casualty or Condemnation Event shall mean that portion of such proceeds actually distributed to the Corporation or any of its Wholly-Owned Restricted Subsidiaries and otherwise as set forth hereinabove.

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither the Corporation nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Corporation or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)
as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Corporation or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary), in each case except to the extent permitted by the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments”, provided, however, that Indebtedness shall not cease to be Non-Recourse Debt solely by reason of pledge by the Corporation or any of its Restricted Subsidiaries of Equity Interests of an Unrestricted Subsidiary or of Equity Interests of a Person that is not a Subsidiary of the Corporation or of such Restricted Subsidiary if recourse is limited to such Equity Interests.

“Note Documents” means the Indenture, the Notes, the Note Guarantees and the Security Documents.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

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“Permitted Business” means any business engaged in by the Corporation or any of its Restricted Subsidiaries on the date of the Indenture and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Corporation and its Restricted Subsidiaries are engaged on the date of the Indenture.

“Permitted Investments” means:

(1)	any Investment in the Corporation or in any of its Restricted Subsidiaries;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Intercompany Indebtedness;

(4)	any Investment by the Corporation or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)
such Person is merged, consolidated or amalgamated with or into, or sells, transfers or otherwise disposes of substantially all of its assets to, or is liquidated into, the Corporation or any of its Restricted Subsidiaries;

(5)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Asset Sales”, or from a sale or other disposition of assets not constituting an Asset Sale;

(6)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Qualifying Equity Interests;

(7)
any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(8)	Investments represented by Hedging Obligations;

(9)
loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Corporation or of any of its Restricted Subsidiaries, in an aggregate amount not to exceed $2 million at any one time outstanding;

(10)
the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by the Corporation or any of its Restricted Subsidiaries in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction;

(11)	any Investment for the redemption or the repurchase of Notes pursuant to the Indenture;

(12)
any Investment of the Corporation or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

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(13)
guarantees, including Guarantees of Indebtedness, otherwise permitted by the terms of the Indenture (other than guarantees to or for the benefit of Affiliates of the Corporation other than the Corporation and its Restricted Subsidiaries);

(14)
receivables owing to the Corporation or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(15)
payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16)
Investments resulting from the acquisition of a Person, otherwise permitted by the Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(17)	any Investment resulting from a Lien which is permitted by clause (25) of the definition of “Permitted Liens”;

(18)
reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa), provided in each case that the amount of such Investment is not increased thereby; and

(19)
other Investments in any Person (other than an Affiliate of the Corporation that is not (a) a Restricted Subsidiary, (b) a Permitted Joint Venture Partner of the Corporation or any Guarantor or (c) a Subsidiary of the Corporation or any Guarantor) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed $20 million.

“Permitted Joint Venture Partner” means any Person (other than a Subsidiary of the Corporation) that is an Affiliate of the Corporation solely because the Corporation and/or its Restricted Subsidiaries own Equity Interests in such Person.

“Permitted Liens” means:

(1)	Liens securing the Notes and the related Note Guarantees;

(2)
Liens on accounts receivable (other than any account receivable resulting from Intercompany Indebtedness) of the Corporation and any of its Restricted Subsidiaries securing Indebtedness permitted by clauses (1) and (3) of the definition of “Permitted Debt”;

(3)	Liens on property (excluding cash collateral) securing Indebtedness permitted by clause (10) of the of the definition of “Permitted Debt”;

(4)	Liens on cash collateral (in an aggregate amount not to exceed $25 million at any time) securing Indebtedness permitted by clauses (4), (10) and (17) of the definition of “Permitted Debt”;

(5)	Liens in favor of the Corporation, the Issuer or the Guarantors

(6)
Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated with or into or consolidated with the Corporation or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Corporation or any of its Restricted Subsidiaries;

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(7)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Corporation or any of its Restricted Subsidiaries provided that such Liens were in existence prior to, such acquisition and not incurred in contemplation of such acquisition;

(8)
Liens incurred in connection with the financing of an acquisition and securing Acquired Debt and encumbering the assets of the Person being acquired by the Corporation or any of its Restricted Subsidiaries, provided such Liens are not extended, and for greater certainty are non-recourse, to any other assets of the Corporation or any of its Restricted Subsidiaries;

(9)
Liens to secure the performance of tenders, completion guarantees, statutory obligations, regulatory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds, warranty requirements or other obligations of a like nature incurred in the ordinary course of business, including rights of offset and set-off;

(10)
Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (6) of the definition of “Permitted Debt” covering only those assets acquired with or financed by such Indebtedness;

(11)	Liens existing on the date of the Indenture (other than Liens of the type described in clause (10) of this definition);

(12)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)
Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(14)	Liens in favour of contractors, subcontractors, architects and materialmen on assets securing payment for services rendered in respect of such assets and arising in the ordinary course of business;

(15)
any state of facts an accurate survey would disclose, public and private roads, prescriptive easements or adverse possession claims, minor encumbrances, easements, leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of immoveable or real property or minor defects in title, and other similar charges or encumbrances in respect of immoveable or real property not interfering the use in the operation of the business of the Corporation or any Restricted Subsidiary;

(16)
Liens to secure any Permitted Refinancing Indebtedness, provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(17)	Liens on assets of the Corporation, the Issuer or a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(18)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(19)
Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance or securing letters of credit issued in the ordinary course of business;

(20)
judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(21)	any interest or title of a lessor, licensor or sublicense under any operating lease, license or sublicense, as applicable;

(22)
Liens on the Equity Interests of an Unrestricted Subsidiary or of a Person that is not a Subsidiary of the Corporation securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to the Corporation and its Restricted Subsidiaries with respect to such Indebtedness is limited to such Equity Interests;

(23)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Corporation or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(24)	Liens on any property in favor of a Governmental Authority to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable; and

(25)	Liens incurred in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries with respect to obligations that do not exceed $20 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Corporation or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Corporation or any of its Restricted Subsidiaries (other than Intercompany Indebtedness), provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness then outstanding (including, in the case of a committed facility, the commitment with respect thereto) renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3)
if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, partnership, corporation, company, joint venture, limited liability company, unlimited liability company, association, trust, trustee, unincorporated organization, government or agency or political subdivision thereof, or any other entity.

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“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether immoveable, real, personal, or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Corporation, any of its Restricted Subsidiaries or any of their respective Subsidiaries pursuant to which the Corporation, such Restricted Subsidiaries or any of their respective Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by the Corporation, Restricted Subsidiaries or any such Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Corporation, its Restricted Subsidiaries or any of their respective Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

 “Qualifying Equity Interests” means Equity Interests of the Corporation or the Issuer other than Disqualified Stock.

“Receivables Entity” means a Subsidiary of the Corporation or any Guarantor that engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Corporation (as provided below) as a Receivables Entity. Any such designation by the Board of Directors of the Corporation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Corporation giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Receivables Facilities” means any facility that provides for Qualified Receivables Transactions.

“Required Holders” means, at any time, the holders of at least a majority in aggregate principal amount of the then outstanding Notes.

For purposes of this definition, (a) Notes registered in the name of, or beneficially owned by, the Corporation or any Affiliate of the Corporation shall be deemed not to be outstanding, and (b) votes shall be determined in accordance with the Indenture and the Security Documents as described under “Description of the Senior Secured Notes — Security — Voting.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means:

(1)
the declaration or payment of any dividend or distribution (a) on account of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests or (b) to the holders of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Qualifying Equity Interests and dividends or distributions payable to the Corporation or any of its Restricted Subsidiaries);

(2)
the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation or the Issuer, to the extent that amounts payable upon such purchase, redemption or other acquisition or retirement for value is paid to any Person other than the Corporation or a Restricted Subsidiary;

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(3)
any payment of principal on or with respect to, or the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Corporation, the Issuer or any Guarantor (excluding any Intercompany Indebtedness between or among the Corporation and any of its Restricted Subsidiaries or between or among any Restricted Subsidiaries), except (a) any payments due at the Stated Maturity thereof (to the extent permitted by the applicable terms of subordination) or (b) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

(4)	any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Corporation that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies (Canada) Corporation and its successors.

“Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Corporation or any other Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under “Description of the Senior Secured Notes — Amendment, Supplement and Waiver”.

“Senior Subordinated Exchangeable Debenture Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Senior Subordinated Exchangeable Debenture Indenture and the Senior Subordinated Exchangeable Debentures, executed pursuant to the provisions of the Senior Subordinated Exchangeable Debenture Indenture.

“Senior Subordinated Exchangeable Debenture Indenture” means the indenture governing the Senior Subordinated Exchangeable Debentures.

“Senior Subordinated Exchangeable Debentures” means the senior subordinated exchangeable debentures due November 30, 2022 issued by the Issuer.

“Significant Subsidiary” means, (a) the Issuer (b) Yellow Pages Group Corp., (c) each Subsidiary (i) whose assets at the end of the most recently ended fiscal quarter of the Corporation is equal to or greater than 10% of the Total Assets as at the end of such fiscal quarter, or (ii) whose EBITDA for the previous four fiscal quarters is equal to or greater than 10% of the Consolidated EBITDA for the same period, in each case, as reflected in the most recent publicly released consolidated financial statements of the Corporation, or (d) any successor of any of the entities referred to in paragraphs (a), (b) or (c) above.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary (whether outstanding on the Issue Date or thereafter incurred) that is expressly subordinate or junior in right of payment to the Notes or the applicable Note Guarantee, as the case may be.

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“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Corporation.

“Total Assets” means the total assets of the Corporation and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Corporation, prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

“Trustee” means BNY Trust Company of Canada or a duly appointed successor.

“Unrestricted Subsidiary” means Mediative G.P. Inc. and Mediative Performance L.P. and any other Subsidiary of the Corporation that is designated by the Board of Directors of the Corporation as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Corporation, but only to the extent that such Subsidiary:

(1)	is not a Wholly-Owned Subsidiary of the Corporation;

(2)	has no Indebtedness other than Non-Recourse Debt;

(3)
except as permitted by the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with the Corporation or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation;

(4)
except as otherwise permitted by the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments” is a Person with respect to which neither the Corporation nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)
except as otherwise permitted by the covenant described above under “Description of the Senior Secured Notes — Certain Covenants — Restricted Payments”, has not guaranteed or otherwise provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

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(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

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DESCRIPTION OF THE SENIOR SUBORDINATED EXCHANGEABLE DEBENTURES

In this description, the term “Issuer” refers to Yellow Media Inc. and not to any of its Subsidiaries and the term “Corporation” refers to Yellow Media Ltd., a newly-incorporated corporation (incorporated under the Canada Business Corporations Act) that will become the parent of the Issuer on the Issue Date, and not to any of its Subsidiaries. In this description, except where otherwise indicated, all references to “dollars” and “$” are to the lawful currency of Canada.

The Issuer will issue $100 million principal amount of senior subordinated exchangeable debentures due November 30, 2022 (the “Debentures”). The Debentures will be issued under an indenture dated as of the Issue Date (the “Indenture”) among itself, the Guarantors identified herein, and BNY Trust Company of Canada, as trustee (the “Debenture Trustee”).

Copies of the Indenture may be obtained from the Issuer upon request, when available. The following description is a summary of the material terms and provisions of the Debentures and the Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of Debentures. Certain defined terms used in this description but not defined below under “Description of the Senior Subordinated Exchangeable Debentures — Certain Definitions” have the meanings assigned to them in the Indenture.

Upon the terms and subject to the conditions set forth in the Offering Documents, the Issuer will issue Debentures in an aggregate principal amount of $100 million. As described below under “Description of the Senior Subordinated Exchangeable Debentures — PIK Election”, the Issuer may issue additional Debentures from time to time after this offering in payment of interest. Such additional Debentures are referred to herein as PIK Debentures.

Any PIK Debentures subsequently issued under the Indenture will be identical to the Debentures in all respects (except that any PIK Debentures the Issuer may issue in the future will have different issuance dates) and treated as a single class for all purposes of the Indenture, including, without limitation, modifications, conversions, exchanges, redemptions and purchases. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Senior Subordinated Exchangeable Debentures” references to the Debentures also include any PIK Debentures issued under the Indenture.

The Debentures (other than Debentures issued to “Affiliates” as defined in Rule 144A of the 1933 Act) will be represented by a Global Certificate that will be registered in the name of the CDS Nominee and deposited with CDS as a book-entry-only security. Purchasers of Debentures will not be entitled to any registration rights. Under the CDS book-entry-only system, the CDS Nominee will be treated as the owner of the Debentures for all purposes, except as required by law. The word “Debentures”, unless the context requires otherwise, refers to the Debentures represented by the Global Certificate and also refers to book-entry-only interests in the Debentures. See “Book-Entry-Only System”.

The following summary of the material terms and provisions of the Debentures and the Indenture does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the provisions of the Debentures and the Indenture.

Brief Description of the Senior Subordinated Exchangeable Debentures and the Debenture Guarantees

The Debentures

The Debentures will:

•	be direct subordinated unsecured obligations of the Issuer;

•	mature on November 30, 2022;

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•	be issued in Canadian dollars, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof;

•	be subordinated in right of payment to the prior payment in full of all the Senior Secured Notes;

•	be effectively subordinated to all Indebtedness and other liabilities of the Issuer secured by Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens;

•	be structurally subordinated to all existing and future Indebtedness of any Unrestricted Subsidiary;

•
be unconditionally guaranteed, on a subordinated unsecured basis, by the Guarantors, as such term is defined below under “Description of the Senior Subordinated Exchangeable Debentures — Brief Description of the Senior Subordinated Exchangeable Debentures and the Debenture Guarantees — Debenture Guarantees”; and

•
be exchangeable into fully paid and non-assessable common shares of the Corporation (the “Common Shares”), subject to the terms and conditions of the Indenture described below under “Description of the Senior Subordinated Exchangeable Debentures — Exchange Privilege”.

Interest on the Debentures will:

•
accrue for the applicable semi-annual interest period at a rate of 8% per annum if it is paid in cash, or 12% per annum in the event that the Issuer makes a PIK Election (as defined below) in accordance with the Indenture and only in respect of those Debentures that are subject to such PIK Election in the case of the exercise of a PIK Election in respect of less than all of the then outstanding Debentures;

•
accrue from and including the Issue Date or, if interest has already been paid, from and including the most recent date on which interest has been paid, to but excluding the applicable interest payment date;

•	be payable in cash or, at the Issuer’s election, in whole or in part in PIK Debentures (as defined below);

•
be payable semi-annually in arrears in equal installments on the last day of May and November of each year (or, if such day is not a Business Day, on the next Business Day), commencing on November 30, 2012;

•	be payable to the holders of record as of May 15 and November 15 immediately preceding the related interest payment date; and

•
be calculated, in the case of the first interest period following the Issue Date or any other interest period that is shorter than a full semi-annual interest period due to redemption or repurchase, on the basis of a 360-day year comprised of 12 30-day months. For the purpose of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year and divided by 360.

The Debentures will be direct obligations of the Issuer and will not be secured by any mortgage, pledge, hypothec or other charge and will be effectively subordinated to all Indebtedness of the Issuer secured by Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens. The Indebtedness evidenced by the Debentures (including the principal, interest, Redemption Price and premium, if any) will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of the Senior Secured Notes.

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The Indenture provides that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization (including any reorganization pursuant to an arrangement under corporate statute) or other similar proceedings relative to the Issuer, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Issuer, whether or not involving insolvency or bankruptcy of the Issuer, then those creditors holding Senior Secured Notes will receive payment in full, and those creditors holding other Indebtedness of the Issuer secured by Permitted Liens will receive payment to the extent of the value of the assets subject to those Permitted Liens, before the holders of Debentures will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the Debentures, the Redemption Price or any unpaid interest accrued thereon or any premium. The Indenture also provides that the Issuer will not make any payments of principal, interest or any other amount due under the Debentures or the Indenture at any time where there shall exist an event of default with respect to the Senior Secured Notes permitting a holder of such notes to then accelerate immediately the maturity thereof.

The Debentures will also be effectively subordinated to claims of creditors of the Issuer’s Subsidiaries which are not Restricted Subsidiaries except to the extent the Issuer is a creditor of such Subsidiaries ranking at least pari passu with such other creditors.

Debenture Guarantees

The Debentures will be guaranteed by the Corporation and all of its Restricted Subsidiaries (other than any Subsidiary that constitutes a Receivables Entity) (such entities being, collectively, the “Guarantors”).

The Guarantors will irrevocably and unconditionally guarantee on a subordinated unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Debentures, whether for payment of principal of, or interest on, the Debentures, expenses, indemnification or otherwise (the “Debenture Guarantees” and all such obligations guaranteed by the Guarantors being referred to herein as the “Guaranteed Obligations”). The Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Debenture Trustee or the holders in enforcing any rights under the Debenture Guarantees. The Debenture Guarantees will be solidary (joint and several) obligations of the Guarantors.

Each Debenture Guarantee will be limited, after giving effect to all other contingent and fixed obligations of such Guarantor (including, without limitation, any guarantees relating to any Indebtedness of a Guarantor or any refinancing or replacement thereof permitted under the Indenture), to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Debenture Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Debenture Guarantee will be a continuing Debenture Guarantee and, subject to the next succeeding paragraphs, will:

•	be direct subordinated unsecured obligations of the Guarantor issuing such Debenture Guarantee;

•	be subordinated in right of payment to the prior payment in full of the Senior Secured Note Guarantee of a Guarantor;

•	be structurally subordinated to all existing and future Indebtedness of any Unrestricted Subsidiaries;

•
be effectively subordinated to any Indebtedness and other liabilities of that Guarantor secured by Permitted Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens;

•	remain in full force and effect until payment in full of all the Guaranteed Obligations;

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•	be binding upon the Guarantors and their successors; and

•	inure to the benefit of and be enforceable by the Debenture Trustee, the holders and their successors, transferees and assigns.

As of the date of the Indenture, Mediative G.P. Inc. and Mediative Performance L.P. will not guarantee the Debentures. In addition, any future Subsidiaries of the Corporation that are not Wholly-Owned Subsidiaries will not guarantee the Debentures, unless such Subsidiaries are designated by the Corporation as “Restricted Subsidiaries” in accordance with the covenant described below under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or any Guarantor.

As of the date of the Indenture, all of the Corporation’s Wholly-Owned Subsidiaries will be “Restricted Subsidiaries”. Any future Wholly-Owned Subsidiary of the Corporation will become a “Restricted Subsidiary” as at such time that it becomes a Wholly-Owned Subsidiary of the Corporation. In addition, under the circumstances described below under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, the Corporation will be permitted to designate any Subsidiary that is not a Wholly-Owned Subsidiary as a “Restricted Subsidiary”.

Mediative G.P. Inc. and Mediative Performance L.P. will be treated as “Unrestricted Subsidiaries” from and after the date of the Indenture. In the event Mediative G.P. Inc. and Mediative Performance L.P. become Wholly- Owned Subsidiaries of the Corporation, Mediative G.P. Inc. and Mediative Performance L.P. will, at such time, become Restricted Subsidiaries. Under the circumstances described below under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, the Corporation will be permitted to designate any Restricted Subsidiary that is not a Wholly- Owned Subsidiary as an “Unrestricted Subsidiary”.

The effect of designating a Subsidiary as an Unrestricted Subsidiary will be that:

(1)	an Unrestricted Subsidiary will not be subject to any of the restrictive covenants in the Indenture;

(2)	a Restricted Subsidiary that is subsequently designated as an Unrestricted Subsidiary will be released from its Debenture Guarantee; and

(3)
the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Corporation and its Restricted Subsidiaries for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

A Guarantor will be released from its obligations under its Debenture Guarantee upon the occurrence of any of the following:

(1)
subject to compliance with the covenant described below under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”, in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, amalgamation, arrangement, consolidation, liquidation or otherwise, or a sale or other disposition of the Capital Stock of such Guarantor such that it ceases to be a Subsidiary of the Corporation or a Restricted Subsidiary;

(2)	if such Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, upon effectiveness of such designation;

(3)	upon payment in full in cash of the principal of, and interest and premium, if any, on, the Debentures; or

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(4)	upon the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture.

Paying Agent and Registrar for the Debentures

The Debenture Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Debentures, provided that neither the Issuer nor any of its Affiliates may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Debentures in accordance with the provisions of the Indenture. The registrar and the Debenture Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Debentures. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Debenture selected for redemption. Also, the Issuer will not be required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

No Additional Amounts

All amounts paid or credited by the Issuer or by any of the Guarantors under or with respect to the Debenture or any Debenture Guarantee will be made net of any withholding or deduction for or on account of any present or future tax, duty, levy, assessment or other governmental charge (hereinafter referred to collectively as, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer or such Guarantor is organized, resident, or doing business for tax purposes or from or through which such the Issuer or such Guarantor (or its agents) makes any payment on the Debentures or any Debenture Guarantee or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), and the Issuer and the Guarantors are undertaking no obligation to, and shall not make any payments of, any additional amounts to holders of Debentures in respect of any Taxes to the extent that such Taxes at any time become payable.

The summary contained under “No Additional Amounts” is of a general nature only and is not intended to be, nor should it be construed as, advice to any particular holder of Debentures, and no representations with respect to the income tax consequences to any particular holder are made. Accordingly, prospective purchasers of Debentures should consult their own tax advisers for advice with respect to the tax consequences to them of acquiring, holding, and disposing of Debentures having regard to their own particular circumstances, including the application and effect, if any, of the income and other tax laws of any country, province, territory, or local tax authority.

The Issuer or relevant Guarantor will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law.

Voting

In connection with any matter under the Indenture requiring a vote of holders of the Debentures, the holders of Debentures will cast their votes in accordance with the Indenture and any Debentures held by the Corporation or any Affiliate of the Corporation will be excluded from any vote to be cast. The amount of Debentures to be voted will equal the aggregate principal amount of Indebtedness represented by such Debentures.

PIK Election

In accordance with the provisions of the Indenture, the Issuer may elect from time to time, in respect of all or any part of the then outstanding Debentures, to satisfy its obligation to pay any interest (“PIK Election”) on any interest payment date by delivering additional Debentures (the “PIK Debentures”).

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The Issuer shall make a PIK Election by delivering a written notice to the Debenture Trustee not less than 15 Business Days prior to the interest payment date for which the PIK Election is made, subject to complying with applicable securities laws and to obtaining any applicable regulatory approvals. In the case of a PIK Election in respect of the payment of interest on an interest payment date, the Issuer shall deliver to the Debenture Trustee PIK Debentures totalling an aggregate principal amount equal to the aggregate amount of interest that is payable by the Issuer on the Debentures on such interest payment date. The Debentures that are subject to a PIK Election shall bear interest at a rate of 12.0% per annum for the interest period in respect of which the PIK Election is made.

For greater certainty, interest shall accrue on PIK Debentures issued pursuant to the Indenture from and including the date of issuance of such PIK Debentures. Any such PIK Debentures shall be issued on the same terms as the Debentures and shall constitute part of the same series of securities as the Debentures and will vote together with all other outstanding Debentures as one class on all matters with respect to the Debentures. All references to Debentures herein shall include any PIK Debentures.

Exchange Privilege

The Debentures will be exchangeable at the holder’s option into fully paid and non-assessable Common Shares at any time prior to 4:00 p.m. (Montreal time) on the earlier of November 30, 2022 and the Business Day immediately preceding the date specified by the Issuer for redemption of the Debentures (including, for greater certainty, pursuant the provisions described herein under “Description of the Senior Subordinated Exchangeable Debentures — Repurchase of Debentures — Change of Control”, “Description of the Senior Subordinated Exchangeable Debentures — Redemption of Debentures — Optional Redemption” and “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Asset Sales”), at an exchange price per Common Share (the “Exchange Price”) equal to $21.95.

No adjustment to the Exchange Price will be made for interest accrued since the then most recently completed interest payment date on Debentures surrendered for exchange. In addition, holders exchanging their Debentures shall not be entitled to receive any accrued and unpaid interest in respect thereof for the period from and including the latest interest payment date up to but excluding the date of exchange. Pursuant to the Indenture, a Debenture shall be deemed to be surrendered for exchange on the date on which it is so surrendered in accordance with the provisions of the Indenture and, in the case of a Debenture so surrendered by post or other means of transmission, on the date on which it is actually received by the Debenture Trustee, provided that if a Debenture is surrendered for exchange on a day on which the register of Common Shares is closed, the holder of Debentures entitled to receive Common Shares shall become the holder of record of such Common Shares as at the date on which such register is next reopened. Notwithstanding the foregoing, no Debentures may be exchanged on an interest payment date or during the seven Business Days preceding the last day of May and November of each year (or, if such day is not a Business Day, the next Business Day), commencing on November 30, 2012, and if a Debenture is surrendered for exchange on an interest payment date or during the seven Business Days preceding the last day of May and November of each year (or, if such day is not a Business Day, the next Business Day), commencing on November 30, 2012, the person entitled to receive Common Shares in respect of Debentures so surrendered for exchange shall not become the holder of record of such Common Shares until the Business Day following such interest payment date.

Subject to the provisions thereof, the Indenture provides for the adjustment of the Exchange Price in certain events including: (a) the subdivision or consolidation of the outstanding Common Shares; (b) the distribution of Common Shares to shareholders by way of distribution or dividend; (c) the issuance of options, rights or warrants to shareholders entitling them to acquire Common Shares or other securities convertible or exchangeable into Common Shares at less than 95% of the then Current Market Price of the Common Shares; and (d) a distribution by the Corporation to all or substantially all the holders of outstanding Common Shares of (i) rights, options, or warrants (excluding rights, options or warrants entitling the holders thereof for a period of not more than 45 days to subscribe for or purchase Common Shares or securities convertible or exchangeable into Common Shares), (ii) evidences of its indebtedness, or (iii) assets (excluding dividends or distributions paid in the ordinary course). The Issuer will not be required to make adjustments in the Exchange Price unless the cumulative effect of such adjustments would change the Exchange Price by at least 1%.

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In the case of any reclassification of the Common Shares or a capital reorganization of the Corporation (other than a change resulting only from consolidation or subdivision) or in case of any amalgamation, consolidation, arrangement or merger of the Corporation with or into any other entity, or in the case of any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other entity, or a liquidation, dissolution, winding-up of the Corporation or other similar transaction, the terms of the exchange privilege shall be adjusted so that each holder of Debentures shall receive after such transaction the kind and amount of securities or property of the Corporation, or such continuing, successor or purchaser entity, as the case may be, which the holder thereof would have been entitled to receive as a result of such reclassification, capital reorganization, amalgamation, consolidation, arrangement or merger, sale or conveyance or liquidation, dissolution, winding-up or other similar transaction, if on the effective date or record date thereof it had been the holder of the number of Common Shares into which the Debenture was exchangeable prior to the effective date of such event.

No fractional Common Shares will be issued on any exchange but in lieu thereof the Issuer shall satisfy fractional interest by a cash payment of an amount equal to the Current Market Price of any fractional interest.

Repurchase of Debentures

Change of Control

Pursuant to the Senior Secured Note Indenture, in the event of a Change of Control, the Issuer will be required to make an offer to each holder of Senior Secured Notes to repurchase all or any part of such holder’s Senior Secured Notes on the terms set forth in the Senior Secured Note Indenture (the “Senior Secured Notes Change of Control Offer”).

Pursuant to the provisions of the Indenture, following the completion of any Senior Secured Notes Change of Control Offer, the Issuer will be required to offer each holder of Debentures to repurchase all or any part (in minimum denominations of the lesser of a holder’s entire position and $1,000 and any integral multiple of $1.00 in excess thereof) of that holder’s Debentures on the terms set forth in the Indenture (the “Change of Control Offer”). For purposes of the Indenture and this “Description of the Senior Subordinated Exchangeable Debentures”, references to the “completion of any Senior Secured Notes Change of Control Offer” will be deemed to have occurred on the earlier of (a) the date upon which all Senior Secured Notes properly tendered pursuant to a Senior Secured Notes Change of Control Offer have been accepted by the Issuer for payment and the Issuer has deposited with the paying agent the necessary cash amount to effect payment in full for all such Senior Secured Notes or (b) if no Senior Secured Notes remain outstanding upon the occurrence of a Change of Control, the date of such Change of Control.

In the Change of Control Offer, the Issuer will offer a Change of Control payment (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Debentures repurchased, plus accrued and unpaid interest, if any, to the date of repurchase on the Debentures repurchased (subject to the rights of holders of Debentures on the relevant record date to receive interest due on the relevant interest payment date), payable in cash or, at the Issuer’s election, in whole or in part, in Common Shares having an aggregate value, based on the Current Market Price as of the date on which the notice of the Change of Control Offer is given, equal to the Change of Control Payment.

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Within 30 days following the completion of any Senior Secured Notes Change of Control Offer, the Issuer will send a notice to each holder of Debentures, with a copy to the Debenture Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Debentures on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. In the event that the Issuer elects to pay all or any portion of the Change of Control Payment in Common Shares, such notice will state that such election is being made and will set forth the applicable Current Market Price, as determined as of the date on which the notice of the Change of Control Offer is given, that will be used for Common Shares to be issued pursuant to such election.

The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

•	accept for payment all Debentures or portions of Debentures properly tendered pursuant to the Change of Control Offer;

•
deposit with the paying agent a cash amount or a number of Common Shares, or a combination thereof, equal to the Change of Control Payment in respect of all Debentures or portions of Debentures properly tendered; and

•
deliver or cause to be delivered to the Debenture Trustee the Debentures properly accepted together with an officers’ certificate stating the aggregate principal amount of Debentures or portions of Debentures being purchased by the Issuer.

The paying agent will promptly mail to each holder of Debentures properly tendered the Change of Control Payment for such Debentures as directed by the Issuer in writing, and the Debenture Trustee will promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each holder a Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered, if any, provided that each Debenture will be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following the completion of any Senior Secured Notes Change of Control Offer will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Debentures to require that the Issuer repurchase or redeem Debentures in the event of a takeover, recapitalization or similar transaction.

If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered to the Issuer pursuant to the Change of Control Offer, the Issuer will have the right to redeem all the remaining Debentures at the same price as under the Change of Control Offer. Notice of such redemption must be given by the Issuer to the Debenture Trustee within 10 days following the expiry of the Change of Control Offer, and promptly thereafter, by the Debenture Trustee to the holders of the Debentures not tendered pursuant to the Change of Control Offer.

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The Issuer will not be required to make a Change of Control Offer upon the completion of any Senior Secured Notes Change of Control Offer if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Debentures properly tendered and not withdrawn under the Change of Control Offer, unless and until there is a default in payment of the amount equal to the Change of Control Payment. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made, concurrently with a Senior Secured Notes Change of Control Offer and in advance of a Change of Control, conditional upon the consummation of such Change of Control, if (i) a definitive agreement is in place for the Change of Control at the time the Senior Secured Notes Change of Control Offer and the Change of Control Offer are made, and (ii) the Change of Control Offer is conditional upon the completion of the Senior Secured Notes Change of Control Offer.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer or other disposition of “all or substantially all” of the properties or assets of the Corporation and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Debentures to require the Issuer to repurchase its Debentures as a result of a sale, transfer or other disposition of less than all of the assets of the Corporation and its Subsidiaries, taken as a whole, to another Person or group of Persons acting jointly or in concert for purposes of such transaction may be uncertain.

Future agreements governing other Indebtedness of the Corporation and its Subsidiaries may also contain prohibitions of certain events, including events that would constitute a Change of Control and including repurchases of or other prepayments in respect of the Debentures. The exercise by the holders of Debentures of their right to require the Issuer to repurchase the Debentures upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control occurs at a time when the Issuer is prohibited from repurchasing Debentures, the Issuer could seek the consent of its lenders or debtholders to the repurchase of Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from repurchasing Debentures. In that case, the Issuer’s failure to repurchase tendered Debentures would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Debentures upon a repurchase may be limited by the Corporation’s then existing financial resources.

Redemption of Debentures

Optional Redemption

Optional Redemption Prior to May 31, 2021

The Issuer may at any time and from time to time on or after the date on which all of the Senior Secured Notes have been repaid in full, but prior to May 31, 2021, redeem all or part of the Debentures at its option, without premium or penalty upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption On or After May 31, 2021

The Issuer may at any time and from time to time on or after May 31, 2021, redeem all or part of the Debentures at its option, without premium or penalty upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

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Selection

In the event that less than all of the Debentures are to be redeemed at any time, selection of the Debentures for redemption will be made by the Debenture Trustee on a pro rata basis (or, in the case of Debentures issued in global form as discussed under “Book-Entry-Only System”, based on a method that most nearly approximates a pro rata selection as the Debenture Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No Debentures of a principal amount of $1.00 or less will be redeemed in part.

If any Debenture is to be redeemed in part only, the notice of redemption that relates to that Debenture will state the portion of the principal amount of the Debenture to be redeemed. A new Debenture in a principal amount equal to the unredeemed portion of the Debenture will be issued in the name of the holder of the Debenture upon cancellation of the original Debenture. Debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Debentures or portions thereof called for redemption so long as the Issuer has deposited with the Debenture Trustee funds in satisfaction of the applicable redemption price (including accrued and unpaid interest on the Debentures to be redeemed) pursuant to the Indenture.

If any redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Debenture is registered at the close of business on such record date, and no additional interest will be payable to holders whose Debentures will be subject to redemption by the Issuer.

Other Acquisitions of Debentures

The Issuer may at any time after all of the Senior Secured Notes have been repaid in full, and from time to time thereafter, acquire Debentures by means other than a redemption, whether pursuant to an offer, open market purchase, or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Offers for Debentures

The Indenture will contain provisions to the effect that if an offer is made for the Debentures then outstanding which is a take-over bid for Debentures within the meaning of Regulation 62-104 respecting Take-Over Bids and Issuer Bids, as amended, supplemented or replaced from time to time, and not less than 90% of the Debentures then outstanding (other than Debentures held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken-up and paid for by the offeror, the offeror will be entitled to acquire the Debentures then outstanding held by the holders of Debentures who did not accept the offer on the terms offered by the offeror.

Certain Covenants

Restricted Payments

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment described in clauses (1) to (3) of the definition of “Restricted Payment”. In addition, the Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Investment unless, at the time of and after giving effect to such Restricted Investment:

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(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Investment;

(2)
the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Investment is made would not have been greater than 2.0 to 1.0, determined on a pro forma basis, as if such Restricted Investment had been made at the beginning of such four-quarter period; and

(3)
such Restricted Investment, together with the aggregate amount of all other Restricted Investments made by the Corporation and its Restricted Subsidiaries since the date of the Indenture (excluding any payments permitted by clauses (1) to (6), (8) and (9) of the next succeeding paragraph), is less than the sum of:

(a)
the lesser of: (i) $200 million; or (i) the sum of (x) $25 million and (y) 30% of the Corporation’s Excess Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Corporation’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment; plus

(b)
100% of the aggregate net cash proceeds received by the Corporation or the Issuer since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests or from the issue or sale of convertible or exchangeable Disqualified Stock of the Corporation or the Issuer or convertible or exchangeable debt securities of the Corporation or the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Corporation); plus

(c)
to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment; plus

(d)
to the extent that any Unrestricted Subsidiary designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the Fair Market Value of the Corporation’s Restricted Investment in such Restricted Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Restricted Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture.

The preceding provisions will not prohibit:

(1)
the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to the Corporation or the Issuer, provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (b) of the preceding paragraph;

(2)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer, the Corporation or any other Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

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(3)
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(4)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of any dividend or the consummation of any redemption by the Corporation or any of its Restricted Subsidiaries, provided that such dividend or redemption is paid in Qualifying Equity Interests;

(5)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition, payment or retirement for value of, or in connection with, any Equity Interests of the Corporation or any of its Restricted Subsidiaries held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Corporation or any of its Restricted Subsidiaries pursuant to any equity incentive or other plan, equity subscription agreement, stock option, restricted share, deferred share or other similar plan or agreement, shareholders’ agreement, employment agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5 million in any 12-month period, provided, further, that such amount in any 12-month period may be increased by an amount not to exceed:

(a)
the cash proceeds from the sale of Qualifying Equity Interests to any officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Corporation or any of its Subsidiaries that occurs after the date of the Indenture to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of the preceding paragraph or clause (1) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Corporation or its Restricted Subsidiaries after the date of the Indenture; and

(c)
in addition, cancellation of Indebtedness owing to the Issuer, the Corporation or any other Guarantor from any current or former officer, director, consultant or employee (or any permitted transferees thereof) of the Corporation or any of its Restricted Subsidiaries, in connection with a repurchase of Equity Interests of the Corporation or any of its Restricted Subsidiaries from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(6)
the repurchase of Equity Interests or other securities deemed to occur upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Corporation or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7)
payments of cash, dividends, distributions, advances or other Restricted Payments by the Corporation or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the conversion or exchange of Capital Stock of any such Person;

(8)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock or preferred stock of the Corporation or any of its Restricted Subsidiaries;

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(9)	any Restricted Payment to the Corporation or any of its Restricted Subsidiaries;

(10)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Debentures pursuant to the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Repurchase of Debentures — Change of Control” (including the purchase of all Debentures tendered), any purchase or redemption of Subordinated Indebtedness of the Corporation or any of its Restricted Subsidiaries that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest), provided that, prior to such repayment or repurchase, the Issuer shall have made the Change of Control Offer with respect to the Debentures as required by the Indenture, and the Issuer shall have repurchased all Debentures validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(11)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, after the completion of an Asset Sale Offer pursuant to the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Asset Sales” (including the purchase of all Debentures tendered), any purchase or redemption of Subordinated Indebtedness of the Corporation or any of its Restricted Subsidiaries that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest), with any Excess Proceeds that remain after the consummation of an Asset Sale Offer, provided that, prior to such repayment or repurchase, the Issuer shall have made the Asset Sale Offer with respect to the Debentures as required by the Indenture, and the Issuer shall have repurchased all Debentures validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

(12)
any payment to reimburse the Corporation or any of its Affiliates for actual out-of-pocket expenses (not including fees paid directly or indirectly to the Corporation or any of its Affiliates) for the provision of third party services to the Corporation and its Restricted Subsidiaries;

(13)
any payment resulting from the exercise of rights, or the performance of obligations, arising from any agreement entered into on or prior to the date of this Indenture in connection with the sale, disposition, purchase or acquisition of assets, including any indemnification, adjustment of purchase price, earn- out, put or call option or any similar rights and obligations; and

(14)
so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $20 million since the date of the Indenture, provided that the aggregate amount of Restricted Payments permitted to be made by the Corporation at any time pursuant to this clause (14) will be decreased by any amount paid by the Corporation or any of its Restricted Subsidiaries in any 12-month period (but not exceeding $5 million during any such 12-month period) pursuant to clause (5) of this paragraph.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Corporation whose resolution with respect thereto will be delivered to the Debenture Trustee.

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For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) of the second paragraph above, or is entitled to be made pursuant to the first paragraph thereof, the Corporation will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Corporation will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock, provided, however, that the Corporation or any of its Restricted Subsidiaries may incur Subordinated Indebtedness or Acquired Debt or issue Disqualified Stock, and the Guarantors may incur Subordinated Indebtedness or Acquired Debt or issue preferred stock, if the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Subordinated Indebtedness or Acquired Debt is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would not have been greater than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Subordinated Indebtedness or Acquired Debt had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period, provided further, that, notwithstanding the covenant described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, any Restricted Subsidiary that ceases to be a Wholly-Owned Subsidiary of the Corporation as a result of such Restricted Subsidiary issuing Capital Stock pursuant to the present covenant shall be deemed to remain a Restricted Subsidiary for all purposes under the Indenture.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

(1)
the incurrence by the Corporation or any of its Restricted Subsidiaries and the guarantee thereof by any of the Guarantors of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) not to exceed, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), $50 million, provided that the aggregate principal amount of Indebtedness permitted to be incurred by the Corporation at any time pursuant to this clause (1) will be decreased by the principal amount of Indebtedness then incurred by the Corporation pursuant to clauses (3) and (10) (to the extent that any Indebtedness incurred pursuant to such clause (10) is secured by a Permitted Lien pursuant to clause (3) of the definition of “Permitted Liens”) of this paragraph;

(2)	the incurrence by the Corporation or any Restricted Subsidiary of the Existing Indebtedness (other than Indebtedness permitted under clauses (4), (6), (10), (16) and (17));

(3)
Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction, provided that, after giving effect to any such incurrence, the aggregate principal amount of Indebtedness at any one time outstanding under this clause (3) does not exceed, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), $50 million, provided further, that the aggregate principal amount of Indebtedness permitted to be incurred by any Receivables Entity at any time pursuant to this Corporation pursuant to clauses (1) and (10) (to the extent that any Indebtedness incurred pursuant to such clause (10) is secured by a Permitted Lien pursuant to clause (3) of the definition of “Permitted Liens”) of this paragraph;

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(4)
letters of credit and banker’s acceptances issued in the ordinary course of business (and reimbursement obligations with respect thereto) in an aggregate principal amount (with letters of credit and banker’s acceptances being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) not to exceed, as of any date of incurrence of Indebtedness pursuant to this clause (4), when combined with any Existing Indebtedness that comprises of letters of credit and banker’s acceptances (with such letters of credit and banker’s acceptances being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) and all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), $25 million;

(5)
the incurrence by the Issuer, the Corporation and the other Guarantors of Indebtedness represented by the Senior Secured Notes, the related Senior Secured Note Guarantees, the Debentures and the related Debenture Guarantees;

(6)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Attributable Debt in connection with a sale and leaseback transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property, plant or equipment used in the business of the Corporation or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed, as of any date of incurrence of Indebtedness pursuant to this clause (6), $15 million

(7)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (5) and (7) of this paragraph;

(8)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries, provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation or any of its Restricted Subsidiaries and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Corporation or any of its Restricted Subsidiaries, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Corporation or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

(9)	the issuance by any of the Corporation’s Restricted Subsidiaries to the Corporation or to any of its Restricted Subsidiaries of shares of preferred stock, provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Corporation or any of its Restricted Subsidiaries; and

(b)
any sale or other transfer of any such preferred stock to a Person that is not either the Corporation or any of its Restricted Subsidiaries will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (9);

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(10)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Cash Management Obligations and Hedging Obligations in the ordinary course of business in an aggregate principal amount not exceed $25 million at any one time outstanding;

(11)
the guarantee by the Issuer, the Corporation or any of the other Guarantors of Indebtedness of the Corporation or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant, provided that if the Indebtedness being guaranteed is subordinated to the Debentures, then the Guarantee must be subordinated to the same extent as the Indebtedness guaranteed;

(12)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(13)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(14)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Corporation or such Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition, sale or disposition of any business or assets, or Capital Stock of the Corporation or any of its Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(15)	the incurrence of contingent liabilities arising out of endorsements of cheques and other negotiable instruments for deposit or collection in the ordinary course of business;

(16)
the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees and consultants (and their spouses and estates) of the Corporation or any of its Restricted Subsidiaries for the purpose of permitting such Persons to purchase or redeem Capital Stock of the Corporation or any of its Restricted Subsidiaries or in connection with the exercise by such Persons of stock options of the Corporation or any of its Restricted Subsidiaries and the funding of the exercise price of such stock options, in an aggregate principal amount not exceed $2 million at any one time outstanding;

(17)
Indebtedness of the Corporation or any of its Restricted Subsidiaries to credit card providers, processors or intermediaries in connection with credit card processing or financing services incurred in the ordinary course of business of the Corporation and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million;

(18)
the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness owed to one or more Persons in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business; and

(19)
the incurrence by the Corporation or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $40 million.

For purposes of determining compliance with this “Description of the Senior Subordinated Exchangeable the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Corporation will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock, in any manner that complies with this covenant.

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The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Total Debt of the Corporation as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Corporation or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Asset Sales

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale on or after the date of the Indenture unless:

(1)
the Corporation (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received in the Asset Sale by the Corporation (or its Restricted Subsidiary, as the case may be) is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a)
any liabilities, as shown on the Corporation’s most recent consolidated balance sheet, of the Corporation or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Debentures or any Debenture Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement and without recourse to the Corporation or any of its Restricted Subsidiaries;

(b)
any securities, Senior Secured Notes, Debentures or other obligations received by the Corporation or any such Restricted Subsidiary from such transferee that are converted by the Corporation or such Restricted Subsidiary into cash or Cash Equivalents within 30 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

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(c)
any Designated Non-Cash Consideration received by the Corporation or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $20 million, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received without giving effect to subsequent changes in value;

(d)	any assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(e)	any assets that are used or useful in a Permitted Business; and

(f)	cash held in escrow as security for any indemnification, settlement or adjustment of purchase price, earn-outs or similar obligations in connection with the Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale or a Casualty or Condemnation Event directly attributable to any assets or properties of the Corporation or any of its Restricted Subsidiaries, the Corporation (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds (excluding any Net Proceeds used to repay Senior Secured Notes in accordance with the terms thereof) at its option:

(1)	to prepay, repay, purchase or legally defease Applicable Indebtedness to the extent required to do so by the terms of any such Applicable Indebtedness;

(2)	to redeem Debentures as described above under “Description of the Senior Subordinated Exchangeable Debentures — Redemption of Debentures”;

(3)	to acquire Debentures as described above under “Description of the Senior Subordinated Exchangeable Debentures — Other Acquisitions of Debentures”;

(4)
to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Corporation;

(5)	to make a capital expenditure with respect to a Permitted Business;

(6)
to purchase assets that would constitute collateral securing the Senior Secured Notes or Senior Secured Note Guarantees, as applicable, or that would be subject to other Permitted Liens, or, in the case of a Casualty or Condemnation Event, to repair, restore, rebuilt or replace property subject to such Casualty or Condemnation Event; or

(7)	to acquire other assets that are used or useful in a Permitted Business.

Notwithstanding the foregoing, in the event the Corporation or any Restricted Subsidiary enters into a binding agreement committing to make an acquisition, expenditure or investment in compliance with clauses (4) to (7) of the preceding paragraph within 365 days after the receipt of any Net Proceeds from an Asset Sale, such commitment will be treated as a permitted application of the Net Proceeds from the date of the execution of such agreement until the earlier of (i) the date on which such acquisition or investment is consummated or such expenditure is made or such agreement is terminated, and (ii) the 180th day after the expiration of the aforementioned 365-day period.

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Any Net Proceeds from Asset Sales or Casualty or Condemnation Events that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds”. Once the aggregate amount of Excess Proceeds exceeds $35 million, the Issuer will, within 30 days thereof, make an offer (an “Asset Sale Offer”) to all the holders of Debentures to repurchase, without premium or penalty, the maximum principal amount of Debentures that may be repurchased with such Excess Proceeds. The offer price for any Asset Sale Offer will be equal to 100% of the aggregate principal amount of Debentures, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) and will be payable in cash (the “Asset Sale Offer Payment”). The Issuer will send a notice to each holder of Debentures with a copy to the Debenture Trustee describing the Asset Sale Offer and offering to repurchase Debentures on a given date specified in the notice (the “Asset Sale Offer Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice.

In the event that any Excess Proceeds remain after the completion of an Asset Sale Offer, the Corporation or the applicable Restricted Subsidiary may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. In the event that the aggregate amount to be paid in respect of all the Debentures or portion of Debentures properly tendered pursuant to any Asset Sale Offer exceeds the Excess Proceeds, selection of the Debentures for repurchase will be made by the Debenture Trustee on a pro rata basis (or, in the case of Debentures issued in global form as discussed under “Book-Entry-Only System”, based on a method that most nearly approximates a pro rata selection as the Debenture Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No Debentures of a principal amount of $1.00 or less will be repurchased in part. Upon completion of each Asset Sale Offer, the amount of Net Proceeds will be reset at zero.

The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Debentures as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale Offer provisions of the Indenture by virtue of such compliance.

On the Asset Sale Offer Payment Date, the Issuer will, to the extent lawful:

•	accept for payment all Debentures or portions of Debentures properly tendered pursuant to the Asset Sale Offer;

•	deposit with the paying agent an amount equal to the Asset Sale Offer Payment in respect of all Debentures or portions of Debentures properly tendered; and

•
deliver or cause to be delivered to the Debenture Trustee the Debentures properly accepted together with an officers’ certificate stating the aggregate principal amount of Debentures or portions of Debentures being purchased by the Issuer.

The paying agent will promptly mail to each holder of Debentures properly tendered the Asset Sale Offer Payment for such Debentures as directed by the Issuer in writing, and the Debenture Trustee will promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each holder a Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered, if any, provided that each Debenture will be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

The provisions described above that require the Issuer to make an Asset Sale Offer will be applicable whether or not any other provisions of the Indenture are applicable.

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Pending the final application of any Net Proceeds, the Corporation or the applicable Restricted Subsidiary, as the case may be, may temporarily reduce Indebtedness under Credit Facilities or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of an Asset Sale Offer have been tendered to the Issuer pursuant to the Asset Sale Offer, the Issuer will have the right to redeem all the remaining Debentures at the same price as under the Asset Sale Offer. Notice of such redemption must be given by the Issuer to the Debenture Trustee within 10 days following the expiry of the Asset Sale Offer, and promptly thereafter, by the Debenture Trustee to the holders of the Debentures not tendered pursuant to the Asset Sale Offer.

Future agreements governing other Indebtedness of the Corporation and its Subsidiaries may also contain prohibitions of certain events, including repurchases of or other prepayments in respect of the Debentures. The exercise by the holders of Debentures of their right to require the Issuer to repurchase the Debentures pursuant to an Asset Sale Offer could cause a default under these other agreements due to the financial effect of such repurchases on the Issuer. In the event an Asset Sale Offer occurs at a time when the Issuer is prohibited from repurchasing Debentures, the Issuer could seek the consent of its lenders or debtholders to the repurchase of Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from repurchasing Debentures. In that case, the Issuer’s failure to repurchase tendered Debentures would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Debentures upon a repurchase may be limited by the Corporation’s then existing financial resources.

Liens

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Limitation on Sale and Leaseback Transactions

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with respect to any fixed assets, provided, however, that this covenant will not apply to any sale and leaseback transaction if:

(1)
(i) such Restricted Subsidiary created a Lien on such property or asset securing Attributable Debt pursuant to the “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Liens” covenant above, (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value of the property or asset that is subject to such sale and leaseback transaction and (iii) the transfer of assets and application of proceeds in such sale and leaseback transaction is permitted by and in compliance with the “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Asset Sales” covenant above;

(2)	the lease in such sale and leaseback transaction is for a period, including renewal rights, of eighteen months or less; or

(3)	such sale and leaseback transaction is entered into between the Corporation and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary.

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Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to the Corporation or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Corporation;

(2)	make loans or advances to the Corporation; or

(3)	sell, lease or transfer any of its properties or assets to the Corporation.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
instruments, indentures, agreements or other documents governing Existing Indebtedness, the Senior Secured Notes, Credit Facilities or Receivables Facilities or other contractual encumbrances or restrictions, in each case, as in effect on the date of the Indenture or incurred after the date of the Indenture as permitted under the Indenture, and any amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings of those agreements, provided that the amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture or those contained in those agreements after the date of the Indenture as permitted under the Indenture;

(2)	the Senior Secured Note Indenture, the Senior Secured Notes, the Senior Secured Note Guarantees, the Indenture, the Debentures and the Debenture Guarantees;

(3)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)
(a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof, provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clauses (1), (2) or (3) of the preceding paragraph than on such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)
purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

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(7)
any restriction with respect to (a) a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary or (b) any asset of a Restricted Subsidiary pursuant to an agreement entered into for the sale or other disposition of such asset (including in connection with sale and leaseback transactions), in each case pending the closing of such sale or disposition;

(8)
Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

(9)	Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity;

(10)	provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to the Capital Stock of a Person other than on a pro rata basis;

(11)
provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Corporation, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed in leases, in agreements with customers and under other contracts entered into in the ordinary course of business;

(13)
restrictions in other Indebtedness incurred in compliance with the covenant described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of the Corporation, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above;

(14)	encumbrances on property that exist at the time such property was acquired by the Corporation or any Restricted Subsidiary;

(15)
any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(16)
restrictions contained in agreements governing Permitted Liens of the Corporation or any of its Restricted Subsidiaries or in respect of licenses otherwise permitted to be incurred under this Indenture, in each case to the extent such restrictions only restrict the transfer of the property subject to such agreement or license.

Merger, Consolidation or Sale of All or Substantially All Assets

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (1) merge, consolidate or amalgamate with or into another Person or (2) sell, assign, transfer or otherwise dispose of all or substantially all of the properties or assets of the Corporation and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) the Corporation or the Issuer is the surviving Person; or (b) the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof;

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(2)
the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or the Person to which such sale, assignment, transfer or other disposition has been made assumes all the obligations of the Corporation or the Issuer, as the case may be, under the Debentures and the Indenture and pursuant to agreements reasonably satisfactory to the Debenture Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)
the Corporation, the Issuer or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer), or to which such sale, assignment, transfer, or other disposition has been made would have, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction, a Consolidated Total Debt to Consolidated EBITDA Ratio not greater than 2.0 to 1.0.

In addition, the Corporation will not, directly or indirectly, lease all or substantially all of the properties and assets of the Corporation and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to:

(1)
any merger, consolidation or amalgamation of the Corporation or the Issuer with an Affiliate for the purpose of (a) reorganizing the Corporation or the Issuer as a different type of entity, or (b) reincorporating or reorganizing the Corporation or the Issuer in another jurisdiction, in each case in a transaction that complies with clauses (1), (2), (3) and (4) of the prior paragraph; or

(2)
any merger, consolidation or amalgamation, or any sale, assignment, transfer or other disposition of assets between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries.

Transactions with Affiliates

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with a Person that is not an Affiliate of the Corporation; and

(2)	the Corporation delivers to the Debenture Trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, a resolution of the Board of Directors of the Corporation set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Corporation; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60 million, an opinion as to the fairness to the Corporation or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

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The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any consulting or employment agreement or arrangements, employee or director compensation, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Corporation or any of its Restricted Subsidiaries and payments, other benefits (including, bonuses, retirement, severances, health, stock option, restricted share, stock appreciation right, phantom right, profits interest, equity incentive and other benefit plans) and transactions pursuant thereto;

(2)	transactions between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of the Corporation solely because the Corporation owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)
payment of reasonable compensation or fees, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and indemnities provided to or on behalf of officers, directors, employees or consultants of the Corporation or any of its Restricted Subsidiaries;

(5)
any issuance of Qualifying Equity Interests or any Restricted Subsidiary to Affiliates of the Corporation, or any contribution of capital by Affiliates of the Corporation to the Corporation or any Restricted Subsidiary;

(6)	any transaction with an Affiliate where the consideration paid by the Corporation or any of its Restricted Subsidiaries is a Qualifying Equity Interest;

(7)
Permitted Investments, and Restricted Payments that are permitted under and made in compliance with the provisions of the Indenture described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments”;

(8)	any transaction effected as part of a Qualified Receivables Transaction;

(9)
loans or advances to officers, directors, employees or consultants of the Corporation or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $2 million in the aggregate at any one time outstanding;

(10)	any Joint Purchasing Agreement;

(11)
any merger, consolidation, amalgamation or other transaction with an Affiliate for the purpose of reincorporating or reorganizing the Corporation or a Restricted Subsidiary in another jurisdiction as permitted by the Indenture;

(12)
purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with a Person that is not an Affiliate of the Corporation;

(13)
if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Corporation or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Corporation or such Restricted Subsidiary;

(14)	any capital contribution to any Affiliate otherwise permitted by the Indenture;

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(15)
any payment to reimburse the Corporation or its Affiliates for actual out-of-pocket expenses (not including fees paid directly or indirectly to the Corporation or its Affiliates) for the provision of third party services to the Corporation and its Restricted Subsidiaries;

(16)
transactions with any joint venture engaged in a Permitted Business, provided that all the outstanding ownership interests of such joint venture are owned only by the Corporation, its Restricted Subsidiaries and Persons that are not Affiliates of the Corporation;

(17)
any Investment of the Corporation or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

(18)
transactions pursuant to agreements or arrangements in effect on the date of the Indenture or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the date of the Indenture or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not, in the good faith judgment of the Board of Directors of the Corporation, materially less favorable, to the holders of the Debentures);

(19)
transactions between the Corporation or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors or officers is also a director or officer of the Corporation, provided that such director abstains from voting as a director of the Corporation on any such transaction involving such other Person;

(20)	repurchase of Senior Secured Notes or Debentures held by an Affiliate of the Corporation if repurchased on the same terms as offered to Persons that are not Affiliates of the Corporation; and

(21)
transactions entered into in good faith with any of the Corporation’s or a Restricted Subsidiary’s Affiliates which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies to the Corporation and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Board of Directors of the Corporation, and payments related thereto.

Business Activities

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Corporation and its Restricted Subsidiaries, taken as a whole.

Additional Debenture Guarantees

Any Subsidiary that becomes a Restricted Subsidiary or that is designated as a Restricted Subsidiary after the date of the Indenture pursuant to the covenant described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” will become a Guarantor of the Debentures and execute a supplemental indenture effectuating such Guarantor’s Debenture Guarantee and deliver an opinion of counsel and an officers’ certificate as to the authorization, execution, delivery and enforceability of such supplemental indenture satisfactory to the Debenture Trustee within 30 Business Days of the date on which it became a Restricted Subsidiary or on which it was designated as a Restricted Subsidiary, provided that any Wholly-Owned Subsidiary that constitutes a Receivables Entity or an Unrestricted Subsidiary need not become a Guarantor until such time as it ceases to be a Receivables Entity or an Unrestricted Subsidiary.

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Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Restricted Subsidiaries

The Corporation will not, and will not permit any of its Restricted Subsidiaries to sell, transfer, or otherwise dispose of any Equity Interests in any Wholly-Owned Restricted Subsidiary of the Corporation to any Person (other than the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation), unless:

(1)	such sale, transfer, or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2)
the net proceeds from such sale, transfer, or other disposition are, to the extent required, applied in accordance with the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Asset Sales”.

In addition, the Corporation will not permit any of its Wholly-Owned Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation.

Designation of Restricted and Unrestricted Subsidiaries

All of the Corporation’s existing Wholly-Owned Subsidiaries will be “Restricted Subsidiaries” and any future Wholly-Owned Subsidiary of the Corporation will become a “Restricted Subsidiary” as at such time that it becomes a Wholly-Owned Subsidiary of the Corporation.

The Board of Directors of the Corporation will not be permitted to designate any existing or future Wholly- Owned Subsidiary of the Corporation as an “Unrestricted Subsidiary”. However, the Board of Directors of the Corporation will be permitted to (1) designate any Unrestricted Subsidiary or any Subsidiary that is not a Wholly-Owned Subsidiary as a “Restricted Subsidiary”, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary in an amount equal to the outstanding Indebtedness of such Unrestricted Subsidiary or Subsidiary that is not a Wholly-Owned Subsidiary, as applicable, and such designation will only be permitted if (a) such Indebtedness is permitted under the covenant described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (b) no Default or Event of Default would be in existence following such designation, or (2) subject to the first paragraph of the covenant described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, designate any Restricted Subsidiary that is not a Wholly-Owned Subsidiary as an “Unrestricted Subsidiary” if, as at the time of such designation (a) such designation would not cause a Default, and (b) after giving pro forma effect to such designation, (i) the sum, without duplication, of the EBITDA of the Corporation’s Unrestricted Subsidiaries, would not be greater than 10% of the EBITDA of the Corporation and its Subsidiaries, on a consolidated basis, and (ii) the sum, without duplication, of the total assets of the Corporation’s Unrestricted Subsidiaries, would not be greater than 10% of the total assets of the Corporation and its Subsidiaries, on a consolidated basis, all as shown on the most recent internal income statement and balance sheet of the Corporation; provided, however, that upon such designation the aggregate Fair Market Value of all outstanding Investments owned by the Corporation and its Restricted Subsidiaries in such Restricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments” or under one or more clauses of the definition of “Permitted Investments”, as determined by the Corporation, and provided further that such designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary that is not a Wholly-Owned Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

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Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be evidenced to the Debenture Trustee by filing with the Debenture Trustee a certified copy of a resolution of the Board of Directors of the Corporation giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, the Corporation will be in default of such covenant.

Listing

The Corporation shall use commercially reasonable efforts to ensure that the Common Shares and the Debentures are listed and posted for trading on the TSX or failing that, the TSX-V, to maintain such listing and posting for trading of the Common Shares and the Debentures on the TSX or TSX-V, as the case may be, and to maintain the Corporation’s status as a “reporting issuer” not in default under applicable Canadian provincial securities laws.

Provision of Financial Information

So long as any of the Debentures are outstanding, the Issuer will provide to the Debenture Trustee, at any time prior to the date that is 15 days after the latest date on which such filings can be made pursuant to applicable Canadian securities laws and regulations, (i) all quarterly and annual consolidated financial statements of the Corporation and related management’s discussion and analysis of the Corporation, and (ii) any material change reports of the Corporation that, in each case, the Corporation is required to file (through the System for Electric Document Analysis and Retrieval (SEDAR)) pursuant to applicable Canadian securities laws and regulations with applicable Canadian securities commissions.

In the event that the Corporation is no longer subject to the reporting requirements under applicable Canadian securities laws and regulations and is therefore not required to file (through the System for Electric Document Analysis and Retrieval (SEDAR)) quarterly and annual consolidated financial statements with applicable Canadian securities commissions, the Issuer will continue to furnish to the Debenture Trustee all quarterly and annual consolidated financial statements of the Corporation in the same form and within the same time periods provided in the paragraph above as if the Corporation remained subject to the reporting requirements of applicable Canadian securities laws and regulations. However, in such case, the Issuer will not be required to furnish to the Debenture Trustee the management’s discussion and analysis and material change reports referred to in the paragraph above.

The Corporation and the Debenture Trustee will not be required to deliver or cause to be delivered to the holders of Debentures any quarterly or annual consolidated financial statements, related management’s discussion and analysis or any other documents if such documents are available on or through the System for Electric Document Analysis and Retrieval (SEDAR) or the Corporation’s website.

The Indenture will provide that all calculations and determinations made under the Indenture will be determined on the basis of GAAP used in the preparation of the financial statements incorporated by reference and included in this information circular so as to exclude from any such calculations or determinations the effect of any change in accounting principles from those in effect on the Issue Date.

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Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the Debentures;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Debentures;

(3)
failure by the Corporation or any of its Restricted Subsidiaries to comply with the provisions described under “Description of the Senior Subordinated Exchangeable Debentures — Repurchase of Debentures — Change of Control” or “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”;

(4)
failure by the Corporation or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding to comply with the provisions described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Asset Sales”;

(5)
failure by the Corporation or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding to comply with any other covenants of the Debentures or the Indenture (other than those specified in clause (1), (2), (3) or (4) above);

(6)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Restricted Subsidiaries, whether such Indebtedness now exists, or is created after the date of the Indenture, if (i) that default results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded or annulled) and (ii) the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $50 million or more;

(7)	any Guarantor denies or challenges the validity of its Debenture Guarantee; and

(8)
certain events of bankruptcy or insolvency described in the Indenture with respect to the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default referred to above in clause (8) of this section that arises from certain events of bankruptcy or insolvency described in the Indenture with respect to the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Debentures will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Debentures may declare all the Debentures to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Debentures may direct the Debenture Trustee in its exercise of any trust or power. The Debenture Trustee may withhold from holders of the Debentures notice of any continuing Default or Event of Default, except in the case of a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on any Debenture, if it determines that withholding notice is in their interest.

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Subject to the provisions of the Indenture relating to the duties of the Debenture Trustee, in case an Event of Default occurs and is continuing, the Debenture Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Debentures unless such holders have offered to the Debenture Trustee indemnity or security satisfactory to the Debenture Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no holder of a Debenture may pursue any remedy with respect to the Indenture or the Debentures unless:

(1)	such holder has previously given the Debenture Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Debentures have requested the Debenture Trustee to pursue the remedy;

(3)	such holders have offered the Debenture Trustee security or indemnity satisfactory to the Debenture Trustee against any loss, liability or expense;

(4)	the Debenture Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Debentures have not given the Debenture Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Debentures by notice to the Debenture Trustee may, on behalf of the holders of all of the Debentures, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest and premium, if any, on, the Debentures.

The Issuer is required to deliver to the Debenture Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Debenture Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Securityholders

No director, officer, employee, incorporator or securityholder of the Corporation, the Issuer or any Guarantor, as such, will have any liability for any obligations of the Corporation, the Issuer or the Guarantors under the Debentures, the Indenture, the Debenture Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Debentures. The waiver may not be effective to waive liabilities under applicable securities laws and regulations.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, (i) the Indenture, the Debentures or the Debenture Guarantees may be amended or supplemented with the consent of the Issuer and the holders of at least a majority in aggregate principal amount of the Debentures then outstanding (excluding any Debentures held by the Corporation or any Affiliate of the Corporation but including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Debentures), and (ii) any existing Default or Event of Default or compliance with any provision of the Indenture or the Debentures or the Debenture Guarantees may be waived with the consent of the Issuer and the holders of at least a majority in aggregate principal amount of the Debentures then outstanding (excluding any Debentures held by the Corporation or any Affiliate of the Corporation but including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures).

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Without the consent of the Issuer and of each holder of Debentures affected (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Debentures), no amendment or supplement to, or waiver of any provision of, the Indenture, the Debentures or the Debenture Guarantees will become effective (with respect to any Debentures held by a non-consenting holder) in order to:

(1)	reduce the principal amount of the Debentures;

(2)	change the fixed maturity of the Debentures, or change the date on which the Debentures may be subject to redemption or the redemption price;

(3)	reduce the rate of, or change the time for payment of, interest, including default interest, on the Debentures;

(4)	change the Exchange Price of the Debentures or the Exchange Price adjustment provisions contained in the Indenture;

(5)
waive a Default or Event of Default in the payment of principal of, or interest and premium, if any, on, the Debentures (except a rescission of acceleration of the Debentures by the holders of at least a majority in aggregate principal amount of the then outstanding Debentures and a waiver of the payment default that resulted from such acceleration);

(6)	make the Debentures payable in a currency other than that stated in the Debentures;

(7)
make any change in the provisions of the Indenture relating to (i) waivers of past Defaults or the rights of holders of Debentures to receive payments of principal of, or interest and premium, if any, on, the Debentures or (ii) the institution of suits for the enforcement of payment with respect to, or conversion of, any Debentures;

(8)	waive a redemption payment with respect to the Debentures;

(9)	release a Guarantor from its obligations under its Debenture Guarantee, other than in accordance with the terms of the Indenture;

(10)	release all or substantially all of the Debenture Guarantees, other than in accordance with the terms of the Indenture;

(11)
modify or change any provision of the Indenture affecting the ranking of the Debentures or the Debenture Guarantees in a manner that materially adversely affects the rights of holders of the Debentures; or

(12)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding paragraphs, without the consent of any holder of Debentures, the Issuer, the Guarantors and the Debenture Trustee may amend or supplement the Indenture, the Debentures or the Debenture Guarantees:

(1)
to cure any ambiguity, omission, mistake, defect or inconsistency, or to maintain their validity as a result of any change in any applicable legislation, rules or regulations, provided that such amendment or supplement does not materially adversely affect the rights under the Indenture, the Debentures or the Debenture Guarantees of any holder of Debentures;

(2)	to provide for uncertificated Debentures in addition to or in place of certificated Debentures;

(3)
to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Debentures and Debenture Guarantees in the case of a merger, consolidation or amalgamation or sale of all or substantially all of the Issuer’s or a Guarantor’s assets, as applicable;

(4)	to release any Guarantor from any of its obligations under its Debenture Guarantee or the Indenture;

(5)	to make any change that would provide any additional rights or benefits to the holders of Debentures or that does not adversely affect the legal rights under the Indenture of any such holder;

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(6)
to conform the text of the Indenture, the Debentures or the Debenture Guarantees to any provision of this Description of Debentures to the extent that such provision in this Description of Debentures was intended to be a verbatim recitation of a provision of the Indenture, the Debentures or the Debenture Guarantees;

(7)	to allow any Guarantor to execute a supplemental indenture and/or a Debenture Guarantee with respect to the Debentures;

(8)	to comply with the rules of any applicable securities depository; or

(9)
to evidence or provide for the acceptance of the appointment of a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture, as applicable.

Satisfaction and Discharge

The Indenture and the Debentures will be discharged and the Indenture will cease to be of further effect as to all Debentures issued thereunder, when:

(1)	either:

(a)
all the Debentures that have been authenticated, except lost, stolen or destroyed Debentures that have been replaced or paid and Debentures for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Debenture Trustee for cancellation; or

(b)
all the Debentures that have not been delivered to the Debenture Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Debenture Trustee as trust funds in trust solely for the benefit of the holders of the Debentures, cash in Canadian dollars, non-callable Canadian government securities, or a combination of any of the foregoing, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Debentures not delivered to the Debenture Trustee for cancellation for principal of, or interest and premium, if any, on, such outstanding Debentures on the Stated Maturity thereof or the applicable redemption date;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)
the Issuer has delivered irrevocable instructions to the Debenture Trustee under the Indenture to apply the deposited money toward the payment of the Debentures at the Stated Maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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Concerning the Debenture Trustee

BNY Trust Company of Canada will be the Debenture Trustee under the Indenture.

Except during the continuance of an Event of Default, the Debenture Trustee will perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations will be read into the Indenture against the Debenture Trustee. During the existence of an Event of Default, the Debenture Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. No provision of the Indenture will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability, or expense.

If the Debenture Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Debenture Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Debenture Trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

Book-Entry-Only System

The Debentures (other than Debentures issued to “Affiliates” as defined in Rule 144 of the 1933 Act) will be deposited with CDS, will be registered in the name of the CDS Nominee as a book-entry-only security (the “Security”), and will be identified by an International Securities Identification Number (ISIN). CDS acts as securities intermediary on behalf of its Participants (“Participants”) that use the services of CDS and act on their own behalf or on behalf of beneficial owners of securities (who are the clients or customers of the Participants). Interests in securities are represented through book-entry accounts (“Book Accounts”) established and maintained by CDS on its records for its Participants. The Debentures (other than Debentures issued to “Affiliates” as defined in Rule 144 of the 1933 Act) will be represented by a Global Certificate that will be registered in the name of the CDS Nominee and deposited with CDS on the Issue Date. Thereafter, CDS will credit the Book Accounts of those Participants with interests in the Debentures in accordance with instructions received from or on behalf of the Issuer or CDS evidencing that purchaser’s or Participant’s ownership of or interest in Debentures. A purchaser of Debentures will receive only a customer confirmation from the Participant from or through whom the Debentures are purchased in accordance with the practices and procedures of that Participant. Any subsequent purchase or sale of Debentures will have to be made through a Participant.

As the registered holder of the Security, the CDS Nominee will be considered to be the sole owner and holder of the Debentures represented by the Global Certificate for all purposes under the Indenture and the Debentures. Principal of, or interest and premium, if any, on, the Debentures will be payable by the Issuer solely to the CDS Nominee. Neither the Issuer nor the Debenture Trustee will have any responsibility or liability for maintaining, supervising, or reviewing records of CDS or its Participants relating to payments made or to be made by CDS or by any of its Participants on account of beneficial ownership interest in the Debentures. Participants must look solely to CDS, and Persons other than Participants having an interest in the Debentures must look solely to Participants, for payments made by or on behalf of the Issuer to CDS in respect of the Debentures.

The Debenture Trustee will maintain the Register recording the names and addresses of the holders of Debentures and particulars of the Debentures held by such holders. No certificates or other instruments evidencing ownership of Debentures will be issued other than to the CDS Nominee unless:

(1)	the issuance of such certificates or instruments is required by applicable law;

(2)	the book-entry-only system is no longer available to the Issuer;

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(3)
CDS advises the Debenture Trustee that it is no longer willing or able to discharge properly its responsibilities as depository with respect to the Debentures, and the Issuer cannot locate a qualified successor;

(4)	CDS ceases to be a recognized clearing agency under applicable Canadian or provincial securities law or otherwise ceases to be eligible to be a depositary and a successor depositary is not appointed;

(5)	the Issuer, at its option, decides to no longer utilize the book-entry-only-system; or

(6)
after the occurrence of an Event of Default, CDS advises the Debenture Trustee that it has received written notification from Participants, acting on behalf of beneficial owners representing in the aggregate more than 50% of the aggregate principal amount of outstanding Debentures, that the continuance of the book-entry-only-system is no longer in the best interests of such beneficial owners.

In each of such event, owners of beneficial interests in the Debentures will become entitled to receive Debentures in definitive form, and certificates or other instruments evidencing the Debentures will be issued in fully registered form in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

Governing Law

The Indenture, the Debentures and the Debenture Guarantees will be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

Additional Information

Anyone who receives this information circular may obtain a copy of the Indenture without charge by writing to the Secretary of the Issuer at the following address: 16 Place du Commerce, Nun’s Island, Verdun, Québec, Canada, H3E 2A5.

Certain Definitions

Set forth below are certain defined terms used in the Indenture and this “Description of the Senior Subordinated Exchangeable Debentures”. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided. “Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person; and

(2)	Indebtedness incurred by the specified Person in connection with the financing of an acquisition and secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Consolidated Cash Flow from Operations” means, with respect to any specified Person for any period:

(1)
the aggregate of the cash flow from operations of such Person and its Restricted Subsidiaries for such period on a consolidated or combined basis, determined in accordance with GAAP, excluding, however:

(a)
the cash flow from operations of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its articles, charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (“Dividend-Constrained Subsidiaries”); and

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(b)
that portion of the cash flow from operations from any Restricted Subsidiary that is not directly or indirectly 100% owned by such person that is attributable to another party’s minority ownership interest in such Restricted Subsidiary, for greater certainty and subject to the foregoing, that portion of the cash flow from operations of any Person or Restricted Subsidiary that arises from Investments that are not Investments in Restricted Subsidiaries including Investments in Unrestricted Subsidiaries or Investments that are accounted for by the equity method or cost method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (whether or not such dividends or distributions are classified as cash flow from operations or otherwise for the purposes of preparing a statement of cash flows in accordance with GAAP);

(2)
minus, without duplication, on a consolidated basis and, with respect to Restricted Subsidiaries, only to the extent the amounts arise from Restricted Subsidiaries that are not Dividend-Constrained Subsidiaries in the current period:

(a)
the consolidated interest obligations (other than interest obligations relating to any Subordinated Indebtedness incurred after the date of the Indenture, excluding any Permitted Debt or Acquired Debt) of such Person and its Restricted Subsidiaries that were not paid in such period (irrespective of whether such amount was expensed or capitalized or treated otherwise for accounting purposes) and are payable in cash at a future date with respect to such period, including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(b)
all federal, provincial, state, municipal and foreign income taxes and franchise or margin taxes of such Person and its Restricted Subsidiaries that were not paid in such period and are payable in cash within the 12-month period immediately following the current period based on a reasonable method of allocation;

(c)
50% of the estimated cash amount payable to employees during the 6-month period immediately following the current period with respect to long-term employee compensation plans including, without limitation, restricted stock unit plans, phantom stock plans, long term incentive plans and other similar multi-year compensation arrangements;

(d)	amounts paid to hedge future payments under stock compensation plans and awards;

(e)
the estimate of incremental pension contributions required to be made with respect to such period based on an actuarial valuation to be completed within the 6-month period immediately following the current period; and

(f)
at the option of the specified Person, any other reserve established during such period in accordance with GAAP for cash expenses payable within the 12-month period immediately following the current period by such Person and its Restricted Subsidiaries, provided that, where amounts determined in paragraphs (a) to (f) of this definition arise from Restricted Subsidiaries that are not Wholly-Owned Subsidiaries, then the amounts so determined with respect to such Restricted Subsidiaries shall be adjusted to reflect such Person’s aggregate direct and indirect interest in such Restricted Subsidiaries;

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(3)	plus, without duplication, amounts of the nature described in paragraphs (2)(a) to (2)(f) of this definition relating to a period or periods prior to the current period that were:

(a)	paid in the current period;

(b)	deducted in the calculation of the amount determined in paragraph (1) of this definition; and

(c)	previously included in a calculation of Adjusted Consolidated Cash Flow From Operations pursuant to paragraphs (2)(a) to (2)(f) of this definition with respect to a prior period;

(4)
plus, without duplication, interest amounts paid in cash in the current period on any Subordinated Indebtedness incurred after the date of the Indenture (excluding any Permitted Debt or Acquired Debt).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly through one or more Persons, Controls, is Controlled by, or is under common Control with, such Person.

“Applicable Indebtedness” means, in respect of any asset that is the subject of an Asset Sale, Indebtedness of the Issuer secured by a Permitted Lien on such asset or Indebtedness of a Guarantor secured by a Permitted Lien on such asset.

“Asset Sale” means:

(1)
the sale, lease, transfer or other disposition of any properties, assets or rights by the Corporation or any of its Restricted Subsidiaries, provided that the sale, transfer or other disposition of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries, taken as a whole, shall be governed by the provisions of the Indenture described above under “Description of the Senior Subordinated Exchangeable Debentures — Repurchase of Debentures — Change of Control” and/or the provisions described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” and not by the provisions of the Asset Sale covenant; or

(2)
the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of the Issuer’s Restricted Subsidiaries (other than directors’ Qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Corporation or one of its Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value in any calendar year of less than $5 million;

(2)	a disposition of leasehold improvements or leased assets in connection with the termination of an operating lease;

(3)	a sale or issuance of Equity Interests of any Restricted Subsidiary by the Corporation or any Restricted Subsidiary to the Corporation or to any of the Corporation’s Restricted Subsidiaries;

(4)
a sale, lease, transfer or other disposition of assets not forming part of or constituting collateral securing the Senior Secured Notes, the Senior Secured Note Guarantees or other Indebtedness of the Issuer or a Guarantor secured by a Permitted Lien;

(5)
a sale, lease, transfer or other disposition of inventory, products, by-products, goods held for sale, services and accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of any assets, including intellectual property, that is no longer used or useful or no longer economically practical to maintain in the conduct of the business of the Corporation or its Restricted Subsidiaries);

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(6)	a sale, lease, transfer or other disposition of assets between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(7)	a sale, lease, transfer or other disposition of assets by the Corporation or a Restricted Subsidiary in connection with a corporate reorganization that is carried out as a step transaction if:

(a)	the step transaction is completed within three Business Days; and

(b)	at the completion of the step transaction, such assets are owned by the Corporation or a Restricted Subsidiary;

(8)
any exchange of assets (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business (or Equity Interests in a Person that will be a Restricted Subsidiary following such transaction) of comparable or greater market value or usefulness, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $25 million shall be evidenced by an Officer’s Certificate, and (b) $50 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Corporation;

(9)	any surrender or waiver of contracts rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(10)	foreclosure or any similar action with respect to any Property of the Corporation or any of its Restricted Subsidiaries;

(11)
the sale, transfer or other disposition of collateral securing the Senior Secured Notes or the Senior Secured Note Guarantees or other assets securing other Indebtedness in connection with the realization on Permitted Liens;

(12)
any sale and leaseback transaction permitted under the covenant “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Limitation on Sale and Leaseback Transactions” or any other similar financing transaction with respect to Property acquired by the Corporation or any Restricted Subsidiary after the Issue Date;

(13)	a sale, lease, transfer or other disposition of cash or Cash Equivalents;

(14)	a sale, lease, transfer or other disposition of assets relating to Hedging Obligations;

(15)	the licensing or sublicensing of intellectual property or other general intangibles on customary terms in the ordinary course of business;

(16)	outsourcing initiatives in the ordinary course of business;

(17)	any lease entered into in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries;

(18)	sales, transfers or other dispositions of accounts receivable and related assets to a Receivables Entity in connection with a Qualified Receivables Transaction;

(19)	transactions permitted under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”;

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(20)
a Restricted Payment that does not violate the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments” or a Permitted Investment;

(21)
the creation of a Lien to the extent that the granting of such Lien was not in violation of the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Liens”;

(22)
the sale, transfer, discounting or other disposition of accounts receivable and other payment obligations in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, and transfers of accounts receivable, other payment obligations and related assets in connection with credit insurance;

(23)
to the extent allowable under any successor provision, or any comparable provision of any applicable tax law, any exchange of like property for use in the business of the Corporation or any of its Restricted Subsidiaries; and

(24)
subject to compliance, if applicable, with the covenant described under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, any sale or other disposition of assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, but only if such Restricted Subsidiary is prevented by the terms of any agreement with its co-venturers from distributing the proceeds of such sale or other disposition to the Corporation or any of its Restricted Subsidiaries.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP, provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation”.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday or any other day on which the Debenture Trustee’s office in Montreal, Québec, is not generally open for business, or any other day on which Canadian chartered banks are closed in Montreal, Québec.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

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“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars and Canadian dollars;

(2)
securities issued or directly and fully guaranteed or insured by the Canadian or United States government or any agency or instrumentality of the Canadian or United States government (provided that the full faith and credit of Canada or the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3)
time deposit accounts, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any bank referred to in Schedule I, Schedule II or Schedule III of the Bank Act (Canada) or rated at least A-1 or the equivalent thereof by S&P, at least P-1 or the equivalent thereof by Moody’s, or at least R-1 or the equivalent thereof by DBRS;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having one of the two highest ratings obtainable from Moody’s or S&P or, with respect to Canadian commercial paper, having one of the two highest ratings obtainable from DBRS, and, in each case, maturing within 12 months after the date of acquisition;

(6)
securities issued by any state of the United States of America, any province of Canada or any political subdivision or any public instrumentality of any such state or province maturing within 12 months from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either S&P or Moody’s;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	local currencies held by the Corporation or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether absolute or contingent, of such Person in respect of overdrafts, returned items and other liabilities owed to any other Person that arises from treasury, depository, foreign exchange (including without limitation foreign currency Hedging Obligations) or cash management services, including without limitation in connection with any automated clearing house transfers of funds, wire transfer services, controlled disbursement accounts or similar transactions, and all obligations in connection with any credit cards or stored value cards.

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“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to properties or other assets.

“CDS” means CDS Clearing and Depository Services Inc.

“CDS Nominee” means the nominee of CDS in whose name Global Certificates are registered.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any Person or group or Persons acting jointly or in concert for purposes of such transaction;

(2)
the consummation of any transaction or series of transactions (including, without limitation, any merger, consolidation, arrangement or amalgamation), the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Corporation or the Issuer, measured by voting power rather than number of shares;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Corporation (other than a plan of liquidation of the Corporation that is a liquidation for tax purposes only); and

(4)
the consummation of any transaction, the result of which is that any Person or group of Persons acting jointly or in concert for the purposes of such transaction has elected to the Board of Directors of the Corporation such number of its or their nominees as shall constitute a majority of the directors comprising the Board of Directors of the Corporation.

For purposes of this definition, (i) no Change of Control pursuant to clause (1) above shall be deemed to have occurred solely as the result of a transfer of assets among the Corporation and its Restricted Subsidiaries, (ii) any direct or indirect holding company of the Corporation shall not itself be considered a “Person” or “group” for purposes of clauses (2) and (4) above, provided that no “Person” or “group” beneficially owns, directly or indirectly, more than 50% of the voting shares of such holding company, (iii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; and (iv) to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (1)(2)(3) or (4) above to become effective under applicable law and such approvals have not been received before such transactions or circumstances have occurred, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

“Consolidated EBITDA” means, for any period, Consolidated Net Income plus the sum, without duplication, of the amounts for such period of the following to the extent deducted in calculating Consolidated Net Income: (a) Consolidated Interest Expense, (b) any tax expense, current and deferred, included in Consolidated Net Income, (c) depreciation expense, (d) amortization expense (other than amortization of deferred publication costs), including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, including any impairment charges (f) non-cash financial charges, (g) losses on asset sales, (h) restructuring charges or provisions, (i) any expenses or charges incurred in connection with any issuance of debt or equity securities, (j) any fees and expenses related to any acquisition permitted under the Indenture, (k) the share of any losses from investments in associates, and (l) losses or fees payable on sales, transfers or other dispositions of assets permitted pursuant to the covenant “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Asset Sales”, less the sum, without duplication, of the amounts for such period of the following to the extent included in calculating Consolidated Net Income: (m) extraordinary gains and non-recurring gains, (n) non-cash gains, (o) gains on asset sales and (p) the share of any income from investments in associates, and plus the sum, without duplication, of any other items deducted, and less the sum, without duplication, of any other items added in order to determine income from operations before depreciation and amortization, impairment of goodwill and acquisition-related costs to the extent reflected on the consolidated income statement of the Corporation, all as determined on a consolidated basis for the Corporation and its Restricted Subsidiaries in accordance with GAAP.

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“Consolidated Interest Expense” means, for any period, interest expense accrued or (without duplication) paid during such period in respect of cash interest payments (including that attributable to capital leases in accordance with GAAP but excluding that attributable to any Intercompany Indebtedness), net of interest income (in respect of cash interest receipts accrued during such period) of the Corporation and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Corporation and its Restricted Subsidiaries, including all commissions, bankers’ acceptance financing and net costs under financial hedge agreements (other than currency swap agreements, currency future or option contracts and other similar agreements, in each case to the extent not covering an interest rate component), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated profit (or loss) after taxation of the Corporation and its Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the sum, without duplication, of (a) all Indebtedness of the Corporation and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP and to the extent reflected as indebtedness on the consolidated balance sheet of the Corporation in accordance with GAAP, and (b) the aggregate amount of all outstanding Disqualified Stock of the Corporation and its Restricted Subsidiaries which shall be equal to their respective fixed repurchase or redemption prices in accordance with the terms of such Disqualified Stock (provided that any conditions precedent for such repurchase or redemption have all been satisfied), all calculated on a consolidated basis in accordance with GAAP, less (c) the net amount of all Hedging Obligations (determined on a marked-to-market basis as of the last day of the applicable four-quarter reference period).

“Consolidated Total Debt to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date to (b) Consolidated EBITDA for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date.

In addition, for purposes of calculating the Consolidated Total Debt to Consolidated EBITDA Ratio:

(1)
acquisitions that have been made by the Corporation or any of its Restricted Subsidiaries, including through mergers, consolidations or amalgamations, or any Person or any of its Restricted Subsidiaries acquired by the Corporation or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Total Debt to Consolidated EBITDA Ratio is made (the “Calculation Date”), or that are to be made on the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

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(2)
the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)
the Indebtedness attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Indebtedness shall not be obligations of the Corporation or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Control”, “Controls” and “Controlled” and similar expressions mean a relationship between two Persons wherein one person (first person) is considered to control another person (second person) if:

(1)
the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person (other than securities held as collateral for a bona fide debt where the holder thereof is not entitled to exercise the voting rights attached thereto),

(2)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(3)	the second person is a limited partnership and the general partner of the limited partnership is the first person.

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of senior secured notes, including any related notes, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Current Market Price” means, in the case of the Common Shares, (i) the volume weighted average trading price per share for the Common Shares on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event (or if the Common Shares do not trade on the TSX on the date specified for exchange, on the exchange or trading system with the greatest volume of Common Shares traded during the 20 day period referred to above), and (ii) in the case of a third party making a Change of Control Offer and paying the Change of Control Payment, in whole or in part, in shares, the volume weighted average trading price per share for such shares for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event on the exchange or trading system with the greatest volume of such shares traded during such 20 day period.

“DBRS” means DBRS Limited and its successors.

“Debenture Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Indenture and the Debentures, executed pursuant to the provisions of the Indenture.

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“Debentures” means debentures of the Issuer created and issued or to be issued pursuant to the terms of the Indenture and executed and delivered by the Debenture Trustee.

“Debenture Trustee” means BNY Trust Company of Canada or a duly appointed successor.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means CDS Clearing and Depository Services Inc. or such other Person as is designated in writing by the Issuer and acceptable to the Debenture Trustee to act as depository.

“Designated Non-Cash Consideration” means any non-cash consideration received by the Corporation or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an officers’ certificate delivered to the Debenture Trustee, which officers’ certificate shall set forth the Fair Market Value of such Designated Non-Cash Consideration and the basis for determining such Fair Market Value.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Debentures mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Corporation or any of its Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Corporation or any of its Subsidiaries may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments”, provided, further, that if the Capital Stock is issued to any plan for the benefit of employees of the Corporation or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture shall be the maximum amount that the Corporation and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any specified Person for any period, Net Income plus the sum, without duplication, of the amounts for such period of the following to the extent deducted in calculating Net Income: (a) Interest Expense, (b) any tax expense, current and deferred, included in Net Income, (c) depreciation expense, (d) amortization expense (other than amortization of deferred publication costs), including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, including any impairment charges (f) non-cash financial charges, (g) losses on asset sales, (h) restructuring charges or provisions, (i) any expenses or charges incurred in connection with any issuance of debt or equity securities, (j) any fees and expenses related to any acquisition permitted under the Indenture, (k) the share of any losses from investments in associates, and (l) losses or fees payable on sales, transfers or other dispositions of assets permitted pursuant to the covenant “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Asset Sales”, less the sum, without duplication, of the amounts for such period of the following to the extent included in calculating Net Income: (m) extraordinary gains and non-recurring gains, (n) non-cash gains, (o) gains on asset sales and (p) the share of any income from investments in associates, and plus the sum, without duplication, of any other items deducted, and less the sum, without duplication, of any other items added in order to determine income from operations before depreciation and amortization, impairment of goodwill and acquisition-related costs to the extent reflected on the consolidated income statement of such specified Person, all as determined in accordance with GAAP.

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“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash Flow” means with respect to any Person for any period, Adjusted Consolidated Cash Flow from Operations, adjusted as follows, without duplication:

(1)
minus all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of property, plant and equipment (other than the acquisition of a business) and intangible assets determined in conformity with GAAP made or committed to be made during such period by such Person and its Restricted Subsidiaries;

(2)	minus payments of principal made or committed to be made by such Person and its Restricted Subsidiaries under Capital Lease Obligations for such period and any debt issuance costs paid in such period;

(3)	minus any payments made in the current period with respect to earn-out or similar arrangements existing as of the date of the Indenture;

(4)
minus any payments made in the current period with respect to a put right in favour of the co-owners of 411.ca, Mediative G.P. and Mediative L.P. or with respect to a call right in favour of the Corporation or any of its Affiliates in connection with Mediative G.P. and Mediative L.P., in all cases as contemplated in agreements existing as of the date of the Indenture; and

(5)
minus, to the extent not included in the foregoing, amounts accrued or paid in cash in such period with respect to share-based management compensation plans, provided that such amounts were not deducted in a calculation of Excess Cash Flow with respect to a prior period.

“Existing Indebtedness” means all Indebtedness of the Corporation and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Corporation (unless otherwise provided in the Indenture).

“fiscal quarter” means, with respect to the Corporation and each of its Subsidiaries, (a) the first to third, inclusive, calendar months of such fiscal year, (b) the fourth to sixth, inclusive, calendar months of such fiscal year, (c) the seventh to nine, inclusive, calendar months of such fiscal year and (d) the tenth to twelfth, inclusive, calendar months of such fiscal year.

“GAAP” means the generally accepted accounting principles approved by the Canadian Institute of Chartered Accountants, or any successor institute, as in effect from time to time, in connection with the preparation of financial statements, including for greater certainty the International Financial Reporting Standards adopted by the International Standards Board from time to time as adopted in Canada.

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“Global Certificate” means a certificate representing Debentures issued on any date registered in the name of the CDS Nominee (or any replacement depository) for purposes of being held by such depository on behalf of beneficial owners of the Debentures.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether federal, state, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means the Corporation and any of its Restricted Subsidiaries that executes a Debenture Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Debenture Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

in each case entered into for the purpose of managing risks in the ordinary course of business and not for speculative purposes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of the face amount of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)
representing the balance deferred and unpaid of the purchase price of any property or services due more than 12 months after such property is acquired or such services are completed but excluding in any event trade payables arising in the ordinary course of business and also excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(6)	representing any Hedging Obligations,

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if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by the Corporation or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing, provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indenture” means the indenture dated as of the Issue Date among the Issuer, the Guarantors and the Debenture Trustee.

“Intercompany Indebtedness” means all Indebtedness between the Corporation and any Restricted Subsidiary or between Restricted Subsidiaries.

“Interest Expense” means, with respect to any specified Person for any period, interest expense accrued or (without duplication) paid during such period in respect of cash interest payments (including that attributable to capital leases in accordance with GAAP but excluding that attributable to any intercompany Indebtedness), net of interest income (in respect of cash interest receipts accrued during such period) of such Person with respect to all outstanding Indebtedness of such Person, including all commissions, bankers’ acceptance financing and net costs under financial hedge agreements (other than currency swap agreements, currency future or option contracts and other similar agreements, in each case to the extent not covering an interest rate component), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation or any of its Restricted Subsidiaries sells, transfers or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale, transfer or disposition, such Person is no longer a Restricted Subsidiary, the Corporation shall be deemed to have made an Investment on the date of any such sale, transfer or disposition equal to the Fair Market Value of the Corporation’s Investments in such Restricted Subsidiary that were not sold, transferred or disposed of in an amount determined as provided in the final paragraph of the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments”. The acquisition by the Corporation or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Corporation or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments”. Except as otherwise provided in the Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash of (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clause (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

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“Issue Date” means the date on which the Debentures are originally issued under the Indenture.

“Joint Purchasing Agreements” means any agreement between or among the Corporation and/or its Restricted Subsidiaries, and/or any of their respective Subsidiaries, whereby the parties thereto agree to jointly purchase goods or services from third parties, provided that such agreements result in the Corporation or the applicable Restricted Subsidiary purchasing such goods or services on terms that are no worse than would have been obtained by the Corporation or applicable Restricted Subsidiary in the absence of such agreement.

“Lien” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s property whether now owned or hereafter acquired or capital lease obligation by such Person as lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt.

“Moody’s” means Moody’s Investors Service and its successors.

“Net Income” means, with respect to any specified Person for any period, the profit (or loss) after taxation of such Person during such period, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Corporation or any of its Wholly-Owned Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration or other non-cash consideration received in any Asset Sale), net of all reasonable and customary out-of-pocket expenses relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, taxes paid or reasonably estimated to be payable as a result of the Asset Sale or Casualty or Condemnation Event (or the distribution of such proceeds to a Wholly-Owned Restricted Subsidiary), in each case, after taking into account, without duplication, of (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Corporation or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released). To the extent that any Restricted Subsidiary that is not a Wholly-Owned Subsidiary receives proceeds in respect of an Asset Sale or Casualty or Condemnation Event, the Net Proceeds of such Asset Sale or Casualty or Condemnation Event shall mean that portion of such proceeds actually distributed to the Corporation or any of its Wholly-Owned Restricted Subsidiaries and otherwise as set forth hereinabove.

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“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither the Corporation nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Corporation or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)
as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Corporation or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary), in each case except to the extent permitted by the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments”, provided, however, that Indebtedness shall not cease to be Non-Recourse Debt solely by reason of pledge by the Corporation or any of its Restricted Subsidiaries of Equity Interests of an Unrestricted Subsidiary or of Equity Interests of a Person that is not a Subsidiary of the Corporation or of such Restricted Subsidiary if recourse is limited to such Equity Interests.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business engaged in by the Corporation or any of its Restricted Subsidiaries on the date of the Indenture and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Corporation and its Restricted Subsidiaries are engaged on the date of the Indenture.

“Permitted Investments” means:

(1)	any Investment in the Corporation or in any of its Restricted Subsidiaries;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Intercompany Indebtedness;

(4)	any Investment by the Corporation or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)
such Person is merged, consolidated or amalgamated with or into, or sells, transfers or otherwise disposes of substantially all of its assets to, or is liquidated into, the Corporation or any of its Restricted Subsidiaries;

(5)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Asset Sales”, or from a sale or other disposition of assets not constituting an Asset Sale;

(6)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Qualifying Equity Interests;

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(7)
any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(8)	Investments represented by Hedging Obligations;

(9)
loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Corporation or of any of its Restricted Subsidiaries, in an aggregate amount not to exceed $2 million at any one time outstanding;

(10)
the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by the Corporation or any of its Restricted Subsidiaries in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction;

(11)
any Investment for the redemption, repurchase, defeasance or other acquisition or retirement for value or satisfaction of (i) Debentures pursuant to the Indenture, (ii) Senior Secured Notes pursuant to the Senior Secured Note Indenture, or (iii) any other Indebtedness of the Issuer or a Guarantor secured by a Permitted Lien;

(12)
any Investment of the Corporation or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

(13)
guarantees, including Guarantees of Indebtedness, otherwise permitted by the terms of the Indenture (other than guarantees to or for the benefit of Affiliates of the Corporation other than the Corporation and its Restricted Subsidiaries);

(14)
receivables owing to the Corporation or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(15)
payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16)
Investments resulting from the acquisition of a Person, otherwise permitted by the Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(17)	any Investment resulting from a Lien which is permitted by clause (25) of the definition of “Permitted Liens”;

(18)
reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa), provided in each case that the amount of such Investment is not increased thereby; and

(19)
other Investments in any Person (other than an Affiliate of the Corporation that is not (a) a Restricted Subsidiary, (b) a Permitted Joint Venture Partner of the Corporation or any Guarantor or (c) a Subsidiary of the Corporation or any Guarantor) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed $20 million.

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“Permitted Joint Venture Partner” means any Person (other than a Subsidiary of the Corporation) that is an Affiliate of the Corporation solely because the Corporation and/or its Restricted Subsidiaries own Equity Interests in such Person.

“Permitted Liens” means:

(1)	Liens securing the Senior Secured Notes and the related Senior Secured Note Guarantees;

(2)
Liens on accounts receivable (other than any account receivable resulting from Intercompany Indebtedness) of the Corporation and any of its Restricted Subsidiaries securing Indebtedness permitted by clauses (1) and (3) of the definition of “Permitted Debt”;

(3)	Liens on property (excluding cash collateral) securing Indebtedness permitted by clause (10) of the of the definition of “Permitted Debt”;

(4)	Liens on cash collateral (in an aggregate amount not to exceed $25 million at any time) securing Indebtedness permitted by clauses (4), (10) and (17) of the definition of “Permitted Debt”;

(5)	Liens in favor of the Corporation, the Issuer or the Guarantors;

(6)
Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated with or into or consolidated with the Corporation or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Corporation or any of its Restricted Subsidiaries;

(7)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Corporation or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to, such acquisition and not incurred in contemplation of such acquisition;

(8)
Liens incurred in connection with the financing of an acquisition and securing Acquired Debt and encumbering the assets of the Person being acquired by the Corporation or any of its Restricted Subsidiaries, provided such Liens are not extended, and for greater certainty are non-recourse, to any other assets of the Corporation or any of its Restricted Subsidiaries;

(9)
Liens to secure the performance of tenders, completion guarantees, statutory obligations, regulatory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds, warranty requirements or other obligations of a like nature incurred in the ordinary course of business, including rights of offset and set-off;

(10)
Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (6) of the definition of “Permitted Debt” covering only those assets acquired with or financed by such Indebtedness;

(11)	Liens existing on the date of the Indenture (other than Liens of the type described in clause (10) of this definition);

(12)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

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(13)
Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(14)	Liens in favour of contractors, subcontractors, architects and materialmen on assets securing payment for services rendered in respect of such assets and arising in the ordinary course of business;

(15)
any state of facts an accurate survey would disclose, public and private roads, prescriptive easements or adverse possession claims, minor encumbrances, easements, leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of immoveable or real property or minor defects in title, and other similar charges or encumbrances in respect of immoveable or real property not interfering the use in the operation of the business of the Corporation or any Restricted Subsidiary;

(16)
Liens to secure any Permitted Refinancing Indebtedness, provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(17)	Liens on assets of the Corporation, the Issuer or a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(18)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)
Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance or securing letters of credit issued in the ordinary course of business;

(20)
judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(21)	any interest or title of a lessor, licensor or sublicense under any operating lease, license or sublicense, as applicable;

(22)
Liens on the Equity Interests of an Unrestricted Subsidiary or of a Person that is not a Subsidiary of the Corporation securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to the Corporation and its Restricted Subsidiaries with respect to such Indebtedness is limited to such Equity Interests;

(23)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Corporation or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(24)	Liens on any property in favor of a Governmental Authority to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable; and

(25)	Liens incurred in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries with respect to obligations that do not exceed $20 million at any one time outstanding.

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“Permitted Refinancing Indebtedness” means any Indebtedness of the Corporation or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Corporation or any of its Restricted Subsidiaries (other than Intercompany Indebtedness), provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness then outstanding (including, in the case of a committed facility, the commitment with respect thereto) renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3)
if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Debentures, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Debentures on terms at least as favorable to the holders of Debentures as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, partnership, corporation, company, joint venture, limited liability company, unlimited liability company, association, trust, trustee, unincorporated organization, government or agency or political subdivision thereof, or any other entity.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether immoveable, real, personal, or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Corporation, any of its Restricted Subsidiaries or any of their respective Subsidiaries pursuant to which the Corporation, such Restricted Subsidiaries or any of their respective Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by the Corporation, Restricted Subsidiaries or any such Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Corporation, its Restricted Subsidiaries or any of their respective Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualifying Equity Interests” means Equity Interests of the Corporation or the Issuer other than Disqualified Stock.

“Receivables Entity” means a Subsidiary of the Corporation or any Guarantor that engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Corporation (as provided below) as a Receivables Entity. Any such designation by the Board of Directors of the Corporation shall be evidenced to the Debenture Trustee by filing with the Debenture Trustee a certified copy of the resolution of the Board of Directors of the Corporation giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

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“Receivables Facilities” means any facility that provides for Qualified Receivables Transactions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means:

(1)
the declaration or payment of any dividend or distribution (a) on account of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests or (b) to the holders of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Qualifying Equity Interests and dividends or distributions payable to the Corporation or any of its Restricted Subsidiaries);

(2)
the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation or the Issuer, to the extent that amounts payable upon such purchase, redemption or other acquisition or retirement for value is paid to any Person other than the Corporation or a Restricted Subsidiary;

(3)
any payment of principal on or with respect to, or the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Corporation, the Issuer or any Guarantor (excluding any Intercompany Indebtedness between or among the Corporation and any of its Restricted Subsidiaries or between or among any Restricted Subsidiaries), except (a) any payments due at the Stated Maturity thereof (to the extent permitted by the applicable terms of subordination) or (b) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

(4)	any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Corporation that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies (Canada) Corporation and its successors.

“Senior Secured Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Senior Secured Note Indenture and the Senior Secured Notes, executed pursuant to the provisions of the Senior Secured Note Indenture.

“Senior Secured Note Indenture” means the indenture governing the Senior Secured Notes.

“Senior Secured Notes” means the 9% senior secured notes due November 30, 2018 issued by the Issuer.

“Significant Subsidiary” means, (a) the Issuer, (b) Yellow Pages Group Corp., (c) each Subsidiary (i) whose assets at the end of the most recently ended fiscal quarter of the Corporation is equal to or greater than 10% of the Total Assets as at the end of such fiscal quarter, or (ii) whose EBITDA for the previous four fiscal quarters is equal to or greater than 10% of the Consolidated EBITDA for the same period, in each case, as reflected in the most recent publicly released consolidated financial statements of the Corporation, or (d) any successor of any of the entities referred to in paragraphs (a), (b) or (c) above.

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“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary (whether outstanding on the Issue Date or thereafter incurred) that is expressly subordinate or junior in right of payment to the Debentures or the applicable Debenture Guarantee, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Corporation.

“Total Assets” means the total assets of the Corporation and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Corporation, prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

“TSX” means the Toronto Stock Exchange.

“TSX-V” means the TSX Venture Exchange.

“Unrestricted Subsidiary” means Mediative G.P. Inc. and Mediative Performance L.P. and any other Subsidiary of the Corporation that is designated by the Board of Directors of the Corporation as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Corporation, but only to the extent that such Subsidiary:

(1)	is not a Wholly-Owned Subsidiary of the Corporation;

(2)	has no Indebtedness other than Non-Recourse Debt;

(3)
except as permitted by the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with the Corporation or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation;

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(4)
except as otherwise permitted by the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments” is a Person with respect to which neither the Corporation nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)
except as otherwise permitted by the covenant described above under “Description of the Senior Subordinated Exchangeable Debentures — Certain Covenants — Restricted Payments”, has not guaranteed or otherwise provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

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DESCRIPTION OF WARRANTS

The following is a summary of the material attributes and characteristics of the Warrants. This summary does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the terms of the Warrant Indenture (as defined below) that governs the terms of the Warrants.

General

The Warrants will be issued under a warrant indenture (the “Warrant Indenture”) to be entered into between New Yellow Media and a warrant agent to be appointed under the Warrant Indenture prior to the Effective Date (the “Warrant Agent”).

Each Warrant will be transferable and will entitle the holder thereof (each, a “Warrantholder”) to purchase one New Common Share at an exercise price of $31.67 per Warrant payable in cash (the “Warrant Exercise Price”) at any time up to 5:00 p.m. (Montreal time) on the date that is 10 years from the Effective Date (the “Time of Expiry”).

No fractional New Common Shares will be issuable upon the exercise of any Warrants. With respect to any Warrants held, Warrantholders will not have any voting rights or any other rights which a holder of New Common Shares would have.

Under the Warrant Indenture, New Yellow Media may from time to time, subject to applicable law, purchase, by invitation for tender, in the open market, by private contract on any stock exchange or otherwise, any of the Warrants then outstanding, and any Warrants so purchased will be cancelled.

Adjustments

The Warrant Indenture will provide for adjustment in the number of New Common Shares issuable upon the exercise of the Warrants upon the occurrence of certain events, including (without duplication):

(a)
the issuance of New Common Shares or securities convertible into New Common Shares at no additional cost to holders of all or substantially all of the New Common Shares by way of a dividend or other distribution of New Common Shares or securities exchangeable or convertible into New Common Shares;

(b)	the subdivision, re-division or change of the New Common Shares into a greater number of New Common Shares;

(c)	the reduction, combination or consolidation of the New Common Shares into a smaller number of New Common Shares;

(d)
the distribution to all or substantially all of the holders of the New Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such distribution, to subscribe for or purchase New Common Shares, or securities convertible into or exchangeable for New Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) that is less than 95% of the “current market price” (as such term is defined in the Warrant Indenture), for the New Common Shares on such record date;

(e)
the distribution to all or substantially all of the holders of the New Common Shares of securities of New Yellow Media or a subsidiary of New Yellow Media (including rights, options or warrants to acquire securities of New Yellow Media or the subsidiary of New Yellow Media), or other property or assets, including evidences of indebtedness; or

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(f)
if New Yellow Media conducts an issuer bid that is not conducted pursuant to an exemption from the issuer bid requirements of applicable securities legislation and the fair market value of the consideration offered for a New Common Share under such issuer bid exceeds the closing price of a New Common Share on the next trading day succeeding the last date deposits could have been made pursuant to such issuer bid.

The Warrant Indenture will also provide for adjustment in the kind and number of shares or other securities or property of New Yellow Media and/or other entity issuable upon the exercise of the Warrants upon the occurrence of the following additional events:

(a)	a reclassification of the New Common Shares (other than as described above);

(b)
a consolidation, arrangement, amalgamation, takeover or merger of New Yellow Media with or into any other corporation or other entity (other than a consolidation, arrangement, amalgamation, takeover or merger which does not result in any reclassification of the outstanding New Common Shares); or

(c)	a transfer of the undertaking or assets of New Yellow Media as an entirety or substantially as an entirety to another corporation or entity.

No adjustment in the number of New Common Shares issuable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the number of New Common Shares issuable upon the exercise of the Warrants.

New Yellow Media will covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to Warrantholders of certain stated events, including events that would result in an adjustment to the number of New Common Shares issuable upon the exercise of the Warrants, at least ten business days prior to the record date of such event.

Change of Control

In the event of a “change of control” (as such term is defined in the Warrant Indenture) of New Yellow Media, New Yellow Media may elect, in its sole discretion, to acquire and cancel all of the outstanding Warrants in exchange for a payment in cash per Warrant (the “Warrant Redemption Price”) in an amount as determined by reference to the table below. The Warrant Redemption Price shall be based on the remaining term of the Warrant measured from the date of the change of control to the Time of Expiry of the Warrant (the “Remaining Term”) and the total value of the consideration offered or payable per New Common Share in the transaction constituting the change of control (the “Change of Control Price”), in accordance with the table below:

	Share Price
Year to Expiry	$5.00	$10.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00
	Redemption Price ($)
10.00	0.43	2.09	4.67	7.87	11.48	15.40	19.53	23.82	28.23	32.75
9.00	0.33	1.79	4.18	7.23	10.74	14.57	18.64	22.88	27.27	31.76
8.00	0.24	1.48	3.67	6.55	9.93	13.67	17.68	21.88	26.23	30.70
7.00	0.16	1.18	3.14	5.83	9.07	12.71	16.64	20.79	25.11	29.55
6.00	0.10	0.89	2.59	5.06	8.13	11.65	15.50	19.60	23.89	28.31
5.00	0.05	0.61	2.02	4.24	7.12	10.50	14.26	18.30	22.55	26.97
4.00	0.02	0.37	1.45	3.36	6.00	9.21	12.87	16.85	21.08	25.49
3.00	—	0.17	0.90	2.43	4.75	7.76	11.30	15.23	19.45	23.88
2.00	—	0.04	0.40	1.44	3.34	6.06	9.46	13.35	17.60	22.10
1.00	—	0.00	0.06	0.46	1.67	3.93	7.15	11.09	15.50	20.18
0	—	—	—	—	—	—	3.60	8.60	13.60	18.60

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For purposes of determining the Warrant Redemption Price, if the Change of Control Price and Remaining Term are not set forth on the above table, then:

(a)
if the Change of Control Price is between two Share Prices on the above table and/or the Remaining Term is between two Years to Expiry on the table, the Warrant Redemption Price will be determined by a straight-line interpolation between the amounts set forth on the above table for the two Share Prices and the two Years to Expiry based on a 365-day year, as applicable;

(b)
if the Change of Control Price exceeds $50.00 per Common Share, subject to adjustment as set forth in the Warrant Indenture, the Share Price shall be deemed to be $50.00 and the amount by which the actual Share Price exceeds $50.00 shall be added to such amounts shown in the $50.00 column for purposes of determining the applicable Warrant Redemption Price; and

(c)	if the Change of Control Price is less than $5.00 per Common Share, subject to adjustment as set forth in the Warrant Indenture, the Warrant Redemption Price will be zero.

The Share Prices set forth in the heading of the above table will be adjusted in the same manner as any adjustment to the number of New Common Shares as provided for in the Warrant Indenture.

Amendments

The Warrant Indenture will provide that, from time to time, New Yellow Media and the Warrant Agent, without the consent of the Warrantholders, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making changes that do not prejudice the interests of the Warrantholders as a group. Other amendments or supplements to the Warrant Indenture and Warrants may only be made by way of “extraordinary resolution”, which will be defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the Warrantholders at which there are Warrantholders present in person or represented by proxy representing at least 20% of the aggregate number of the then outstanding Warrants (unless such meeting, other than a meeting convened at the request of Warrantholders, is adjourned to a prescribed later date due to a lack of quorum, in which case the Warrantholders present in person or by proxy at such adjourned meeting shall form a quorum) and passed by the affirmative vote of Warrantholders representing not less than 66 2⁄3% of the aggregate number of Warrants then outstanding represented at the meeting and voted on the poll upon such resolution, or (2) adopted by an instrument in writing signed by the Warrantholders who hold in the aggregate not less than 66 2⁄3% of the aggregate number of Warrants then outstanding.

Exercise

Warrants may be exercised upon surrender of the Warrant certificate on or before the Time of Expiry at the principal transfer office of the Warrant Agent, accompanied by payment of the Warrant Exercise Price for the number of New Common Shares for which the Warrants are being exercised. As the Warrants (other than Warrants issued to “Affiliates” as defined in Rule 144 of the 1933 Act) will be issued in the book-based system to CDS, beneficial Warrantholders should contact their respective registered dealer or broker for instructions on how to exercise the Warrants held by them.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

CERTAIN LEGAL AND REGULATORY MATTERS

Conditions to the Recapitalization Becoming Effective

The following are certain of the conditions precedent to the implementation of the Recapitalization which must be fulfilled, satisfied or waived, if applicable, by Yellow Media and New Yellow Media:

(a)	the Arrangement Agreement shall have been entered into and become effective;

(b)	the Support Agreement shall not have been terminated by the Initial Consenting Creditors pursuant to, and in accordance with, Section 10(a) of the Support Agreement;

(c)	no applicable law shall have been passed and become effective, which makes the consummation of the Plan of Arrangement illegal or otherwise prohibited;

(d)
the Final Order shall have been obtained, and the implementation of the Final Order or compliance therewith by any of the YMI Companies shall not have been stayed or enjoined as a result of an appeal or otherwise;

(e)
the Senior Secured Note Indenture, the Senior Security Agreements, the Senior Subordinated Exchangeable Debenture Indenture, the Subordinated Guarantee Agreements and the Warrant Indenture shall have been entered into;

(f)
all required governmental, regulatory and judicial consents, and any other required third party consents, shall have been obtained, except for such third party consents which if not obtained would not individually or in the aggregate have a material adverse effect on the YMI Companies;

(g)
the New Common Shares, the Senior Subordinated Exchangeable Debentures, the Warrants and the New Common Shares to be issued upon exercise, conversion or exchange of the Warrants and Senior Subordinated Exchangeable Debentures shall have been approved for listing on the TSX or on the TSXV, subject to customary conditions;

(h)	the YMI Companies shall have taken all necessary corporate actions and proceedings in connection with the Recapitalization and the Plan of Arrangement; and

(i)	the Director shall have issued the Certificate.

Yellow Media and New Yellow Media (and such other relevant parties to the documents and transactions referred to above) are entitled to waive, in whole or in part, any of the conditions set forth above, except for those set forth in (b), (c), (d), (e) and (i), without any notice to the Debtholders, Debentureholders and Shareholders.

Court Approval and Completion of the Arrangement

The Arrangement requires Court approval. Prior to the mailing of this Circular, Yellow Media and certain affiliates obtained the Interim Order providing for the calling and holding of the Meetings. The Interim Order also provides for, among other things:

•	the Record Date, the quorum and the permitted attendees for the Meetings;

•	the procedure governing the Opt-Out Election and the vote at the Meetings;

•	no person shall have any right to terminate, accelerate, amend or declare in default any contract or agreement due to the YMI Companies being parties to the Recapitalization proceedings;

•	the ability of Yellow Media to adjourn or postpone the Meeting(s) from time to time in accordance with the terms of the Interim Order without the need for additional approval of the Court;

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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•
except as required by law, that the Record Date for the Lenders, Noteholders, Debentureholders and Shareholders entitled to notice of and to vote at the Meetings will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Meeting(s).

•	the ability of Yellow Media to amend, modify or supplement the Plan of Arrangement in accordance with the terms thereof; and

•	the notice requirements with respect to the presentation of the application to the Court for the Final Order.

A copy of the Interim Order is attached as Appendix “E” to this Circular and the notice of presentation of the Final Order appears at Appendix “H” to this Circular.

It is expected that an application will be made to the Court for the hearing on the Final Order shortly after the Meetings. At the hearing on the Final Order, the Court will determine whether to approve the Arrangement in accordance with the legal requirements and the evidence before the Court. Participation at the hearing on the Final Order, including who may participate and present evidence or argument and the procedure for doing so is subject to the terms of the Interim Order and any subsequent direction of the Court. The hearing in respect of the final order is scheduled to be heard in Room 16.12 of the Montreal Courthouse, located at 1 Notre-Dame East, in Montreal (Québec), on September 10, 2012, at 9:00 a.m. or as soon thereafter as counsel may be heard, as more particularly described in the notice of presentation of the Final Order attached as Appendix “H” to this Circular.

At the hearing for the issuance of the Final Order, the Court will consider, among other things, whether the Arrangement is fair and reasonable. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court has been informed that the Final Order will also constitute the basis for an exemption from registration under the United States Securities Act provided by Section 3(a)(10) thereunder for the issuance of the Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants pursuant to the Arrangement.

Assuming the Final Order is granted and the other conditions to closing contained in the Plan of Arrangement are fulfilled, satisfied or waived, it is anticipated that the following will occur on the Effective Date:

(a)	the various documents necessary to consummate the Recapitalization will be deemed to be executed and delivered;

(b)	articles of arrangement will be filed with the Director under the CBCA to give effect to the Arrangement: and

(c)	the transactions provided for in the Plan of Arrangement and the Recapitalization will occur in the order indicated.

See “Certain Legal and Regulatory Matters — Conditions to the Recapitalization Becoming Effective”.

Resale of Securities Received in the Recapitalization

Canada

The issuance of the Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants under the Recapitalization will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such new securities to be issued pursuant to the Recapitalization. The Senior Secured Notes, the Senior Subordinated Exchangeable Debentures, the New Common Shares and the Warrants to be issued pursuant to the Recapitalization will be freely tradable subject to applicable limitations under Canadian securities laws. Holders of such securities are advised to seek legal advice prior to any resale of these securities.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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United States

The Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants to be issued pursuant to the Recapitalization will not be registered under the 1933 Act or the securities laws of any state of the United States, and are being issued in reliance on Section 3(a)(10) of the 1933 Act and exemptions provided under the securities laws of each state of the United States in which the recipients of such securities reside. Section 3(a)(10) of the 1933 Act exempts from registration the offer and sale of a security which is issued in exchange for outstanding securities, claims or property interests where the terms and conditions of such issue and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval. The Final Order, if granted, will constitute the basis for the Section 3(a)(10) exemption from the registration requirements of the 1933 Act with respect to the securities to be issued to the Lenders, Noteholders, Debentureholders and Shareholders. Prior to the hearing of the Final Order, the Court will be advised that such securities will be issued in reliance on the Section 3(a)(10) exemption.

Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants issued to Lenders, Noteholders, Debentureholders and Shareholders who will be “affiliates” of the Corporation after the Arrangement will be subject to certain restrictions on resale imposed by the 1933 Act. As defined in Rule 144 under the 1933 Act, an “affiliate” of an issuer is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Typically, persons who are executive officers, directors or 10% or greater shareholders of an issuer are considered to be its “affiliates”. Lenders, Noteholders, Debentureholders and Shareholders who are not affiliates of the Corporation, and have not been affiliates of the Corporation within 90 days of the date of the Effective Date, may resell Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants issued to them upon closing of the Arrangement in the United States without restriction under the 1933 Act.

Lenders, Noteholders, Debentureholders and Shareholders who are affiliates of the Corporation after the Arrangement or who were affiliates within 90 days of the Effective Date may not resell the securities that they receive in connection with the Recapitalization in the absence of registration under the 1933 Act unless an exemption from registration is available, such as the exemptions contained in Rule 144 or Regulation S under the 1933 Act.

The issuance of New Common Shares, if any, upon the exercise of the Warrants and the Senior Subordinated Exchangeable Debentures are not eligible for the exemption from registration under Section 3(a)(10) of the 1933 Act and may not be issued in the absence of an effective registration statement, or another exemption under the 1933 Act, such as Section 3(a)(9), Regulation S or the private placement exemption under Regulation D of the 1933 Act. Securities issued under such exemptions may be deemed “restricted securities” subject to limitations on resale unless an exemption is available, such as the exemptions contained in Rule 144 or Regulation S under the 1933 Act.

Stock Exchange Listing

The Existing Common Shares, the Preferred Shares, Series 1, the Preferred Shares, Series 2, the Preferred Shares, Series 3, the Preferred Shares, Series 5 and the Existing Debentures are listed for trading on the TSX under the symbols “YLO”, “YLO.PR.A”, “YLO.PR.B”, “YLO.PR.C”, YLO.PR.D” and “YLO.DB.A”, respectively. The Corporation has applied to list on the TSX the New Common Shares, the Senior Subordinated Exchangeable Debentures and the Warrants to be issued to Lenders, Noteholders, Debentureholders and Shareholders pursuant to the Recapitalization, and the New Common Shares to be issued upon the exercise, conversion or exchange of the Warrants and Senior Subordinated Exchangeable Debentures.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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Pursuant to the Recapitalization, a total of 32,949,263 New Common Shares will be issued or be made issuable as a result of the exercise, conversion or exchange of the Warrants and Senior Subordinated Exchangeable Debentures to the Debtholders, Debentureholders and Shareholders. Of such amount, 4,027,810 New Common Shares will be issued or be made issuable (including 1,464,658 New Common Shares being made issuable upon the exercise of Warrants) to the holders of Existing Common Shares. Accordingly, the number of New Common Shares issued and made issuable pursuant to the Recapitalization will effectively result in dilution of approximately 1,128% to the holders of Existing Common Shares. In accordance with the rules of the TSX, including those applicable to the dilution of holders of Existing Common Shares, the listing of the New Common Shares, Senior Subordinated Exchangeable Debentures, Warrants and the New Common Shares to be issued upon the exercise, conversion or exchange of the Warrants and Senior Subordinated Exchangeable Debentures remains subject to the approval of the TSX and the approval of the Recapitalization by the Shareholders.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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OTHER YMI COMPANIES PARTICIPATING IN THE ARRANGEMENT

In addition to Yellow Media and New Yellow Media, the following affiliates of Yellow Media will be affected by the Arrangement effected as part of the Recapitalization:

YPG Corp.

YPG Corp. was continued under the laws of Canada. YPG Corp.’s registered and head office is located at 16 Place du Commerce, Nuns’ Island, Verdun, Québec. YPG Corp. is the operating entity of the Corporation and carries on the Corporation’s business. See “Yellow Media before the Recapitalization — Business of the Corporation”.

YPG USA

YPG USA is incorporated under the laws of Delaware and its registered and principal offices are located in Wilmington, Delaware. YPG USA is a direct subsidiary of Yellow Media and acts as a holding company for YPG LLC.

YPG LLC

YPG LLC is incorporated under the laws of Delaware and its registered and principal offices are located in Wilmington, Delaware. YPG LLC is a direct subsidiary of YPG USA and provides services to YPG Corp. and other directory publishers.

Canpages

Canpages is incorporated under the CBCA and its registered and principal offices are located in Montreal, Quebéc. Canpages is a direct subsidiary of Yellow Media. Its business has been transferred to YPG Corp. and Canpages will be dissolved as soon as practicable following completion of the Arrangement.

Wall2Wall Media Inc.

Wall2Wall Media Inc. is incorporated under the CBCA and its registered and principal offices are located in Montreal, Quebec. W2W is held by 7737351 Canada Inc. (formerly known as LesPAC Inc.), itself a direct subsidiary of Yellow Media, and manages publications and services related to the real estate, employment and hospital newsprint and online verticals.

Newco1

Newco1 is incorporated under the CBCA and was incorporated for the sole purpose of completing the Plan of Arrangement.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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YELLOW MEDIA BEFORE THE RECAPITALIZATION

Yellow Media is a corporation amalgamated on November 1, 2010 under the CBCA, resulting from the amalgamation of the predecessor entity named Yellow Media Inc., YPG General Partner Inc., Canadian Phone Directories Holdings Inc., and certain other corporations pursuant to the reorganization of the Yellow Pages Income Fund from an income trust structure to a corporate structure by way of a court-approved plan of arrangement under section 192 of the CBCA.

Business of the Corporation

The Corporation is a leading digital company offering media and marketing solutions to small and medium enterprises across Canada. The Corporation is Canada’s largest telephone directories publisher and owns and operates some of Canada’s leading properties and publications including Yellow Pages™ directories. The Corporation is also a leader in national digital advertising through Mediative, a digital advertising and marketing solutions provider to national agencies and advertisers. W2W, a subsidiary of the Corporation, manages publications and services related to the real estate, employment and hospital newsprint and online verticals.

Through its nation-wide sales force of approximately 1,200 employees, including sales support staff, the Corporation serves approximately 333,000 local businesses as at March 31, 2012.

The Corporation owns more than 250 trade-marks in connection with its Canadian directories business including Yellow Pages™, Pages Jaunes™, Walking Fingers & Design™, Canada411™, YellowPages.ca™, PagesJaunes.ca™ and Canpages™.

The Corporation employs approximately 2,900 employees across Canada and in the United States.

The Corporation has implemented a business strategy with an intent to reacquire growth in revenue and improve operations. The Corporation continues to invest in order to transform from a print directory business to a digital media and marketing solutions company. The Corporation’s strategy is to (i) leverage its multiplatform media and marketing solutions, (ii) enhance services to its advertisers, (iii) build traffic to its network of properties, and (iv) improve user experience. The goal of the Corporation is to serve the advertising needs of small and medium enterprises across Canada, by providing the right services and tools to help manage and grow their business.

Further detailed information about the Corporation and its business can be found in the annual information form of the Corporation dated March 23, 2012, incorporated by reference into this Circular.

Description of Share Capital

Common Shares

Yellow Media is authorized to issue an unlimited number of common shares. As of July 27, 2012, there were 520,402,094 Existing Common Shares issued and outstanding. The rights, privileges, restrictions and conditions attaching to the Existing Common Shares are described below.

Voting Rights

Holders of Existing Common Shares are entitled to one vote per Existing Common Share at all meetings of Shareholders of the Corporation, other than meetings at which only the holders of another class or series of shares of the Corporation are entitled to vote separately as a class or series.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

Dividends

Holders of Existing Common Shares are entitled to receive, subject to the rights, privileges, restrictions and conditions attached to any other classes of shares of the Corporation, any dividend declared by the Board of Directors on the Existing Common Shares. See “Dividend Policy”.

Rights upon Dissolution

Holders of Existing Common Shares are entitled to receive, in the event of the liquidation, dissolution or winding-up of Yellow Media, whether voluntary or involuntary, after payment of all liabilities of the Corporation and subject to the preferential rights of any class of shares of the Corporation ranking in priority to the Existing Common Shares, the remaining assets and property of the Corporation.

Preferred Shares

Yellow Media is authorized to issue an unlimited number of cumulative redeemable first preferred shares, issuable in series. Each series of preferred shares consists of such number of shares and have such rights, privileges, restrictions and conditions as may be determined by the Board of Directors prior to the issuance thereof. As of March 31, 2012, 10,045,872 Preferred Shares, Series 1, 6,062,128 Preferred Shares, Series 2, 8,120,900 Preferred Shares, Series 3, 4,191,920 Preferred Shares, Series 5, and 383,333 Preferred Shares, Series 7 were issued and outstanding.

Voting Rights

Holders of Existing Preferred Shares are not entitled (except as otherwise provided by law or in the conditions attaching to the Existing Preferred Shares as a class) to receive notice of, attend, or vote at, any meeting of Shareholders, for greater certainty, including at any meeting relating to a proposal to effect an exchange of Existing Preferred Shares by way of an amalgamation or plan of arrangement involving the Corporation provided that the rights, privileges, restrictions and conditions of the Existing Preferred Shares are not removed or changed and provided that no class of shares of the Corporation superior to the Existing Preferred Shares is created or are otherwise negatively impacted, unless and until the Corporation has failed to pay eight quarterly dividends on the Existing Preferred Shares, whether or not consecutive and whether or not such dividends have been declared. In that event, and for only so long as any such dividends remain in arrears, the holders of Existing Preferred Shares will be entitled to receive notice of and to attend each meeting of the Shareholders other than any meetings at which only holders of another specified class or series are entitled to vote, and, except when the vote of the holders of shares of any other class or series is to be taken separately and as a class or series, to vote together with all of the voting shares of the Corporation on the basis of one vote per Existing Preferred Share held.

Dividends

Existing Preferred Shares rank, with respect to the payment of dividends, on a parity with other Existing Preferred Shares and are entitled to preference over Existing Common Shares and any other shares ranking junior to the Existing Preferred Shares from time to time and may also be given such other preferences over Existing Common Shares and any other shares ranking junior to the Existing Preferred Shares as may be determined at the time of creation of such series. On February 9, 2012, the Board of Directors decided to suspend dividends on all outstanding Existing Preferred Shares.

Rights upon Dissolution

Existing Preferred Shares rank, with respect to the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, on a parity with other Existing Preferred Shares and are entitled to preference over Existing Common Shares and any other shares ranking junior to the Existing Preferred Shares from time to time and may also be given such other preferences over Existing Common Shares and any other shares ranking junior to the Existing Preferred Shares as may be determined at the time of creation of such series.

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Preferred Shares, Series 1

Holders of Preferred Shares, Series 1, are entitled to receive fixed cumulative preferential cash dividends, if, as and when declared by the Board of Directors, in an amount equal to $1.0625 per Preferred Share, Series 1, per annum, payable quarterly.

Since March 31, 2012, the Corporation may, at its option, upon not less than 30 days and not more than 60 days prior written notice, redeem for cash Preferred Shares, Series 1, in whole or in part upon payment of the specified redemption price. However, under the Existing Credit Facilities, the Corporation agreed not to exercise its right to redeem the Preferred Shares, Series 1 for cash. Preferred Shares, Series 1, were also redeemable at the option of the Corporation during the period ranging from March 31, 2007, to March 31, 2012, provided that any redemption during this period had to be done for all of the then outstanding Preferred Shares, Series 1, and would be limited to circumstances in which Preferred Shares, Series 1, were entitled to vote separately as a class or series by law or court order.

Since March 31, 2012, and until December 31, 2012, the Corporation may, at its option and in accordance with the terms of the Preferred Shares, Series 1, upon not less than 30 days and not more than 60 days prior written notice, exchange the outstanding Preferred Shares, Series 1, in whole or in part, into Existing Common Shares. The number of Existing Common Shares into which each Preferred Share, Series 1, may be exchanged is determined by dividing the specified redemption price per Preferred Share, Series 1, by the greater of (i) $2.00 and (ii) 95% of the weighted average trading price of the Existing Common Shares on TSX for the 20 consecutive trading days ending on the fourth day prior to the date specified for exchange, or, if such fourth day is not a trading day, the immediately preceding trading day. The Corporation retained, under the Existing Credit Facilities, its exchange rights in respect of the Preferred Shares, Series 1. Preferred Shares, Series 1, were also exchangeable at the option of the Corporation, in whole or in part, during the period ranging from March 31, 2007, to March 31, 2012, provided that any exchange during this period was limited to circumstances in which Preferred Shares, Series 1, were entitled to vote separately as a class or series by law or court order.

On and after December 31, 2012, and subject to the Existing Credit Facilities, holders of Preferred Shares, Series 1, may require the Corporation, upon at least 30 days notice, to redeem such Preferred Shares, Series 1, for a cash price of $25.00 per Preferred Share, Series 1, together with any accrued and unpaid dividends up to but excluding the date fixed for redemption.

Preferred Shares, Series 2

Holders of Preferred Shares, Series 2, are entitled to receive fixed cumulative preferential cash dividends, if, as and when declared by the Board of Directors, in an amount equal to $1.25 per Preferred Share, Series 2, per annum, payable quarterly.

Since June 30, 2012, the Corporation may, at its option, upon not less than 30 days and not more than 60 days prior written notice, redeem for cash the Preferred Shares, Series 2, in whole or in part, upon payment of the specified redemption price. Preferred Shares, Series 2, were also redeemable at the option of the Corporation during the period ranging from June 30, 2007 to June 30, 2012, provided that any redemption during this period had to be done for all of the then outstanding Preferred Shares, Series 2, and had to be limited to circumstances in which Preferred Shares, Series 2, were entitled to vote separately as a class or series by law or court order.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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Since June 30, 2012, and until June 30, 2017, the Corporation may, at its option and in accordance with the terms of the Preferred Shares, Series 2, upon not less than 30 days and not more than 60 days prior written notice, exchange the outstanding Preferred Shares, Series 2, in whole or in part, into Existing Common Shares. The number of Existing Common Shares into which each Preferred Share, Series 2, may be exchanged is determined by dividing the specified redemption price per Preferred Share, Series 2, by the greater of (i) $2.00 and (ii) 95% of the weighted average trading price of the Existing Common Shares on TSX for the 20 consecutive trading days ending on the fourth day prior to the date specified for exchange, or, if such fourth day is not a trading day, the immediately preceding trading day. The Corporation retained, under the Existing Credit Facilities, its exchange rights in respect of the Preferred Shares, Series 2. Preferred Shares, Series 2, were also exchangeable at the option of the Corporation during the period ranging from June 30, 2007, to June 30, 2012, provided that any exchange during this period was limited to circumstances in which Preferred Shares, Series 2, were entitled to vote separately as a class or series by law or court order.

On and after June 30, 2017, upon at least 30 days’ notice, holders of Preferred Shares, Series 2, may require the Corporation to redeem such Preferred Shares, Series 2, for a cash price of $25.00 per Preferred Share, Series 2, together with any accrued and unpaid dividends up to but excluding the date fixed for redemption.

Preferred Shares, Series 3

Holders of Preferred Shares, Series 3, are entitled to fixed cumulative preferential cash dividends, if, as and when declared by the Board of Directors, at an annual rate of $1.6875 per Preferred Share, Series 3, payable quarterly, for the initial five-year period ending September 30, 2014 (the “Series 3 Initial Fixed Rate Period”). For each five-year period after the Series 3 Initial Fixed Rate Period (each, a “Series 3 Subsequent Fixed Rate Period”), the holders of Preferred Shares, Series 3, will be entitled to fixed cumulative preferential cash dividends, if, as and when declared by the Board of Directors, at the Series 3 Annual Fixed Dividend Rate (as defined below). The Corporation will determine on the 30th day prior to the first day of a Series 3 Subsequent Fixed Rate Period, the annual fixed dividend rate applicable to that Series 3 Subsequent Fixed Rate Period (the “Series 3 Annual Fixed Dividend Rate”). The Series 3 Annual Fixed Dividend Rate will be equal to the sum of the 5-Year Government of Canada bond yield on the 30th day prior to the first day of a Series 3 Subsequent Fixed Rate Period plus 4.17%.

On September 30, 2014, and on September 30 every five years thereafter, holders of Preferred Shares, Series 3, will have the option to convert their Preferred Shares, Series 3, into Preferred Shares, Series 4, on the basis of one Preferred Share, Series 4 for each Preferred Share, Series 3, subject to certain conditions set forth in the terms of the Preferred Shares, Series 3.

Preferred Shares, Series 3, will not be redeemable by the Corporation prior to September 30, 2014. On September 30, 2014, and on September 30 every five years thereafter, subject to certain restrictions set forth in the terms of the Preferred Shares, Series 3, the Corporation may, at its option, upon not less than 30 days and not more than 60 days prior notice, redeem the Preferred Shares, Series 3, in whole or in part by the payment in cash of $25.00 per Preferred Share, Series 3, together with any accrued and unpaid dividends up to but excluding the date fixed for redemption.

Preferred Shares, Series 3, do not have a fixed maturity date and are not redeemable at the option of its holders.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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Preferred Shares, Series 5

Holders of Preferred Shares, Series 5, are entitled to fixed cumulative preferential cash dividends, if, as and when declared by the Board of Directors, at an annual rate of $1.725 per Preferred Share, Series 5, payable quarterly, for the initial five and one-half year period ending on June 30, 2015 (the “Series 5 Initial Fixed Rate Period”). For each five-year period after the Series 5 Initial Fixed Rate Period (each, a “Series 5 Subsequent Fixed Rate Period”), the holders of Preferred Shares, Series 5, will be entitled to fixed cumulative preferential cash dividends, if, as and when declared by the Board of Directors, payable at the Series 5 Annual Fixed Dividend Rate (as defined below). The Corporation will determine on the 30th day prior to the first day of a Series 5 Subsequent Fixed Rate Period, the annual fixed dividend rate applicable to that Series 5 Subsequent Fixed Rate Period (the “Series 5 Annual Fixed Dividend Rate”). The Series 5 Annual Fixed Dividend Rate will be equal to the sum of the 5-Year Government of Canada bond yield on the 30th day prior to the first day of a Series 5 Subsequent Fixed Rate Period plus 4.26%.

On June 30, 2015, and on June 30 every five years thereafter, the holders of Preferred Shares, Series 5, will have the option to convert their Preferred Shares, Series 5 into Preferred Shares, Series 6, on the basis of one Preferred Share, Series 6, for each Preferred Share, Series 5, subject to certain conditions set forth in the terms of the Preferred Shares, Series 5.

Preferred Shares, Series 5, will not be redeemable by the Corporation prior to June 30, 2015. On June 30, 2015, and on June 30 every five years thereafter, subject to certain other restrictions set forth in the terms of the Preferred Shares, Series 5, the Corporation will have the option, upon not less than 30 days and not more than 60 days prior notice, to redeem the Preferred Shares, Series 5 in whole or in part by the payment in cash of $25.00 per Preferred Share, Series 5, together with any accrued and unpaid dividends up to but excluding the date fixed for redemption.

Preferred Shares, Series 5, do not have a fixed maturity date and are not redeemable at the option of the holders.

Preferred Shares, Series 7

On February 9, 2010, in connection with the acquisition of the RedFlagsDeals.com™ website, Yellow Media completed a private placement in favour of the vendors of an aggregate amount of 1,300,000 Preferred Shares, Series 7, at a price of $7.50 per Preferred Share, Series 7.

Holders of Preferred Shares, Series 7, are entitled to receive cumulative preferential cash dividends, if, as and when declared by the Board of Directors, in an amount equal to $0.375 per Preferred Share, Series 7, per annum, payable quarterly.

In addition, 1,000,000 Preferred Shares, Series 7, are exchangeable, at the option of the holders, into Existing Common Shares at a ratio of one Preferred Share, Series 7, for one Existing Common Share. Since January 1, 2012, the remaining 300,000 Preferred Shares, Series 7, may be exchanged, subject to certain time-based and performance conditions. As at December 31, 2011, 916,667 Preferred Shares, Series 7, were exchanged into Existing Common Shares at a ratio of one Preferred Share, Series 7, for one Existing Common Share.

Description of Indebtedness

Credit Facilities

On September 28, 2011, Yellow Media announced the amendment of its senior unsecured credit facility with a syndicate of lenders dated February 18, 2011, previously providing for a total of $1.0 billion and which consisted of a $750 million revolving tranche and a $250 million non-revolving tranche. The current amended Existing Credit Facilities are provided by a syndicate of lenders, led by Scotia Capital, and consists of a $250 million revolving tranche maturing in February 2013 (the “Revolving Facility”), and a $250 million non-revolving tranche maturing in February 2013 (the “Non-Revolving Facility”).

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As of July 13, 2012, the Corporation had drawn $239 million on the Revolving Facility and $130 million under the Non-Revolving Facility.

The Non-Revolving Facility may be used for general corporate purposes of the Corporation. The Revolving Facility may be used for general corporate purposes and to finance day-to-day operations of the Corporation. Pursuant to the terms of the Existing Credit Facilities, the Corporation is required to make quarterly repayments of $25 million on the outstanding balance of the Non-Revolving Facility through January 2013. The next quarterly repayment of $25 million is payable on October 1, 2012.

Pursuant to the Existing Credit Agreement, the Corporation is required to comply with certain covenants that could in certain circumstances restrict the ability of the Corporation or its Subsidiaries to incur additional indebtedness, to transfer their assets, to make certain acquisition and investments, or to make certain dividend payments.

Existing Notes

In April 2004, Yellow Media established a program for the issuance of unsecured unsubordinated medium term notes. The Existing Note Indenture contains customary terms and conditions for issuers of such medium term notes, including limits on pledging assets to secure indebtedness.

All series of Existing Notes are unsecured and are unconditionally guaranteed by YPG Corp., YPG USA, YPG LLC, Canpages and W2W. The Existing Notes require compliance with certain covenants that could in certain circumstances restrict the ability of the Corporation or its Subsidiaries to incur additional indebtedness, to encumber or dispose of their assets, or to make certain dividends payments.

Yellow Media is entitled, at its option, to redeem a series of Existing Notes in whole or in part, by giving prior notice of not less than 30 days and not more than 60 days to the holders thereof, at the greater of par and the price determined under the Existing Note Indenture.

As of July 24, 2012, the following unsecured unsubordinated medium term notes were issued and outstanding under the Corporation’s medium term note program, totaling an aggregate of $1,405,504,650 of Noteholder Debt.

Series	Principal Amount Outstanding ($)	Initial Term	Coupon (%)	Maturity Date
Series 2	254.7 million	10 years	5.71	April 21, 2014
Series 3	121.2 million	15 years	5.85	November 18, 2019
Series 4	319.9 million	10 years	5.25	February 15, 2016
Series 5	16.6 million	30 years	6.25	February 15, 2036
Series 7	138.1 million	5 years	7.30	February 2, 2015
Series 8	125 million	4.5 years	6.85	December 3, 2013
Series 9	130 million	4 years	6.50	July 10, 2013
Series 10	300 million	10 years	7.75	March 2, 2020

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Existing Debentures

On July 8, 2010, the Corporation issued $200 million principal amount of Existing Debentures under the Existing Debenture Indenture. The Existing Debentures have a 6.25% per annum interest rate, payable semi-annually and have a maturity date of October 1, 2017.

The Existing Debentures are convertible for Existing Common Shares at the option of the holder at an exchange price of $8.00 per Existing Common Share, subject to adjustment, as set forth in the Existing Debenture Indenture. Under the Existing Debenture Indenture, holders of Existing Debentures converting their Existing Debentures are entitled to receive, in addition to the applicable number of Existing Common Shares, accrued and unpaid interest in respect thereof for the period from and including the latest interest payment date up to but excluding the date of exchange. However, the Plan of Arrangement provides that notwithstanding the terms of the Existing Debenture Indenture, no payment will be made for accrued and unpaid interest in respect of Existing Debentures converted prior to the Effective Date, and any claim for such accrued but unpaid interest shall be irrevocably and finally extinguished without the need for any further payment or otherwise.

Payment of the principal and premium, if any, of, and interest on, the Existing Debentures is subordinated to the prior payment in full of all present and future indebtedness, liabilities and obligations of the Corporation which, by the terms of the instrument creating or evidencing the same, is not expressed to rank in subordination to or pari passu with the Existing Debentures. The Existing Debentures are also effectively subordinated to claims of creditors of the Corporation’s Subsidiaries except to the extent the Corporation is a creditor of such Subsidiaries ranking at least pari passu with such other creditors. Each guarantee is unsecured, ranks senior to the applicable subordinated intercompany debt of a guarantor and is subordinated in right of payment to the prior payment in full of the applicable senior indebtedness of a guarantor.

The Existing Debentures do not limit the ability of the Corporation or any of its Subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to the Existing Debentures, or from mortgaging, pledging or charging its properties to secure any indebtedness.

The Existing Debentures are not redeemable before October 1, 2013. On and after October 1, 2013 and prior to October 1, 2015, Existing Debentures may be redeemed in whole or in part from time to time at the Corporation’s option on not more than 60 days and not less than 30 days prior notice at a price equal to their principal amount plus accrued and unpaid interest, provided that the mean volume weighted average trading price per Existing Common Share on TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date on which the notice of redemption is given is not less than 125% of the exchange price, subject to adjustment, as set forth in the Existing Debenture Indenture.

As of March 31, 2012, $200 million principal amount of Existing Debentures was outstanding.

Executive Severance Policy

On May 8 2012, the Corporation adopted an executive severance policy that provides for a severance period of 12 to 24 months of eligible pay (representing base salary and short-term bonus at target) for selected executives of the Corporation.

Pursuant to his employment agreement dated November 29, 2002, the President and Chief Executive Officer of Yellow Media, Marc P. Tellier, is entitled to a severance payment of 300% of the sum of (i) his base salary, and (ii) an annual bonus amount equal to the annual bonus, if any, earned for the year immediately preceding the year in which termination occurs.

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Securities Authorized For Issuance Under Equity Compensation Plan

The following table sets forth, as of July 27, 2012, information with respect to the 2010 Stock Option Plan and Management Stock Option Plan (prior to August 2003).

	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2010 Stock Option Plan(1)	10,900,000	$6.35	9,150,000
Management Stock Option Plan(2)	329,227	$3.92	—
Total	11,229,227	$6.28	9,150,000
_____________________

(1)
Represents Existing Common Shares issuable upon the exercise of outstanding Options under the 2010 Stock Option Plan. For a description of the 2010 Stock Option Plan, see “Executive Compensation– Discussion and Analysis — Total Components — Long-term Incentive Programs — 2010 Stock Option Plan” of the management proxy circular of the Corporation dated March 20, 2012, incorporated by reference in this Circular.

(2)
Represents Existing Common Shares issuable upon the exercise of outstanding stock options under the Management Stock Option Plan. For a description of the Management Stock Option Plan, see “Executive Compensation — Discussion and Analysis — Total Compensation Components — Long-term Incentive Programs — Management Stock Option Plan (prior to August 2003)” of the management proxy circular of the Corporation dated March 20, 2012, incorporated by reference in this Circular. Following the initial public offering of the Corporation’s predecessor in August 2003, no further options have been, and no further options will be, granted under the Management Stock Option Plan.

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YELLOW MEDIA AFTER THE RECAPITALIZATION

Share Capital

Upon completion of the Recapitalization, the authorized capital of New Yellow Media will consist of an unlimited number of New Common Shares and an unlimited number of preferred shares issuable in series. On the Effective Date, after giving effect to the Recapitalization, 25,812,230 New Common Shares will be outstanding.

New Common Shares

New Yellow Media is authorized to issue an unlimited number of New Common Shares and an unlimited number of preferred shares issuable in series. The rights, privileges, restrictions and conditions attaching to the New Common Shares are described below.

Voting Rights

The holders of the New Common Shares are entitled to one vote per common share at all meetings of shareholders of the New Yellow Media, other than meetings at which only the holders of another class or series of shares of the New Yellow Media are entitled to vote separately as a class or series.

Dividends

The holders of New Common Shares are entitled to receive, subject to the rights, privileges, restrictions and conditions attached to any other classes of shares of New Yellow Media, any dividend declared by the Board of Directors of New Yellow Media on the New Common Shares. See “Dividend Policy”.

Rights upon Dissolution

In the event of the liquidation, dissolution or winding-up of New Yellow Media, whether voluntary or involuntary, the holders of the New Common Shares are entitled to receive, after payment of all liabilities of New Yellow Media and subject to the preferential rights of any class of shares of New Yellow Media ranking in priority to the New Common Shares, the remaining assets and property of New Yellow Media.

Warrants

Upon completion of the Recapitalization, New Yellow Media will have 2,581,223 Warrants outstanding. For a complete description of the Warrants, see “Description of Warrants”.

Preferred Shares

New Yellow Media is authorized to issue an unlimited number of cumulative redeemable first preferred shares, issuable in series. Each series of preferred shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Board of Directors of New Yellow Media prior to the issuance thereof. Holders of preferred shares, except as otherwise provided in the terms specific to a series of preferred shares or as required by law, will not be entitled to vote at meetings of holders of New Common Shares. With respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of New Yellow Media, whether voluntary or involuntary, the preferred shares are entitled to preference over the New Common Shares and any other shares ranking junior to the preferred shares from time to time and may also be given such other preferences over New Common Shares and any other shares ranking junior to the preferred shares as may be determined at the time of creation of such series.

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New Stock Option Plan

The Plan of Arrangement contemplates the adoption of a new stock option plan (the “New Stock Option Plan”). The New Stock Option Plan will be implemented on the Effective Date. The New Stock Option Plan will allow the Board of Directors of New Yellow Media or a committee thereof, in their sole discretion, to select eligible employees to whom awards can be made, to specify the number of options (each, a “New Option”) to acquire New Common Shares which in each case are awarded, to determine the New Option Period (as described below) applicable to each award and to impose any other conditions relating to the awards that the Board of Directors of New Yellow Media or a committee thereof deems appropriate. Officers and certain employees of New Yellow Media are entitled to participate in the New Stock Option Plan.

The New Stock Option Plan will be administered by the Human Resources and Compensation Committee of New Yellow Media or such other committee that the Board of Directors of New Yellow Media will, from time to time, make responsible for matters relating to the New Stock Option Plan.

Upon Completion of the Arrangement, the New Stock Option Plan will result in up to 1,290,612 New Common Shares, representing five percent of the issued and outstanding New Common Shares, being available for issue pursuant to the exercise of New Options. The following additional limitations shall apply to grants under the New Stock Option Plan: (i) the number of New Common Shares issuable to insiders, at any time, under the New Stock Option Plan and any other share compensation arrangements of New Yellow Media, shall be less than five percent of the issued and outstanding New Common Shares; (ii) the number of New Common Shares issued to insiders, within any one year period, under the New Stock Option Plan and any other share compensation arrangements of New Yellow Media, shall be less than five percent of the issued and outstanding New Common Shares; and (iii) the maximum aggregate number of New Common Shares with regard to which awards may be made to any one participant under the New Stock Option Plan and under any other share compensation arrangements of New Yellow Media shall be less than five percent of the New Common Shares issued and outstanding.

Under the terms of the New Stock Option Plan, the period during which a New Option award remains outstanding (a “New Option Period”) in respect of a particular award shall be specified by the Board of Directors of New Yellow Media or a committee thereof, but in all cases shall end not later than the day preceding the tenth anniversary of the date on which a New Option was granted. However, should the New Option Period end during a period self-imposed by New Yellow Media during which directors and certain employees of New Yellow Media shall not trade the New Common Shares (a “Blackout Period”), or within ten trading days after the expiration of the Blackout Period applicable to the relevant participant, the term will expire on the tenth trading day after the end of the Blackout Period.

Under the terms of the New Stock Option Plan, the Board of Directors of New Yellow Media or a committee thereof shall prescribe the date or dates upon which all or a portion of a New Option becomes exercisable and may establish any performance criteria which must be met by a participant, New Yellow Media and/or any affiliated entity thereof in order for all or a portion of any New Option to become exercisable.

Upon the Arrangement becoming effective, a determination will be made as to the number of New Options to be granted to eligible employees, which New Options will be granted in accordance with the criteria described above.

The exercise price per New Common Share with respect to each New Option shall not be less than the volume weighted average trading price of the New Common Shares on TSX for the five trading days immediately preceding the grant date. The New Stock Option Plan includes the following provisions with respect to early termination or early vesting:

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(a)
unless the Board of Directors of New Yellow Media or a committee thereof otherwise provides, if a participant voluntarily terminates his or her employment (other than a resignation for good reason following a Change of Control (as defined below)) or otherwise ceases to be employed by New Yellow Media or any affiliated entity thereof prior to the end of the New Option Period, other than by reason of the death, long-term disability, retirement, or termination without cause of the participant following a Change of Control: (i) each exercisable New Option then held by the participant shall remain exercisable for a period of three calendar months from the date of such termination or cessation, but not later than the end of the New Option Period, and thereafter any such New Option shall expire; and (ii) each non-exercisable New Option then held by a participant shall expire immediately. Change of Control shall mean: (i) a sale of all or substantially all of the assets of New Yellow Media other than in connection with an internal reorganization; (ii) a sale, directly or indirectly, resulting in more than 50% of the voting securities of New Yellow Media being held, directly or indirectly, by another person other than in connection with an internal reorganization; or (iii) a merger or consolidation of New Yellow Media into another person resulting in the members of the Board of Directors of New Yellow Media before such merger or consolidation no longer constituting a majority of the directors of the resulting entity;

(b)
unless the Board of Directors of New Yellow Media or a committee thereof otherwise provides, if a participant is dismissed for cause, each New Option then held by the participant, whether or not exercisable on the date of such dismissal, shall immediately expire on the date of such dismissal;

(c)
unless the Board of Directors of New Yellow Media or a committee thereof otherwise provides, if a participant ceases to be employed by New Yellow Media or an affiliated entity thereof prior to the end of the New Option Period by reason of long-term disability: (i) each exercisable New Option then held by the participant shall remain exercisable for a period of 12 calendar months from the date of the long- term disability, but not later than the end of the New Option Period, and thereafter any such New Option shall expire; and (ii) each non-exercisable New Option then held by a participant shall become exercisable on the date it would have been exercisable if the participant had not ceased to be employed by New Yellow Media or an affiliated entity thereof and shall remain exercisable up to the earlier of 12 calendar months from the date of the long-term disability or the end of the New Option Period and thereafter any such New Option shall expire;

(d)
unless the Board of Directors of New Yellow Media or a committee thereof otherwise provides, if a participant ceases to be employed by New Yellow Media or an affiliated entity thereof prior to the end of the New Option Period by reason of retirement and that such participant has reached the age of 60 years old at the date of retirement: (i) each exercisable New Option then held by the participant shall remain exercisable for a period of 36 calendar months from the date of retirement, but not later than the end of the New Option Period, and thereafter any such New Option shall expire; (ii) each non-exercisable New Option then held by the participant shall become exercisable as if the participant had not ceased to be employed by New Yellow Media or an affiliated entity thereof and shall remain exercisable up to the earlier of 36 calendar months from the date of retirement or the end of the New Option Period and thereafter any such New Option shall expire;

(e)
unless the Board of Directors of New Yellow Media or a committee thereof otherwise provides, if a participant ceases to be employed by New Yellow Media or an affiliate thereof prior to the end of the New Option Period by reason of retirement and that such participant has not reached the age of 60 years old at the date of retirement, (i) each exercisable New Option then held by the participant shall remain exercisable for a period of 12 calendar months from the date of retirement, but not later than the end of the New Option Period, and thereafter any such New Option shall expire; and (ii) each non-exercisable New Option then held by the participant shall expire immediately; and

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(f)
unless the Board of Directors of New Yellow Media or a committee thereof otherwise provides, if a participant ceases to be employed by New Yellow Media or an affiliate thereof prior to the end of the New Option Period by reason of death: (i) each exercisable New Option then held by the participant shall remain exercisable by the administrator or liquidator of his or her estate, for a period of 12 calendar months from the date of death, but not later than the end of the New Option Period, and thereafter any such New Option shall expire; and (ii) each non-exercisable New Option then held by the participant shall become exercisable by the administrator or liquidator of his or her estate from the date of death and for a period of 12 calendar months from such date, but not later than the end of the New Option Period, and thereafter any such New Option shall expire.

The New Stock Option Plan includes a “double trigger” provision. If a Change of Control occurs, unless otherwise determined by the Board of Directors of New Yellow Media, each New Option, which is not converted into or substituted by an award of a successor entity (an “Alternative Award”), shall become exercisable immediately prior to the consummation of the transaction constituting a Change of Control. For the purposes of the New Stock Option Plan, an Alternative Award must, in the opinion of the Board of New Yellow Media: (i) be based on shares that are traded on an established Canadian or United States securities market; (ii) provide the participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such New Options, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; and (iii) have substantially equivalent economic value to such New Options (determined at the time of the Change of Control). If Alternative Awards are available and a participant is terminated without cause or submits a resignation for good reason within 24 calendar months after a Change of Control: (i) each exercisable Alternative Award then held by such participant shall remain exercisable for a period of 24 calendar months from the date of termination or resignation, but not later than the end of the New Option Period, and thereafter any such Alternative Award shall expire; and (ii) each non-exercisable Alternative Award then held by the participant shall become exercisable upon such termination or resignation and shall remain exercisable for a period of 24 calendar months from the date of such termination or resignation, but not later than the end of the New Option Period, and thereafter any such Alternative Award shall expire. Under the terms of the New Stock Option Plan, notwithstanding anything to the contrary contained therein, the Board of Directors of New Yellow Media may, in its sole discretion, accelerate the exercisability or vesting of all or any portion of the outstanding New Options which are not then exercisable immediately prior to the consummation of the transaction constituting a Change of Control.

New Options granted under the New Stock Option Plan are not transferable or assignable other than by will or pursuant to succession laws (estate settlements).

The New Stock Option Plan is equally open to participants in jurisdictions other than Canada. The terms and conditions offered to foreign participants may vary and may be more limited than those set forth in the New Stock Option Plan, depending upon local regulations and restrictions.

From time to time, the Board of Directors of New Yellow Media or a committee thereof, as provided in the New Stock Option Plan or pursuant to a specific delegation, may, in addition to its powers under the New Stock Option Plan, amend any of the provisions of the New Stock Option Plan or suspend or terminate the plan or amend the terms of any then outstanding award of New Options under the New Stock Option Plan; provided, however, that New Yellow Media shall obtain shareholder approval for:

(a)	any amendment to the maximum number of New Common Shares issuable under the New Stock Option Plan;

(b)
any increase to the number of New Common Shares that may be issued to insiders or to any one participant under the New Stock Option Plan, in both cases subject to certain adjustments in the case of reorganization of the share capital;

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(c)	any amendment which would allow non-employee directors of New Yellow Media or of an affiliated entity to be eligible for awards of New Options under the New Stock Option Plan;

(d)	any amendment which would permit any New Option granted under the New Stock Option Plan to be transferable or assignable other than by will or pursuant to succession laws (estate settlements);

(e)
the addition of an exercise feature, payable in cash or New Common Shares, which does not provide for a full deduction of the number of underlying New Common Shares from the New Stock Option Plan reserve;

(f)	the addition in the New Stock Option Plan of provisions which results in participants receiving New Common Shares while no cash consideration is received by New Yellow Media;

(g)
any reduction in the exercise price of a New Option after the New Option has been granted to a participant or any cancellation of a New Option and the substitution of that New Option by a New Option with a reduced exercise price granted to the same participant, subject to certain adjustments in the case of reorganization of the share capital;

(h)	any extension to the term of a New Option beyond the original expiry date, except in a case of Blackout Period;

(i)	the addition in the New Stock Option Plan of any form of financial assistance and any amendment to a financial assistance provision which is more favourable to participants; and

(j)	any amendment to the amendment provision of the New Stock Option Plan other than amendments of a “housekeeping” or clerical nature.

New Yellow Media will take such steps as are considered necessary or appropriate for the withholding (including any deduction) of any taxes and social contributions which is required by any law or regulation of any governmental authority in connection with the New Stock Option Plan. The obligation of New Yellow Media to deliver New Common Shares upon the exercise of a New Option by a participant is conditional upon the participant paying such amount as may be requested by New Yellow Media for the purpose of satisfying any liability in respect of such withholding and participants under the New Stock Option Plan shall be responsible for all taxes payable arising as a result of the grant or exercise or surrender of New Options, a sale of New Common Shares issued pursuant to such New Options, or otherwise.

No financial assistance is provided by New Yellow Media to participants under the New Stock Option Plan.

Description of Indebtedness

Upon completion of the Recapitalization, New Yellow Media’s principal indebtedness will consist of the Senior Secured Notes and of the Senior Subordinated Exchangeable Debentures. For a complete description of the Senior Secured Notes see “Description of the Senior Secured Notes”. For a complete description of the Senior Subordinated Exchangeable Debentures, see “Description of the Senior Subordinated Exchangeable Debentures”.

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Unaffected Obligations

Other than the Obligations, Entitlements and indebtedness under the Existing Credit Agreement, the Revolving Credit Facility, the Non-Revolving Facility, the Existing Notes, the Existing Note Indenture, the Existing Debentures and the Existing Debenture Indenture, the obligations and indebtedness of the Corporation are not affected by or involved in the Recapitalization or the Plan of Arrangement. Trade debt and obligations to employees, including the Corporation’s pension and benefit plan obligations, will all continue to be paid or satisfied by the Corporation in the ordinary course.

Earnings Coverage Ratio

The following consolidated earnings coverage ratios are calculated for the 12-month periods ended December 31, 2011 and March 31, 2012, respectively, and are derived from the consolidated financial statements of the Corporation. The ratios for the periods give effect to the extinguishment per the Recapitalization of $254.7 million of Series 2 Notes, $121.2 million of Series 3 Notes, $319.9 million of Series 4 Notes, $16.6 million of Series 5 Notes, $138.1 million of Series 7 Notes, $125.0 million of Series 8 Notes, $130.0 million of Series 9 Notes, $300 million of Series 10 Notes, all outstanding credit facilities balances, $200.0 million of Existing Debentures, $251.2 million Preferred Shares, Series 1 and $151.6 million Preferred Shares, Series 2, and the issuance of $750 million Senior Secured Notes and $100 million Senior Subordinated Exchangeable Debentures of New Yellow Media as if these transactions occurred on January 1, 2011 and April 1, 2011, respectively. The ratios also give effect to the repayment and exchange into common shares of the exchangeable promissory notes that were outstanding in 2011 and repayment of the outstanding commercial paper that was outstanding in 2011 as if these transactions occurred on January 1, 2011 and April 1, 2011, respectively.

The Corporation’s interest requirements, after giving effect to the above adjustments, amount to $84.3 million and $82.3 million for the 12-month periods ended December 31, 2011, and March 31, 2012, respectively. The consolidated loss of the Corporation before financial charges, dividends on Preferred Shares Series 1 and 2, and income taxes amounted to $2,592.1 million and $5,466.7 million for the 12-month periods ended December 31, 2011 and March 31, 2012, respectively. Additional earnings before financial charges and income taxes of $2,674.4 million and $5,549 million for the 12-month periods ended December 31, 2011 and March 31, 2012, respectively, would be required to achieve a one-to-one earnings coverage ratio.

Before giving effect to the impairment of goodwill and intangible assets and impairment of investment in associate in the aggregate amount of $2,950.3 million for the 12-month period ended December 31, 2011 and $5,918.1 million for the 12-month period ended March 31, 2012 and the net loss from discontinued operations, net of income taxes in the amount of $120.9 million for the 12-month period ended December 31, 2011 and $15.8 million for the 12-month period ended March 31, 2012, the earnings coverage ratio would have been 5.68 for both of such periods.

New Board of Directors

A search committee of up to five members has been established to select the Board of Directors of New Yellow Media. The search committee consists of two directors of Yellow Media, one of whom is Marc P. Tellier, and two members designated by the Initial Consenting Creditors.

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The Board of Directors of New Yellow Media will consist of nine directors, one of whom shall be Marc P. Tellier and two of whom shall be directors of the existing Board of Directors of the Corporation (other than Marc P. Tellier). The eight other directors of the Board of Directors of New Yellow Media (other than Marc P. Tellier) shall be selected on a consensual basis by the search committee. In the event of disagreement within the search committee with respect to the selection of such eight other directors of the Board of Directors, the members of the search committee designated by the Initial Consenting Creditors will select six of the eight directors and the two directors of Yellow Media who are members of the search committee will select two of the eight directors. If the search committee does not have an approved list of nine directors by the date that is one week before the date of the Meetings, direction of the Court may be sought as to how to resolve the identity of the directors who have not been approved by the search committee. The composition of the Board of Directors of New Yellow Media will be announced via press release prior to the Debtholders’ Meeting and the Shareholders’ Meeting. The press release will be incorporated by reference in this Circular. If the composition of the Board of Directors of New Yellow Media is not announced by press release prior to the Meetings, the directors of New Yellow Media shall be appointed by the Final Order or another order of the Court. See “The Recapitalization — Arrangement Mechanics”.

Appointment of Auditor

The independent auditor of New Yellow Media following the Recapitalization shall be Deloitte & Touche LLP.

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DIVIDEND POLICY

On August 4, 2011, the Board of Directors reduced the cash dividends to holders of Existing Common Shares from $0.65 to $0.15 annually. A dividend of $0.025 was paid on October 17, 2011, to shareholders of record on September 30, 2011. On September 28, 2011, the Board of Directors determined that it was in the best interest of the Corporation to eliminate future dividends on Existing Common Shares. This decision was made so as to comply with the terms of the Corporation’s Existing Credit Agreement which was entered into and announced on such same date.

On February 9, 2012, the Board of Directors determined, after careful consideration, that it was in the best interest of the Corporation to eliminate future dividends on the outstanding Preferred Shares, Series 1, Preferred Shares, Series 2, Preferred Shares, Series 3, Preferred Shares, Series 5 and Preferred Shares, Series 7.

The Corporation does not expect that dividends will be declared on the New Common Shares to be issued pursuant to the Recapitalization in the foreseeable future. Any future determination to pay dividends on the New Common Shares will be at the discretion of the Board of Directors of New Yellow Media and will depend on, among other things, the Corporation’s results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the Board of Directors of New Yellow Media may deem relevant.

New Yellow Media is subject to significant restrictions on the payment of dividends under the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture. New Yellow Media and its Subsidiaries (other than certain unrestricted Subsidiaries) cannot declare or pay any dividend or distribution to holders of New Yellow Media’s or such Subsidiaries’ shares, other than dividends or distributions payable in shares and dividends or distributions payable to New Yellow Media or any such Subsidiary, and as otherwise provided for in the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture.

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Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

TRADING PRICE AND VOLUME

The Existing Common Shares, Preferred Shares, Series 1, Preferred Shares, Series 2, Preferred Shares, Series 3, Preferred Shares, Series 5 and Existing Debentures are listed for trading on TSX under the symbols “YLO”, “YLO.PR.A”, “YLO.PR.B”, “YLO.PR.C”, “YLO.PR.D” and “YLO.DB.A”, respectively.

The following tables show the monthly range of high and low prices of, and the trading monthly volume for, the Existing Common Shares, Preferred Shares, Series 1, Preferred Shares, Series 2, Preferred Shares, Series 3, Preferred Shares, Series 5 and Existing Debentures traded on TSX during the 12-month period before the date of this Circular.

	Existing Common Shares
Month	High ($)	Low ($)	Trading Volume (#)
July 2011	2.69	2.08	142,379,284
August 2011	2.00	0.74	388,564,310
September 2011	0.90	0.14	446,761,397
October 2011	0.50	0.15	368,032,865
November 2011	0.44	0.20	254,319,463
December 2011	0.24	0.17	195,003,192
January 2012	0.24	0.20	100,426,840
February 2012	0.20	0.10	216,172,770
March 2012	0.13	0.10	65,921,299
April 2012	0.10	0.06	53,024,721
May 2012	0.10	0.04	80,788,367
June 2012	0.04	0.03	31,818,595
July 2012 (until July 27)	0.08	0.03	127,923,095

	Preferred Shares, Series 1
Month	High ($)	Low ($)	Trading Volume (#)
July 2011	23.40	19.81	1,302,570
August 2011	20.75	14.51	3,383,124
September 2011	17.07	1.54	2,803,804
October 2011	3.99	1.21	3,124,691
November 2011	4.15	2.50	1,453,970
December 2011	2.55	1.60	1,928,156
January 2012	2.41	1.78	1,274,824
February 2012	1.86	0.54	1,974,899
March 2012	0.70	0.54	709,770
April 2012	0.72	0.49	1,026,253
May 2012	0.71	0.20	996,969
June 2012	0.29	0.18	935,477
July 2012 (until July 27)	0.59	0.16	1,397,716

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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	Preferred Shares, Series 2
Month	High ($)	Low ($)	Trading Volume (#)
July 2011	15.99	12.84	322,806
August 2011	13.25	7.04	1,015,089
September 2011	9.74	1.32	1,655,907
October 2011	3.96	1.32	1,410,058
November 2011	4.25	2.58	643,387
December 2011	2.93	1.69	522,076
January 2012	2.90	2.15	243,216
February 2012	2.15	0.53	1,318,786
March 2012	0.62	0.52	274,004
April 2012	0.62	0.42	227,332
May 2012	0.70	0.20	422,577
June 2012	0.25	0.16	209,531
July 2012 (until July 27)	0.57	0.17	656,079

	Preferred Shares, Series 3
Month	High ($)	Low ($)	Trading Volume (#)
July 2011	15.78	12.54	386,653
August 2011	13.29	7.30	666,411
September 2011	12.50	1.88	1,760,582
October 2011	4.75	1.91	1,490,999
November 2011	5.49	3.74	635,334
December 2011	4.05	2.30	827,986
January 2012	4.06	3.09	319,943
February 2012	3.15	0.64	1,840,914
March 2012	0.84	0.63	344,685
April 2012	0.73	0.57	329,229
May 2012	1.05	0.33	314,470
June 2012	0.40	0.21	229,872
July 2012 (until July 27)	0.62	0.31	552,457

	Preferred Shares, Series 5
Month	High ($)	Low ($)	Trading Volume (#)
July 2011	15.85	12.90	198,271
August 2011	13.49	7.50	562,907
September 2011	12.75	1.99	1,151,950
October 2011	5.23	1.81	1,091,887
November 2011	5.60	3.78	363,065
December 2011	4.24	2.40	621,651
January 2012	4.20	3.15	213,182
February 2012	3.25	0.61	929,975
March 2012	0.93	0.60	189,892
April 2012	0.80	0.60	131,166
May 2012	0.93	0.36	176,989
June 2012	0.40	0.21	168,500
July 2012 (until July 27)	0.63	0.35	63,039

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	Existing Debentures
Month	High ($)	Low ($)	Trading Volume ($ Principal)
July 2011	71.50	66.50	5,955,500
August 2011	72.25	51.50	5,146,000
September 2011	54.00	16.00	31,307,000
October 2011	37.00	15.00	11,268,000
November 2011	31.01	23.00	3,229,000
December 2011	25.00	21.51	3,697,000
January 2012	28.00	23.61	1,798,000
February 2012	24.00	11.70	8,589,000
March 2012	13.00	11.50	3,104,000
April 2012	17.75	12.75	5,764,200
May 2012	17.00	6.35	4,191,700
June 2012	7.00	5.05	2,882,000
July 2012 (until July 27)	10.25	5.13	6,768,450

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax consequences of the Recapitalization to securityholders who, for the purposes of the Tax Act, deal at arm’s length with and are not affiliated with any of the YMI Companies and, at all relevant times, hold their Existing Notes, Existing Debentures and Existing Shares, as the case may be, as capital property and will hold their Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants, as the case may be, as capital property (the “Securityholders”). The Existing Notes, Existing Debentures, Existing Shares, Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants will generally be considered to be capital property for this purpose to a Securityholder unless either the Securityholder holds (or will hold) such securities in the course of carrying on a business, or the Securityholder has acquired such securities in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian Holders whose Existing Notes, Existing Debentures, Existing Shares, Senior Secured Notes, Senior Subordinated Exchangeable Debentures, and New Common Shares might not otherwise qualify as capital property may, in certain circumstances, treat such Existing Notes, Existing Debentures, Existing Shares, Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Shares as capital property by making an irrevocable election pursuant to subsection 39(4) of the Tax Act.

This summary is not applicable to: (i) a Securityholder that is a “financial institution” (as defined in the Tax Act) for purposes of the “mark-to-market rules”; (ii) a Securityholder, an interest in which is a “tax shelter investment” for the purposes of the Tax Act; (iii) a Securityholder that has made a functional currency reporting election under the Tax Act; or (iv) a Securityholder who acquired their Existing Shares on the exercise of employee stock options. Such Securityholders should consult their own tax advisors having regard to their particular circumstances.

This summary is based upon the current provisions of the Tax Act, the current regulations thereto (the “Regulations”) and counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency (the “CRA”). The summary also takes into account all Tax Proposals, and assumes that all such Tax Proposals will be enacted as proposed. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all.

This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Securityholder. Securityholders are urged to consult their own tax advisors concerning the tax consequences to them of the Recapitalization and of the holding of the Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares or Warrants.

All amounts, including the cost of, interest or dividends received and accrued on, and proceeds of disposition from, the Existing Notes, Existing Debentures, Existing Shares, Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares and Warrants must be determined in Canadian dollars at applicable exchange rates for the purposes of the Tax Act. The amount of interest and any capital gain or capital loss of a Securityholder may be affected by fluctuations in Canadian dollar exchange rates.

Securityholders Residents of Canada

The following discussion applies to a Securityholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is or is deemed to be a resident of Canada (a “Canadian Holder”).

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Debtholders

Exchange of Existing Notes for cash, Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Shares

A Canadian Holder that holds Existing Notes (a “Canadian Debtholder”) will be considered to have disposed of its Existing Notes upon their exchange for cash, Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Shares on the Effective Date. A Canadian Debtholder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will generally be required to include in income the amount of interest accrued or deemed to accrue on the Existing Notes up to the Effective Date or that became receivable or was received on or before the Effective Date, to the extent that such amounts have not otherwise been included in the Canadian Debtholder’s income for the year or a preceding taxation year. Any other Canadian Debtholder, including an individual, will be required to include in income for a taxation year any interest on the Existing Notes received or receivable by such Canadian Debtholder in the year (depending upon the method regularly followed by the Canadian Debtholder in computing income) except to the extent that such amount was otherwise included in its income for the year or a preceding taxation year. Where a Canadian Debtholder is required to include an amount in income on account of interest on the Existing Notes that accrues in respect of the period prior to the date of acquisition by such Canadian Debtholder, the Canadian Debtholder should be entitled to a deduction in computing income of an equivalent amount.

In general, a Canadian Debtholder will realize a capital gain (or capital loss) on the exchange of the Existing Notes equal to the amount by which the proceeds of disposition, net of any amount included in the Canadian Debtholder’s income as interest and any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Canadian Debtholder of such Existing Notes. The tax treatment of any such capital gain (or capital loss) is the same as described below under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Taxation of Capital Gains and Capital Losses”. A Canadian Debtholder’s proceeds of disposition of the Existing Notes upon their exchange for cash, Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Shares will be an amount equal to the aggregate of the fair market value (at the time of the exchange) of the cash, Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Shares received on the exchange. A Canadian Debtholder will be considered to have acquired any Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Share at a cost equal to its respective fair market value (at the time of the exchange).

Taxation of Interest on the Senior Secured Notes

A Canadian Debtholder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will generally be required to include in income for a taxation year the amount of interest accrued or deemed to accrue on the Senior Secured Notes and the Senior Subordinated Exchangeable Debentures to the end of the taxation year or that became receivable or was received by it before the end of the year, to the extent such amounts have not otherwise been included in such Canadian Debtholder’s income for the year or a preceding taxation year. Any other Canadian Debtholder, including an individual, will be required to include in income for a taxation year any interest on the Senior Secured Notes and Senior Subordinated Exchangeable Debentures received or receivable by such Canadian Debtholder in the year (depending upon the method regularly followed by the Canadian Debtholder in computing income) except to the extent that such amount was otherwise included in its income for the year or a preceding taxation year.

Sale, Redemption or Repayment of the Senior Secured Notes and the Senior Subordinated Exchangeable Debentures

On a disposition or a deemed disposition of the Senior Secured Notes or the Senior Subordinated Exchangeable Debentures, including redemption, repayment or purchase by the Corporation, a Canadian Debtholder will generally be required to include in income the amount of interest accrued or deemed to accrue to the date of disposition or that became receivable or is received on or before the date of disposition, to the extent that such amounts have not otherwise been included in the Canadian Debtholder’s income for the year or a preceding taxation year.

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In general, a disposition or a deemed disposition of the Senior Secured Notes or the Senior Subordinated Exchangeable Debentures will give rise to a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any amount included in the Canadian Debtholder’s income as interest and any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Canadian Debtholder of the Senior Secured Notes or the Senior Subordinated Exchangeable Debentures. Any such capital gain (or capital loss) will be subject to the treatment described under the heading “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Taxation of Capital Gains and Capital Losses” below.

Shareholders of the Corporation and of New Yellow Media

Exchange of Existing Shares for, or Distribution by the winding-up of the Corporation of, New Common Shares, as the case may be

A Canadian Holder that holds Existing Shares, including a Canadian Holder that has received Existing Shares upon its exchange of its Existing Debentures under the Recapitalization, (a “Canadian Shareholder”) will realize a capital gain (or capital loss) on the exchange of Existing Shares for, or the distribution by the winding-up of the Corporation of, New Common Shares and Warrants, as the case may be, equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the Canadian Shareholder’s adjusted cost base of such Existing Shares (which, in the case of Existing Shares received upon the exchange of Existing Debentures under the Recapitalization, should equal the adjusted cost base of such Existing Debentures). The proceeds of disposition for these purposes will be an amount equal to aggregate of the fair market value, at the time of the exchange or winding-up, as the case may be, of the New Common Shares and Warrants received as consideration for the Existing Shares, and such Canadian Holder will acquire the New Common Shares and Warrants for a cost equal to their fair market value at the time of the exchange or winding-up, as the case may be. The tax treatment of any such capital gain (or capital loss) is the same as described below under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Taxation of Capital Gains and Capital Losses”. A Canadian Holder that holds Existing Debentures that are exchanged for Existing Shares under the Recapitalization will be entitled to deduct in computing income for the year the amount, if any, by which the aggregate amount of Existing Debenture interests that was included in its income for the year and all previous years exceeds the total interest actually received.

On the exchange of Existing Shares for, or the distribution by the winding-up of the Corporation of, as the case may be, New Common Shares and Warrants, a Canadian Holder will be deemed to have received a dividend equal to the amount, if any, by which the aggregate of the fair market value of the New Common Shares and Warrants exceeds the paid-up capital of the Existing Shares at such time as computed for purposes of the Tax Act. The amount of any such deemed dividend will generally not be included in computing the Canadian Shareholder’s proceeds of disposition for the purposes of computing the capital gain or loss, if any, arising on disposition of such Existing Shares. The tax treatment of such dividend is the same as described below under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Shareholders of the Corporation and of New Yellow Media”.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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Dividends on New Common Shares

Dividends and deemed dividends on the New Common Shares will be included in a Canadian Shareholder’s income for purposes of the Tax Act. Such dividends received by an individual Canadian Shareholder will be subject to the gross-up and dividend tax credit rules provided for under the Tax Act. New Yellow Media may designate all or a portion of such dividends as “eligible dividends” that entitle their recipient to the enhanced dividend tax credit. New Yellow Media will notify its shareholders of any such designations at the appropriate times. A Canadian Shareholder that is a corporation will include such dividends in computing its income and will generally be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian Shareholder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act), may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the New Common Shares to the extent such dividends are deductible in computing the Canadian Shareholder’s taxable income.

Disposition of New Common Shares

A Canadian Shareholder will realize a capital gain (or capital loss) on a disposition or deemed disposition of New Common Shares equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the adjusted cost base to the Canadian Shareholder of such New Common Shares, plus any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is the same as described below under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Taxation of Capital Gains and Capital Losses”.

Exercise or Sale of Warrants

No gain or loss will be realized by a Canadian Shareholder upon the exercise of a Warrant. The cost to the Canadian Shareholder of each New Common Share acquired upon the exercise of a Warrant will be equal to the holder’s adjusted cost base of the Warrant immediately before the exercise thereof plus the exercise price for the Warrant. The cost to the holder of each New Common Share acquired upon the exercise of a Warrant must then be averaged with the adjusted cost base of all other New Common Shares held by the Canadian Shareholder as capital property at the time of the exercise of the Warrant for purposes of subsequently computing the adjusted cost base of each New Common Share held by the Canadian Shareholder.

To the extent that a Canadian Shareholder receives a cash payment in lieu of a fractional share as a result of the exercise of a Warrant, the CRA generally allows a shareholder who receives cash not exceeding $200 in lieu of a fractional share to recognize a capital gain or capital loss on the disposition of the fractional share in the taxation year in which the cash payment was received in lieu of the fractional share or, alternatively, to reduce the adjusted cost base of the shares received by such shareholder by the cash amount.

A Canadian Shareholder will realize a capital gain (or loss) on the disposition or deemed disposition of a Warrant (other than by exercise) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the adjusted cost base to the Canadian Shareholder of such Warrant, plus any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) is the same as described below under “Certain Canadian Federal Income Tax Considerations — Securityholders Residents of Canada — Taxation of Capital Gains and Capital Losses”.

Alternative Minimum Tax

Individuals (other than certain trusts) may be subject to an alternative minimum tax under the Tax Act upon realizing net capital gains or receiving dividends.

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Taxation of Capital Gains and Capital Losses

In general, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Holder in a taxation year will be included in the Canadian Holder’s income in the year and one-half of the amount of any capital loss realized by a Canadian Holder in a taxation year may be deducted from net taxable capital gains realized by the Canadian Holder in the year and any of the three preceding taxation years or in any subsequent year, to the extent and under the circumstances described in the Tax Act. The amount of any capital loss realized by a holder that is a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust.

Additional Refundable Tax

A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income including amounts in respect of interest and taxable capital gains.

Eligibility for Investment

The New Common Shares will be qualified investments under the Tax Act and the Regulations at the time of their acquisition by a trust governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), deferred profit sharing plan, registered disability savings plan, registered education savings plan or tax-free savings account (“TFSA”, and collectively the “Plans”), provided that at such time, such New Common Shares are securities that are listed on a designated stock exchange (which currently includes the TSX). The Warrants will be qualified investments under the Tax Act and the Regulations at the time of their acquisition by a trust governed by a Plan if (i) the Warrants are listed on the TSX; or (ii) the New Common Shares are qualified investments and New Yellow Media is not an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Plan and New Yellow Media deals at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Plan.

Notwithstanding that the New Common Shares and Warrants may be qualified investments for a trust governed by a TFSA, RRSP or RRIF, in certain limited circumstances, New Common Shares or Warrants may be “prohibited investments” for a trust governed by a TFSA, RRSP or RRIF. In such case, the holder of a TFSA or the annuitant of a RRSP or RRIF may be subject to a penalty under the Tax Act. Prospective holders who intend to hold New Common Shares or Warrants in a TFSA, RRSP or RRIF should consult their own tax advisors to ensure that the New Common Shares or Warrants, as the case may be, that they may acquire will not be a prohibited investment in their particular circumstances.

Securityholders Non-Residents of Canada

The following discussion applies to a Securityholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, (i) is a non-resident of Canada, (ii) does not use or hold the Existing Notes, Existing Debentures or Existing Shares, and will not use or hold Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares or Warrants in carrying on a business in Canada, (iii) deals at arm’s length with any transferee resident (or deemed to be resident) in Canada to which the Securityholder disposes of Senior Secured Notes and Senior Subordinated Exchangeable Debentures; and (iv) for which the Senior Secured Notes and Senior Subordinated Exchangeable Debentures do not constitute “designated insurance property” for the purposes of the Tax Act (a “Non-Resident Holder”). In addition, this discussion does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank that carries on a Canadian banking business. The following summary assumes that no interest paid on the Senior Secured Notes and Senior Subordinated Exchangeable Debentures will be in respect of a debt or other obligation to pay an amount to a person with which the Corporation does not deal at arm’s length, within the meaning of the Tax Act.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
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The following portion of this summary is not applicable to a Non-Resident Holder that is a “specified shareholder” (as defined in subsection 18(5) the Tax Act) of the Corporation or that does not deal at arm’s length for purposes of the Tax Act with a “specified shareholder” of the Corporation. Generally, for this purpose, a “specified shareholder” is a shareholder that owns or is deemed to own, either alone or together with persons with which the shareholder does not deal at arm’s length for purposes of the Tax Act, shares of our capital stock that either (i) give such holders 25% or more of the votes that could be cast at an annual meeting of the shareholders or (ii) have a fair market value of 25% or more of the fair market value of all of the issued and outstanding shares of our capital stock. Such Non-Resident Holders should consult their own tax advisors.

Debtholders

Exchange of Existing Notes and Existing Debentures

Upon the exchange of the Existing Notes or Existing Debentures for cash, Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Shares by a Non-Resident Holder pursuant to the Recapitalization, no taxes will be payable under the Tax Act by such Non-Resident Holder.

Taxation of Interest on the Senior Secured Notes and Senior Subordinated Exchangeable Debenture

Amounts paid or credited, or deemed to be paid or credited, as, on account or in lieu of payment of, or in satisfaction of, the principal, premium, discount or interest on the Senior Secured Notes and Senior Subordinated Exchangeable Debentures by the Corporation to a Non-Resident Holder, including in respect of a redemption of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures, will be exempt from Canadian withholding tax to the extent such amount does not represent “participating debt interest” (as such term is defined in the Tax Act).

Sale, Redemption or Repayment of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures

No taxes on income (including taxable capital gains) should be payable by a Non-Resident Holder under the Tax Act in respect of the sale, redemption or repayment of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures to the extent such amount does not represent “participating debt interest” (as such term is defined in the Tax Act).

Shareholders of the Corporation and of New Yellow Media, and Holders of Senior Subordinated Exchangeable Debentures

Exchange of Existing Shares for, or Distribution by the winding-up of the Corporation of, New Common Shares, as the case may be

On the exchange of Existing Shares for, or the distribution by the winding-up of the Corporation of, as the case may be, New Common Shares and Warrants, a Non-Resident Holder will be deemed to have received a dividend equal to the amount, if any, by which the aggregate of the fair market value of the New Common Shares and Warrants exceeds the paid-up capital of the Existing Shares at such time as computed for purposes of the Tax Act. The amount of any such deemed dividend will generally not be included in computing the Non-Resident Holder’s proceeds of disposition for the purposes of computing the capital gain or loss, if any, arising on disposition of such Existing Shares.

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Besides any possible tax associated with such potential deemed dividend, a Non-Resident Holder of Existing Shares will not be subject to Canadian tax in respect of such exchange or winding-up unless such Existing Shares constitute taxable Canadian property to the Non-Resident Holder at the time of redemption and relief from taxation is not available under an applicable income tax treaty or convention.

Existing Shares generally will not constitute taxable Canadian property to a Non-Resident Holder at that time unless at any time during the 60-month period immediately preceding that time, (i) 25% or more of the issued shares of any class or series of the Corporation’s capital stock were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm’s length or by the Non-Resident Holder and any such persons; and (ii) more than 50% of the fair market value of the Existing Shares was derived directly or indirectly from real property situated in Canada, Canadian resource properties, timber resource properties, options in respect of the foregoing properties or a combination thereof. A Non-Resident Holder’s Existing Shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act. A Shareholder will acquire the New Common Shares and Warrants at a cost equal to their respective fair market value.

Dividends on New Common Shares

Dividends paid or credited or deemed to be paid or credited on New Common Shares will be subject to a non-resident withholding tax under the Tax Act in the amount of 25%; such withholding tax may be reduced by virtue of the provisions of an income tax treaty or convention between Canada and a country of which the Non-Resident Holder is a resident.

Disposition of New Common Shares or Senior Subordinated Exchangeable Debentures

A disposition by a Non-Resident Holder of New Common Shares or Senior Subordinated Exchangeable Debentures will not be subject to Canadian tax unless such New Common Shares or Senior Subordinated Exchangeable Debentures constitute taxable Canadian property to the Non-Resident Holder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention.

Provided that the New Common Shares are listed on a designated stock exchange (which includes the TSX) at a particular time, the New Common Shares or Senior Subordinated Exchangeable Debentures generally will not constitute taxable Canadian property to a Non-Resident Holder at that time unless at any time during the 60-month period immediately preceding that time, (i) 25% or more of the issued shares of any class or series of New Yellow Media’s capital stock were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm’s length or by the Non-Resident Holder and any such persons; and (ii) more than 50% of the fair market value of the New Common Shares was derived directly or indirectly from real property situated in Canada, Canadian resource properties, timber resource properties, options in respect of the foregoing properties or a combination thereof. A Non-Resident Holder’s New Common Shares or Senior Subordinated Exchangeable Debentures can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

Exercise or Sale of Warrants

No gain or loss will be realized by a Non-Resident Holder upon the exercise of a Warrant. The cost to the Non-Resident Holder of each New Common Share acquired upon the exercise of a Warrant will be equal to the holder’s adjusted cost base of the Warrant immediately before the exercise thereof plus the exercise price of the Warrant. The cost to the holder of each New Common Share acquired upon the exercise of a Warrant must then be averaged with the adjusted cost base of all other New Common Shares held by the Non-Resident Holder as capital property at the time of the exercise of the Warrant for purposes of subsequently computing the adjusted cost base of each New Common Share held by the Non-Resident Holder.

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A Non-Resident Holder will not be subject to Canadian tax in respect of the disposition or deemed disposition of a Warrant unless such Warrant constitutes taxable Canadian property to the Non-Resident Holder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention.

Provided that the New Common Shares are listed on a designated stock exchange (which includes the TSX) at a particular time, the Warrants generally will not constitute taxable Canadian property to a Non-Resident Holder at that time unless at any time during the 60-month period immediately preceding that time, (i) 25% or more of the issued shares of any class or series of New Yellow Media’s capital stock were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm’s length or by the Non-Resident Holder and any such persons; and (ii) more than 50% of the fair market value of the New Common Shares was derived directly or indirectly from real property situated in Canada, Canadian resource properties, timber resource properties, options in respect of the foregoing properties or a combination thereof. A Non-Resident Holder’s Warrants can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

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RISK FACTORS

Holding securities of the Corporation involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below, as well as the information appearing elsewhere in this Circular and the documents incorporated by reference herein. The risks and uncertainties described below are intended to highlight risks and uncertainties that are specific to the Corporation, but are not the only risks and uncertainties that the Corporation faces.

Additional risks and uncertainties, including those relating to the Recapitalization, risk and uncertainties generally affecting the industry in which the Corporation operates, or risks and uncertainties that the Corporation currently believes to be immaterial, may also impact in the future the securities of the Corporation and the value of your investment in the Corporation.

Risks Relating to the Recapitalization

The following risk factors specifically apply to the Recapitalization. There are additional risks that an investor in securities of the Corporation should review. These risks are described elsewhere in this “Risk Factors” section under the headings “Risks Relating to the Non-Implementation of the Recapitalization”, “Risks Relating to the Senior Secured Notes and Senior Subordinated Exchangeable Debentures”, “Risks Relating to the New Common Shares and Warrants” and “Risks Relating to Yellow Media’s Business”.

The consummation of the Recapitalization may not occur

The Corporation will not complete the Recapitalization unless and until all conditions precedent to the Recapitalization, some of which are not under the Corporation’s control, are satisfied or waived. See “Certain Legal and Regulatory Matters — Conditions to the Recapitalization Becoming Effective”. Even if the Recapitalization is completed, it may not be completed on the schedule described in this Circular. Accordingly, Lenders, Noteholders, Debentureholders and Shareholders participating in the Recapitalization may have to wait longer than expected to receive their Senior Secured Notes, Senior Subordinated Exchangeable Debentures, New Common Shares, Warrants and cash payment, as applicable. In addition, if the Recapitalization is not completed on the schedule described in this Circular, the Corporation may incur additional expenses.

Further, while the Corporation intends to seek to effect the Recapitalization pursuant to the CBCA, there can be no assurance that the Recapitalization will be successfully completed pursuant to the CBCA. If it is determined that it is unlikely that the Corporation will be able to implement the Recapitalization under the CBCA, the Corporation may pursue the Recapitalization under an alternative statutory procedure. Although the Consenting Creditors have agreed to vote in favour of the Recapitalization, there can be no assurance that other creditors, securityholders or third parties will not seek to challenge, oppose or delay the Recapitalization, or the ability to implement the Recapitalization under the CBCA, nor can there be any assurance that such parties would not be successful in such challenge, opposition or delay.

There can be no assurance as to the effect of the Recapitalization on the Corporation’s relationships with its suppliers, advertisers, users, customers, purchasers or contractors

There can be no assurance as to the effect of the announcement of the Recapitalization on the Corporation’s relationships with its suppliers, advertisers, users, customers, purchasers or contractors, nor can there be any assurance as to the effect on such relationships of any delay in the completion of the Recapitalization, or the effect of whether the Recapitalization is completed under the CBCA or pursuant to another statutory procedure. To the extent that any of these events result in more restrictive payment or credit terms or the loss of a major supplier, advertiser, user, customer, purchaser or contractor, or of other suppliers, advertisers, users, customers, purchasers or contractors, this could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

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The Recapitalization may not improve the financial condition of the Corporation

The Recapitalization is intended to provide the Corporation with financial flexibility. However, the foregoing is contingent on many assumptions that may prove to be incorrect, including without limitation:

•	the ability of the Corporation to succeed in continuing to implement its business plan;

•	that the directories, digital media and advertising industries into which the Corporation sells its products and services will demonstrate strong demand for the Corporation’s products and services;

•	that the decline in print revenues will not accelerate beyond what is currently anticipated;

•	that online growth will not be slower than what is currently anticipated;

•	that general economic conditions will not deteriorate beyond currently anticipated levels;

•
that the Corporation’s consolidated sales and relationships with suppliers, advertisers, users, customers, purchasers and contractors will not be materially adversely affected while the Recapitalization is underway or as a result of such Recapitalization; and

•	the Corporation’s continued ability to manage costs.

Should any of those assumptions not materialize, the Recapitalization may not have the effect of providing the Corporation with the financial flexibility expected or required to implement its business plan.

The Recapitalization will have dilutive effects on holders of Existing Common Shares

The Recapitalization contemplates the exchange of a portion of the Credit Facility Debt and Noteholder Debt for, among other, New Common Shares and Senior Subordinated Exchangeable Debentures and the exchange of the Debentureholder Debt, the Existing Preferred Shares and the Existing Common Shares for New Common Shares and Warrants, which will have the effect of diluting the equity currently held by holders of Existing Common Shares. Furthermore, the Board of Directors of New Yellow Media will be able to issue an unlimited number of New Common Shares for such consideration and on such terms and conditions as will be established by the Board of Directors of New Yellow Media without the approval of any holders of New Common Shares, except as may be required by law. Shareholders and holders of New Common Shares in general will have no pre-emptive rights in connection with such further issuances. Shareholders and holders of New Common Shares in general may therefore incur significant dilution in respect of New Common Shares owned following the Recapitalization.

Lenders, Noteholders and Debentureholders will lose their contractual rights and remedies available in the agreements and indentures governing the Existing Credit Facilities, the Existing Notes and the Existing Debentures

By exchanging a portion of the Credit Facility Debt, Noteholder Debt or Debentureholder Debt, as applicable, for New Common Shares pursuant to the Recapitalization, Lenders, Noteholders and Debentureholders will be changing the nature of a portion of their investment from debt to equity. Equity carries certain risks that are not applicable to debt. The agreements and indentures governing the Existing Credit Facilities, the Existing Notes and the Existing Debentures provide a variety of contractual rights and remedies to Lenders, Noteholders and Debentureholders, including the right to receive interest and repayment of the Credit Facility Debt, Noteholder Debt and Debentureholder Debt upon maturity. These rights will not be available to Lenders, Noteholders and Debentureholders in respect of their New Common Shares. Claims of holders of New Common Shares will be subordinated in priority to the claims of creditors in the event of an insolvency, winding up, or other distribution of the assets of New Yellow Media.

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The Recapitalization may reduce certain tax attributes of the Corporation

The exchange of the Existing Credit Facilities, Existing Notes and Existing Debentures for cash, Senior Secured Notes, Senior Subordinated Exchangeable Debentures and New Common Shares, as applicable, will result to a certain extent in a debt forgiveness which may reduce, in prescribed order, certain tax attributes of the Corporation, including non-capital losses, net capital losses, cumulative eligible capital, undepreciated capital cost of depreciable property, the adjusted cost base of certain capital property and current year capital losses in excess of current year capital gains (the “Tax Shield”). Generally, one half of the amount by which the forgiven amount in respect of the settlement or extinguishment exceeds the Tax Shield will be required to be included in the Corporation’s income for the taxation year in which the settlement or extinguishment takes place. The Corporation does not expect that the above-mentioned exchanges will directly result in a material tax liability for the taxation year in which the above-mentioned exchanges will occur.

Stakeholders might have difficulty enforcing civil liabilities against the YMI Companies in the United States

The enforcement by Lenders, Noteholders, Debentureholders and Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the YMI Companies are incorporated or organized outside the United States, that some or all of the officers and directors and the experts named herein are not residents of the United States, and that all or a substantial portion of the assets of the YMI Companies and said persons are located outside the United States. As a result, it may be difficult or impossible for holders of YMI Companies’ securities in the United States to effect service of process within the United States upon the YMI Companies and their officers and directors and the experts named herein, or to realize, against them, upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, holders of YMI Companies’ securities in the United States should not assume that the courts of Canada (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

Risks Relating to the Non-Implementation of the Recapitalization

The non-implementation of the Recapitalization could create liquidity risks

If the Recapitalization is not implemented and business operations of the Corporation continue at their current levels, the Corporation may not be able to generate sufficient cash flows to service, repay or refinance its outstanding indebtedness when it matures without raising additional capital. In the current market conditions and the Corporation’s financial condition, the Corporation can give no assurance that additional capital will be available on favourable terms, or at all. Further, if the Corporation defaults under the terms of certain of its indebtedness, the debtholders thereunder may accelerate the maturity of their obligations, which could cause cross-defaults or cross-acceleration under its obligations. The Corporation’s inability to obtain additional capital, if and when needed, could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

The Corporation could be required to pursue other alternatives that could have a more negative effect on the Corporation and its stakeholders, including the sale of core assets or non-consensual proceedings under creditor protection legislation

In the event that the Recapitalization is not implemented:

•	the Corporation’s net debt will not be reduced and the associated net reduction in debt service costs would not be achieved;

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•	the Corporation’s requirement to repay the $1,775 million payable as principal amounts in respect of the Affected Unsecured Debt would not be eliminated;

•
no liquidity will be available under the Existing Credit Facilities as they are currently almost fully drawn and mature in February 2013; in addition, the Existing Notes, Series 2, 8 and 9 mature in 2013 and 2014 and replacement financing may not be available; and

•
the Corporation’s cash flow from operations and available liquidity may be insufficient to provide adequate funds to finance its operations and the Corporation may eventually be unable to meet its obligations as they generally become due.

In the event that the Recapitalization is not implemented, the Corporation may be required to pursue other alternatives that could have a more negative effect on the Corporation and its stakeholders, including non-consensual proceedings under creditor protection legislation.

Risks Relating to the Senior Secured Notes and Senior Subordinated Exchangeable Debentures

The Corporation may be unable to repay or repurchase the Senior Secured Notes or the Senior Subordinated Exchangeable Debentures

At maturity, the principal amount outstanding under the Senior Secured Notes and the Senior Subordinated Exchangeable Debentures, together with accrued and unpaid interest, will become due and payable. The Corporation may not have the funds to fulfill these obligations or the ability to refinance these obligations. The Corporation’s failure to repay the Senior Secured Notes or the Senior Subordinated Exchangeable Debentures would constitute an event of default under the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture. Any such default could, in turn, constitute an event of default under future indebtedness, which may cause the related debt to be accelerated after the expiry of any applicable notice or grace periods. In such circumstances, the Corporation may not have sufficient funds or available liquidities to repay the Senior Secured Notes and Senior Subordinated Exchangeable Debentures and other indebtedness.

The Corporation may not be able to purchase the Senior Secured Notes and the Senior Subordinated Exchangeable Debentures in the event of a change of control

The holders of the Senior Secured Notes and of the Senior Subordinated Exchangeable Debentures will have the right to require the Corporation to repurchase their Senior Secured Notes and Senior Subordinated Exchangeable Debentures at a price of 101% of the face value of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures, plus any accrued and unpaid interest, upon the occurrence of a “change of control” (as defined in the Senior Secured Note Indenture and in the Senior Subordinated Exchangeable Debenture Indenture). It is possible that following a change of control the Corporation will not have sufficient funds to make the required repurchase of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures. The Corporation’s failure to repurchase the Senior Secured Notes or the Senior Subordinated Exchangeable Debentures upon the occurrence of a change of control would constitute an event of default under the Senior Secured Note Indenture and Senior Subordinated Exchangeable Debenture Indenture. Any such default could, in turn, constitute an event of default under future indebtedness, which may cause the related debt to be accelerated after the expiry of any applicable notice or grace periods. In such circumstances, the Corporation may not have sufficient funds or available liquidities to repay the Senior Secured Notes and Senior Subordinated Exchangeable Debentures and other indebtedness.

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The ability of holders of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures to require the Corporation to repurchase the Senior Secured Notes and Senior Subordinated Exchangeable Debentures as a result of a disposition of “substantially all” assets may be uncertain

The definitions of “change of control” in the indentures governing the Senior Secured Notes and Senior Subordinated Exchangeable Debentures include a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of “all or substantially all” of the Corporation’s and its Subsidiaries’ properties or assets, taken as a whole, to any Persons or group of Persons acting jointly or in concert for purposes of such transactions. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Senior Secured Notes or Senior Subordinated Exchangeable Debentures to require the Corporation to repurchase such Senior Secured Notes or Senior Subordinated Exchangeable Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the Corporation’s and its Subsidiaries’ assets, taken as a whole, to any Person or group of Persons acting jointly or in concert for purposes of such transactions, may be uncertain.

The value of the collateral securing the Senior Secured Notes may not be sufficient to satisfy the Corporation’s obligations under the Senior Secured Notes and as a result there may not be sufficient proceeds to repay the Senior Subordinated Exchangeable Debentures

The Corporation has not conducted any appraisal of its assets to determine if the value of such assets upon liquidation equals or exceeds the obligations under the Senior Secured Notes and Senior Subordinated Exchangeable Debentures. Accordingly, the Corporation cannot provide assurance that the proceeds from the sale of the assets would be sufficient to repay holders of the Senior Secured Notes. As a result, there may not be sufficient proceeds to repay the Senior Subordinated Exchangeable Debentures.

In the event of a liquidation of the assets, the value realized on the assets will depend on market conditions, the availability of buyers and other factors. A portion of the assets include assets that may only be usable as part of the existing operating business. Accordingly, any such sale of the assets separate from the sale of the existing operating business as a whole may not be practical or yield any value. Furthermore, by their nature, some or all of the assets may be illiquid and have no readily ascertainable market value. The Corporation therefore cannot provide assurance that the assets can be sold in a short period of time or at all or that the proceeds from the sale of the assets, would be sufficient to repay holders of the Senior Secured Notes and of Senior Subordinated Exchangeable Debentures any or all amounts owed under the Senior Secured Notes and Senior Subordinated Exchangeable Debentures.

To the extent that proceeds from the sale of collateral securing the Senior Secured Notes are insufficient to satisfy the obligations under the Senior Secured Notes and other pari passu secured obligations, holders of the Senior Secured Notes would have a general unsecured claim against the Corporation’s and the “guarantors” (as such term is defined under “Description of the Senior Secured Notes — Certain Definitions”) remaining assets, which claim would be effectively subordinated to indebtedness secured by other assets of the Corporation or the Guarantors to the extent of the value of the assets securing such other secured indebtedness. Certain of the collateral securing the Senior Secured Notes may also secure certain other pari passu obligations. See “Description of the Senior Secured Notes — Security”. If the value of assets is not sufficient to satisfy the Corporation’s obligations under the Senior Secured Notes, the Corporation would likely not have sufficient funds to satisfy its obligations under the Senior Subordinated Exchangeable Debentures.

In addition, certain permitted liens on the collateral securing the Senior Secured Notes may allow the holders of such liens to exercise rights and remedies with respect to the collateral subject to such liens that could adversely affect the value of such collateral and the ability of the collateral trustee or the holders of the Senior Secured Notes to realize or foreclose upon such collateral.

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For the foregoing reasons, among others, there can be no assurance that the proceeds realized on any exercise of foreclosure remedies (after payment of expenses of the foreclosure remedies and repayment of other liens on the collateral which might, under applicable law or by contract, rank prior to or equally and rateably with the lien on the collateral in favor of the collateral trustee for the benefit of the holders of the Senior Secured Notes) would be sufficient to satisfy payments due on the Senior Secured Notes and accordingly, to satisfy payments due on the Senior Subordinated Exchangeable Debentures.

The security for the Senior Secured Notes and other remedies may be shared with other debtholders

The Senior Secured Note Indenture and the Senior Security Agreements pursuant to which the liens will be granted to secure the Senior Secured Notes will permit the incurrence of certain additional secured indebtedness, including certain additional debt that shares prior or equally and rateably in the liens on certain of the collateral securing the Senior Secured Notes. Any additional debt could be guaranteed by the same Guarantors and could have security interests, with the a prior or same priority, in certain of the assets that secure the Senior Secured Notes. As a result, the collateral securing the Senior Secured Notes could be shared, on a priority or pari passu basis, by additional debt the Corporation may issue in the future. The liquidation of the collateral securing the Senior Secured Notes may not produce proceeds, after payment of expenses of the liquidation and repayment of other liens on the collateral which might, under applicable law or by contract, rank prior to or equally and rateably with the lien on the collateral in favor of the collateral trustee for the benefit of the holders of the Senior Secured Notes, in an amount sufficient to pay in full the principal of, or premium, if any, and accrued interest on the Senior Secured Notes.

The collateral can be released in certain circumstances without consent of the holders of the Senior Secured Notes, which would increase the risks in bankruptcy or in other situations

Under the terms of the Senior Secured Note Indenture and the Senior Security Agreements, the collateral securing the Senior Secured Notes may be released under certain circumstances, including:

•
in part, with respect to any Guarantor, upon the release of its “note guarantee” (as such term is defined under “Description of the Senior Secured Notes — Brief Description of the Senior Secured Notes and the Note Guarantees — Note Guarantees”) in accordance with the terms of the Senior Secured Note Indenture;

•
in whole, upon payment in full and discharge of all outstanding “obligations” (as such term is defined under “Description of the Senior Secured Notes — Certain Definitions”) under the Senior Secured Notes that are then outstanding and due and payable at the time all of the Senior Secured Notes are paid in full and discharged;

•
as to any collateral that is sold, transferred or otherwise disposed of by the Corporation or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Corporation or a Restricted Subsidiary in a transaction or other circumstance that does not violate the “Asset Sales” provisions of the Senior Secured Note Indenture and does not violate any of the other “note documents” (as such term is defined under “Description of the Senior Secured Notes — Certain Definitions”), at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of;

•
as to a release of less than all or substantially all of the collateral (including by way of any amendment to, or waiver of, the provisions of the Senior Secured Note Indenture or any Senior Security Agreements), if consent to the release of all liens on such collateral has been given by an “act of required holders” (as such term is defined under “Description of the Senior Secured Notes — Certain Definitions”);

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•
as to a release of all or substantially all of the collateral (including by way of any amendment to, or waiver of, the provisions of the Senior Secured Note Indenture or any Senior Security Agreements), if consent to the release of all liens on such collateral has been given by a direction in writing delivered to the “collateral agent” (as such term is defined under “Description of the Senior Secured Notes — Collateral Agent for the Notes”) by or with a resolution by, or the written consent of, the holders of Notes representing at least 66 2⁄3% in aggregate principal amount of the then outstanding Notes; and

•
as to any collateral that is sold, transferred or otherwise disposed of pursuant to the exercise of any rights or remedies by the collateral agent with respect to any collateral securing the Notes or the note guarantees or the commencement or prosecution of enforcement by the holders of “first priority lien obligations” (as such term is defined under “Description of the Senior Secured Notes — Certain Definitions”) of any of the rights or remedies under any Senior Security Agreements securing first priority lien obligations or applicable law, including, without limitation, the exercise of any rights of set-off or recoupment.

In the event of the Corporation’s or any Guarantor’s insolvency or bankruptcy, the ability of the holders of the Senior Secured Notes to realize upon the collateral will be subject to certain insolvency and bankruptcy law limitations

The ability of holders of Senior Secured Notes to realize upon the collateral will be subject to certain insolvency and bankruptcy law limitations in the event of the Corporation’s or any Guarantor’s insolvency or bankruptcy. Under applicable bankruptcy laws, secured creditors may be prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval.

Under the CCAA and the BIA, secured creditors may be prevented from enforcing their security against a debtor company in a proceeding without approval from the court supervising the proceeding, and may be prevented from disposing of collateral repossessed from such debtor without court approval. In CCAA proceedings, the debtor may continue to retain collateral, including cash collateral, even though the debtor is in default under applicable debt instruments.

Courts under the CCAA have broad discretion, and may utilize this discretion to order in the initial order that commences proceedings under the CCAA, or in subsequent orders, that the collateral held by a secured creditor is not to be diminished during the CCAA proceedings. However, this power is discretionary, and the Corporation cannot predict when, or whether, the collateral trustee could realize upon the collateral, or whether, or to what extent, holders of Senior Secured Notes would be compensated for any delay in payment or loss of value to the collateral.

In the event of a bankruptcy of the Corporation or any of the Guarantors, the holders of the Senior Secured Notes may be deemed to have an unsecured claim to the extent that the Corporation’s obligations in respect of the Senior Secured Notes exceed the fair market value of the collateral securing the Senior Secured Notes

In any bankruptcy proceeding with respect to the Corporation or any of the Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the Senior Secured Notes on the date of the bankruptcy filing was less than the then- current principal amount of the Senior Secured Notes. In Canada, upon a finding by the bankruptcy court that the Senior Secured Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Senior Secured Notes may be bifurcated between a secured claim in an amount equal to the value of the collateral and an unsecured claim with respect to the remainder which would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would include, among other things, a lack of entitlement on the part of the Senior Secured Notes to receive post-petition interest. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Senior Secured Notes. Regardless of whether the Senior Secured Notes were fully secured, the holders thereof could be compelled to exchange their Senior Secured Notes for other securities that may have less favorable terms than the Senior Secured Notes.

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Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the Senior Secured Note Indenture and Senior Subordinated Exchangeable Debenture Indenture

The rights of the trustee who represents the holders of the Senior Secured Notes and of the Senior Subordinated Exchangeable Debentures to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to the Corporation. For example, both the BIA and the CCAA contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan of compromise or arrangement to be voted on by the various classes of its affected creditors. A proposal, compromise or arrangement if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class that did not vote to accept the proposal. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place.

The powers of the court under the BIA and particularly under the CCAA have been exercised broadly to protect an entity attempting to restructure its affairs from actions taken by creditors and other parties. Accordingly, the Corporation cannot predict whether payments under the Senior Secured Notes and Senior Subordinated Exchangeable Debentures would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture or whether and to what extent holders of the Senior Secured Notes and of the Senior Subordinated Exchangeable Debentures would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursement of the trustee.

Changes in the credit markets could adversely affect the price of Senior Secured Notes and Senior Subordinated Exchangeable Debentures

The trading price of Senior Secured Notes and Senior Subordinated Exchangeable Debentures depends on many factors, including:

•	the Corporation’s credit rating with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to the Corporation;

•	the Corporation’s financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of Senior Secured Notes and Senior Subordinated Exchangeable Debentures.

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The Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture contain significant restrictive covenants that could limit the Corporation’s financial flexibility

The Corporation will be subject to a number of restrictive covenants pursuant to the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture, including, without limitation, restrictive covenants that limit the Corporation’s ability to take on additional indebtedness and make distributions to holders of common shares. The Corporation’s financial flexibility will also be restricted under the Senior Secured Note Indenture by certain covenants requiring, among other things, the Corporation to apply, on a semi- annual basis, a significant portion of its “excess cash flow” (as such term is defined under “Description of the Senior Secured Notes — Redemption of Notes — Mandatory Redemption”) to the redemption of the Senior Secured Notes or to use the net proceeds from any incurrence of subordinated indebtedness to make an offer for the repurchase of the Senior Secured Notes. The Corporation’s ability to comply with these covenants may be affected by events beyond its control. A breach of any of the restrictive covenants could result in a default under the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture.

The trading prices for the Senior Secured Notes and the Senior Subordinated Exchangeable Debentures could be volatile

There is no established trading market for the Senior Secured Notes and the Senior Subordinated Exchangeable Debentures and the Corporation does not intend to arrange for the Senior Secured Notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems in respect of the Senior Secured Notes. As a result, the Corporation cannot provide assurance as to the liquidity of any trading market for the Senior Secured Notes. Although the Corporation intends to list the Senior Subordinated Exchangeable Debentures on the TSX, if an active trading market does not develop on such exchange, it could have an adverse effect on the market price of, and a Senior Subordinated Exchangeable Debenture holder’s ability to sell, the Senior Subordinated Exchangeable Debentures.

The Corporation also cannot provide assurance that holders will be able to sell their Senior Secured Notes or Senior Subordinated Exchangeable Debentures at a particular time or at all, or that the prices that holders receive when they sell them will be favourable. Holders may not be able to resell their Senior Secured Notes or Senior Subordinated Exchangeable Debentures at their fair market value. The liquidity of, and trading market for, the Senior Secured Notes and the Senior Subordinated Exchangeable Debentures may also be adversely affected by, among other things:

•	prevailing interest rates, as previously described;

•	the Corporation’s operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the Senior Secured Notes and Senior Subordinated Exchangeable Debentures. It is possible that the market for the Senior Secured Notes and Senior Subordinated Exchangeable Debentures will be subject to disruptions. Any disruptions may have a negative effect on holders of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures, regardless of the Corporation’s prospects and financial performance.

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The Corporation may incur additional indebtedness, which could increase the risks associated with the Corporation’s capital structure

As of March 31, 2012, on a pro forma basis after giving effect to the Recapitalization the aggregate principal amount of the Corporation’s secured and unsecured indebtedness would have been $850 million. The terms of the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture will permit the Corporation to incur additional indebtedness in the future in certain limited circumstances. See “Description of the Senior Secured Notes” and “Description of the Senior Subordinated Exchangeable Debentures”. If the Corporation incurs any additional indebtedness that is permitted under the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture, the holders of that debt, depending on the seniority of their lien priority, may be entitled to rank prior in right of payment to, or to share rateably with, holders of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures, as the case may be, in a portion of any liquidation proceeds. If new debt is added to the Corporation’s current debt levels, the related risks that the Corporation faces could intensify. See “Description of the Senior Secured Notes” and “Description of the Senior Subordinated Exchangeable Debentures”.

Because the liability of each Guarantor under its guarantee may be challenged under various statutes, holders of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures may not receive any payments from some or all of the guarantors

A court under various fraudulent conveyance, transfer or preference statutes, or other relevant insolvency or corporate laws, could void or reduce the obligations under a guarantee, or take other actions detrimental to holders of the Senior Secured Notes and Senior Subordinated Exchangeable Debentures. In addition, benefit of a particular guarantee can be lost if it is released under certain circumstances described under “Description of the Senior Secured Notes — Brief Description of the Senior Secured Notes and the Note Guarantees — Note Guarantees” and “Description of the Senior Subordinated Exchangeable Debentures — Brief Description of the Senior Subordinated Exchangeable Debentures and the Debenture Guarantees — Debenture Guarantees”.

Risks Relating to the New Common Shares and Warrants

The trading price of New Common Shares could be volatile

The trading price of New Common Shares may be subject to large fluctuations, which may result in losses to investors. The trading price of New Common Shares may increase or decrease in response to a number of events and factors, including:

•	the Corporation’s financial condition, financial performance and future prospects;

•	the public’s reaction to the Corporation’s news releases, other public announcements and its filings with the various securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track the Corporation’s equity securities or the securities of other companies in the sector in which it operates;

•	changes in general economic conditions and the overall condition of the financial markets;

•	the number of New Common Shares to be publicly traded;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving the Corporation or its competitors; and

•	the factors listed under the heading “Forward-Looking Statements”.

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There is currently no active trading market for the Warrants

There is currently no public market for the Warrants and there can be no assurance that a public market for the Warrants will develop after the Effective Date. Although the Corporation intends to list the Warrants on the TSX, if an active trading market does not develop on such exchange, it could have an adverse effect on the market price of, and a Warrantholder’s ability to sell, the Warrants.

Risks Relating to Yellow Media’s Business

Substantial competition could reduce the market share of the Corporation and could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation competes with other directory, advertising media and classified advertising businesses and across various media and platforms. This includes the internet, newspapers, television, radio, mobile telecommunication devices, magazines, billboards and direct mail advertising. In particular, the directories business faces substantial competition due to increased online penetration, through the use of online search engines and social networking organizations. The Corporation may not be able to compete effectively with these online competitors, some of which may have greater resources. The Corporation’s internet strategy and its directories business may be adversely affected if major search engines build local sales forces or otherwise begin to more effectively reach local businesses for local commercial search services. These competitors may reduce their prices to increase their market share or may be able to offer their services at lower costs than the Corporation can. See “Directories — Competition” in the Corporation’s annual information form dated March 23, 2012, incorporated by reference in this Circular.

The Corporation may be forced to reduce its prices or offer and perform other services in order to remain competitive. The Corporation’s failure to compete effectively with its current or future competitors could have a number of impacts such as a reduction in its advertiser base, lower rates and increased costs. This could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

A higher than anticipated rate of decline in print revenue resulting from changes in preferences and consumer habits could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation could be materially adversely affected if the usage of print telephone directories declines at a rate higher than anticipated. The development of new technologies and the widespread use of internet is causing changes in preferences and consumer habits. The usage of internet-based directory products has increased rapidly. The internet has become increasingly accessible as an advertising medium for businesses of all sizes. Further, the use of the internet, including as a means to transact commerce through wireless devices, has resulted in new technologies and services that compete with traditional advertising mediums. In particular, this has a significant influence on print products, and the decrease in usage gradually leads to lower advertising revenues. References to print yellow pages directories may continue to decline as users increasingly turn to digital and interactive media delivery devices for local commercial search information.

The inability of the Corporation to successfully enhance and expand its offering of internet and new media products could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The transition from print to online causes uncertainties surrounding whether and when new product introductions will compensate for the declining trend in print revenues. If revenue from the Corporation’s online products does not increase significantly, the Corporation’s cash flow, results of operations and financial condition will be materially adversely affected.

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The Corporation expects to derive a greater portion of its total revenue from its internet and other new media products, as directory usage continues to shift from print directories to internet and other new media products.

The Corporation’s transformational expansion towards internet and new media products is subject to a variety of challenges and risks, including the following:

•	the Corporation may not continue to grow internet usage on its own sites at the same rate as other providers or may grow at a slower rate than currently anticipated;

•
internet usage as a source of information and a medium for advertising may not continue to grow, or may grow at a slower rate than currently anticipated, as a result of factors that the Corporation cannot predict or control;

•
the Corporation may incur substantial additional costs and expenses related to investments in its information technology, modifications to existing products and development of new products and this may reduce profit margins in the future;

•
the Corporation may be unable to develop and market new products in a timely and efficient manner, as the Corporation’s markets are characterised by rapidly changing technology, introductions and enhancements to existing products and shifting advertising customer and end-user demands, including technology preferences;

•	the Corporation may be unable to improve its information technology systems so as to efficiently manage increased levels of traffic on the Corporation’s websites and provide new services and products;

•	the Corporation’s focus on its internet and new media products may distract or deter advertising customers from pursuing advertising opportunities in the Corporation’s print products;

•
the Corporation may be unable to keep apprised of changes to search engines’ terms of service or algorithms, which could cause the Corporation’s websites, or its advertising customers’ websites, to be excluded from or ranked lower in search results or make it more difficult or more expensive for the Corporation to provide search engine marketing and search engine optimisation solutions to its advertising customers;

•	the Corporation’s advertising customers may be unwilling to pay for internet advertising at the same rates as they had paid for printed directory advertising; and

•	the Corporation may be unable to increase the prices of its products and services in the future.

If any of the above-mentioned risks were to occur, the Corporation’s internet revenue, as well as its business, results from operations and financial condition could be materially adversely affected.

The inability of the Corporation to generate sufficient funds from operations, debt financings, equity financings or refinancing transactions could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The ability of the Corporation to make scheduled payments under its indebtedness will depend on, among other things, its future operating performance. There can be no assurance that the Corporation will be able to generate sufficient cash from its operations to pay its debt obligations. Each of these factors is, to a large extent, subject to economic, financial, competitive, operational and other factors, many of which are beyond the Corporation’s control.

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There can be no assurance that the Corporation will continue to be able to obtain on a timely basis sufficient funds on terms acceptable to the Corporation to provide adequate liquidity and to finance the operating and capital expenditures necessary to overcome the challenges associated with the transformation of its business and support its business strategy if cash flows from operations and cash on hand are insufficient.

Failure to generate sufficient funds, whether from operations or debt or equity financings or refinancing transactions, could require the Corporation to delay or abandon some of its anticipated expenditures or to modify its business strategy and could have a material adverse effect on the Corporation, its business, results from operations and financial condition. Furthermore, competitors with greater liquidity or their ability to raise money more easily and on less onerous terms could create a competitive disadvantage for the Corporation.

The Corporation’s substantial indebtedness could adversely affect its efforts to refinance or reduce its indebtedness and could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation’s substantial amount of debt could have material adverse effects on the Corporation, its business, results from operations and financial condition. For example, it could:

•	increase the Corporation’s vulnerability to adverse economic and industry conditions;

•
require the Corporation to dedicate a substantial portion of its cash flows from operations to make payments on its debt, thereby reducing funds available for operations, future business opportunities or other purposes;

•	limit the Corporation’s flexibility in planning for, or reacting to, changes in its business and its industry;

•	place the Corporation at a competitive disadvantage compared to its competitors that have less debt; and

•	limit the Corporation’s ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes.

In addition, the Existing Credit Facilities and the Corporation’s other debt contain, and the Senior Secured Note Indenture and the Senior Subordinated Exchangeable Debenture Indenture will contain, a number of financial and other restrictive covenants that require the Corporation to meet certain financial ratios and financial condition tests and limit the ability to enter into certain transactions. A failure to comply with such obligations could result in a default which, if not cured or waived, could permit acceleration of the relevant indebtedness. If the indebtedness under the Existing Credit Facilities, the Corporation’s other debt, the Senior Secured Note Indenture or the Senior Subordinated Exchangeable Debenture Indenture, as the case may be, were to be accelerated, there can be no assurance that the Corporation would have sufficient liquidity to repay in full that indebtedness.

The recent downgrades in the Corporation’s credit ratings could increase its borrowing costs and could have a material adverse effect on the Corporation, its business, results from operations and financial condition

On February 13, 2012, DBRS lowered the Preferred Shares rating to “Pfd-5 (low)” negative trend. On July 23, 2012, DBRS lowered the Corporation’s Issuer Rating to “C (high)” negative trend, the Existing Notes rating to “C (high)” negative trend and the Existing Debentures rating to “C (low)” negative trend. DBRS also placed the Corporation’s ratings Under Review with Negative Implications. Should the Recapitalization be completed, all such securities would be placed in default states in accordance with DBRS policy.

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On July 23, 2012, S&P lowered the Corporation’s corporate credit rating to “CC” with negative implications, the Existing Notes rating to “CC” and the Existing Debentures rating to “C”. S&P also affirmed the Corporation’s cumulative preferred shares rating to “D”. S&P removed the ratings from CreditWatch, where they were placed on May 10, 2012. Should the Recapitalization be completed, S&P would lower all such ratings to “D”.

Because the Corporation could potentially rely on external sources of financing to refinance its existing debt or enter into other debt transactions related to its capital structure, the recent downgrades of its debt ratings could increase its borrowing costs or potentially reduce its liquidity and, therefore, materially adversely affect the Corporation, its business, results from operations and financial condition.

The Corporation does not expect to pay dividends in the foreseeable future

The Corporation does not anticipate that cash dividends or other distributions will be paid with respect to the Existing Preferred Shares, Existing Common Shares or New Common Shares in the foreseeable future. In addition, existing restrictive covenants in its Existing Credit Facilities prohibit the Corporation from paying dividends to its holders of Existing Common Shares.

Fluctuations in interest rates could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation is currently exposed to fluctuations in short-term interest rates on some of its financial obligations bearing variable interest rates. The Corporation would also be exposed to fluctuations in long-term interest rates and credit spreads relative to the refinancing of its debt obligations. The interest rate on any new long-term debt issuances would be based on the prevailing market rates at the time of the refinancing and would depend on the tenor of the new debt issued and the Corporation’s credit profile and its credit ratings. Increases in short-term interest rates and increases in interest rates on any new debt issuances may have a material adverse effect on the Corporation, its business, results from operations and financial condition.

Incremental contributions by the Corporation to its pension plans could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation is currently and may be required to make incremental contributions to its pension plans in the future depending on various factors including future returns on pension plan assets, long-term interest rates and changes in pension regulations, which may have a negative effect on the Corporation’s liquidity and results from operations. The Corporation is currently making incremental contributions to its pensions plans to reduce their actuarial solvency deficits.

The funding requirements of the Corporation’s pension plans, resulting from valuations of its pension plan assets and liabilities, depend on a number of factors, including actual returns on pension plan assets, long-term interest rates, plan demographic and pension regulations. Changes in these factors could cause actual future contributions to significantly differ from the Corporation’s current estimates and could require the Corporation to make incremental contributions to its pension plans in the future and, therefore, could have a negative effect on the Corporation’s liquidity, business, results from operations and financial condition.

There is no assurance that the Corporation’s pension plans will be able to earn their assumed rate of return. A material portion of the Corporation’s pension plans’ assets is invested in public equity securities. As a result, the ability of the Corporation’s pension plans to earn the rate of return that the management has assumed depends significantly on the performance of capital markets. The market conditions also impact the discount rate used to calculate the Corporation’s solvency obligations and thereby could also significantly affect the Corporation’s cash funding requirements.

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Failure by either the Corporation or the Telco Partners to fulfill the obligations set forth in the agreements between the Corporation and the Telco Partners could result in a material adverse effect on the Corporation, its business, results from operations and financial condition

YPG Corp. has a Billing and Collection Services Agreement with Bell Canada (up to 2016), with Telus (up to 2031), with MTS Allstream (up to 2036) and with Bell Aliant (up to 2037). Through these agreements, YPG Corp.’s billing is included as a separate line item on the telephone bills of the customers of Bell, Telus, MTS Allstream and Bell Aliant (the “Telco Partners”) who use the Corporation’s services, respectively. Additionally, YPG Corp. has entered into publishing agreements with each Telco Partner. If YPG Corp. fails to perform its obligations under these agreements and the agreements are consequently terminated by such Telco Partner, other agreements with such Telco Partners may also be terminated, including the Bell Canada Trade-Mark License Agreement, the Telus Trade-Mark License Agreement, the MTS Allstream Branding and Trade-Mark Agreement and the Bell Aliant Branding and Trade-Mark Agreement, as well as non-competition covenants benefitting YPG Corp. from each such Telco Partner. The Corporation and its affiliates also have agreements with outside service suppliers to print and distribute their directories and publications. These agreements are for services that are integral to the business of the Corporation.

The failure of the Telco Partners or any of the other suppliers to fulfill their contractual obligations under these agreements (including in the event that any of them seek protection under Canadian bankruptcy laws), could result in a material adverse effect on the business of the Corporation unless and until the Corporation is able to secure a replacement supplier for those services. See “Business of the Corporation — Long-Term Relationships with Telecommunication Companies” in the Corporation’s annual information form dated March 23, 2012, incorporated by reference in this Circular.

The Corporation’s inability to enforce the non-competition agreements with the Telco Partners may impair the value of its business

The Corporation has entered into non-competition agreements with each Telco Partners pursuant to which Telco Partners generally agreed not to publish tangible or digital (excluding internet) media directories consisting principally of wireline listings and classified advertisements of subscribers in the markets in which it is the incumbent local exchange carrier that are directed primarily at clients in these markets. However, under applicable law, a covenant not to compete is only enforceable:

•	to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement;

•	if it does not unreasonably restrain the party against whom enforcement is sought; and

•	if it is not contrary to the public interest.

Enforceability of a non-competition covenant is determined by a court based on all of the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is not possible to predict whether, or to what extent, a court would enforce the Telco Partners’ covenants not to compete against the Corporation during the terms of the non-competition agreements. If a court were to determine that the non-competition agreements were unenforceable, the Telco Partners could compete directly against the Corporation in the previously restricted markets. For instance, Telus and Bell are both players in the 360° solutions market and the Corporation’s business could therefore suffer from their direct competition in that market. The Corporation’s inability to enforce non-competition agreements with the Telco Partners could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

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Failure by the Corporation to adequately protect and maintain its brands and trade-marks, as well as third party infringement of such, could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation relies heavily on its existing brands and trade-marks for a significant portion of its revenues. Failure to adequately maintain the strength and integrity of these brands and trade-marks, or to develop new brands and trade-marks, could adversely affect the results from operations and the financial condition of the Corporation.

It is possible that third parties could infringe upon, misappropriate or challenge the validity of the Corporation’s trade-marks or its other intellectual property rights. This could have a material adverse effect on the business of the Corporation, its financial condition and its operating results. The actions that the Corporation takes to protect its trade-marks and other proprietary rights may not be adequate. Litigation may be necessary to enforce or protect the Corporation’s intellectual property rights, its trade secrets or to determine the validity and scope of the proprietary rights of others. The Corporation cannot ensure that it will be able to prevent infringement of its intellectual property rights or the misappropriation of the Corporation’s proprietary information.

Any such infringement or misappropriation could harm any competitive advantage the Corporation currently derives, or may derive, from its proprietary rights. Third parties may assert infringement claims against the Corporation. Any such claims and any resulting litigation could subject the Corporation to significant liability for damages. An adverse judgment arising from any infringement litigation could require the Corporation to design around a third party’s patent or to license alternative technology from another party. In addition, litigation may be time-consuming and expensive to defend against and could result in the diversion of the Corporation’s time and resources. Any claims from third parties may also result in limitations on the Corporation’s ability to use the intellectual property subject to these claims.

The Corporation’s business depends on the strength and visibility of the Corporation’s brands. Failure to promote and reinforce consumer trust in these brands, or negative publicity regarding the Corporation, could impair the Corporation’s ability to expand its business

To increase usage of its products and expand its visibility to potential advertising customers, the Corporation intends to continue to pursue a strategy of promoting its brands. To date, the Corporation has made significant investments in establishing and positioning its brands, and it expects to continue to make investments and devote resources to marketing and advertising campaigns. The Corporation may not be able to successfully increase consumer awareness of its brands and/or such advertising may not prove to be cost-effective. There can be no assurance that consumer awareness levels will lead to a measurable increase in advertising customers, traffic to the Corporation’s websites, overall revenue, margins or profitability. In addition, the Corporation is currently experiencing budget constraints with respect to brand promotion due to its financial condition such that it may suffer a competitive disadvantage in that respect.

Negative publicity could also damage the value of the Corporation’s brands. The Corporation could be the target of negative publicity as a result of various factors, including poor performance, disruptions to the operations of the Corporation’s websites or security breaches or misuse of personal and financial data provided by consumers. If any of these events were to occur, advertising customers and consumers could lose confidence in the Corporation’s brands, traffic to the Corporation’s websites could decline and use of the Corporation’s print directories could decline, any of which could have a material adverse effect on the Corporation’s business, financial condition and results from operations. Further, a negative perception of the Recapitalization could trigger such loss of consumer confidence to materialize.

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A greater percentage of the Corporation’s workforce becoming unionized, work stoppages and other labor disturbances could have a material adverse effect on the Corporation, its business, results from operations and financial condition

Certain non-management employees of the Corporation are unionized. Current union agreements range between approximately two to five years in duration and are subject to expiration at various dates in the future. If the Corporation is unable to renew these agreements as they become due for renegotiation from time to time, it could result in work stoppages and other labor disturbances which could have a material adverse effect on the business of the Corporation. Additionally, if a greater percentage of the Corporation’s workforce becomes unionized, this could have a material adverse effect on its business, results from operations and financial condition.

Challenge by tax authorities of the Corporation’s position on certain income tax matters could have a material adverse effect on the Corporation, its business, results from operations and financial condition

In the normal course of the Corporation’s activities, tax authorities carry out ongoing reviews. In that respect, the Corporation is of the view that all expenses claimed by the different entities of the group are reasonable and deductible and that the cost amount and capital cost allowance claims of such entities’ depreciable properties have been correctly determined. There is no assurance that the tax authorities may not challenge these positions. Such challenge, if successful, could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

The realization of certain business risks associated with the acquisition of new businesses could have a material adverse effect on the Corporation, its business, results from operations and financial condition

Acquisitions of new businesses have been part of the Corporation’s growth strategy and could expose the Corporation to business risks, including difficulties in integrating administrative, financial reporting, and operational systems, difficulties in managing newly acquired operations and improving their operating efficiency, and difficulties in retaining key employees of the acquired operations and diversions of management time and resources.

The Corporation’s inability to realize some of the existing benefits under its commercial arrangements with the Telco Partners due to the potential erosion of their market position could have a material adverse effect on the Corporation, its business, results from operations and financial condition

Advances in communications technologies such as wireless devices and voice over internet protocol and demographic factors (such as potential shifts in younger generations away from wireline telephone communications towards wireless or other communications technologies) may further erode the market position of telephone utilities, including Telco Partners. As a result, it is possible that Telco Partners will not remain the primary local telephone service provider in any particular local service area, that the Corporation’s licenses to be the exclusive publisher in those markets and to use their brand names on its directories in those markets may not be as valuable as presently anticipated, and that the Corporation may not realize some of the existing benefits under its commercial arrangements with Telco Partners.

The Corporation’s inability to attract and retain key personnel could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The success of the Corporation depends on the abilities, experience and personal efforts of senior management of the Corporation, including their ability to retain and attract skilled employees. The Corporation is also dependent on the number and experience of its sales representatives. The loss of the services of such key personnel could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

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Turnover among media consultants could materially adversely affect the Corporation, its business, results from operations and financial condition

The loss of a significant number of experienced media consultants would likely result in fewer sales and could materially adversely affect the Corporation’s business. The turnover rate of the Corporation’s media consultants is higher than for its employees generally. A majority of the attrition of the Corporation’s media consultants occurs with employees with less than two years experience. The Corporation expends substantial resources and management time on identifying and training its media consultants. The ability to attract and retain qualified sales personnel depends on numerous factors outside of the Corporation’s control, including conditions in the local employment markets in which it operates. The Corporation is currently experiencing an increased turnover among media consultants and the perceptions on the Recapitalization could further increase such turnover rate. A substantial decrease in the number of media consultants could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

A prolonged economic downturn in principal markets of the Corporation could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation derives revenues principally from the sale of advertising in Yellow Pages™ print and online directories across Canada. The Corporation’s advertising revenues, as well as those of directories publishers in general, typically do not fluctuate widely with economic cycles. However, a prolonged recession that affects the Corporation’s markets, including the current global economic slowdown if prolonged, could have a material adverse effect on the Corporation’s business. The adverse effects of a recession on the Corporation, including the current global economic slowdown, could be compounded by the fact that the majority of the Corporation’s customers are small and medium enterprises. Such businesses have fewer financial resources and higher rates of failure than larger businesses, and may be more vulnerable to prolonged economic downturns. Therefore, these small and medium enterprises may be more likely to reduce or discontinue advertising with the Corporation, which could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

A prolonged economic downturn or recession could result in:

•	further declines in demand for print directories advertising;

•	decreases in advertising prices;

•	increased bad debts as a result of advertising customers experiencing financial difficulty;

•	the loss of advertising customers;

•	charges relating to the impairment of assets; and/or

•	higher operating costs;

any of which could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

The inability or unwillingness of Certified Market Representatives to carry on business with the Corporation could have a material adverse effect on the Corporation, its business, results from operations and financial condition

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Approximately 8% of the Corporation’s directories revenues for 2011 were derived from the sale of advertising to national or large regional chains that purchase advertising in several of the directories that the Corporation publishes. In order to sell advertising to these accounts, the Corporation contracts with certified marketing representatives (“CMRs”) which are independent third parties that act as agents for national advertisers and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, the Corporation’s relationships with these national advertisers depend significantly on the performance of these third party CMRs which the Corporation does not control. In particular, the Corporation relies heavily on five of its CMRs which accounted for approximately 5% of the Corporation’s directories revenues for 2011. Although the Corporation believes that its relationship with such CMRs is mutually beneficial and that other CMRs with whom the Corporation has existing relationships or other third parties could service the Corporation’s needs if certain CMRs were unable or unwilling to provide their services to the Corporation on acceptable terms or at all, such inability or unwillingness could materially adversely affect the Corporation’s business. In addition, any decline in the performance of such CMRs could harm the Corporation’s ability to generate revenue from its national accounts and could materially adversely affect the Corporation, its business, results from operations and financial conditions.

The loss of key relationships or changes in the level or service provided by internet portals, search engines and individual websites could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation has entered into agreements with several internet portals, search engines and individual websites to promote its online directories. These agreements make the Corporation’s content and customer advertising more easily accessible by these portals, search engines and individual websites. These agreements allow the Corporation to generate a higher volume of traffic than it would on its own as well as generate business leads for its advertisers, while retaining the client relationship. In return, the portals, search engines and individual websites obtain business through the Corporation from advertisers who would not otherwise transact with them. Loss of key relationships or changes in the level of service provided by these internet portals, search engines and individual websites could impact performance of the Corporation’s internet marketing solutions. In addition, internet marketing services are provided by many other competitors within the markets the Corporation serves and its clients could choose to work with other, sometimes larger providers of these services, or with other search engines directly.

The failure of the Corporation’s computers and communications systems could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation’s business activities rely significantly on the efficient and uninterrupted operation of computers and communications systems as well as those of third parties. The Corporation’s sales and advertising processing, data storage, production, billing, collection and day-to-day operations could be adversely impaired by the failure of such technology, which could in turn have a material adverse effect on the Corporation, its business, results from operations and financial condition.

In addition, the Corporation’s computer and IT systems are vulnerable to damage or interruption from a variety of sources and its disaster recovery systems may be deemed ineffective. Any failure of these systems could impair the Corporation’s business. This could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

Changes in regulations could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation’s business operations are not currently regulated by any regulatory authority. However, the Corporation provides services to telephone companies which operate in a highly regulated industry. The Corporation may be adversely affected if it, or the directories publishing business in general, becomes subject to regulation.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

In addition, as the local search industry develops, the provision of internet services and the commercial use of internet and internet-related applications may become subject to greater regulation. Regulation of the internet and internet-related services is still developing. If the Corporation’s regulatory environment becomes more restrictive, including by increased internet regulation, the Corporation’s profitability could decrease, which would in turn have a material adverse effect on the Corporation, its business, results from operations and financial condition.

The imposition of new environmental laws or the new interpretation of environmental laws could have a material adverse effect on the Corporation, its business, results from operations and financial condition

The Corporation is subject to laws and regulations relating to environmental protection. The imposition of new environmental laws, including in relation to waste disposal, or new interpretations of existing laws and regulations or enforcement by governmental agencies, could result in increased unforeseen expenditures, which in turn could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

Adverse outcome in lawsuits or investigations could have a material adverse effect on the Corporation, its business, results from operations and financial condition

From time to time, the Corporation is party to litigation and regulatory and other proceedings with governmental authorities and administrative agencies. Adverse outcomes in lawsuits or investigations could result in significant monetary damages or injunctive relief that could adversely affect the Corporation’s operating results or financial condition as well as its ability to conduct its businesses as they are presently being conducted.

The Corporation might be required to record additional impairment charges

In the third quarter of 2011, the Corporation recorded a $2.9 billion goodwill and intangible assets impairment charge. In the first quarter of 2012, the Corporation recorded an additional $2.9 billion goodwill assets impairment charge net of taxes. The Corporation may be subject to another impairment loss that would reduce its reported assets and earnings. Economic, legal, regulatory, competitive, contractual and other factors may affect the value of the Corporation’s assets. If any of these factors impair the value of these assets, accounting rules would require the Corporation to reduce their carrying value and recognize an additional charge, which would reduce the reported assets and earnings of the Corporation in the year the impairment charge is recognized.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

AUDITOR, TRANSFER AGENT AND REGISTRAR

The Corporation’s independent auditor is Deloitte & Touche LLP at their offices located at 1 Place Ville-Marie, Suite 3000, Montreal, Québec, H3B 4T9.

Canadian Stock Transfer Company Inc., as administrative agent for CIBC Mellon Trust Company, acts as transfer agent and registrar of the Corporation. The register of transfers of the securities of the Corporation is located at the principal transfer office in Montreal of Canadian Stock Transfer Company Inc., as administrative agent for CIBC Mellon Trust Company, located at 2001 University Street, Suite 1600, Montreal, Québec, H3A 2A6.

INTEREST OF EXPERTS

The partners and associates of Stikeman Elliott LLP, as a group, owned, directly or indirectly, less than 1% of the outstanding Common Shares.

LEGAL MATTERS

Certain legal matters relating to the Recapitalization will be passed upon on behalf of the Corporation by Stikeman Elliott LLP.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporation at 16 Place du Commerce, Nuns’ Island, Verdun, Québec, H3E 2A5 and are also available electronically at www.sedar.com.

The following documents of the Corporation, which have been filed with securities commissions or other similar authorities in Canada, are specifically incorporated by reference into and form an integral part of this Circular:

(a)	the annual information form of the Corporation dated March 23, 2012;

(b)	the Corporation’s and its predecessor’s audited consolidated financial statements and the independent auditor’s reports thereon, as at and for the financial years ended December 31, 2011, 2010, 2009;

(c)	the Corporation’s management’s discussion and analysis of financial position and results of operations for the year ended December 31, 2011;

(d)	the Corporation’s unaudited consolidated financial statements for the three-month period ended March 31, 2012 and 2011;

(e)	the Corporation’s management’s discussion and analysis of financial position and results of operations as at and for the three-month period ended March 31, 2012; and

(f)	the management proxy circular dated March 20, 2012, prepared in connection with the annual meeting of shareholders of the Corporation held on May 8, 2012.

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

Any documents of the type referred to above as well as any business acquisition reports, any material change reports (excluding confidential material change reports), any news release issued by the Corporation that specifically states that it is intended to be incorporated by reference in this Circular and subsequently filed by the Corporation with a securities commission or similar authority in any province or territory of Canada subsequent to the date of this Circular shall be deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Circular to the extent that a statement contained herein or any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

ADDITIONAL INFORMATION

The Corporation’s financial information is included in its comparative consolidated financial statements, the notes thereto and the Corporation’s management’s discussion and analysis for the financial year ended December 31, 2011, and the three-month period ended March 31, 2012. Copies of the foregoing documents and additional information relating to the Corporation can be found under the Corporation’s profile on SEDAR at www.sedar.com and may also be obtained upon request to the Secretary of the Corporation at its head office, 16 Place du Commerce, Nuns’ Island, Verdun, Québec, H3E 2A5.

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions or require more information with regard to voting your securities or require assistance in completing your form of proxy or voting instruction form please contact Kingsdale Shareholder Services Inc. by telephone at 1-800-749-9197 toll free in North America or at 416-867-2272 outside of North America (collect calls accepted) or by email at contactus@kingsdaleshareholder.com

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

APPROVAL OF CIRCULAR BY THE BOARD OF DIRECTORS

The Board of Directors of the Corporation approved the content of this Circular and authorized it to be sent to each Debtholder entitled to receive notice of and vote at the Debtholders’ Meeting, each Shareholder and each Debentureholder entitled to receive notice of and vote at the Shareholders’ Meeting, to the Corporation’s directors, and to the Corporation’s independent auditor.

BY ORDER OF THE BOARD OF DIRECTORS OF YELLOW MEDIA INC.

(signed) Marc L. Reisch
Marc L. Reisch
Chairman of the Board

Montreal, Québec
July 30, 2012

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CONSENT OF STIKEMAN ELLIOTT LLP

To: The Board of Directors of Yellow Media Inc.

We hereby consent to the references to our name contained under “Interest of Experts” and “Legal Matters” in the Management Proxy Circular of Yellow Media Inc. dated July 30, 2012, with respect to a plan of arrangement.

(signed) Stikeman Elliott LLP
Stikeman Elliott LLP

Montreal, Québec
July 30, 2012

CONSENT OF BMO NESBITT BURNS INC.

To: The Board of Directors of Yellow Media Inc.

We hereby consent to the reference to our fairness opinion contained under “The Recapitalization — Background to the Recapitalization” and “The Recapitalization — BMO Fairness Opinion” and to the inclusion of the text of our opinion as Appendix “F” of the Management Proxy Circular of Yellow Media Inc. dated July 30, 2012. In providing such consent, we do not intend that any person other than the Board of Directors of Yellow Media Inc. and its Financing Committee to rely upon our opinion.

(signed) BMO Nesbitt Burns Inc.
BMO Nesbitt Burns Inc.

Montreal, Québec
July 30, 2012

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

CONSENT OF CANACCORD GENUITY CORP.

To: The Board of Directors of Yellow Media Inc.

We hereby consent to the reference to our fairness opinion contained under “The Recapitalization — Background to the Recapitalization” and “The Recapitalization — Canaccord Genuity Fairness Opinion” and to the inclusion of the text of our opinion as Appendix “G” of the Management Proxy Circular of Yellow Media Inc. dated July 30, 2012. In providing such consent, we do not intend that any person other than the Board of Directors of Yellow Media Inc. and its Financing Committee to rely upon our opinion.

(signed) Canaccord Genuity Corp.
Canaccord Genuity Corp.

Montreal, Québec
July 30, 2012

If you have any questions or need assistance completing your proxy or voting instruction form, please call
Kingsdale Shareholder Services Inc. at 1-800-749-9197 or email contactus@kingsdaleshareholder.com

INDEPENDENT AUDITOR’S CONSENT

We have read the Management Proxy Circular of Yellow Media Inc. (the “Corporation”) dated July 30, 2012, relating to a proposed plan of arrangement (the “Circular”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of the Corporation on the consolidated statements of financial position of the Corporation as at December 31, 2011, December 31, 2010, and January 1, 2010, and the consolidated income statements, statements of comprehensive (loss) income, statements of changes in equity and statements of cash flows for the years ended December 31, 2011 and December 31, 2010. Our report is dated February 9, 2012.

We also consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2010 and December 31, 2009, and the consolidated statements of earnings, statements of comprehensive income, statements of equity and statements of cash flows for the years ended December 31, 2010 and December 31, 2009. Our report is dated February 9, 2011.

(signed) Deloitte & Touche LLP
Deloitte & Touche LLP(1)

Montreal, Québec
July 30, 2012

(1)           CPA auditor, CA public accountancy permit No. A120501

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APPENDIX “A”

DEBTHOLDERS’ ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”) of Yellow Media Inc. (the “Corporation”), as set forth in the plan of arrangement of the Corporation attached as Appendix “C” to the management proxy circular of the Corporation dated July 30, 2012 (as the same may be, or may have been, amended, modified or supplemented, the “Plan of Arrangement”) be and is hereby authorized, approved and adopted.

2.	The Corporation is hereby authorized to apply to the Québec Superior Court for the Final Order (as such term is defined in the Plan of Arrangement).

3.
Notwithstanding the passing of this resolution or the passing of similar resolutions or the approval of the Québec Superior Court, the Board of Directors of the Corporation, without further notice to, or approval of, the security holders of the Corporation, is hereby authorized and empowered to (a) amend, modify or supplement the Plan of Arrangement to the extent permitted thereby, and (b) subject to the terms of the Plan of Arrangement, to determine not to proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA.

4.
Any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver, or cause to be executed and delivered, articles of arrangement and any and all other documents, agreements and instruments and to perform, or cause to be performed, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or other instruments or the doing of any such act or thing.

A-1

APPENDIX “B”

SHAREHOLDERS’ ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”) of Yellow Media Inc. (the “Corporation”), as set forth in the plan of arrangement of the Corporation attached as Appendix “C” to the management proxy circular of the Corporation dated July 30, 2012 (as the same may be, or may have been, amended, modified or supplemented, the “Plan of Arrangement”) be and is hereby authorized, approved and adopted.

2.	The Corporation is hereby authorized to apply to the Québec Superior Court for the Final Order (as such term is defined in the Plan of Arrangement).

3.
Notwithstanding the passing of this resolution or the passing of similar resolutions or the approval of the Québec Superior Court, the Board of Directors of the Corporation, without further notice to, or approval of, the security holders of the Corporation, is hereby authorized and empowered to (a) amend, modify or supplement the Plan of Arrangement to the extent permitted thereby, and (b) subject to the terms of the Plan of Arrangement, to determine not to proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA.

4.
The issuance by Yellow Media Ltd. (“New Yellow Media”) or the Corporation, as the case may be, pursuant to the Arrangement of (a) $750,000,000 aggregate principal amount of 9.0% 6-year senior secured notes, and (b) $100,000,000 aggregate principal amount of 10-year senior subordinated exchangeable debentures be and is hereby authorized, approved and adopted.

5.
The issuance by New Yellow Media pursuant to the Arrangement of (a) 25,812,230 common shares, and (b) 2,581,223 warrants to purchase common shares of New Yellow Media, be and is hereby authorized, approved and adopted.

6.
Any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver, or cause to be executed and delivered, articles of arrangement and any and all other documents, agreements and instruments and to perform, or cause to be performed, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or other instruments or the doing of any such act or thing.

B-1

APPENDIX “C”

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1 Definitions.

In this Plan of Arrangement, unless otherwise stated or unless the context otherwise requires:

(a)
“Advisors” means Bennett Jones LLP, in its capacity as legal advisor to the Initial Consenting Creditors, and Moelis & Company, in its capacity as financial advisor to the Initial Consenting Creditors;

(b)	“Affected Unsecured Debt” means, as at the relevant time, collectively, (i) the Credit Facility Debt and (ii) the MTN Notes;

(c)
“Arrangement” means the arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set forth in this Plan of Arrangement subject to any amendments or variations made thereto in accordance with this Plan of Arrangement or made at the direction of the Court;

(d)	“Arrangement Agreement” means the Arrangement Agreement dated July 23, 2012, among YMI, New YMI and YPG, as may be amended, restated, varied, modified or supplemented from time to time;

(e)	“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Montréal, Québec and Toronto, Ontario;

(f)	“Canpages” means Canpages Inc., a CBCA corporation;

(g)	“CBCA” means the Canada Business Corporations Act, R. S. C. 1985, c. C-44, as now in effect and as it may be amended from time to time prior to the Effective Date;

(h)	“CDS” means CDS Clearing and Depository Services Inc. or any successor thereof;

(i)
“Certificate” means the certificate giving effect to the Arrangement, which shall be issued by the Director pursuant to section 192(7) of the CBCA upon receipt of the articles of arrangement in accordance with section 262 of the CBCA;

(j)	“Common Shares” means the common shares in the capital of YMI;

(k)
“Companies Released Parties” means, collectively, YMI, New YMI, the Credit Facility Guarantors, the MTN Guarantors and their respective Subsidiaries and affiliates and their respective present and former shareholders, officers, directors, trustees, employees, auditor, financial advisors, legal counsel and agents;

(l)
“Convertible Debenture Indenture” means the trust indenture dated July 8, 2010, among YMI, Yellow Pages Income Fund, YPG Trust and YPG LP and the Convertible Debenture Trustee in respect of the Convertible Debentures, as supplemented by the first supplemental trust indenture dated November 1, 2010 between YMI and the Convertible Debenture Trustee;

(m)	“Convertible Debenture Trustee” means BNY Trust Company of Canada, or any successor thereof;

(n)	“Convertible Debentureholders” means the legal and/or beneficial holders of the Convertible Debentures as at the relevant time;

(o)	“Convertible Debentures” means the 6.25% convertible unsecured subordinated debentures of YMI due October 1, 2017 issued pursuant to the Convertible Debenture Indenture;

(p)	“Court” means the Superior Court of Québec, Commercial Division;

(q)	“Credit Agreement” means the second amended and restated credit agreement, dated September 28, 2011, among, inter alia, YMI, as borrower, the Credit Facility Agent and the Credit Facility Lenders;

(r)	“Credit Facility Agent” means the Bank of Nova Scotia, as administrative agent, pursuant to the Credit Agreement, or any successor thereof;

(s)	“Credit Facility Debt” means all amounts owing to the Credit Facility Lenders on account of principal pursuant to and under the Credit Agreement as at the relevant time;

(t)	“Credit Facility Guarantors” means, collectively, YPG, YPG USA, YPG LLC, Canpages, W2W;

(u)	“Credit Facility Lenders” means the “Lenders” (as defined under the Credit Agreement) as at the relevant time;

(v)	“Director” means the Director appointed under Section 260 of the CBCA;

(w)	“Distribution Record Date” means the close of business on the day that is three Business Days before the Effective Date;

(x)	“Effective Date” means the date shown on the Certificate, such date to be the date this Plan of Arrangement is implemented;

(y)
“Entitlements” means all legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person (i) with respect to or arising out of, or in connection with, the Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares, the Common Shares and any other equity interest in YMI, as applicable (including any guarantees granted in respect of, or pursuant to, the foregoing) and (ii) to acquire or receive any of the foregoing;

(z)
“Existing Common Shares” means the Common Shares issued and outstanding as at the relevant time, including, for greater clarity, any Common Shares issued to the Convertible Debentureholders upon exchange or conversion of the Convertible Debentures pursuant to this Plan of Arrangement or otherwise;

(aa)	“Existing Debtholders” means, collectively, the Credit Facility Lenders and the MTN Holders;

(bb)
“Existing Preferred Shares” means, collectively, (i) the 4.25% Cumulative Redeemable First Preferred Shares, Series 1 of YMI, (ii) the 5.00% Cumulative Redeemable First Preferred Shares, Series 2 of YMI, (iii) the Cumulative Rate Reset First Preferred Shares, Series 3 of YMI, (iv) the Cumulative Floating Rate First Preferred Shares, Series 4 of YMI, (v) the Cumulative Rate Reset First Preferred Shares, Series 5 of YMI, (vi) the Cumulative Floating Rate First Preferred Shares, Series 6 of YMI and (vii) the Cumulative Exchangeable First Preferred Shares, Series 7 of YMI; in each case issued and outstanding as at the relevant time;

(cc)
“Existing Shareholders” means, collectively, the holders of Existing Common Shares (including, for greater clarity, Convertible Debentureholders upon exchange of their Convertible Debentures into Common Shares pursuant to this Plan of Arrangement) and the holders of Existing Preferred Shares;

(dd)
“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date, providing, among other things, that the Arrangement is fair and reasonable to all affected parties and that the releases in favour of the Companies Released Parties and the Securityholders’ Released Parties be given in accordance with this Plan of Arrangement;

(ee)	“Governance Memorandum” means the governance memorandum attached to the Support Agreement;

(ff)
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) stock exchange (including the TSX), automated quotation system, self-regulatory authority or securities regulatory authority;

(gg)	“Initial Consenting Creditors” means the MTN Holders who executed and became parties to the Support Agreement on July 23, 2012;

(hh)	“Interim Order” means the interim order of the Court dated July 23, 2012 pursuant to Section 192 of the CBCA, as the same may be amended from time to time by the Court;

(ii)
“Law” or “Laws” means (i) all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, directions, sanctions and awards of any Governmental Entity, and (iii) all policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law or which establish the interpretative position of the Law by such Governmental Entity, in each case binding on or affecting the Party or Person referred to in the context in which such word is used;

(jj)
“Meetings” means, collectively, (i) the meeting (the “Debtholders’ Meeting”) of the Credit Facility Lenders, the MTN Holders and those Convertible Debentureholders that have exercised the election to opt-out of the Shareholders’ Meeting and attend and vote at the Debtholders’ Meeting and (ii) the meeting (the “Shareholders’ Meeting”) of the Existing Shareholders (other than those Convertible Debentureholders that have exercised the election to opt-out of the Shareholders’ Meeting and attend and vote at the Debtholders’ Meeting), in each case in accordance with the provisions of the Interim Order, and includes any adjournment, postponement or other rescheduling of such meetings;

(kk)	“MTN Guarantors” means, collectively, Canpages, YPG, YPG LLC, YPG USA and W2W;

(ll)	“MTN Holders” means the legal and/or beneficial holders of the MTN Notes, as at the relevant time;

(mm)
“MTN Indenture” means the trust indenture, dated April 21, 2004, among YPG Holdings Inc., the MTN Trustee, Yellow Pages Income Fund, YPG LP and YPG, in respect of the MTN Notes, as supplemented by the first supplemental trust indenture dated November 1, 2010 among YMI, YPG and the MTN Trustee;

(nn)
“MTN Notes” means, collectively, (i) the 5.71% Medium Term Notes, Series 2, due April 21, 2014 issued by YMI, (ii) the 5.85% Medium Term Notes, Series 3, due November 18, 2019 issued by YMI, (iii) the 5.25% Medium Term Notes, Series 4, due February 15, 2016 issued by YMI, (iv) the 6.25% Medium Term Notes, Series 5, due February 15, 2036 issued by YMI, (v) the 7.30% Medium Term Notes, Series 7, due February 2, 2015 issued by YMI, (vi) the 6.85% Medium Term Notes, Series 8, due December 3, 2013 issued by YMI, (vii) the 6.50% Medium Term Notes, Series 9, due July 10, 2013 issued by YMI, and (viii) the 7.75% Medium Term Notes, Series 10, due March 2, 2020 issued by YMI;

(oo)	“MTN Trustee” means CIBC Mellon Trust Company, or any successor thereof;

(pp)	“New Employee Incentive Plan” means the new employee incentive plan, the principal terms of which will be described in a supplement to this Plan of Arrangement;

(qq)
“New Senior Note Indenture” means the indenture in respect of the New Senior Notes among, inter alia, YMI (or, alternatively, if the steps set forth in Section 4.3 are implemented, New YMI) and the New Senior Note Trustee, to be dated as of the Effective Date, implementing the description of the New Senior Note Indenture attached to the Support Agreement;

(rr)	“New Senior Note Trustee” means BNY Trust Company of Canada, or any successor thereof;

(ss)
“New Senior Notes” means the 9% Senior Secured Notes due November 30, 2018 in the principal amount of $750 million issued by YMI (or, alternatively, if the steps set forth in Section 4.3 are implemented, by New YMI), such notes to be governed by the New Senior Note Indenture;

(tt)	“New Senior Security Agreements” means all guarantees and security agreements contemplated under the New Senior Note Indenture;

(uu)
“New Subordinated Debenture Indenture” means the indenture in respect of the New Subordinated Debentures among, inter alia, YMI (or, alternatively, if the steps set forth in Section 4.3 are implemented, New YMI) and the New Subordinated Debenture Trustee, to be dated as of the Effective Date, implementing the description of the New Subordinated Debenture Indenture attached to the Support Agreement;

(vv)	“New Subordinated Debenture Trustee” means BNY Trust Company of Canada, or any successor thereof;

(ww)
“New Subordinated Debentures” means the exchangeable subordinated debentures due November 30, 2022 in the principal amount of $100 million issued by YMI (or, alternatively, if the steps set forth in Section 4.3 are implemented, convertible subordinated debentures due November 30, 2022 in the principal amount of $100 million issued by New YMI), such debentures to be governed by the New Subordinated Debenture Indenture;

(xx)	“New Subordinated Guarantees Agreements” means all guarantees agreements contemplated under the New Subordinated Debenture Indenture;

(yy)	“New YMI” means 8254320 Canada Inc., a CBCA corporation;

(zz)	“New YMI Common Shares” means the common shares in the capital of New YMI;

(aaa)	“Newco1” means 8254338 Canada Inc., a CBCA corporation;

(bbb)	“Non-Revolving Facility” means the $250 million non-revolving tranche under the Credit Agreement maturing on February 18, 2013;

(ccc)
“Obligations” means all obligations, liabilities and indebtedness of the YMI Companies under the Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares and the Existing Common Shares as at the Effective Date, including the obligations, liabilities and indebtedness of the YMI Companies as guarantors under the Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the MTN Notes and the MTN Indenture;

(ddd)	“Order” means any order of the Court relating to the Recapitalization, including the Interim Order and the Final Order;

(eee)
“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(fff)
“Plan of Arrangement” means this plan of arrangement pursuant to Section 192 of the CBCA, as amended, restated, varied, modified or supplemented (including by the Step Confirmation Notice, if any) from time to time, in accordance with the terms herein;

(ggg)	“Preferred Shares” means the cumulative redeemable first preferred shares in the capital of YMI;

(hhh)	“Recapitalization” means the recapitalization of the YMI Companies as set out in this Plan of Arrangement and the transactions contemplated herein;

(iii)	“Revolving Facility” means the $250 million revolving tranche under the Credit Agreement maturing on February 18, 2013;

(jjj)
“Securityholders” Released Parties” means, collectively, the Credit Facility Lenders, the Credit Facility Agent, the MTN Holders, the MTN Trustee, the Convertible Debentureholders, the Convertible Debenture Trustee, the Existing Shareholders, and their respective Subsidiaries and affiliates and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel and agents;

(kkk)
“Step Confirmation Notice” means the notice, if any, provided by YMI prior to the date of the hearing for the Final Order, such notice to contain nothing other than a statement specifying that the steps and transactions set forth in Section 4.3 are to be implemented by the YMI Companies in lieu of the steps and transactions set forth in Section 4.2;

(lll)	“Subsidiaries” means “subsidiaries” as defined in National Instrument 45-106 – Prospectus and Registration Exemptions;

(mmm)
“Support Agreement” means the support agreement and all schedules attached thereto among, inter alia, YMI and certain MTN Holders (whether as original signatories or by way of joinder agreements), pursuant to which, inter alia, such MTN Holders have agreed to support and vote in favour of the Recapitalization, subject to the terms and conditions specified therein;

(nnn)	“TSX” means The Toronto Stock Exchange;

(ooo)	“W2W” means Wall2Wall Media Inc., a CBCA corporation;

(ppp)
“Warrant Indenture” means the warrant indenture in respect of the Warrants among New YMI and the warrant indenture trustee, to be dated as of the Effective Date, substantially in the form and substance attached to the Support Agreement;

(qqq)
“Warrants” means the warrants to purchase one New YMI Common Share per warrant at an exercise price equal to $31.67 with a term of 10 years issued by New YMI, such warrants to be governed by the Warrant Indenture;

(rrr)	“YMI” means Yellow Media Inc., a CBCA corporation;

(sss)
“YMI First Ranking Preferred Shares” means the new voting preferred shares in the capital of YMI to be created by amendment to the articles of YMI and entitling its holder to one vote per preferred share and a first-ranking liquidation preference for an amount per share equal to the consideration received by YMI for such share at the time of its issuance;

(ttt)	“YMI Companies” means YMI, New YMI and their direct and indirect Subsidiaries;

(uuu)	“YPG” means Yellow Pages Group Corp., a CBCA corporation;

(vvv)	“YPG Notes” means, at any relevant time, all outstanding interest bearing promissory notes issued by YPG in favour of YMI;

(www)	“YPG LLC” means Yellow Pages Group, LLC, a Delaware company; and

(xxx)	“YPG USA” means YPG (USA) Holdings, Inc., a Delaware company.

1.2 Other Defined Terms.

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding sections:

Term	Section
Claims	6.4
Convertible Debenture Trustee Fees	3.1(b)
Credit Facility Agent Fees	2.3
Debtholders’ Consideration	2.2
Debtholders’ Meeting	1.1(jj)
Interest Payments	2.1(a)
MTN Trustee Fees	2.3
RSUs	4.2(c)
Shareholders’ Consideration	3.2(b)
Shareholders’ Meeting	1.1(jj)

1.3 Currency.

Unless otherwise specified, all references to dollars or to $ are expressed in Canadian currency.

1.4 Accounting Terms.

All accounting terms used in this Plan of Arrangement are to be interpreted in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.5 Articles of Reference.

The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, clause or paragraph of this Plan of Arrangement and include any agreements supplemental hereto. In this Plan of Arrangement, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, clause or paragraph of this Plan of Arrangement.

1.6 Interpretation Not Affected by Headings.

The division of this Plan of Arrangement into articles, sections, subsections, clauses and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.7 Date for Any Action.

In the event that any date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.8 Time.

All times expressed herein are local time in Montreal, Québec, Canada unless otherwise stipulated.

1.9 Number, etc.

In this Plan of Arrangement, where the context requires, (i) a word importing the singular number shall include the plural and vice versa; (ii) a word or words importing gender shall include all genders and (iii) the words “including” and “includes” mean “including (or includes) without limitation”.

1.10 Statutory References.

Except as provided herein, any reference in this Plan of Arrangement to a statute includes all rules, regulations and policies made pursuant to such statute in force from time to time and, unless otherwise specified, the provisions of any statute, regulation, rule or policy which amends, supplements, replaces or supersedes any such statute, regulation, rule or policy.

1.11 Successors and Assigns.

               This Plan of Arrangement shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan of Arrangement.

1.12 Governing Law.

This Plan of Arrangement shall be governed by and construed in accordance with the Laws of Québec and the federal Laws of Canada applicable therein. All questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement shall be subject to the exclusive jurisdiction of the Court.

ARTICLE 2

TREATMENT OF EXISTING DEBTHOLDERS

2.1 Payment of Interest under the Credit Agreement and the MTN Notes.

(a)	On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, YMI shall pay, in cash, the following (collectively, the “Interest Payments”):

(i)	in respect of the Credit Agreement, any accrued and unpaid interest as at (but not including) the Effective Date under the Credit Agreement to the Credit Facility Lenders; and

(ii)
in respect of the MTN Notes and the MTN Indenture, any accrued and unpaid interest as at (but not including) the Effective Date under the MTN Notes and the MTN Indenture to the MTN Holders (based on the interest payment provided for each series of MTN Notes to the holders of such series).

(b)
Other than pursuant to Sections 2.1(a) and 2.2(a), no payment of any kind, including of interest, default interest, excess interest, compound interest, special interest, additional amounts, fees, expenses, costs, charges, make-whole payments, penalties or any such other similar amounts, whether imposed in connection with a payment failure or a prepayment or otherwise, shall be payable to the Existing Debtholders.

2.2 Treatment of Existing Debtholders.

(a)
On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, each Existing Debtholder shall receive, in exchange for all of its right, title and interest in and to the Affected Unsecured Debt, its share, pro rata to the principal amount of its Affected Unsecured Debt, of the following (the “Debtholders’ Consideration”):

(i)	the New Senior Notes;

(ii)	the New Subordinated Debentures;

(iii)	21,295,090 New YMI Common Shares.; and

(iv)	$250 million in cash.

(b)
Each Existing Debtholder shall and shall be deemed to irrevocably and finally exchange all of its right, title and interest in and to its Affected Unsecured Debt for its pro rata share (based on its principal amount of Affected Unsecured Debt) of the Debtholders’ Consideration. The pro rata share of the Debtholders’ Consideration paid, delivered and issued to the Existing Debtholders (along with the payment of accrued and unpaid interest pursuant to Section 2.1(a)) shall be, and shall be deemed to be, received by the Existing Debtholders in full and final consideration for the exchange of the Affected Unsecured Debt.

2.3 Payment of Credit Facility Agent and MTN Trustee Fees

On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, YMI shall pay, in cash, the following:

(a)
the reasonable fees and expenses, as incurred as at (but not including) the Effective Date, of the Credit Facility Agent (as consented by the YMI Companies, acting reasonably), strictly in its capacity as administrative agent under the Credit Agreement, subject to Section 12.5(a) of the Credit Agreement and any applicable contractual arrangement (the “Credit Facility Agent Fees”); and

(b)
the reasonable fees and expenses, as incurred as at (but not including) the Effective Date, of the MTN Trustee (as consented by the YMI Companies, acting reasonably), strictly in its capacity as trustee under the MTN Indenture, subject to Section 7.1(e) of the MTN Indenture and any applicable contractual arrangement (the “MTN Trustee Fees”).

2.4 Extinguishment of Affected Unsecured Debt, etc.

Pursuant to the Arrangement and in accordance with the steps and sequences set forth in this Plan of Arrangement and immediately following the exchange of the Affected Unsecured Debt pursuant to Section 2.2, the Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the MTN Notes, the MTN Indenture (except solely, in the case of the Credit Agreement and the MTN Indenture, to the extent necessary to effect distributions to the Credit Facility Lenders or beneficial holders of the MTN Notes, respectively, pursuant to Section 4.7) and all Obligations and Entitlements related thereto shall be irrevocably and finally settled, terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise.

ARTICLE 3

TREATMENT OF EXISTING SHAREHOLDERS

3.1 Exchange and Extinguishment of Convertible Debentures.

(a)
On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, each Convertible Debentureholder shall and shall be deemed to irrevocably and finally exchange all of its right, title and interest in and to the Convertible Debentures for Common Shares on the basis of 12.5 Common Shares for each $100 in principal amount of Convertible Debentures (fractional shares being disregarded). Upon such exchange, and in accordance with the steps and sequences set forth in this Plan of Arrangement, each holder of such Existing Common Shares for which the Convertible Debentures shall have been exchanged shall be entitled to its pro rata share of the Shareholders’ Consideration as provided in Section 3.2. Pursuant to the Arrangement and in accordance with the steps and sequences set forth in this Plan of Arrangement and immediately following the exchange of the Convertible Debentures pursuant to this Section 3.1(a), the Convertible Debentures and the Convertible Debenture Indenture (except solely, in the case of the Convertible Debenture Indenture, to the extent necessary to effect distributions pursuant to Section 4.7) and all Obligations and Entitlements related to the Convertible Debentures and the Convertible Debenture Indenture shall be irrevocably and finally settled, terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise.

(b)
On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, YMI shall pay, in cash, the reasonable fees and expenses, as incurred as at (but not including) the Effective Date, of the Convertible Debenture Trustee (as consented by the YMI Companies, acting reasonably), strictly in its capacity as trustee under the Convertible Debenture Indenture, subject to Section 10.2 of the Convertible Debenture Indenture and any applicable contractual arrangement (the “Convertible Debenture Trustee Fees”).

(c)
Other than pursuant to Sections 3.1(a), 3.1(b) and 3.2(b), no payment of any kind, including of interest, default interest, excess interest, compound interest, special interest, additional amounts, fees, expenses, costs, charges, make-whole payments, penalties or any such other similar amounts, whether imposed in connection with a payment failure or a prepayment or otherwise, shall be payable to the Convertible Debentureholders or in respect of the Convertible Debentures. For greater certainty, any claim in respect of accrued interest on Convertible Debentures converted into Common Shares in accordance with the terms of the Convertible Debenture Indenture prior to the Effective Date shall also be irrevocably and finally settled, terminated, extinguished, cancelled and eliminated, as applicable, without the need of any further payment or otherwise.

3.2 Treatment of Existing Shareholders.

(a)	For purposes of calculating the pro rata share of each Existing Shareholder under this Section 3.2:

(i)
the Existing Preferred Shares shall be treated as if they had been converted into Existing Common Shares (whether or not specifically convertible) on the following basis (any resulting fractional shares being disregarded): (x) each Existing Preferred Share other than the Cumulative Exchangeable First Preferred Shares, Series 7 shall be considered to be the equivalent of 12.5 Existing Common Shares, and (y) each Cumulative Exchangeable First Preferred Shares, Series 7 shall be considered to be the equivalent of 3.75 Existing Common Shares; and

(ii)
for greater clarity, the Existing Common Shares shall include Common Shares issued or issuable upon conversion of, or in exchange for, the Convertible Debentures (whether pursuant to the terms of the Convertible Debenture Indenture or this Plan of Arrangement).

(b)
On the Effective Date, in accordance with the steps and sequence set forth in this Plan of Arrangement, each Existing Shareholder shall receive its pro rata share of 4,517,140 New YMI Common Shares and 2,581,223 Warrants (collectively, the “Shareholders’ Consideration”).

(c)
Each Existing Shareholder shall and shall be deemed to irrevocably and finally exchange, if applicable in accordance with the steps and sequences set forth in Section 4.2 of this Plan of Arrangement, all of its right, title and interest in and to the Existing Preferred Shares and the Existing Common Shares for its pro rata share of the Shareholders’ Consideration. The pro rata share of the Shareholders’ Consideration delivered and issued to the Existing Shareholders shall be, and shall be deemed to be, received by the Existing Shareholders in full and final consideration for the Existing Preferred Shares and the Existing Common Shares.

3.3           Cancellation of Existing Preferred Shares and Existing Common Shares and etc.

Pursuant to the Arrangement and in accordance with the steps and sequences set forth in this Plan of Arrangement, and upon the exchange of the Existing Preferred Shares and the Existing Common Shares pursuant to Step 4.2(j) or, alternatively, if the steps set forth in Section 4.3 are implemented, upon the liquidation pursuant to Step 4.3(k), the Existing Preferred Shares and the Existing Common Shares and all Obligations and Entitlements related thereto shall be irrevocably and finally extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise.

3.4 Share Capital of New YMI upon Implementation of this Plan of Arrangement.

After giving effect to this Plan of Arrangement, the issued and outstanding share capital of New YMI shall consist only of 25,812,230 New YMI Common Shares and 2,581,223 Warrants. All New YMI Common Shares issued and outstanding as a result of the application of this Plan of Arrangement shall be deemed issued and outstanding as fully-paid and non-assessable. The amount added to the stated capital of the New YMI Common Shares issued in accordance with this Plan of Arrangement shall be equal to the fair market value of the consideration received by New YMI for the issuance of such New YMI Common Shares.

ARTICLE 4

MEANS FOR IMPLEMENTATION OF THE ARRANGEMENT

4.1 Preliminary Steps Prior to the Arrangement.

The Arrangement described in Section 4.2 is subject to the prior satisfaction or performance of the following preliminary steps prior to the Effective Date as condition precedent to the implementation of this Plan of Arrangement:

(a)	YMI transfers to Newco1 the YPG Notes (with the exception of certain selected YPG Notes, as determined by YMI) in consideration for 100 common shares in the capital of Newco1;

(b)	YMI transfers all of the shares it holds in the capital of Newco1 to YPG in consideration for one common share in the capital of YPG;

(c)	the stated capital of the common shares of Newco1 is reduced to $1 without any payment; and

(d)	Newco1 is liquidated into YPG and shall be dissolved as soon as practicable thereafter by the filing of articles of dissolution.

4.2 Steps of the Arrangement.

On the Effective Date, the following shall be deemed to occur as the steps of the Arrangement, in the following order and sequence, without any further act or formality:

(a)	the articles of YMI are amended to (i) create the YMI First Ranking Preferred Shares and (ii) amend the name of YMI to “YPG Financing Inc.”;

(b)	the articles of New YMI are amended to (i) fix the minimum number of directors to three and (ii) amend the name of New YMI to “Yellow Media Ltd.”

(c)
the holders of restricted share units (“RSUs”) under the Restricted Share Unit Plan of YMI surrender their RSUs in consideration for the payment in cash of the volume weighted average price of the underlying Existing Common Shares for the five trading days immediately preceding the day before the Effective Date. YPG, as administrator of the Restricted Share Unit Plan, instructs the trustee to donate the Existing Common Shares it holds in connection with the Restricted Share Unit Plan to YMI for cancellation for no consideration. The outstanding options issued under the Management Stock Options Plan of YMI and the 2010 Stock Option Plan of YMI are cancelled for no consideration;

(d)
the Management Stock Options Plan of YMI, the 2010 Stock Option Plan of YMI, the Restricted Share Unit Plan of YMI and the Deferred Share Unit Plan of YMI and all rights under such plans are terminated, extinguished and cancelled;

(e)
as described in Section 3.1, the Convertible Debentures of each Convertible Debentureholder are exchanged for Common Shares on the basis of 12.5 Common Shares for each $100 of principal amount of Convertible Debentures exchanged and the Convertible Debentures and the Convertible Debenture Indenture, including the covenants thereof, (except solely, in the case of the Convertible Debenture Indenture, to the extent necessary to effect distributions pursuant to Section 4.7) and all Obligations and Entitlements related to the Convertible Debentures and the Convertible Debenture Indenture, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise;

(f)	as described in Sections 2.1, 2.3 and 3.1(b), YMI pays the Interest Payments, the Credit Facility Agent Fees, the MTN Trustee Fees and the Convertible Debenture Trustee Fees;

(g)
as described in Section 2.2, the Credit Facility Debt and the MTN Notes are exchanged by YMI in consideration for the pro rata share of the Debtholders’ Consideration; it being understood, for greater certainty, that (x) the New Senior Notes are issued by YMI, (y) the New Subordinated Debentures consist of exchangeable subordinated debentures issued by YMI and (z) the New YMI Common Shares are issued by New YMI for the benefit and on behalf of YMI;

(h)
in consideration for 21,295,090 New YMI Common Shares issued and delivered to the Existing Debtholders by New YMI for the benefit and on behalf of YMI, YMI issues to New YMI 1,000 YMI First Ranking Preferred Shares to New YMI and a demand promissory note with an aggregate fair market value equal to such New YMI Common Shares issued to the Existing Debtholders;

(i)
the Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the MTN Notes and the MTN Indenture, including the covenants thereof, (except solely, in the case of the Credit Agreement and the MTN Indenture, to the extent necessary to effect distributions to the Credit Facility Lenders or beneficial holders of the MTN Notes, respectively, pursuant to Section 4.7) and all Obligations and Entitlements related thereto, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise;

(j)	as described in Section 3.2:

(i)	the Existing Preferred Shares are exchanged and cancelled by YMI for the pro rata share of the Shareholders’ Consideration;

(ii)
the Existing Common Shares (including for greater certainty the Existing Common Shares issued pursuant to Step 4.2(e) above) are exchanged and cancelled by YMI for the pro rata share of the Shareholders’ Consideration; and

(iii)	the Existing Preferred Shares and the Existing Common Shares, and all Obligations and Entitlements related thereto, are irrevocably and finally extinguised, cancelled and eliminated, as applicable;

(k)
in consideration for 4,517,140 New YMI Common Shares and 2,581,223 Warrants issued and delivered to the Existing Shareholders by New YMI for the benefit and on behalf of YMI, YMI has an obligation payable to New YMI in an amount equal to the aggregate of the fair market value of such New YMI Common Shares and Warrants issued to the Existing Shareholders;

(l)	all Entitlements related to the Preferred Shares and the Common Shares, if any, are irrevocably and finally extinguised, cancelled and eliminated;

(m)	the board of directors of New YMI is replaced in accordance with Section 6.2; and

(n)	the New Employee Incentive Plan is adopted.

4.3 Alternative Steps of the Arrangement.

Notwithstanding Section 4.2, YMI and New YMI may, at their sole discretion, determine to implement the steps and transactions set forth in this Section 4.3 in lieu of the steps and transactions set forth in Section 4.2 by providing notice to the Advisors and filing of the Step Confirmation Notice on SEDAR at www.sedar.com prior to the date of the hearing for the Final Order.

In such case, in lieu of the steps and transactions set forth in Section 4.2, on the Effective Date, the following shall be deemed to occur as the steps of the Arrangement, in the following order and sequence, without any further act or formality:

(a)	the articles of YMI are amended to amend the name of YMI to “YPG Financing Inc.”;

(b)	the articles of New YMI are amended to (i) fix the minimum number of directors to three and (ii) amend the name of New YMI to “Yellow Media Ltd.”;

(c)
YPG, YPG USA, YPG LLC and W2W agree to provide the guarantees (and security, as applicable) under the New Senior Security Agreements and the New Subordinated Guarantees Agreements in consideration for, as described in Step 4.3(j) below, the extinguishment and cancellation of the Obligations of the applicable YMI Companies , as guarantors;

(d)
YMI transfers all of its assets to New YMI (other than the amount of cash necessary to make the cash payments contemplated under Steps 4.3(e), 4.3(h) and 4.3(i)) in consideration for the issuance by New YMI of the New Senior Notes, the New Subordinated Debentures, 25,812,230 New YMI Common Shares and 2,581,223 Warrants to YMI and the assumption by New YMI of all of YMI’s liabilities other than in connection with the Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares, the Existing Common Shares, the Interest Payments, the Credit Facility Agent Fees, the MTN Trustee Fees and the Convertible Debenture Trustee Fees and the plans described under Step 4.3(f) below;

(e)
the holders of RSUs under the Restricted Share Unit Plan of YMI surrender their RSUs in consideration for the payment in cash of the volume weighted average price of the underlying Existing Common Shares for the five trading days immediately preceding the day before the Effective Date. YPG, as administrator of the Restricted Share Unit Plan, instructs the trustee to donate the Existing Common Shares it holds in connection with the Restricted Share Unit Plan to YMI for cancellation for no consideration. The outstanding options issued under the Management Stock Options Plan of YMI and the 2010 Stock Option Plan of YMI are cancelled for no consideration;

(f)
the Management Stock Options Plan of YMI, the 2010 Stock Option Plan of YMI, the Restricted Share Unit Plan of YMI and the Deferred Share Unit Plan of YMI and all rights under such plans are terminated, extinguished and cancelled;

(g)
as described in Section 3.1, the Convertible Debentures of each Convertible Debentureholder are exchanged for Common Shares on the basis of 12.5 Common Shares for each $100 of principal amount of Convertible Debentures exchanged and the Convertible Debentures and the Convertible Debenture Indenture, including the covenants thereof, (except solely, in the case of the Convertible Debenture Indenture, to the extent necessary to effect distributions pursuant to Section 4.7) and all Obligations and Entitlements related to the Convertible Debentures and the Convertible Debenture Indenture, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise;

(h)	as described in Sections 2.1, 2.3 and 3.1(b), YMI pays the Interest Payments, the Credit Facility Agent Fees, the MTN Trustee Fees and the Convertible Debenture Trustee Fees;

(i)	as described in Section 2.2, the Credit Facility Debt and the MTN Notes are exchanged by YMI in consideration for the pro rata share of the Debtholders’ Consideration;

(j)
the Credit Agreement, the Revolving Facility, the Non-Revolving Facility, the MTN Notes and the MTN Indenture, including the covenants thereof, (except solely, in the case of the Credit Agreement and the MTN Indenture, to the extent necessary to effect distributions to the Credit Facility Lenders or beneficial holders of the MTN Notes, respectively, pursuant to Section 4.7) and all Obligations and Entitlements related thereto, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise;

(k)
YMI (i) is liquidated and wound-up, (ii) distributes, as described in Section 3.2, 4,517,140 New YMI Common Shares and 2,581,223 Warrants to the Existing Shareholders and (iii) will be dissolved as soon as practicable following completion of the Arrangement by the filing of articles of dissolution;

(l)
the Existing Preferred Shares and the Existing Common Shares and all Obligations and Entitlements related thereto and to the Preferred Shares and the Common Shares, if any, are irrevocably and finally extinguished, cancelled and eliminated, as applicable;

(m)	the board of directors of New YMI is replaced in accordance with Section 6.2; and

(n)	the New Employee Incentive Plan is adopted.

4.4 Other Steps and Formality.

The YMI Companies may, by way of supplement to this Plan of Arrangement and in accordance with Section 6.3, (i) modify the order of certain steps and transactions set out in Section 4.2 or Section 4.3 or (ii) undertake such other steps or transactions necessary or desirable in connection with this Plan of Arrangement in such manner and on such date and time as determined by the YMI Companies.

All steps and transactions to be implemented pursuant to this Plan of Arrangement shall be effective without any requirement of further action, formality, consent or approval by or from any Person, including the shareholders, directors, officers, managers or partners of any of the YMI Companies.

4.5 Fractional Interests.

(a)
No fractional New YMI Common Shares or fractional Warrants shall be issued or otherwise allocated under this Plan of Arrangement. Any legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to fractional New YMI Common Shares or Warrants pursuant to this Plan of Arrangement shall be rounded down to the nearest whole New YMI Common Share or Warrant.

(b)	The New Senior Notes and the New Subordinated Debentures will be issued only in book-entry-only form, without coupons, in minimum denominations of $1 and any integral multiple of $1 in excess thereof.

4.6 Calculations.

All amounts of consideration to be received hereunder will be calculated to the nearest cent ($0.01). All calculations and determinations made by YMI or New YMI for the purposes of the Recapitalization, including, without limitation, the allocation of the Debtholders’ Consideration and the Shareholders’ Consideration, shall be conclusive, final and binding upon the Credit Facility Lenders, the Credit Facility Agent, the MTN Holders, the MTN Trustee, the Convertible Debentureholders, the Convertible Debenture Trustee, the Existing Shareholders and the YMI Companies.

4.7 Delivery and Allocation Procedures.

(a)
The delivery of certificates representing the New Senior Notes, the New Subordinated Debentures, the New YMI Common Shares and the Warrants, as applicable, to which the Credit Facility Lenders (except as contemplated for in Section 4.7(c)), the MTN Holders, the Convertible Debentureholders and the Existing Shareholders as at the Distribution Record Date are entitled under this Plan of Arrangement shall be made to CDS for the benefit of such Persons who are the beneficial holders, by no later than the Business Day following the Effective Date.

(b)
In respect of the MTN Notes, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares held by CDS, through its nominee CDS & Co, the delivery, as applicable, of the Interest Payments and the interests in the Debtholders’ Consideration and the Shareholders’ Consideration will be made through the facilities of CDS to CDS participants, who, in turn, will make the delivery, as applicable, of the Interest Payments and the interests in the Debtholders’ Consideration and the Shareholders’ Consideration to the beneficial holders entitled thereto pursuant to this Plan of Arrangement as at the Distribution Record Date pursuant to standing instructions and customary practices. The YMI Companies shall have no liability or obligation in respect of all deliveries of interest from CDS, or its nominee, to CDS participants or from CDS participants to beneficial holders.

(c)
The delivery of interests in the Debtholders’ Consideration to the Credit Facility Lenders will be made (i) to the Credit Facility Agent in accordance with the provisions of the Credit Agreement or (ii) through the facilities of CDS.

ARTICLE 5

CONDITIONS PRECEDENT TO PLAN IMPLEMENTATION

5.1 Conditions Precedent.

The implementation of this Plan of Arrangement shall be conditional upon the fulfillment, satisfaction or waiver, if applicable, by YMI and New YMI of the following conditions precedent:

(a)	the Arrangement Agreement shall have been entered into and become effective;

(b)	the Support Agreement shall not have been terminated by the Initial Consenting Creditors pursuant to, and in accordance with, Section 10(a) of the Support Agreement;

(c)	no applicable Law shall have been passed and become effective, which makes the consummation of this Plan of Arrangement illegal or otherwise prohibited;

(d)
the Final Order shall have been obtained, and the implementation of the Final Order or compliance therewith by any of the YMI Companies shall not have been stayed or enjoined as a result of an appeal or otherwise;

(e)
the New Senior Note Indenture, the New Senior Security Agreements, the New Subordinated Debenture Indenture, the New Subordinated Guarantees Agreements and the Warrant Indenture shall have been entered into;

(f)
all required governmental, regulatory and judicial consents, and any other required third party consents, shall have been obtained, except for such third party consents which if not obtained would not individually or in the aggregate have a material adverse effect on the YMI Companies;

(g)
the New YMI Common Shares, the New Subordinated Debentures, the Warrants and the New YMI Common Shares to be issued upon exercise, conversion or exchange of the Warrants and the New Subordinated Debentures shall have been approved for listing on the TSX or the TSX Venture Exchange, subject to customary post-closing conditions;

(h)	the YMI Companies shall have taken all necessary corporate actions and proceedings in connection with the Recapitalization and this Plan of Arrangement; and

(i)	the Director shall have issued the Certificate.

It being understood that each of the conditions set forth in this Section 5.1, except for the conditions set forth in Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e) and 5.1(i), may be waived in whole or in part by YMI and New YMI, or the other relevant parties to the documents and transactions referred to therein without any notice to the Existing Debtholders and the Existing Shareholders. The failure to satisfy or waive any condition that may not be waived prior to the Effective Date in accordance with the foregoing may be asserted by any Person regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the YMI Companies). The failure of YMI and New YMI to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE 6

MISCELLANEOUS

6.1 YMI Matters.

The Shareholders’ Meeting shall be deemed to satisfy the requirements under Sections 133(1) and 155(1) of the CBCA in connection with the holding of YMI’s annual meeting of shareholders, and the placing of YMI’s annual financial statements (which are available on SEDAR at www.sedar.com), before its shareholders in respect of the financial year ended December 31, 2011.

6.2 New YMI Matters.

New YMI shall hold its first meeting of shareholders within six months following New YMI’s accounting year end. Deloitte & Touche LLP shall be the independent auditor of New YMI.

On the Effective Date, each director of New YMI shall resign or be removed and shall be replaced by the individuals, selected in accordance with the Governance Memorandum, to be named in a plan supplement to be posted on YMI’s website at www.ypg.com and announced by way of press release concurrently with such posting on or prior to the date of the Meetings, failing which the members of the board of directors of New YMI, selected in accordance with the Governance Memorandum, shall be appointed by the Final Order or such other order of the Court.

6.3 Amendment.

Any amendment, modification, supplement or restatement to this Plan of Arrangement may be:

(a)
proposed by YMI and New YMI, at their discretion, at any time prior to or at the Meetings, with or without any prior notice or communication (other than to the Advisors and as may otherwise be required under the Interim Order), and if so proposed and accepted at such Meetings, shall become part of this Plan of Arrangement for all purposes;

(b)
made after the Meetings but before date of the hearing for the Final Order (i) at the discretion of YMI and New YMI, if it concerns a matter which, in the reasonable opinion of YMI and New YMI, is not materially adverse to the financial or economic interests of the Credit Facility Lenders, the MTN Holders, the Convertible Debentureholders and the Existing Shareholders or (ii) with the approval of the Court at the hearing for the Final Order, in all other cases, including as to the steps and transactions to be implemented in connection with this Plan of Arrangement; and

(c)
made following the date of the hearing for the Final Order (i) at the discretion of YMI or New YMI if it concerns a matter which, in the reasonable opinion of YMI or New YMI, is of an administrative nature or is required to better give effect to the implementation of this Plan of Arrangement or (ii) with the approval of the Court, in all other cases.

6.4 Release of Companies Released Parties.

Immediately upon completion of the steps set forth in this Plan of Arrangement, each of the Companies Released Parties shall be released and discharged from any and all demands, claims, liabilities, indebtedness, obligations, causes of action, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date (collectively, “Claims”) of any Person relating to, arising out of, or in connection with, the Credit Agreement, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares and the Common Shares (including the Obligations relating thereto), the Recapitalization, this Plan of Arrangement and any proceedings commenced with respect to or in connection with this Plan of Arrangement and the Recapitalization; provided that nothing in this paragraph shall release or discharge any of the Companies Released Parties from or in respect of its obligations under this Plan of Arrangement, the Debtholders’ Consideration, the Shareholders’ Consideration, or under any Order or any of its debt obligations which shall remain outstanding and in effect after the Effective Date.

6.5 Release of Securityholders’ Released Parties.

Immediately upon completion of the steps set forth in this Plan of Arrangement, each of the Securityholders’ Released Parties shall be released and discharged from any and all Claims of any Person relating to, arising out of, or in connection with the Credit Agreement, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares, the Common Shares, the Recapitalization, this Plan of Arrangement, and any proceedings commenced with respect to or in connection with this Plan of Arrangement and the Recapitalization; provided that nothing in this paragraph will release or discharge any of the Securityholders’ Released Parties from or in respect of its obligations under this Plan of Arrangement or under any Order.

6.6 Binding Effect.

On and from the Effective Date, this Plan of Arrangement and the transactions contemplated hereby shall be final and binding upon, and be deemed to have been consented and agreed upon by, (i) the YMI Companies, (ii) the beneficial and legal owners of the Credit Facility Debt, the MTN Notes, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares, (iii) the holders of any Entitlements relating to the Credit Agreement, the MTN Notes, the Convertible Debentures, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares and the Common Shares, (iv) the Credit Facility Agent, the MTN Trustee and the Convertible Debenture Trustee and (v) any other Person affected by or named in this Plan of Arrangement (and their respective heirs, executors, administrators, legal representatives, successors and assigns) without any further act or formality required on the part of any Person and shall constitute (x) full and final and absolute settlement of all rights of the beneficial and legal owners of the Credit Facility Debt, the MTN Notes, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares attaching thereto or arising therefrom and (y) an absolute release and discharge of and from all indebtedness, liability and obligation of the YMI Companies in respect of the Credit Facility Agreement, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares and the Existing Common Shares.

On and from the Effective Date, without limiting the foregoing, (i) the beneficial and legal owners of the Credit Facility Debt, the MTN Notes, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares, (ii) the holders of any Entitlements relating to the Credit Agreement, the MTN Notes, the Convertible Debentures, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares and the Common Shares, (iii) the Credit Facility Agent, the MTN Trustee and the Convertible Debenture Trustee and (iv) any other Person affected by or named in this Plan of Arrangement will be deemed (x) to have executed and delivered to the YMI Companies all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan of Arrangement, and (y) to have waived any non-compliance or default by the YMI Companies with or of any provision, express or implied, in any agreement or other arrangement, written or oral, existing between such Person and the YMI Companies with respect to the Credit Agreement, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares and the Existing Common Shares that has occurred prior to the Effective Date.

6.7 Paramountcy.

From and after the Effective Date, any conflict between this Plan of Arrangement and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Credit Facility Lenders, the MTN Holders, the Convertible Debentureholders, the Existing Shareholders and the YMI Companies as at the Effective Date will be deemed to be governed by the terms, conditions and provisions of this Plan of Arrangement and the Final Order, which shall take precedence and priority.

6.8 Deeming Provisions.

In this Plan of Arrangement, the deeming provisions are absolute and irrebuttable.

6.9 Different Capacities.

If any Person holds more than one type, series or class of Credit Facility Debt, MTN Notes, Convertible Debentures, Existing Preferred Shares or Existing Common Shares, as the case may be, such Person shall have all of the rights given to a holder of each particular type, series or class of Credit Facility Debt, MTN Notes, Convertible Debentures, Existing Preferred Shares or Existing Common Shares so held. Nothing done by a Person acting in its capacity as a holder of a particular type, series or class of Credit Facility Debt, MTN Notes, Convertible Debentures, Existing Preferred Shares or Existing Common Shares, as the case may be, affects such Person’s rights as a holder of another type, series or class of Credit Facility Debt, MTN Notes, Convertible Debentures, Existing Preferred Shares or Existing Common Shares.

6.10 Further Assurances.

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to occur in the order set out herein without any other additional act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by them in order to document or evidence any of the transactions or events set out herein.

6.11 Notices.

Any notices or communication to be made or given hereunder shall be in writing and shall reference this Plan of Arrangement and may, subject as hereinafter provided, be made or given by the Person making or giving it or by any agent of such Person authorized for that purpose by personal delivery, by prepaid mail or by facsimile addressed to the respective parties as follows:

(i)
if to YMI Companies:

Yellow Media Inc.
16 Place du Commerce, Nuns’ Island,
Verdun, Québec
H3E 2A5

Attention:   Senior Vice President, General Counsel and Secretary

Telephone:   (514) 934-2888
Facsimile:      (514) 934-4076

with a copy to:

Stikeman Elliott LLP 1155 René-Lévesque Blvd West Suite 4000 Montréal, Québec H3B 3V2 Attention: Jean Marc Huot Telephone: (514) 397-3276 Facsimile: (514) 397-3435

(ii)	if to a MTN Holder:

to the address for such MTN Holder as shown on the records of the MTN Trustee with a copy to:

Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, Ontario M5X 1A4 Attention: S. Richard Orzy / Kevin J. Zych Telephone: (416) 777-5737 / (416) 777-5738 Facsimile: (416) 863-1716

or to such other address as any party may from time to time notify the others in accordance with this Section 6.11. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada or the United States, all notices and communications during such interruption may only be given or made by personal delivery or by telecopier and any notice or other communication given or made by prepaid mail within the five Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by YMI to give a notice contemplated hereunder to any particular Credit Facility Lender, MTN Holder, Convertible Debentureholder or Existing Shareholders shall not invalidate this Plan of Arrangement or any action taken by any Person pursuant to this Plan of Arrangement.

APPENDIX “D”

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of July 23, 2012 (the “Agreement”).

AMONG:

YELLOW MEDIA INC., a corporation under the laws of Canada (“YMI”);

– and –

8254320 CANADA INC., a company under the laws of Canada (“New YMI”);

– and –

YELLOW PAGES GROUP CORP., a company under the laws of Canada (“YPG”);

RECITALS:

A.
YMI and New YMI intend to apply to the Québec Superior Court of Justice, Commercial Division (the “Court”) for an order approving the arrangement (the “Arrangement”), pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”), as set forth in the plan of arrangement (“Plan of Arrangement”) attached hereto as Schedule “A”; and

B.	YMI, New YMI and YPG (collectively, the “Parties”) wish to enter into this Agreement to formalize certain matters relating to the foregoing and other matters relating to the Plan of Arrangement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

All capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan of Arrangement.

1.2 Headings, etc.

The division of this Agreement into articles, sections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Article References

Unless reference is specifically made to some other document or instrument, all references herein to articles, sections and schedules are to articles, sections and schedules of this Agreement.

1.4 Incorporation of Schedules

The Plan of Arrangement attached as Schedule A is incorporated into and forms an integral part of this Agreement.

1.5 Extended Meanings

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, bodies corporate, trusts, unincorporated organizations, governments, regulatory authorities, and other entities.

1.6 Date for any Action

In the event that any date on which any action required to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.7 Entire Agreement

This Agreement, together with the schedules attached hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.

1.8 Governing Law

This Agreement will be governed by, interpreted and enforced in accordance with the laws of the province of Québec and the federal laws of Canada.

ARTICLE 2

THE ARRANGEMENT

2.1 Arrangement

As soon as reasonably practicable, YMI and New YMI shall apply to the Court pursuant to section 192 of the CBCA for an order approving the Arrangement and in connection with such application shall:

(a)
forthwith file, proceed with and diligently prosecute an application for an Interim Order under the CBCA, providing for, among other things, the calling and holding of the Meetings for purposes of, among other things, considering and, if deemed advisable, approving the matters set forth in the notices to such Meetings; and

(b)
subject to obtaining the approvals contemplated in the Interim Order and such other conditions precedent to the implementation of the Arrangement (as set out herein and in the Plan of Arrangement) and as may be directed by the Court in the Interim Order, take steps necessary to submit the Arrangement to the Court and apply for the Final Order.

Notwithstanding anything else in this Agreement, the Parties reserve the right to seek the Final Order and proceed with the implementation of the Arrangement following receipt of the Final Order notwithstanding the failure to achieve any particular approval at the Meetings.

2.2 Step Confirmation Notice

In accordance with the Plan of Arrangement, the Parties shall : (i) determine, prior to the hearing for the Final Order, if a Step Confirmation Notice is required and (ii) agree, prior to the Final Order, on the steps and transactions that are to be implemented in connection with the Arrangement.

ARTICLE 3

COVENANTS

3.1 Covenants of the Parties

Each of the Parties covenants with the other Parties that it will:

(a)
do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required, both prior to and following the Effective Date, to facilitate the carrying out of the intent and purposes of this Agreement;

(b)	use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 which are within its control to be satisfied on or before the Effective Date;

(c)	not take any action that would be knowingly contrary with the transactions contemplated by this Agreement, the Plan of Arrangement or the Recapitalization;

(d)
upon issuance of the Final Order and subject to the conditions precedent in Article 5, forthwith proceed to file the articles of arrangement, the Final Order and all related documents with the Director in accordance with the CBCA; and

(e)
perform the obligations required to be performed by it under this Agreement and the Plan of Arrangement, as applicable, and do all such other acts and things as may be necessary, or within the reasonable discretion of such Party desirable, and within its power and control in order to carry out and give effect to the transactions contemplated by this Agreement, the Plan of Arrangement and the Recapitalization, including (without limitation) using commercially reasonable efforts to obtain:

i.	in the case of YMI and New YMI, the Interim Order and following the Meetings, the Final Order; and

ii.	obtain required governmental, regulatory and judicial consents and any other required third party consents and waivers for the implementation of the Arrangement.

3.2 Additional Covenants of YMI and New YMI

Each of YMI and New YMI solidarily covenants and agrees that:

(a)	it will apply to the Court for the Interim Order;

(b)	it will convene and hold the Meetings as ordered by the Interim Order and conduct such Meetings in accordance with the Interim Order and as otherwise required by Law;

(c)
it will, in the case of YMI, solicit proxies to be voted at the Meetings in favour of the resolutions set forth in the notices thereof and prepare the information circular and proxy solicitation materials and any amendments or supplements thereto as required by, and in compliance with, the Interim Order, and applicable corporate and Canadian securities laws, and file and distribute the same to the Credit Facility Lenders, MTN Holders, Convertible Debentureholders and Existing Shareholders in a timely and expeditious manner in all jurisdictions where the same are required to be filed and distributed;

(d)	it will, following the Meetings, submit the Arrangement to the Court and apply for the Final Order;

(e)
it will use its commercially reasonable efforts to obtain Toronto Stock Exchange listing, subject to customary post-closing conditions, for the New YMI Common Shares, the Warrants, the New Subordinated Debentures and the New YMI Common Shares to be issued upon exercise, conversion or exchange of the Warrants and the New Subordinated Debentures, failing which YMI will use its commercially reasonable efforts to obtain TSX Venture Exchange listing for all of the foregoing;

(f)
the securities to be issued and delivered in accordance with the Plan of Arrangement shall be issued and sold pursuant to exemptions from the prospectus and registration requirements of applicable Canadian securities laws and from the registration requirements of United States federal and state securities laws and shall not be subject to resale restrictions pursuant thereto except for control block restrictions under Canadian securities laws and except for restrictions relating to securities held by Persons who are affiliates (as defined in Rule 144 under the United States Securities Act of 1933, as amended) of New YMI;

(g)
it will use commercially reasonable efforts to obtain credit ratings in respect of the New Senior Notes and the New Subordinated Debentures, as applicable, to be issued and delivered in accordance with the Plan of Arrangement from DBRS Limited, Standard & Poor’s Ratings Services or any other nationally recognized credit rating agency; and

(h)
it will issue and deliver, for itself or for the benefit and on behalf of YMI, as the case may be, the applicable cash, New Senior Notes, New Subordinated Debentures, New YMI Common Shares and Warrants, as applicable, in accordance with the Plan of Arrangement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Parties

Each Party represents and warrants to the other Parties as follows, and acknowledges that the other Parties are relying upon such representations and warranties:

(a)
such Party is an entity duly formed and validly existing under the Laws of the jurisdiction where it was formed or continued, as the case may be, and has the power and capacity to own or lease its property and assets, to carry on its business as now conducted by it, to enter into this Agreement, and to perform its obligations hereunder;

(b)
in the case of YMI, (i) its authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series; (ii) the issued and outstanding shares in the capital of YMI have been duly authorized and validly issued and are fully paid and non-assessable and have been issued in compliance with all Canadian securities laws; and (iii) all securities of YMI, when issued and delivered in accordance with the Plan of Arrangement, will have been duly authorized and will be validly issued in accordance with the terms of the Plan of Arrangement and fully paid and non-assessable;

(c)
in the case of New YMI, (i) its authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series; and (ii) all securities of New YMI, when issued and delivered in accordance with the Plan of Arrangement, will have been duly authorized and will be validly issued in accordance with the terms of the Plan of Arrangement and fully paid and non-assessable;

(d)
except as disclosed to the other Parties and subject to the terms of the Interim Order and the Final Order, the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby do not and will not, to the best of the knowledge of the officers and employees of such Party who have been involved in the discussions concerning the Recapitalization:

i.	violate or conflict with any Law applicable to it or any of its properties or assets; or

ii.
result (with or without notice or the passage of time) in a violation, conflict or breach of, or constitute a default under, or require any consent to be obtained under any provision of its certificate of incorporation or continuance, articles, by-laws or other charter documents;

(e)
the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the board of directors or the sole director, as applicable, of such Party and this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the fulfilment or satisfaction, on or before the Effective Date, of each of the following conditions, any of which may be waived collectively by them without prejudice to their right to rely on any other condition:

(a)	no applicable Law shall have been passed and become effective, which makes the consummation of the Plan of Arrangement illegal or otherwise prohibited;

(b)
the Final Order shall have been obtained, and the implementation of the Final Order or compliance therewith by any of the Parties shall not have been stayed or enjoined as a result of an appeal or otherwise;

(c)
the New Senior Note Indenture, the New Senior Security Agreements, the New Subordinated Debenture Indenture, the New Subordinated Guarantees Agreements and the Warrant Indenture and all related documents shall have been entered into;

(d)
all required governmental, regulatory and judicial consents, and any other required third party consents, shall have been obtained, except for such third party consents which if not obtained would not individually or in the aggregate have a material adverse effect on the Parties;

(e)
the New YMI Common Shares, the New Subordinated Debentures, the Warrants and the New YMI Common Shares to be issued upon exercise, conversion or exchange of the Warrants and the New Subordinated Debentures shall have been approved for listing on the Toronto Stock Exchange or the TSX Venture Exchange, subject to customary post-closing conditions;

(f)	the Parties shall have taken all necessary corporate actions and proceedings in connection with the Recapitalization and the Plan of Arrangement;

(g)	the Director shall have issued the Certificate; and

(h)	this Agreement shall not have been terminated pursuant to its terms.

ARTICLE 6

NOTICES

6.1 Notices

Any notices or communication to be made or given hereunder shall be in writing and be made or given by the person making or giving it or by any agent of such person authorized for that purpose by personal delivery, by prepaid mail, by email or by facsimile addressed to the respective Parties as follows:

Yellow Media Inc.
16 Place du Commerce, Nuns’ Island,
Verdun, Québec
H3E 2A5

Attention: Senior Vice President, General Counsel and Secretary

Telephone: (514) 934-2888
Facsimile: (514) 934-4076
Email: francois.ramsay@ypg.com

with a copy to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd West
Suite 4000
Montréal, Québec
H3B 3V2

Attention: Jean Marc Huot

Telephone: (514) 397-3276
Facsimile: (514) 397-3435
Email: jmhuot@stikeman.com

ARTICLE 7

AMENDMENT AND TERMINATION

7.1 Amendments

This Agreement may, at any time and from time to time before or after the Meetings, but not later than the Effective Date, be amended in any respect whatsoever by written agreement of the Parties without, subject to applicable Law, further notice to or authorization on the part of their respective securityholders.

7.2 Termination

This Agreement may be terminated at any time prior to the Effective Date by an agreement to terminate executed and delivered by all Parties.

In the event of the termination of this Agreement pursuant this Section 7.2, this Agreement shall forthwith become void and not Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) shall have any liability or further obligation to any other Party hereunder.

ARTICLE 8

GENERAL

8.1 Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

8.2 No Assignment

No Party may assign its rights or obligations under this Agreement without the consent of all of the other Parties.

8.3 Waiver and Modification

The Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other Parties. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent. No waiver shall operate as a waiver of any other matter whatsoever.

8.4 Further Assurances

On or after the date of this Agreement, each Party shall take, or cause to be taken, all such action as is reasonably required to carry out the purposes and intent of this Agreement.

8.5 Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)
the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

8.6 Time of Essence

Time shall be of the essence in respect of this Agreement.

8.7 Counterpart

This Agreement may be executed and delivered in any number of counterparts (including by facsimile, email or other electronic means), each of which is deemed to be an original, and such counterparts together constitute one and the same agreement.

8.8 English Language

The Parties have agreed that this Agreement as well as any notice, document or instrument relating to it be drawn up in English only but without prejudice to any such notice, document or instrument which may from time to time be drawn up in French only or in both French and English.  Les parties aux présentes ont convenu que la présente convention ainsi que tous les autres avis, actes ou documents s’y rattachant soient rédigés en anglais seulement mais sans préjudice à tous les avis, actes ou documents qui pourraient à l’occasion être rédigés en français seulement ou à la fois en anglais et en français.

[signature page follows]

IN WITNESS WHEREOF the Parties hereto have executed this Arrangement Agreement as of the date first mentioned hereabove.

YELLOW MEDIA INC.

By: (signed) Marc P. Tellier
Authorized Signing Officer

8254320 CANADA INC.

By: (signed) François D. Ramsay
Authorized Signing Officer

YELLOW PAGES GROUP CORP.

By: (signed) Marc P. Tellier
Authorized Signing Office

SCHEDULE A

PLAN OF ARRANGEMENT

(INTENTIONALLY OMITTED)

APPENDIX “E”

INTERIM ORDER

E-1

SUPREME COURT

(Commercial Division)

CANADA
PROVINCE OF QUEBEC
DISTRICT OF MONTREAL

No: 500-11-043034-129

Date: 23 Juillet 2012

PRESENT: THE HONOURABLE MR. JUSTICE ROBERT MONGEON, S.C.J

IN THE MATTER OF A PROPOSED ARRANGEMENT CONCERNING:

YELLOW MEDIA INC.
8254320 CANADA INC.

Applicants
and

THE IMPLEADED PARTIES LISTED IN SCHEDULE “A” HEREOF

and

THE DIRECTOR IN CHARGE OF THE CBCA

Impleaded Parties
INTERIM ORDER

GIVEN the Applicants’ Application for Interim and Final Orders pursuant to the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (as amended, the “CBCA”), the exhibits as well as the affidavit of Mrs. Ginette Maille filed in support thereof (the “Application”);

GIVEN that this Court is satisfied that the Director appointed pursuant to the CBCA has been duly served with the Motion and has confirmed in writing that he would not appear or be heard on the Motion;

GIVEN the provisions of the CBCA;

GIVEN the representations of counsel for the Applicants;

GIVEN that this Court is satisfied, at the present time, that the proposed transaction is an “arrangement” within the meaning of Section 192(1) of the CBCA;

GIVEN that this Court is satisfied, at the present time, that it is not practicable for the Applicants to effect the arrangement proposed under any other provision of the CBCA;

GIVEN that this Court is satisfied, at the present time, that the Applicants meet the requirements set forth in Subsections 192(2)(a) and (b) of the CBCA;

GIVEN that this Court is satisfied, at the present time, that the arrangement is put forward in good faith and for a valid business purpose;

FOR THESE REASONS, THE COURT:

[1]	GRANTS the Interim Order sought in the Motion.

[2]	DISPENSES the Applicants of the obligation, if any, to notify any person other than the Director appointed pursuant to the CBCA with respect to this Interim Order.

[3]	DECLARES that, as used in this Interim Order, unless otherwise defined, capitalized terms shall have the respective meanings set forth in the Application.

[4]
ORDERS that all Voting Parties (as defined in paragraph [7] of this Interim Order) shall be deemed to be impleaded as parties to these proceedings and shall be bound by the terms of this Interim Order.

[5]	DECLARES that, for the purposes of this Interim Order, any reference herein to the holder of an obligation shall be deemed to include both the legal and beneficial holders, if any.

THE MEETINGS

[6]
ORDERS that the Applicants may convene, hold and conduct a meeting (the “Debtholders’ Meeting”) to be held on September 6, 2012, commencing at 11:00 a.m. (Montréal time) in Room 510 of the Palais des Congres situated at 1001 Place Jean-Paul Riopelle, Montréal, Québec, H2Z 1H5, of the following:

(a)
the lenders (the “Credit Facility Lenders”) under the Second Amended and Restated Credit Agreement dated September 28, 2011 (the “Credit Agreement”), among, inter alia, Yellow Media Inc. (“YMI”), as borrower, the Bank of Nova Scotia, as administrative agent (the “Credit Facility Agent”), and the lending institutions from time to time parties thereto;

(b)
the holders (the “MTN Holders”) of the following notes issued by YMI (collectively, the “MTN Notes”) under the Trust Indenture providing for the issue of Medium Term Notes dated April 21, 2004, among YPG Holdings Inc., Yellow Pages Income Fund, YPG LP, Yellow Pages Group Co. and CIBC Mellon Trust Company (the “MTN Trustee”), as supplemented by the First Supplemental Trust Indenture dated November 1, 2010, among YMI, the MTN Trustee and Yellow Pages Group Co. (the “MTN Indenture”):

(i)	the 5.71% MTN Notes, Series 2, due April 21, 2014

(ii)	the 5.85% MTN Notes, Series 3, due November 18, 2019;

(iii)	the 5.25% MTN Notes, Series 4, due February 15, 2016;

(iv)	the 6.25% MTN Notes, Series 5, due February 15, 2036;

(v)	the 7.30% MTN Notes, Series 7, due February 2, 2015;

(vi)	the 6.85% MTN Notes, Series 8, due December 3, 2013;

(vii)	the 6.50% MTN Notes, Series 9, due July 10, 2013; and

(viii)	the 7.75% MTN Notes, Series 10, due March 2, 2020; and

(c)
the holders (the “Convertible Debentureholders”) of 6.25% convertible unsecured subordinated debentures of YMI due October 1, 2017 (the “Convertible Debentures”), issued pursuant to the Trust Indenture providing for the issue of Convertible Unsecured Subordinated Debentures dated July 8, 2010, among YMI, Yellow Pages Income Fund, YPG Trust, YPG LP and BNY Trust Company of Canada (the “Debenture Trustee”), as supplemented by the First Supplemental Trust Indenture dated November 1, 2010, between YMI and the Debenture Trustee (the “Convertible Debenture Indenture”), provided however, that only those Convertible Debentureholders that exercise their Opt-Out Election (as defined below) in accordance with the terms of this Interim Order shall be admitted to attend and vote at the Debtholders’ Meeting;

(the Credit Facility Lenders, the MTN Holders and the Convertible Debentureholders that exercised their Opt-Out Election in accordance with the terms of this Interim Order are collectively referred to as the “Debtholders”).

[7]
ORDERS that the Applicants may convene, hold and conduct a meeting (the “Shareholders’ Meeting” and with the Debtholders’ Meeting, the “Meetings”) to be held on September 6, 2012, commencing at 11:30 a.m. (Montreal time) in Room 510 of the Palais des Congres situated at 1001 Place Jean-Paul Riopelle, Montreal, Quebec, H2Z 1H5, of the following:

(a)	the holders of common shares in the capital of YMI (the “Existing Common Shares”);

(b)	the holders of the following preferred shares in the capital of YMI (the “Existing Preferred Shares”):

(i)	the 4.25% Cumulative Redeemable First Preferred Shares, Series 1 of YMI;

(ii)	the 5.00% Cumulative Redeemable First Preferred Shares, Series 2 ofYMI;

(iii)	the Cumulative Rate Reset First Preferred Shares, Series 3 of YMI;

(iv)	the Cumulative Rate Reset First Preferred Shares, Series 5 of YMI;

(v)	the Cumulative Exchangeable First Preferred Shares, Series 7 of YMI; and

(c)	the Convertible Oebentureholders other than the Convertible Debentureholders that exercised their Opt-Out Election in accordance with the terms of this Interim Order;

(the holders of Existing Common Shares, the holders of Existing Preferred Shares and the Convertible Debentureholders other than those that exercised their Opt-Out Election in accordance with the terms of this Interim Order are collectively referred to as the “Shareholders” and with the Debtholders, as the “Voting Parties”).

[8]
ORDERS that at the Meetings, the Voting Parties shall be asked, among other things, to consider and, if thought appropriate, to pass, respectively, with or without variation, the resolutions communicated as Appendix “A” to the Circular (the “Debtholders’ Arrangement Resolution”) and Appendix “B” to the Circular (the “Shareholders’ Arrangement Resolution” and collectively with the Debtholders’ Arrangement Resolution, the “Arrangement Resolutions”) to, among other things, authorize, and approve the Arrangement, and to transact such other business as may properly come before the Meetings.

RECORD DATE, QUORUM AND PERMITIED ATTENDEES

[9]	ORDERS that the record date for entitlement to notice of the Meetings and for entitlement to vote at the Meetings shall be July 24, 2012 (the “Record Date”).

[10]
ORDERS that the Chair of each of the Meetings shall be either Marc L. Reisch or François D. Ramsay. The quorum required for the Debtholders’ Meeting shall be satisfied if two or more Debtholders entitled to vote are present, in person or by proxy, at the Debtholders’ Meeting. The quorum required for the Shareholders’ Meeting shall be satisfied if two or more Shareholders entitled to vote are present, in person or by proxy, at the Shareholders’ Meeting.

[11]
ORDERS that the Meetings shall be called, held and conducted in accordance with the Notice of Meeting of Holders of Affected Unsecured Debt and the Notice of Special Meeting of Shareholders (the “Notices of Meetings”) communicated with the Circular, the CBCA, the terms of this Interim Order and any further Order of this Court.

[12]	ORDERS that the only persons entitled to attend, be heard or vote at the Meetings (as they may be adjourned or postponed) shall be the following:

(a)	the Voting Parties as of the Record Date or their respective proxy holders;

(b)	the officers, directors, counsel, auditors and financial and other advisors of the Applicants;

(c)	in the case of the Debthotders’ Meeting, the Credit Facility Agent and the MTN Trustee, and in the case of both Meetings, the Debenture Trustee;

(d)	the Director; and

(e)	other persons who may have received the permission of the Chair of each of the Meetings.

[13]
ORDERS that a representative of YMI’s transfer agent, Canadian Stock Transfer Company Inc., as administrative agent for CIBC Mellon Trust Company (the “Transfer Agent”), shall be authorized to act as scrutineer for the Debtholders’ Meeting as well as for the Shareholders’ Meeting.

OPT-OUT ELECTION AND VOTING

[14]
ORDERS that each Convertible Debentureholder shall be entitled to elect, at its sole discretion, to attend the Debtholders’ Meeting to vote on the Oebtholders’ Arrangement Resolution rather than attending the Shareholders’ Meeting to vote on the Shareholders’ Arrangement Resolution (the “Opt..Out Election”) by indicating its intention to exercise the Opt-Out Election on the Form of Proxy in the section reserved to that effect.

[15]
ORDERS that, for the purposes of attendance at the Meetings and voting on the Arrangement Resolutions, the Convertible Debentureholders that did not exercise their Opt-Out Election shall be entitled only to attend the Shareholders’ Meeting and to have their votes, if any, counted towards the approval of the Shareholders’ Arrangement Resolution.

[16]
ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolutions or such other business as may be property brought before the Meetings shall be the V ting Parties as of the Record Date.

[17]
ORDERS that in respect of the vote on the Oebtholders’ Arrangement Resolution or any matter determined by the Chair of the Debtholders’ Meeting to be related to the Arrangement, the following number of votes shall be held by each Debtholder:

(a)	each Credit Facility Lender shalt be entitled to cast one vote for each CDN $1.00 of principal amount owing to said lender under the Credit Agreement as of the Record Date;

(b)	each MTN Holder shall be entitled to cast one vote for each CDN $1.00 of principal amount owing to said MTN Holder under the MTN Notes as of the Record Date; and

(c)
each Convertible Debentureholder that exercised its Opt-Out Election in accordance with the terms of this Interim Order shall be entitled to cast one vote for each CDN $1.00 of principal amount owing to said Convertible Debentureholder under the Convertible Debentures as of the Record Date;

[18]
ORDERS that the Debtholders’ Arrangement Resolution, with or without variation, shall be considered to be approved by the affirmative vote of not less than 662/3% of the totalvotes cast by the Debtholders entitled to vote, present in person or by proxy, at the Debtholders’ Meeting, voting together as a single class.

[19]
ORDERS that in respect of the vote on the Shareholders’ Arrangement Resolution or any matter determined by the Chair of the Shareholders’ Meeting to be related to the Arrangement, the following number of votes shall be held by each Shareholder:

(a)
each holder of Existing Common Shares and Existing Preferred Shares shall be entitled to cast one vote in respect of each Existing Common Share or Existing Preferred Share held by such shareholder as of the Record Date; and

(b)
each Convertible Debentureholder that has not exercised its Opt-Out Election in accordance with the terms of this Interim Order shall be entitled to cast one vote for each CDN $8.00 of principal amount owing to said Convertible Debentureholder under the Convertible Debentures as at the Record Date (disregarding fractions).

[20]
ORDERS that the Shareholders’ Arrangement Resolution, with or without variation, shall be considered to be approved by the affirmative vote of not less than 662/3% of the total votes cast by the Shareholders entitled to vote, present in person or by proxy, at the Shareholders’ Meeting, voting together as a single class.

[21]
ORDERS that for the purpose of the vote on the Arrangement Resolutions, or any other vote taken by ballot at the Meetings, any spoiled ballots, illegible ballotand defective ballots shall be deemed not to be votes cast by the Voting Parties.

[22]	ORDERS that proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolutions.

DISSENTING SHAREHOLDERS’ RIGHTS

[23]	ORDERS that there shall be no right of dissent in respect of the Arrangement Resolutions.

NO DEFAULT

[24]
ORDERS that, until the earlier of (i) a final ruling is issued on the Final Order sought in the Application, or (ii) October 15, 2012, no person, including, without limitation, the Credit Facility Lenders, the MTN Holders, the Convertible Debentureholders, the Credit Facility Agent, the MTN Trustee and the Debenture Trustee, shall have any rights to terminate, accelerate, amend or declare in default any contract or other agreement including, without limitation, the Credit Agreement, the MTN Indenture and the Convertible Debenture Indenture, to which any of the Applicants or Impleaded Parties are a party, due solely to the Applicants or Impleaded Parties being parties to these proceedings or having made an application to this Court under section 192 of the CBCA, without further order of this Court.

ADJOURNMENTS AND POSTPONEMENTS

[25]
ORDERS that the Applicants, if they deem it advisable, shall be authorized to adjourn or postpone the Meetings on one or more occasions (whether or not a quorum is present), without the necessity of first convening the Meetings or first obtaining any vote of the Voting Parties respecting the adjournment or postponement.

[26]
ORDERS that notice of any such adjournment or postponement shall be given by press release and posting on the Applicant’s website in accordance with paragraph [36] hereof or such other method as the Applicants may determine is appropriate in the circumstances.

[27]	ORDERS that any adjournment or postponement of the Meetings shall not have the effect of modifying the Record Date for Voting Parties entitled to notice of, and to vote at, the Meetings.

[28]
ORDERS that any subsequent reconvening of the Meetings, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meetings, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the Meetings.

AMENDMENTS TO THE ARRANGEMENT AND PLAN OF ARRANGEMENT

[29]	ORDERS that the Applicants may amend, modify and/or supplement the Plan of Arrangement in accordance with the terms thereof;

SOLICITATION OF PROXIES

[30]
ORDERS that the Applicants are authorized to use proxies at the Meetings, substantially in the form communicated as Exhibit P-2 to the Application. The Applicants are authorized, at their expense, to solicit proxies on behalf of their management, directly or through their officers, directors and employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine.

[31]
ORDERS that any proxy to be used at the Meetings must be returned by courier, fax or mail, to the Transfer Agent, no later than 4:00 p.m. (Montreal time}, on September 5, 2012. Notwithstanding the foregoing, the Applicants may waive, but have no obligation to do so, the time limit for the deposit of proxies by Voting Parties if the Applicants deem it advisable to do so.

[32]	ORDERS that Voting Parties will be entitled to revoke a proxy given at any time prior to the exercise thereof at the Meetings by:

(a)
depositing, with the Transfer Agent an instrument in writing executed by such Voting Par:ty or by an attorney authorized in writing, or, if the Voting Party is a corporation, by a duly authorized officer or attorney thereof, at any time up to and including the last business day preceding the Meetings, or with the secretary of the applicable Meeting on the day of such Meeting; or

(b)	depositing with the Transfer Agent a further proxy which is dated subsequent to the date of the original proxy; or

(c)	in any other manner permitted by law.

DISTRIBUTION OF MEETING MATERIALS

[33]
ORDERS that the Applicants shall give notice of the Meetings, and that service of a Motion for a Final Order shall be made by mailing or delivering, in the manner hereinafter described and to the persons hereinafter specified, the following documents, with such non-material amendments thereto as YMI may deem to be necessary or desirable, provided that such amendments are not inconsistent with the terms of this Interim Order:

(a)	the Circular as well as the following documents communicated therewith, all substantially in the form communicated as Exhibit P-1 to the Application:

(i)	the Notices of Meetings accompanying the Circular;

(ii)	the Debtholders’ Arrangement Resolution and the Shareholders’ Arrangement Resolution, Appendices “A” and “B” to the Circular, respectively;

(iii)	the Plan of Arrangement, Appendix “C” to the Circular;

(iv)	the Arrangement Agreement, Appendix “D” to the Circular;

(v)	this Interim Order, Appendix “E” to the Circular;

(vi)	the Opinions of BMO Capital Markets and Canaccord Genuity, Appendices “F” and “G” to the Circular, respectively;

(vii)
the Notice of Presentation providing, among other things, the date, time and room where the Motion for a Final Order will be heard, and that a copy of the Application can be found on the Applicants’ website, Appendix “H” to the Circular;

(b)	the Forms of Proxy substantially in the form communicated as Exhibit P-2 to the Application, which shall be finalized by inserting the relevant dates and other information; and

(c)	any other communications or documents determined by the Applicants to be necessary or desirable;

(the above documents are collectively referred to as the “Meeting Materials”).

[34]
ORDERS that the Applicants are hereby authorized and directed to distribute the Meeting Materials as soon as practicable, as applicable, to: (i) registered Voting Parties entitled to vote as of the Record Date; (ii) the directors of the Applicants and Impleaded Parties; (iii) the auditors of YMI; (iv) the Transfer Agent of YMI; and (v) the Credit Facility Agent, the MTN Trustee and the Debenture Trustee; (vi) the Director, by delivering same by pre-paid ordinary mail, by delivery in person or by fax or by recognized courier service at least twenty-one (21) days prior to the date established for the Meetings in the Notice of Presentation. Distribution to such persons shall be made to their addresses as they appear on the books and records of the Applicants or as at the Record Date.

[35]
ORDERS that the Applicants are to distribute the Meeting Materials to non registered Shareholders, MTN Holders and Convertible Debentureholders in compliance with National Instrument 54-101 - Communications with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators, at least three (3) business days prior to the twenty-first (21st) day prior to the date of the Meetings.

[36]
ORDERS that a copy of the Application and the Meeting Materials and any amendments thereto made in accordance with this Interim Order be posted on the Applicants’ website (www.ypg.com) at the same time the Meeting Materials are mailed or the amendments made.

[37]
ORDERS that the Applicants may make, in accordance with this Interim Order, such additions, amendments or revisions to the Meeting Materials as they determine to be appropriate (the “Additional Materials”), which shall be distributed to the persons entitled to receive the Meeting Materials pursuant to this Interim Order in accordance with paragraph [36] hereof or by the method and in the time determined by the Applicants to be most practicable in the circumstances.

[38]
DECLARES that the mailing or delivery of the Meeting Materials and any Additional Materials in accordance with this Interim Order as set out above constitutes good and sufficient notice of the Meetings upon all persons, and that no other form of service of the Meeting Materials and any Additional Materials or any portion thereof, or of the Application need be made, or notice given or other material served in respect of the Meetings to any persons.

[39]
DECLARES that the Circular is hereby deemed to represent sufficient and adequate disclosure, including for the purpose of Section 192 of the CBCA, and YMI shall not be required to send to the Debtholders or the Shareholders any other or additional information.

[40]	ORDERS that the Meeting Materials and any Additional Materials shall be deemed, for the purposes of the present proceedings, to have been received and served upon:

(a)	in the case of distribution by mail, three (3) business days after delivery thereof to the post office;

(b)	in the case of delivery in person or by courier, upon receipt thereof at the intended recipient’s address;

(c)	in the case of delivery by facsimile transmission or by e-mail, on the day of transmission; and

(d)	in the case of Additional Materials, upon the date of the posting of said materials on the Applicants’ website in accordance with paragraph {36] hereof.

[41]
DECLARES that the accidental failure or omission to give notice of the Meetings to, or the non-receipt of such notice by, one or more of the persons specified in the Interim Order shall not invalidate any resolution passed at the Meetings or the proceedings herein, and shall not constitute a breach of the Interim Order or defect in the calling of the Meetings, provided that if any such failure or omission is brought to the attention of the Applicants, they shall use reasonable efforts to rectify such failure or omission by the method and in the time they determine to be most reasonably practicable in the circumstances.

FINAL ORDER HEARING

[42]
ORDERS that the Applicants may apply for this Court to sanction the Arrangement by way of a final judgment (the “Motion for a Final Order’’) to be presented on September 10, 2012, before the Superior Court of Quebec, sitting in the Commercial Division in and for the district of Montreal at the Montreal Courthouse, located at 1, Notre-Dame Street East in Montreal, Quebec, Room 16.12 at 9:15a.m., or soon thereafter as counsel may be heard, or at any other date this Court may see fit.

[43]
ORDERS that the mailing or delivery of the Meeting Materials constitutes good and sufficient service of the Application and good and sufficient notice of presentation of the Motion for a Final Order to all persons, whether those persons reside within Quebec or in another jurisdiction.

[44]	ORDERS that the only persons entitled to appear and be heard at the hearing of the Motion for a Final Order shall be the Applicants, the Impleaded Parties, the Director, and any person that:

(a)
files an appearance with this Court’s registry and serves same on the Applicants’ counsel, Stikeman Elliott LLP (Attention: Jean C. Fontaine and Joseph Reynaud, 1155 Rene-Levesque Blvd West, Suite 4000, Montreal, Quebec, H3B 2V2, facsimile: 514 397-3487), no later than five (5) business days before the date of the Meetings; or

(b)
if such appearance is with a view to contesting the Motion for a Final Order or to make representations in relation thereto, files in this Court’s registry a written contestation or written representations, as the case may be, supported as to the facts alleged by affidavit(s), and exhibit(s), if any, and serves same on .the Applicants’ counsel (at the above address and facsimile number), no later than no later than three (3) business days before the date of the Meetings;

failing which no contestation of the Motion for a Final Order shall be permitted unless authorized by the Court.

[45]
ALLOWS the Applicants to file any further evidence they may deem appropriate, by way of supplementary affidavits or otherwise, in connection with the Motion for a Final Order, up to one day prior to the hearing on the Motion for a Final Order;

MISCELLANEOUS

[46]
ORDERS that to the extent of any inconsistency or discrepancy between this Order and the terms of any instrument creating, governing or collateral to the Existing Cammon Shares, the Existing Preferred Shares, the Convertible Debentures, the Credit Agreement and the MTN Notes, or the articles or by-laws of YMI, this Interim Order shall govern.

[47]
DECLARES that this Interim Order shall have full force and effect in all other Provinces and Territories of Canada and shall be enforced in the courts of each of the other Provinces and Territories of Canada in the same manner in all respects as if this Interim Order had been made by the Court enforcing it.

[48]
ORDERS that this Court respectfully seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body constituted pursuant to the Parliament of Canada or the legislature of any province, as well as any court or any judicial, regulatory or administrative body of the United States of America or elsewhere, to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

[49]	DECLARES that the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

[50]	ORDERS provisional execution of this Interim Order notwithstanding appeal and without the necessity of furnishing any security

WITHOUT COSTS.

                     /s/Hon. Robert Mongeon
Hon. Robert Mongeon              , S.C.J.

SCHEDULE A

IMPLEADED PARTIES

1.           YELLOW PAGES GROUP CORP.

2.           CANPAGES INC.

3.           WALL2WALL MEDIA INC.

4.           YPG (USA) HOLDINGS, INC.

5.           YELLOW PAGES GROUP, LLC.

6.           7737351 CANADA INC.

7.           SNAP GUIDES INC.

APPENDIX “F”

OPINION OF BMO CAPITAL MARKETS

BMO Nesbitt Burns Inc.
100 King Street West
Toronto, ON M5X 1H3
July 22, 2012

The Board of Directors
Yellow Media Inc.
16 Place du Commerce
Île des Soeurs
Verdun, Quebec
H3E 2A5

To the Board of Directors:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we” or “us”) understands that Yellow Media Inc. (“Yellow Media”, “YMI” or the “Company”) is considering a transaction designed to improve the capital structure and financial position of Yellow Media (the “Recapitalization”). The terms of the Recapitalization are described in the draft plan of arrangement, as may be amended or supplemented, (the “Plan of Arrangement”) under the Canada Business Corporations Act (the “CBCA”) dated July 22, 2012 which when finalized will be attached as a schedule to the final form of support agreement that is to be entered into by YMI with certain holders of some of the Yellow Media MTN Notes prior to public announcement of the Recapitalization. Unless the context otherwise requires, capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan of Arrangement.

The debt obligations which are subject to the Recapitalization consist of all amounts owing by YMI under the Credit Agreement, the MTN Notes and the Convertible Debentures. The YMI equity securities which are subject to the Recapitalization consist of the Existing Preferred Shares and the Existing Common Shares. For the purposes of this Opinion, the amounts owing under the Credit Agreement and the MTN Notes are referred to as the “Senior Unsecured Debt” (with lenders / holders thereof referred to as the “Senior Unsecured Debt Holders”), and holders of the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares are referred to as the “Junior Stakeholders”.

Engagement of BMO Capital Markets

BMO Capital Markets was formally engaged by the Company pursuant to an agreement dated November 10, 2011 (the “Engagement Agreement”). Under the terms of the Engagement Agreement, BMO Capital Markets has agreed to provide the Company and its Board of Directors with advisory services in connection with the design and implementation of a recapitalization strategy for the Company. Services to be provided relating to such recapitalization include, among other things, the provision to the Yellow Media Board of Directors of a fairness opinion (the “Opinion”).

BMO Capital Markets will receive a fee for rendering this Opinion. We will also receive certain fees for our advisory services under the Engagement Agreement, a substantial portion of which is contingent upon the successful completion of the Recapitalization. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.

Credentials of BMO Capital Markets

BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, restructurings, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors and has extensive experience in preparing fairness opinions.

This Opinion represents the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of our officers who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion and capital markets matters.

Independence of BMO Capital Markets

Neither BMO Capital Markets, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company or any of its associates or affiliates (collectively, the “Interested Parties”).

BMO Capital Markets has not been paid any fees to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than: (i) acting as financial advisor to the Company and its Board of Directors pursuant to the Engagement Agreement; and (ii) an affiliate of BMO Capital Markets acting as a lender under the Credit Facility.

There are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to future business dealings. BMO Capital Markets may, in the future, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

BMO Capital Markets and certain of our affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which BMO Capital Markets or such affiliates received or may receive compensation. As investment dealers, BMO Capital Markets and certain of our affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to one or more of the Interested Parties or the Recapitalization. In addition, Bank of Montreal (“BMO”), of which BMO Capital Markets is a wholly-owned subsidiary, or one or more affiliates of BMO, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

Scope of Review

In connection with rendering this Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.
the drafts of (i) the Support Agreement dated July 22, 2012, (ii) the Plan of Arrangement dated July 22, 2012, (iii) the description of the New Senior Notes dated July 22, 2012, (iv) the description of the New Subordinated Debentures dated July 22, 2012, and (v) the Warrant Indenture dated July 22, 2012;

2.	certain publicly available information relating to the business, operations, financial condition and trading history of the Company and other selected public companies we considered relevant;

3.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;

4.	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

5.	discussions with management of the Company relating to the Company’s current business, forecasts, plan, financial condition and prospects;

6.	public information with respect to selected precedent transactions we considered relevant;

7.	various reports published by equity research analysts, industry sources and credit rating agencies we considered relevant;

8.
a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which this Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company; and

9.	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

BMO Capital Markets has not, to the best of its knowledge, been denied access by the Company to any information under the Company’s control requested by BMO Capital Markets.

Assumptions and Limitations

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material (financial or otherwise) obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). This Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, and have not assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information. We have assumed that forecasts, projections, estimates and budgets provided to us and used in our analyses were reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

Senior officers of the Company have represented to BMO Capital Markets in a letter of representation delivered as of the date hereof, among other things, that: (i) the Information provided to BMO Capital Markets, either directly or indirectly, orally by, or in the presence of, an officer or employee of the Company or any of its subsidiaries (as defined in National Instrument 45-106 – Prospectus and Registration Exemptions), or in writing by or on behalf of the Company or any of its subsidiaries or any of its or their representatives in connection with our engagement was, at the date the Information was provided to BMO Capital Markets, and is, as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act (Ontario)); and (ii) since the dates on which the Information was provided to BMO Capital Markets, except as disclosed in writing to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no change has occurred in the Information or any part thereof which would have or which could reasonably be expected to have a material effect on the Opinion.

BMO Capital Markets has assumed that all conditions precedent to the completion of the Recapitalization can be satisfied in the time required and that all votes, consents, permissions, exemptions or orders of third parties, courts and relevant authorities will be obtained, without adverse condition or qualification, and that the Recapitalization can proceed as scheduled and without material additional cost to Yellow Media or liability of Yellow Media to third parties. BMO Capital Markets has also assumed:

•	that all draft documents referred to under “Scope of Review” above are accurate versions, in all material respects, of the final form of such documents; and

•	that the draft documents referred to under “Scope of Review” describe all material terms of agreements that relate to the Recapitalization that are to be drafted subsequently.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to BMO Capital Markets in discussions with management of the Company and its representatives. In our analyses and in preparing this Opinion, BMO Capital Markets made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond our control or that of any party involved in the Recapitalization.

This Opinion is provided to the Company’s Board of Directors for its exclusive use only in considering the Recapitalization and may not be used or relied upon by any other person or for any other purpose without our prior written consent. Except for the inclusion of this Opinion in its entirety and a summary thereof (in a form acceptable to us) in the management information circular of the Company which is to be prepared in connection with the Recapitalization, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

BMO Capital Markets has not been asked to prepare and has not provided: (i) a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates (nor have we been provided with any such valuation); (ii) an opinion concerning the future trading price of any of the securities of Yellow Media, or of the securities of its affiliates following the completion of the Recapitalization; (iii) an opinion as to the fairness of the process underlying the Recapitalization; (iv) a recommendation to any Senior Unsecured Debt Holder as to whether or not its Senior Unsecured Debt should be held or sold, or to use the voting rights provided in respect of the Recapitalization to vote for or against the Recapitalization; or (v) a recommendation to any Junior Stakeholder as to whether or not the Convertible Debentures, Existing Preferred Shares and Existing Common Shares should be held or sold, or to use the voting rights provided in respect of the Recapitalization to vote for or against the Recapitalization; and this Opinion should not be construed as such. BMO Capital Markets was not engaged to review any legal, tax or regulatory aspects of the Recapitalization and this Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its legal and tax advisors with respect to such matters.

The preparation of this Opinion is a complex process and is not necessarily amenable to being partially analyzed or summarized. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. BMO Capital Markets believes that our analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by us, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying the Opinion. This Opinion should be read in its entirety.

This Opinion is rendered as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing this Opinion was inaccurate, incomplete or misleading in any material respect, BMO Capital Markets reserves the right to change or withdraw this Opinion.

Approach to Fairness

For the purposes of this Opinion, we considered that the Recapitalization would be fair, from a financial point of view, to the Senior Unsecured Debt Holders if the value of the consideration (in the case of non-cash consideration, the Estimated Trading Value (as hereinafter defined) of such non-cash consideration) to be distributed to the Senior Unsecured Debt Holders in the Recapitalization exceeds the estimated current market value of the securities held by the Senior Unsecured Debt Holders. For the purposes of this letter, the “Estimated Trading Value” of a security or a debt instrument means, as of the date hereof, the potential estimated value of such security or instrument assuming a liquid, mature market for such security or instrument and, based on current securities market, economic, financial and general business conditions for the Company and its securities determined with reference to, among other things, comparable companies and their securities.

For the purposes of this Opinion, we considered that the Recapitalization would be fair, from a financial point of view, to the Junior Stakeholders if (i) the estimated trading value of the consideration (in the case of non-cash consideration, the Estimated Trading Value of such non-cash consideration) to be issued in the Recapitalization to the Senior Unsecured Debt Holders is less than the outstanding principal amount of the Senior Unsecured Debt, and (ii) the allocation among the Junior Stakeholders of the consideration to be distributed to the Junior Stakeholders in the Recapitalization is reasonable given the nature and terms of the securities held by the Junior Stakeholders.

Approach to Fairness – Analysis

In preparing the Opinion, we have relied upon the discussions, documents and materials referred to under “Scope of Review”, and considered the following matters:

•	the estimated current market value of the Senior Unsecured Debt is significantly lower than the aggregate principal amount of such Senior Unsecured Debt of approximately $1.8 billion;

•
the estimated current market value of the Senior Unsecured Debt would be expected to reflect a number of factors, including the Company’s current highly levered capital structure and substantial debt maturities in the coming years;

•	the Recapitalization would substantially reduce the Company’s leverage in its capital structure and result in the next debt maturity being in 2018;

•	the Estimated Trading Value of the instruments to be received by the Senior Unsecured Debt Holders in the Recapitalization would be expected to reflect the improved capital structure of the Company;

•
under the Recapitalization, the Senior Unsecured Debt Holders would receive all of the cash and debt consideration, and 82.5% of the New YMI Common Shares (before giving effect to the Warrants to be issued to the Junior Stakeholders);

•	the Convertible Debentures are contractually subordinated to the Senior Unsecured Debt pursuant to the Convertible Debenture Indenture;

•	the Convertible Debentures are convertible into Existing Common Shares at the option of the holder;

•
the Recapitalization contemplates that the holders of the Convertible Debentures would exchange their Convertible Debentures for Existing Common Shares at the exchange ratio specified in the Convertible Debenture Indenture;

•
the allocation of the consideration issued to the holders of the Existing Preferred Shares and the Existing Common Shares (including the Existing Common Shares for which the Convertible Debentures would have been exchanged) in the Recapitalization appears reasonable based on a number of methodologies, considering, with input from counsel, precedent CBCA recapitalization transactions that included preferred and common shares, and the terms of the securities held by the Junior Stakeholders.

Conclusion

Based upon and subject to the foregoing, BMO Capital Markets is of the opinion that, as of the date hereof, the Recapitalization, if implemented, is fair, from a financial point of view, to the holders of the Senior Unsecured Debt, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares.

Yours truly,

/s/ BMO Nesbitt Burns Inc.

APPENDIX “G”

OPINION OF CANACCORD GENUITY

CANACCORD GENUITY CORP.

P.O. Box 516
161 Bay Street, Suite 3100
Toronto, ON
Canada M5J 2S1

T: 416.869.7368
F: 416.869.3876
TF: 800.382.9280

www.canaccordgenuity.com
July 22, 2012

The Board of Directors
Yellow Media Inc.
16 Place du Commerce
Île des Soeurs
Verdun, Quebec
H3E 2A5

To the Board of Directors:

Canaccord Genuity Corp. (“Canaccord Genuity” or “we” or “us”) understands that Yellow Media Inc. (“Yellow Media”, “YMI” or the “Company”) is considering a transaction designed to improve the capital structure and financial position of Yellow Media (the “Recapitalization”). The terms of the Recapitalization are described in the draft plan of arrangement as may be amended or supplemented (the “Plan of Arrangement”) under the Canada Business Corporations Act (the “CBCA”) dated July 22, 2012 which when finalized will be attached as a schedule to the final form of support agreement that is to be entered into by YMI with certain holders of some of the Yellow Media MTN Notes prior to public announcement of the Recapitalization. Unless the context otherwise requires, capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan of Arrangement.

The debt obligations which are subject to the Recapitalization consist of all amounts owing by YMI under the Credit Agreement, the MTN Notes and the Convertible Debentures. The YMI equity securities which are subject to the Recapitalization consist of the Existing Preferred Shares and the Existing Common Shares. For the purposes of this Opinion, the amounts owing under the Credit Agreement and the MTN Notes are referred to as the “Senior Unsecured Debt” (with lenders / holders thereof referred to as the “Senior Unsecured Debt Holders”), and holders of the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares are referred to as the “Junior Stakeholders”.

Engagement of Canaccord Genuity

Canaccord Genuity was formally engaged by the Company pursuant to an agreement dated November 10, 2011 (the “Engagement Agreement”). Under the terms of the Engagement Agreement, Canaccord Genuity has agreed to provide the Company and its Board of Directors with advisory services in connection with the design and implementation of a recapitalization strategy for the Company. Services to be provided relating to such recapitalization include, among other things, the provision to the Yellow Media Board of Directors of a fairness opinion (the “Opinion”).

Canaccord Genuity will receive a fee for rendering this Opinion. We will also receive certain fees for our advisory services under the Engagement Agreement, a substantial portion of which is contingent upon the successful completion of the Recapitalization. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.

Credentials of Canaccord Genuity

Canaccord Genuity is an independent investment bank providing a full range of corporate finance, merger and acquisition, financial restructuring, sales and trading, and equity research services. Canaccord Genuity has professionals and offices across Canada, as well as in the United States, Europe and China. This Opinion represents the opinion of Canaccord Genuity and the form and content herein have been approved for release by a committee of its principals, each of whom is experienced in merger, acquisition, divestiture, restructuring and fairness opinion matters.

Independence of Canaccord Genuity

Neither Canaccord Genuity nor any of its affiliates is an insider, associate, or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company (including the Chief Executive Officer and Chairman of the Company), or any of its respective associates, affiliates or subsidiaries (collectively the “Interested Parties”) and is not an advisor to any person or company other than to the Company with respect to the Recapitalization. Canaccord Genuity and our affiliates have in the past provided investment banking services to the Company for which we and our affiliates have received compensation. Other than pursuant to the Engagement Agreement, Canaccord Genuity has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years. Canaccord Genuity has not entered into any other agreements or arrangements with the Interested Parties with respect to any future dealings. In addition, Canaccord Genuity and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have long or short positions in the securities of the Company, or any of their respective associates, affiliates or subsidiaries and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it receives or may receive commission or other compensation. As an investment dealer, Canaccord Genuity and its affiliates conduct research on securities and may, in the ordinary course of their business, provide research reports and investment advice to their clients on investment matters, including with respect to the Company and the Recapitalization. In addition, Canaccord Genuity and its affiliates may, in the ordinary course of their business, provide investment banking and other financial services to the Company, or any of their respective associates, affiliates or subsidiaries.

Scope of Review

In connection with rendering this Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.
the drafts of (i) the Support Agreement dated July 22, 2012, (ii) the Plan of Arrangement dated July 22, 2012, (iii) the description of the New Senior Notes dated July 22, 2012, (iv) the description of the New Subordinated Debentures dated July 22, 2012, and (v) the Warrant Indenture dated July 22, 2012;

2.	certain publicly available information relating to the business, operations, financial condition and trading history of the Company and other selected public companies we considered relevant;

3.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;

4.	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

5.	discussions with management of the Company relating to the Company’s current business, forecasts, plan, financial condition and prospects;

6.	public information with respect to selected precedent transactions we considered relevant;

7.	various reports published by equity research analysts, industry sources and credit rating agencies we considered relevant;

8.
a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which this Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company; and

9.	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

Canaccord Genuity has not, to the best of its knowledge, been denied access by the Company to any information under the Company’s control requested by Canaccord Genuity.

Assumptions and Limitations

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material (financial or otherwise) obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). This Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, and have not assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information. We have assumed that forecasts, projections, estimates and budgets provided to us and used in our analyses were reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

Senior officers of the Company have represented to Canaccord Genuity in a letter of representation delivered as of the date hereof, among other things, that: (i) the Information provided to Canaccord Genuity, either directly or indirectly, orally by, or in the presence of, an officer or employee of the Company or any of its subsidiaries (as defined in National Instrument 45-106 – Prospectus and Registration Exemptions), or in writing by or on behalf of the Company or any of its subsidiaries or any of its or their agents or representatives in connection with our engagement was, at the date the Information was provided to Canaccord Genuity, and is, as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act (Ontario)); and (ii) since the dates on which the Information was provided to Canaccord Genuity, except as disclosed in writing to Canaccord Genuity, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no change has occurred in the Information or any part thereof which would have or which could reasonably be expected to have a material effect on the Opinion.

Canaccord Genuity has assumed that all conditions precedent to the completion of the Recapitalization can be satisfied in the time required and that all votes, consents, permissions, exemptions or orders of third parties, courts and relevant authorities will be obtained, without adverse condition or qualification, and that the Recapitalization can proceed as scheduled and without material additional cost to Yellow Media or liability of Yellow Media to third parties. Canaccord Genuity has also assumed:

•	that all draft documents referred to under “Scope of Review” above are accurate versions, in all material respects, of the final form of such documents; and

•	that the draft documents referred to under “Scope of Review” describe all material terms of agreements that relate to the Recapitalization that are to be drafted subsequently.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to Canaccord Genuity in discussions with management of the Company and its representatives. In our analyses and in preparing this Opinion, Canaccord Genuity made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond our control or that of any party involved in the Recapitalization.

This Opinion is provided to the Company’s Board of Directors for its exclusive use only in considering the Recapitalization and may not be used or relied upon by any other person or for any other purpose without our prior written consent. Except for the inclusion of this Opinion in its entirety and a summary thereof (in a form acceptable to us) in the management information circular of the Company which is to be prepared in connection with the Recapitalization, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

Canaccord Genuity has not been asked to prepare and has not provided: (i) a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates (nor have we been provided with any such valuation); (ii) an opinion concerning the future trading price of any of the securities of Yellow Media, or of the securities of its affiliates following the completion of the Recapitalization; (iii) an opinion as to the fairness of the process underlying the Recapitalization; (iv) a recommendation to any Senior Unsecured Debt Holder as to whether or not its Senior Unsecured Debt should be held or sold, or to use the voting rights provided in respect of the Recapitalization to vote for or against the Recapitalization; or (v) a recommendation to any Junior Stakeholder as to whether or not the Convertible Debentures, Existing Preferred Shares and Existing Common Shares should be held or sold or to use the voting rights provided in respect of the Recapitalization to vote for or against the Recapitalization; and this Opinion should not be construed as such. Canaccord Genuity was not engaged to review any legal, tax or regulatory aspects of the Recapitalization and this Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its legal and tax advisors with respect to such matters.

The preparation of this Opinion is a complex process and is not necessarily amenable to being partially analyzed or summarized. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Canaccord Genuity believes that our analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by us, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying the Opinion. This Opinion should be read in its entirety.

This Opinion is rendered as of the date hereof and Canaccord Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Canaccord Genuity after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing this Opinion was inaccurate, incomplete or misleading in any material respect, Canaccord Genuity reserves the right to change or withdraw this Opinion.

Approach to Fairness

For the purposes of this Opinion, we considered that the Recapitalization would be fair, from a financial point of view, to the Senior Unsecured Debt Holders if the value of the consideration (in the case of non-cash consideration, the Estimated Trading Value (as hereinafter defined) of such non-cash consideration) to be distributed to the Senior Unsecured Debt Holders in the Recapitalization exceeds the estimated current market value of the securities held by the Senior Unsecured Debt Holders. For the purposes of this letter, the “Estimated Trading Value” of a security or a debt instrument means, as of the date hereof, the potential estimated value of such security or instrument assuming a liquid, mature market for such security or instrument and, based on current securities market, economic, financial and general business conditions for the Company and its securities determined with reference to, among other things, comparable companies and their securities.

For the purposes of this Opinion, we considered that the Recapitalization would be fair, from a financial point of view, to the Junior Stakeholders if (i) the estimated trading value of the consideration (in the case of non-cash consideration, the Estimated Trading Value of such non-cash consideration) to be issued in the Recapitalization to the Senior Unsecured Debt Holders is less than the outstanding principal amount of the Senior Unsecured Debt, and (ii) the allocation among the Junior Stakeholders of the consideration to be distributed to the Junior Stakeholders in the Recapitalization is reasonable given the nature and terms of the securities held by the Junior Stakeholders.

Approach to Fairness – Analysis

In preparing the Opinion, we have relied upon the discussions, documents and materials referred to under “Scope of Review”, and considered the following matters:

•	the estimated current market value of the Senior Unsecured Debt is significantly lower than the aggregate principal amount of such Senior Unsecured Debt of approximately $1.8 billion;

•
the estimated current market value of the Senior Unsecured Debt would be expected to reflect a number of factors, including the Company’s current highly levered capital structure and substantial debt maturities in the coming years;

•	the Recapitalization would substantially reduce the Company’s leverage in its capital structure and result in the next debt maturity being in 2018;

•	the Estimated Trading Value of the instruments to be received by the Senior Unsecured Debt Holders in the Recapitalization would be expected to reflect the improved capital structure of the Company;

•
under the Recapitalization, the Senior Unsecured Debt Holders would receive all of the cash and debt consideration, and 82.5% of the New YMI Common Shares (before giving effect to the Warrants to be issued to the Junior Stakeholders);

•	the Convertible Debentures are contractually subordinated to the Senior Unsecured Debt pursuant to the Convertible Debenture Indenture;

•	the Convertible Debentures are convertible into Existing Common Shares at the option of the holder;

•
the Recapitalization contemplates that the holders of the Convertible Debentures would exchange their Convertible Debentures for Existing Common Shares at the exchange ratio specified in the Convertible Debenture Indenture;

•
the allocation of the consideration issued to the holders of the Existing Preferred Shares and the Existing Common Shares (including the Existing Common Shares for which the Convertible Debentures would have been exchanged) in the Recapitalization appears reasonable based on a number of methodologies, considering, with input from counsel, precedent CBCA recapitalization transactions that included preferred and common shares, and the terms of the securities held by the Junior Stakeholders.

Conclusion

Based upon and subject to the foregoing, Canaccord Genuity is of the opinion that, as of the date hereof, the Recapitalization, if implemented, is fair, from a financial point of view, to the holders of the Senior Unsecured Debt, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares.

Yours truly,

/s/Canaccord Genuity Corp.
CANACCORD GENUITY CORP.

APPENDIX “H”

NOTICE OF PRESENTATION

H-1

CANADA	SUPERIOR COURT Commercial Division
PROVINCE OF QUEBEC DISTRICT OF MONTREAL No.: 500-11-043034-129	IN THE MATTER OF A PROPOSED ARRANGEMENT CONCERNING YELLOW MEDIA INC., ET AL. under Section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. c-44 as amended (the “CBCA”):
YELLOW MEDIA INC.
-and-
8254320 CANADA INC.
Applicants
-and-
THE IMPLEADED PARTIES LISTEDIN SCHEDULE ‘A’ HEREOF
-and-
THE DIRECTOR UNDER THE CBCA
Impleaded Parties

NOTICE OF PRESENTATION

TO:	Lenders under the Senior Unsecured Credit Facilities due 2013
TO:
Holders of the following notes issued by Yellow Media Inc.:

- 5.71% Unsecured Medium Term Notes, Series 2, due 2014
- 5.85% Unsecured Medium Term Notes, Series 3, due 2019
- 5.25% Unsecured Medium Term Notes, Series 4, due 2016
- 6.25% Unsecured Medium Term Notes, Series 5, due 2036
- 7.30% Unsecured Medium Term Notes, Series 7, due 2015
- 6.85% Unsecured Medium Term Notes, Series 8, due 2013
- 6.50% Unsecured Medium Term Notes, Series 9, due 2013
- 7.75% Unsecured Medium Term Notes, Series 10, due 2020

TO:	Holders of 6.25% Convertible Unsecured Subordinated Debentures due 2017, issued by Yellow Media Inc.
TO:
Holders of the following shares in the capital of Yellow Media Inc.:

- Common Shares
- 4.25% Cumulative Redeemable First Preferred Shares, Series 1
- 5.00% Cumulative Redeemable First Preferred Shares, Series 2
- Cumulative Rate Reset First Preferred Shares, Series 3
- Cumulative Rate Reset First Preferred Shares, Series 5
- Cumulative Exchangeable First Preferred Shares, Series 7

TO :	The Director under the CBCA Complexe Jean-Edmonds South 365 Laurier Avenue West, 9th Floor Ottawa (Ontario) K1A 0C8

TAKE NOTICE that the Application for a Final Order with Respect to an Arrangement will be presented for adjudication before one of the Honourable Judges of the Superior Court, sitting in practice in and for the District of Montreal, in Room 16.12 of the Montreal Court House, 1 Notre-Dame St. East, Montreal, on September 10, 2012 at 9:00 am in the forenoon, or so soon thereafter as counsel may be heard.

A copy of the Circular is available on the following website: www.ypg.com.

DO GOVERN YOURSELVES ACCORDINGLY.

MONTRÉAL, July 26, 2012

/s/  Stikeman Elliot LLP
STIKEMAN ELLIOT LLP
Attorneys for Applicants

SUPERIOR COURT
No. 500-11-043034-129

CANADA
PROVINCE OF QUEBEC
DISTRICT OF MONTRÉAL

In the matter of a proposed arrangement concerning
YELLOW MEDIA I C. & al. Under section 192 of the
Canada Business Corporations Act, R.S.C. 1985, c.C-44
as amended (the “CBCA”)

YELLOW MEDIA INC. & al.

- and -

8254320 CANDA INC.

Applicants

- and –

THE IMPLEADED PARTIES LISTED IN SCHEDULE “A” HEREOF:

- and –

THE DIRECTOR UNDER THE CBCA

Impleaded Parties

        BS0350                 O/Ref.: 013967-1103

                   NOTICE OF PRESENTATION

                   COPY

Me Joseph Reynaud                                               (514) 397-3019
                        Fax: (514) 397-3616

       STIKEMAN ELLIOT
Stikeman Elliot L.L.P. Barristers & Sollicitor
                                40th Floor
              1155 René-Lévesque Blvd. West
                    Montréal, Quebéc H3B 3V2

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Any questions and requests for assistance may be directed to the
Proxy Solicitation Agent:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2
www.kingsdaleshareholder.com

North American Toll Free Phone:

1-800-749-9197

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